As filed with the Securities and Exchange Commission on June 14, 2004
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Verilink Corporation

(Exact name of Registrant as specified in its charter)

Delaware	3661	94-2857548
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

Verilink Corporation

127 Jetplex Circle
Madison, Alabama 35758
(256) 327-2001
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

C.W. Smith

Vice President and Chief Financial Officer
Verilink Corporation
127 Jetplex Circle
Madison, Alabama 35758
(256) 327-2001
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

Eliot W. Robinson, Esq. Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E. Sixteenth Floor Atlanta, GA 30303 (404) 572-6600	Jamie E. Chung, Esq. Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, California 94111 (415) 693-2000

     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered(1)	Registered(2)	Share	Price(3)	Registration Fee

Common stock, par value $.01 per share	5,960,525	N/A	$28,014,468	$3,549

(1)	This registration statement relates to shares of Verilink Corporation common stock, par value $0.01 per share, issuable to holders of Larscom Incorporated common stock, par value $0.01 per share, pursuant to the proposed merger of a wholly-owned subsidiary of the registrant, with and into Larscom.
(2)	Based on the maximum number of shares of registrant common stock to be issued in connection with the merger, calculated as the product of (A) the sum of (i) 5,100,255, the aggregate number of shares of Larscom common stock outstanding as of June 1, 2004 and (ii) 860,270, the aggregate number of shares of Larscom common stock issuable on exercise of all outstanding options and warrants to purchase Larscom common stock as of June 1, 2004 (such sum, the “Larscom Fully Diluted Shares”), and (B) 1.166, the maximum number of shares of registrant common stock issuable in respect of each share of Larscom common stock.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rules 457(c) and 457(f)(1), respectively, under the Securities Act, the proposed maximum aggregate offering price of registrant common stock was calculated based on the market value of the shares of Larscom common stock (the securities to be received by the registrant in the merger) in accordance with Rule 457(c) under the Securities Act, determined as the product of (A) $4.70, the average of the high and low prices per share of Larscom common stock on June 4, 2004, as reported on the Nasdaq SmallCap Market, and (B) 5,960,525, the Larscom Fully Diluted Shares on June 1, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated June      , 2004

Dear Stockholder:	June , 2004

      You are cordially invited to attend on                     ,                     , 2004, at 9:00 a.m. local time, a special meeting of stockholders of Verilink Corporation at Verilink’s headquarters, 127 Jetplex Circle, Madison, Alabama 35758, and a special meeting of stockholders of Larscom Incorporated at Larscom’s headquarters, 39745 Eureka Drive, Newark, California 94560.

      One of the items to be discussed and approved at the special meetings is the merger agreement Verilink and Larscom entered into on April 28, 2004, which provides for the issuance of Verilink common stock to the Larscom stockholders and the combination of the two companies. If the merger is completed, Larscom will survive as a wholly-owned subsidiary of Verilink. Each share of Larscom common stock will be converted into the right to receive 1.166 shares of Verilink common stock, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger. Based on the number of shares of Verilink common stock and Larscom common stock outstanding on                           , 2004 and assuming no reduction based on the amount of Larscom’s net adjusted working capital, Verilink expects to issue approximately            shares of its common stock in the merger and, after the merger, the current stockholders of Larscom will own approximately 26% of Verilink’s outstanding common stock.

      Verilink common stock is traded on The Nasdaq National Market under the trading symbol “VRLK,” and Larscom common stock is traded on The Nasdaq SmallCap Market under the trading symbol “LARS.”

      We encourage you to read the accompanying joint proxy statement/prospectus and its annexes carefully. In particular, you should carefully read and consider the risks discussed under the caption “Risk Factors” beginning on page      before completing your proxy card.

      The board of directors of Verilink unanimously recommends that its stockholders approve the issuance of Verilink common stock to Larscom stockholders, Verilink’s 2004 Stock Incentive Plan and any adjournments to the special meeting. Therefore, we are asking the Verilink stockholders to vote “FOR” the issuance of Verilink common stock to Larscom stockholders in connection with the merger, “FOR” Verilink’s 2004 Stock Incentive Plan and “FOR” any adjournments to the special meeting. Larscom’s board of directors recommends, by unanimous vote of directors present, that its stockholders approve and adopt the merger agreement and approve the merger. Therefore, we are asking the Larscom stockholders to vote “FOR” the approval and adoption of the merger agreement and the approval of the merger.

-s- Howard Oringer
Howard Oringer	Daniel L. Scharre
Chairman of the Board	Chief Executive Officer
Verilink Corporation	Larscom Incorporated

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the shares of Verilink’s common stock to be issued in the merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The accompanying joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Verilink’s common stock offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

      The accompanying joint proxy statement/prospectus is dated                     , 2004 and is first being mailed to stockholders of Verilink and Larscom on or about                     , 2004.

VERILINK CORPORATION

127 Jetplex Circle
Madison, Alabama 35758

NOTICE OF SPECIAL MEETING OF VERILINK STOCKHOLDERS

To Be Held on ,                         , 2004

To All Stockholders of Verilink Corporation:

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Verilink Corporation will be held on                     ,                     , 2004, at 9:00 a.m. local time at                     for the following purposes:

1. To approve the issuance of shares of Verilink’s common stock to Larscom’s stockholders pursuant to the Agreement and Plan of Merger, dated April 28, 2004, among Verilink, Larscom Incorporated and a wholly-owned subsidiary of Verilink.

2. To approve Verilink’s 2004 Stock Incentive Plan.

3. To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

      Each of the proposals above is independent of each other and will be voted on separately. The effectiveness of any one of these proposals is not conditioned upon the approval by Verilink’s stockholders of any of the other proposals to be voted on at the special meeting (except that the merger is conditioned on the adoption and approval of the merger agreement by the holders of a majority of the outstanding shares of Larscom’s common stock).

      These proposals, as well as information about the proposed merger, about Verilink and about Larscom, are described in detail in the accompanying joint proxy statement/prospectus. We urge you to read these materials very carefully and in their entirety before deciding how to vote. Only Verilink’s stockholders of record on June 1, 2004 are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting.

      Your vote is very important, regardless of the number of shares of Verilink common stock you own. Please vote as soon as possible to ensure that your shares are represented at the special meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a record holder, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

      Even if you plan to attend the special meeting in person, please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you choose to approve a proposal, you will need to check the box indicating a vote “FOR” the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted “FOR” the approval of each of the proposals to be voted on at the special meeting. Your proxy may be revoked at any time before votes at the special meeting are tabulated by delivering to Verilink’s corporate secretary a written revocation or a proxy bearing a later date or by oral revocation in person to Verilink’s corporate secretary at the special meeting.

      After careful consideration, Verilink’s board of directors unanimously determined that the merger is fair to and in the best interests of Verilink and its stockholders and adopted the merger agreement. Verilink’s board of directors unanimously recommends that you vote “FOR” the issuance of shares of Verilink’s common stock to Larscom’s stockholders in connection with the merger, “FOR” Verilink’s 2004 Stock Incentive Plan and “FOR” any adjournments to the special meeting.

By Order of the Board of Directors,

-s- Leigh S. Belden

LEIGH S. BELDEN
President, Chief Executive Officer and Director

Madison, Alabama

                    , 2004

LARSCOM INCORPORATED

39745 Eureka Drive
Newark, California 94560

NOTICE OF SPECIAL MEETING OF LARSCOM STOCKHOLDERS

To Be Held on                         , 2004

To All Stockholders of Larscom Incorporated:

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Larscom Incorporated will be held on                     , 2004, at                 a.m. local time, at Larscom’s headquarters, 39745 Eureka Drive, Newark, California 94560, for the following purpose:

To adopt and approve the Agreement and Plan of Merger, dated as of April 28, 2004, by and among Larscom, Verilink Corporation and a wholly-owned subsidiary of Verilink (the “Merger Sub”), and to approve the proposed merger of the Merger Sub with and into Larscom pursuant to the merger agreement.

      This proposal, as well as information about the proposed merger, about Larscom and about Verilink, are described in detail in the accompanying joint proxy statement/prospectus. We urge you to read these materials very carefully and in their entirety before deciding how to vote. Only stockholders of record at the close of business on June 1, 2004, are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting.

      Your vote is very important, regardless of the number of shares of Larscom common stock you own. Please vote as soon as possible to ensure that your shares are represented at the special meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a record holder, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

      Even if you plan to attend the special meeting in person, please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you choose to approve the proposal, you will need to check the box indicating a vote “FOR” the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted “FOR” the approval of the proposal to be voted on at the special meeting. Your proxy may be revoked at any time before votes at the special meeting are tabulated by delivering to Larscom’s corporate secretary a written revocation or a proxy bearing a later date or by oral revocation in person to Larscom’s corporate secretary at the special meeting.

      After careful consideration, Larscom’s board of directors determined, by unanimous vote of directors present, that the merger is fair, advisable and in the best interests of Larscom and its stockholders and adopted and approved the merger agreement and the proposed merger. Larscom’s board of directors recommends, by unanimous vote of directors present, that you vote “FOR” adoption and approval of the merger agreement and approval of the merger.

By Order of the Board of Directors,

Donald W. Morgan
Secretary

Newark, California

                    , 2004

Other Materials Furnished with and Incorporated by Reference in this Joint Proxy Statement/Prospectus:

•	Verilink’s Annual Report on Form 10-K for the year ended June 27, 2003, as amended by Form 10-K/A
•	Verilink’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2004
•	Larscom’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Form 10-K/A
•	Larscom’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	The merger will combine the businesses of Verilink and Larscom. Upon completion of the merger, Larscom will become a wholly-owned subsidiary of Verilink. The combined company will be known as Verilink Corporation and its ticker symbol will be “VRLK.” After the merger, the current stockholders of Verilink will own approximately 74% of the combined company and the current stockholders of Larscom will own approximately 26% of the combined company.

Q:	Why are Verilink and Larscom proposing the merger?

A:	Verilink and Larscom believe this merger is an important step toward further consolidation in the broadband access and telecommunications industry. The combined company will have world-class products and a more comprehensive portfolio of broadband access solutions for both telecommunication carriers and enterprises. The combination will allow both companies to accelerate product development and deployment and provides the potential for stronger combined operating and financial results than either company could achieve on its own.

Q:	What will Larscom stockholders receive in the merger?

A:	If Verilink and Larscom complete the merger, in exchange for each share of Larscom common stock held by them on the date of the merger, Larscom stockholders will receive 1.166 shares of Verilink common stock, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger. Larscom stockholders will also receive one preferred stock purchase right under Verilink’s stockholder rights plan for each share of Verilink common stock received by them in the merger. See “Description of Verilink’s Capital Stock — Stockholder Rights Plan” for a description of the purchase rights.

Verilink will not issue any fractional shares. Verilink will make a cash payment to Larscom stockholders for any fractional shares of Verilink common stock they would otherwise be entitled to receive instead of issuing fractional shares in the merger. The number of shares of Verilink common stock to be issued for each share of Larscom common stock will not be adjusted based upon changes in the values of Verilink or Larscom common stock. As a result, before completion of the merger, the value of the Verilink common stock that Larscom stockholders will receive in the merger will vary as the market price of Verilink common stock changes. We encourage Verilink and Larscom stockholders to obtain current market quotations for Verilink and Larscom common stock.

Q:	How does the possible reduction of the merger consideration based on the amount of Larscom’s net adjusted working capital work?

A:	The adjustment factor equals the quotient obtained by dividing (1) Larscom’s “closing net adjusted working capital amount” plus $24,365,600 by (2) the “targeted net adjusted working capital amount” plus $24,365,600. If the difference between the targeted net adjusted working capital and the closing net adjusted working capital amount is less than $100,000, or exceeds the targeted net adjusted working capital, then, in either case, the adjustment factor will be one.

Larscom’s closing net adjusted working capital will equal the difference between Larscom’s current assets and current liabilities, excluding the amount of certain expenses related to the transaction and certain other items. The targeted net adjusted working capital amounts are based on the date on which the merger is completed, ranging from $5,500,000, if the merger occurs prior to July 9, 2004, to $4,500,000, if the merger occurs on or after August 15, 2004. See “Merger Consideration — Net Working Capital Adjustment” on page for further information.

Q:	What will happen to outstanding options and warrants to purchase Larscom common stock?

A:	At the effective time of the merger, Verilink will assume each outstanding stock option and warrant to purchase Larscom common stock and each such option and warrant will be converted into an option or warrant to purchase the number of shares of Verilink common stock equal to the product obtained by multiplying 1.166, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger, by the number of shares of Larscom common stock that were issuable on exercise of such Larscom stock option or warrant. The per share exercise price for the assumed stock options and warrants will be equal to the per share exercise price of such stock option or warrant divided by 1.166, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger. All Larscom stock options will become fully vested upon completion of the merger.

Q:	Will Verilink stockholders receive any shares as a result of the merger?

A:	No. Verilink stockholders will continue to hold the Verilink shares they currently own.

Q:	Will Larscom stockholders recognize a taxable gain or loss for U.S. federal income tax purposes in the merger?

A:	We expect that, if the merger is completed, you should not recognize gain or loss for United States federal income tax purposes, except with respect to the cash, if any, received instead of fractional shares of Verilink common stock. However, we strongly encourage you to consult your own tax advisor to determine your particular tax consequences.

For a more complete description of the tax consequences of the merger, see “The Proposed Merger — Material United States Federal Income Tax Consequences” on page .

Q:	Are there risks I should consider in deciding whether to vote for the merger agreement and the merger or the issuance of Verilink common stock?

A:	Yes. In evaluating the merger agreement and the merger or the issuance of Verilink common stock, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in “Risk Factors” beginning on page .

Q:	What vote is required by Verilink stockholders to approve the issuance of Verilink common stock, Verilink’s 2004 Stock Incentive Plan and any adjournments to the special meeting?

A:	The affirmative vote of the holders of Verilink common stock representing a majority of the Verilink shares represented at the Verilink special meeting at which a quorum is present is required to approve the issuance of Verilink common stock in the merger, to approve Verilink’s 2004 Stock Incentive Plan and to approve any adjournments to the special meeting. Certain Verilink stockholders have agreed to vote approximately 11.4% of the outstanding common stock of Verilink as of June 1, 2004 in favor of the issuance of Verilink common stock in the merger. As of June 1, 2004, Verilink executive officers and directors owned 2,215,510 outstanding shares of Verilink common stock, representing approximately 13.2% of the outstanding shares of Verilink common stock.

Q:	What vote is required by Larscom stockholders to approve and adopt the merger agreement and approve the merger?

A:	The affirmative vote of the holders of Larscom common stock representing a majority of the outstanding shares of Larscom common stock is required to approve and adopt the merger agreement and approve the merger. Certain Larscom stockholders have agreed to vote approximately 55.9% of the outstanding common stock of Larscom as of June 1, 2004 in favor of approval and adoption of the merger agreement and approval of the merger. As of June 1, 2004, Larscom executive officers and directors owned 3,321,473 outstanding shares of Larscom common stock, representing approximately 65.1% of the outstanding shares of Larscom common stock.

Q:	Does Verilink’s board of directors recommend voting in favor of the issuance of Verilink common stock, Verilink’s 2004 Stock Incentive Plan and any adjournments to the special meeting?

A:	Yes. After careful consideration, Verilink’s board of directors unanimously determined that the merger is fair to, and in the best interests of, Verilink and its stockholders. Verilink’s board of directors unanimously recommends that Verilink stockholders vote “FOR” the issuance of Verilink common stock in connection with the merger. Verilink’s board of directors also recommends that Verilink stockholders vote “FOR” Verilink’s 2004 Stock Incentive Plan and “FOR” any adjournments to the special meeting. For a description of the factors considered by the Verilink board of directors in making its recommendation regarding the merger, see “The Merger — Verilink’s Reasons for the Merger” on page .

Q:	Does Larscom’s board of directors recommend voting in favor of the merger?

A:	Yes. After careful consideration, Larscom’s board of directors determined, by unanimous vote of directors present, that the merger is fair, advisable and in the best interests of, Larscom and its stockholders. Larscom’s board of directors recommends, by unanimous vote of directors present, that Larscom stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

For a description of the factors considered by the Larscom board of directors in making its determination, see “The Merger — Larscom’s Reasons for the Merger” on page .

Q:	When do you expect to complete the merger?

A:	Verilink and Larscom are working to complete the merger as quickly as possible. Subject to the satisfaction of the closing conditions in the merger agreement, Verilink and Larscom hope to complete the merger promptly after the special meetings.

Q:	Are Larscom stockholders entitled to appraisal rights?

A:	Yes. Holders of Larscom’s common stock are entitled to appraisal rights under Delaware law. See “The Merger — Appraisal Rights” on page of this joint proxy statement/prospectus for a discussion of appraisal rights.

Q:	Are Verilink stockholders entitled to appraisal rights?

A:	No. Under Delaware law, holders of Verilink stock do not have the right to an appraisal of the value of their shares of Verilink common stock in connection with the merger.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/ prospectus, including the annexes, and considering how the merger will affect you as a stockholder, please complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at your stockholder meeting.

Q:	Should Larscom stockholders send in their stock certificates now?

A:	No. Larscom stockholders should not send in their stock certificates now. If the merger is completed, Verilink will send Larscom stockholders written instructions for exchanging their Larscom stock certificates.

Q:	How do I vote?

A:	Please complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at your stockholder meeting. If you return your proxy card but do not include instructions on how to vote your proxy, Verilink or Larscom will vote your shares “FOR” the proposals being made at your stockholder meeting unless your shares are held in “street name” in a brokerage account. You may also attend your stockholder meeting and vote in person instead of submitting a proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If your shares are held in “street name” and you do not instruct your broker to vote your shares, your shares will not be voted.

For a more complete description of voting shares held in “street name,” see “Verilink Special Meeting” on page and “Larscom Special Meeting” on page .

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. If you want to change your vote, send the corporate secretary of Verilink or Larscom, as applicable, a later-dated, signed proxy card before your stockholder meeting or attend your stockholder meeting and vote in person. You may also revoke your proxy by sending written notice to the relevant corporate secretary before your stockholder meeting. If you have instructed your broker to vote your shares, you must follow your broker’s directions in order to change those instructions.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger of if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

For Verilink Stockholders:	For Larscom Stockholders:

Verilink Corporation	Larscom Incorporated
127 Jetplex Circle	39745 Eureka Drive
Madison, Alabama 35758	Newark, California 94560
(256) 327-2001	(510) 492-0800
Attention: Investor Relations	Attention: Investor Relations

      Verilink has also engaged InvestorCom, Inc. to assist in the solicitation of proxies for the special meeting. If you are a Verilink stockholder and have any questions about the transaction or how to submit your proxy, you should contact InvestorCom, Inc.:

InvestorCom, Inc.

800 Third Avenue
New York, New York 10022
Banks and Brokers call (212) 201-6666
Stockholders call toll free (800) 503-3375

      You may also obtain additional information about Verilink and Larscom from documents filed with the Securities and Exchange Commission by following the instructions in “Where You Can Find More Information” on page      .

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

      We are sending this joint proxy statement/prospectus to Verilink and Larscom stockholders. This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Merger attached as Annex A, the opinion of Raymond James & Associates, Inc. attached as Annex B, and the opinion of Standard & Poor’s Corporate Value Consulting attached as Annex C, which are incorporated herein by reference, and the other documents to which we refer.

      In addition, we incorporate by reference into this joint proxy statement/prospectus important business and financial information about Verilink and Larscom. We have included herewith Verilink’s quarterly report on Form 10-Q for the quarter ended April 2, 2004 and annual report on Form 10-K for the fiscal year ended June 27, 2003, as amended. We have also included herewith Larscom’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 and annual report on Form 10-K for the year ended December 31, 2003, as amended. In addition, you may obtain more information regarding Verilink and Larscom without charge by following the instructions in “Where You Can Find More Information” on page      . We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Verilink Corporation

127 Jetplex Circle
Madison, Alabama 35758
(256) 327-2001

      Verilink provides customer premises voice and data access solutions to service providers, strategic partners and enterprise customers on a worldwide basis. Verilink is a market leader in voice over packet and voice over TDM IAD solutions including VoIP, VoDSL and VoATM. Data only offerings include access routers, probes, CSU/DSUs, DACS and network monitoring solutions. Verilink turnkey service solutions empower carriers with the flexibility to provide integrated services regardless of network technology.

Larscom Incorporated

39745 Eureka Drive
Newark, California 94560
(510) 492-0800

      Larscom manufactures and markets high-speed network-access products for telecommunication service providers and corporate enterprise users. Larscom’s product offerings support bandwidth requirements ranging from full and fractional T1/E1 to OC-3 (1.5 Mbps to 155 Mbps). Additionally, Larscom’s solutions support a number of networking protocols such as frame relay, asynchronous transfer mode (“ATM”), universe multiplexing over Ethernet and Internet protocol.

Summary of the Merger (see page      )

      If the merger is completed, a wholly-owned subsidiary of Verilink will merge with and into Larscom. Larscom will become a wholly-owned subsidiary of Verilink, and Larscom stockholders will become stockholders of Verilink.

      As a result of the merger, each share of Larscom common stock will be converted into the right to receive 1.166 shares of Verilink common stock, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger, and cash for any fractional shares that would otherwise be issued in connection with the merger. Each share of Verilink common stock outstanding prior to the merger will be unaffected by the merger.

      If the merger is completed, pursuant to the merger agreement, Verilink will assume all outstanding options and warrants to purchase Larscom common stock. Each option and warrant to purchase Larscom common stock outstanding immediately prior to the effective time of the merger will become an option or warrant, as the case may be, to purchase, on the same terms, 1.166 shares of Verilink common stock, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger, for each share of Larscom common stock for which the option or warrant, as the case may be, was exercisable, with the option or warrant exercise price to be adjusted accordingly. All Larscom stock options will become fully vested upon completion of the merger.

      Based on the number of shares of Larscom common stock and Verilink common stock outstanding on May 26, 2004, Larscom stockholders will be entitled to receive shares of Verilink common stock representing approximately 26% of the total number of shares of Verilink common stock outstanding following the merger. On                     , 2004, the last trading day before the date of this joint proxy statement/prospectus, Verilink common stock closed at $           per share on The Nasdaq National Market.

      We have attached the merger agreement, which is the legal document that governs the merger, as Annex A to this joint proxy statement/prospectus. We incorporate the merger agreement by reference into this joint proxy statement/prospectus. We encourage you to read it carefully.

Opinion of Verilink’s Financial Advisor (see Annex B)

      In connection with the proposed merger, Verilink’s financial advisor, Raymond James & Associates, Inc. (“Raymond James”), delivered a written opinion to the Verilink board of directors to the effect that, as of the date of the opinion, the consideration to be paid by Verilink in connection with the merger was fair to Verilink from a financial point of view. The full text of Raymond James’ written opinion, dated April 28, 2004, is attached to this joint proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Raymond James’ opinion is addressed to the Verilink board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Opinion of Larscom’s Financial Advisor (see Annex C)

      In connection with the proposed merger, Larscom’s financial advisor, Standard & Poor’s Corporate Value Consulting (“Standard & Poor’s CVC”), delivered a written opinion to the Larscom board of directors to the effect that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Larscom common stock. The full text of Standard & Poor’s CVC written opinion, dated April 28, 2004, is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Standard & Poor’s CVC’s opinion is addressed to the Larscom board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Overview of the Merger Agreement

Conditions to Completion of the Merger (see page )

      Verilink’s and Larscom’s obligations to complete the merger are subject to satisfaction or waiver of several closing conditions, including the following:

•	Verilink stockholders must approve the issuance of Verilink common stock, and Larscom stockholders must approve and adopt the merger agreement and approve the merger;

•	all authorizations, consents, orders or approvals of, or declarations or filings with, any governmental entity in connection with the merger and related transactions, other than those that are not material to either Verilink or Larscom, will have been filed, obtained or occurred on terms and conditions reasonably not likely to have a material adverse effect on either Verilink or Larscom;

•	no order, execute order, stay, decree, judgment, injunction, statute, rule or regulation shall be in effect which has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger;

•	there must not be any pending action asserted by a governmental entity seeking to make the merger illegal or to prohibit the completion of the merger;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, having been declared effective by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

•	a final statement of closing net adjusted working capital amount must be agreed to by Verilink and Larscom or delivered by an accounting firm selected by Verilink and agreed to by Larscom;

•	Verilink must have executed the registration rights agreement and delivered it to the stockholders that are a party thereto;

•	each party must have received an opinion from its tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

•	the representations and warranties of the other party set forth in the merger agreement being true and correct on the date on which the merger is to be completed as though made on and as of such date except: (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date; (ii) for changes contemplated by the merger agreement, including the disclosure schedules of each party delivered in connection with the merger agreement; and (iii) except with respect to SEC filings, financial statements and undisclosed liabilities, where the failure to be true and correct (without regard to any materiality, material adverse effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect as to such party; and

•	the other party must have complied in all material respects with all agreements and covenants in the merger agreement.

      In addition, the obligations of Verilink to effect the merger are further subject to the satisfaction or waiver of the following additional conditions:

•	at least 75% of certain specified employees of Larscom must not have ceased to be employed; provided that Verilink has offered employment to all such persons, provided for retention bonuses consistent with past practices and offered compensation comparable to previous compensation; and

•	certain third-party consents to the merger being obtained.

Termination of the Merger Agreement (see page )

      Verilink and Larscom have the right to terminate the merger agreement before the merger is completed under certain circumstances, including the following:

•	by mutual written consent of Verilink and Larscom;

•	by Verilink or Larscom if the merger has not been completed by September 30, 2004;

•	by Verilink or Larscom if a government entity permanently restrains, enjoins or otherwise prohibits completion of the merger;

•	by Verilink or Larscom if the stockholders of Verilink have not approved the issuance of Verilink common stock in the merger or if the stockholders of Larscom have not approved and adopted the merger agreement and approved the merger;

•	by Verilink or Larscom if the board of directors of the other party has failed to give its recommendation to approve the respective voting proposals;

•	by Verilink or Larscom if that party’s board of directors has failed to give its recommendation to approve the respective voting proposals as a result of the receipt of a superior offer; and

•	by Verilink or Larscom if the other party is in breach of any representation, warranty, covenant or other agreement in the merger agreement (subject to certain conditions).

Termination Fee (see page )

      If the merger agreement is terminated in specified circumstances, either Verilink or Larscom may be required to pay to the other party a termination fee of $1 million plus fees and expenses, not to exceed an aggregate of $1.2 million.

“No Solicitation” Provisions (see page )

      The merger agreement contains detailed provisions prohibiting Verilink and Larscom from seeking a competing transaction. These “no solicitation” provisions prohibit Verilink and Larscom, as well as their officers, directors, employees, subsidiaries and representatives, from taking any action to solicit a competing acquisition proposal, other than, in the case of Verilink, acquisition proposals that do not require or would not be reasonably expected to result in, the termination of the merger.

Voting Agreements (see page )

      Certain stockholders of both Verilink and Larscom have each entered into voting agreements in connection with the merger. Certain stockholders of Verilink representing approximately 11.4% of the outstanding Verilink common stock are required by the voting agreement to vote all of their shares in favor of the issuance of Verilink common stock. Certain stockholders of Larscom representing approximately 55.9% of the outstanding Larscom common stock are required by a voting agreement to vote in favor of the approval and adoption of the merger agreement and approval of the merger. In addition, the voting agreements require the stockholders to vote against any acquisition proposal other than the merger and any other proposal or transaction which could impede the merger, and the stockholders are restricted from transferring their stock of Verilink and Larscom until the merger closes or the merger agreement is terminated.

Directors of Verilink Following the Merger (see page      )

      Verilink has agreed to cause Desmond P. Wilson III, currently a director of Larscom and president and chief executive officer of Axel Johnson, Inc. (“Axel Johnson”), to be appointed to the Verilink board of directors upon the completion of the merger.

Interests of Certain Directors, Officers and Affiliates of Larscom (see page      )

      When considering the recommendation of Larscom’s board of directors, you should be aware that some of Larscom’s directors and executive officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

•	Desmond P. Wilson III will become a director of Verilink upon the completion of the merger;

•	as a result of the merger, officers and directors of Larscom will be entitled to acceleration in full of vesting of outstanding stock options;

•	the combined company will indemnify each present and former Larscom officer and director against liabilities arising out of such person’s services as an officer or director and the transactions contemplated by the merger agreement, and will provide officers’ and directors’ liability insurance to cover any such liabilities for the next six years (subject to certain limitations);

•	it is anticipated that the trading volume of the combined company will increase, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act for certain affiliates of both Verilink and Larscom; and

•	Verilink intends to enter into a registration rights agreement with certain stockholders of Larscom providing for the registration under the Securities Act of the resale of the shares of Verilink common stock to be received by these stockholders upon completion of the merger.

      The board of directors of Larscom took into account these interests in considering the fairness of the merger to the Larscom stockholders.

Material United States Federal Income Tax Consequences of the Merger (see page      )

      The merger has been structured as a reorganization for U.S. federal income tax purposes. In general, Larscom stockholders will not recognize gain or loss for U.S. federal income tax purposes by exchanging their Larscom common stock for shares of Verilink common stock in the merger. However, Larscom stockholders will recognize gain or loss with respect to cash received in lieu of a fractional share of Verilink common stock. You should carefully review the detailed summary of the material U.S. federal income tax consequences set forth in this joint proxy statement/prospectus and consult with your own tax advisor to determine your particular tax consequences resulting from the merger.

Accounting Treatment (see page      )

      The acquisition will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States of America. After the merger, the results of operations of Larscom will be included in the consolidated financial statements of Verilink. Under the purchase method of accounting, the estimated purchase price will be recorded based on the average closing price of Verilink common stock exchanged for Larscom shares for a range of trading days from two days before until two days after the announcement date of the merger, the fair value of Verilink stock options and warrants to be issued based on the Black-Scholes option pricing model and the direct transaction costs of the merger. The purchase price will be allocated to the fair value of tangible and intangible assets acquired and liabilities assumed. In accordance with Statement of Financial Accounting Standards number 141 “Business Combinations”, if there is excess of the purchase price over the fair value of the net tangible and intangible assets, the excess value will be recorded as goodwill. If the fair value of the amounts assigned to the net tangible and intangible assets exceeds the purchase price, then the excess value will be assigned on a pro rata basis to reduce the value of certain assets until their value is equal to zero. If excess value remains after certain assets are reduced to zero, then the difference will be reported as an extraordinary gain.

Risks (see page      )

      In evaluating the merger agreement and the merger or the issuance of Verilink common stock in connection with the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page      .

Ability to Sell Verilink Stock (see page      )

      All shares of Verilink common stock received by Larscom stockholders in connection with the merger will be freely transferable unless you are considered an affiliate of Larscom or Verilink under the Securities Act. Shares of Verilink common stock received by affiliates of Larscom or Verilink may only be sold pursuant to Rule 144 or Rule 145 of the Securities Act or pursuant to a registration statement or exemption from the requirements of the Securities Act. As a condition to completion of the merger, Verilink will execute a registration rights agreement providing for the registration of the resale of the shares of Verilink common stock to be received by certain affiliates of Larscom in the merger.

Comparative Market Price Information (see page      )

      Verilink’s common stock is listed on The Nasdaq National Market under the trading symbol “VRLK.” On April 28, 2004, the last full trading day prior to the public announcement of the proposed merger, Verilink’s common stock closed at $4.42 per share. On                           , 2004, the last full trading day prior to the date of this joint proxy statement/prospectus, Verilink’s common stock closed at $           per share.

      Larscom’s common stock is listed on The Nasdaq SmallCap Market under the trading symbol “LARS.” On April 28, 2004, the last full trading day prior to the public announcement of the proposed merger, Larscom’s common stock closed at $4.709 per share. On                           , 2004, the last full trading day prior to the date of this joint proxy statement/prospectus, Larscom’s common stock closed at $           per share.

Regulatory Approval (see page      )

      Although all business combination transactions are subject to U.S. antitrust laws and also may be subject to international antitrust laws, filings with the Department of Justice and the Federal Trade Commission prior to closing of the merger are not required. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

Dissenters’ Appraisal Rights (see page      )

      Holders of Larscom’s common stock are entitled to appraisal rights under Delaware law in connection with the merger.

      Under applicable law, Verilink stockholders do not have the right to an appraisal of the value of their shares in connection with the merger.

Comparison of Stockholder Rights (see page      )

      The rights of Larscom stockholders as stockholders of Verilink after the merger will be governed by Verilink’s certificate of incorporation and bylaws. Those rights differ from the rights of Larscom stockholders under Larscom’s certificate of incorporation and bylaws.

Where You Can Find More Information (see page      )

      Each of Verilink and Larscom files reports, proxy statements and other information with the SEC. Verilink and Larscom stockholders may read and copy any reports, proxy statements or other information filed by the companies at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C.

20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Verilink and Larscom. The address of the SEC website is www.sec.gov.

      Verilink has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Verilink and Larscom has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Larscom.

      You should rely only on the information contained or expressly incorporated by reference in this joint proxy statement/prospectus to vote on the approval and adoption of the merger agreement and approval of the merger or the issuance of Verilink common stock, Verilink’s 2004 Stock Incentive Plan and any adjournments to the special meeting, as applicable. Neither Verilink nor Larscom has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                           , 2004. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Verilink common stock in the merger shall create any implication to the contrary.

Information on Verilink’s and Larscom’s Websites

      Verilink maintains an Internet website at www.verilink.com and Larscom maintains an Internet website at www.larscom.com. Information on any Verilink or Larscom Internet website is not part of this document, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document accompanying this document.

Recent Developments

Verilink

      On February 5, 2004, Verilink acquired all of the outstanding stock of XEL Communications, Inc. (“XEL”) for up to $17,650,000 in consideration, consisting of $7,650,000 paid in cash at closing and $10,000,000 in the form of a convertible promissory note that may be converted into Verilink common stock at a conversion price of $5.324 per share. This note earns interest at a rate of 7% per annum and matures February 5, 2006. The holder may convert the note in whole or in increments of at least $1,000,000 into Verilink common stock. The results of operations of XEL are included in Verilink’s condensed consolidated financial statements since February 5, 2004. XEL provides a total telecommunications business solution including equipment, project management, engineering and installation services to large domestic carriers for the delivery of integrated voice, data and Internet services for small and medium businesses.

      On May 12, 2004, The Kennedy Company converted $7,250,000 principal amount of a convertible promissory note into 1,361,758 shares of Verilink common stock in accordance with the terms of the note. The convertible promissory note was issued by Verilink in connection with the acquisition of XEL Communications, Inc. The conversion reduces Verilink’s liabilities by $7,250,000 and increases the number of outstanding shares of Verilink by 1,361,758.

Larscom

      In May 2004, Larscom received an arbitration award for $2 million plus attorneys’ fees and costs. There can be no assurance as to the timing of the receipt of payment of such award and further proceedings to resolve the amount of the fees and costs and to enforce the award may be necessary.

      On April 19, 2004, Larscom dismissed PricewaterhouseCoopers LLP as its independent accountants. The audit committee of the Larscom board of directors participated in and approved the decision to change independent accountants.

      The audit reports of PricewaterhouseCoopers LLP on the consolidated financial statements of Larscom for the fiscal years ended December 31, 2003 and 2002, did not contain an adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principle, except that the report for the fiscal year ended December 31, 2003 contained an explanatory paragraph expressing substantial doubt regarding Larscom’s ability to continue as a going concern.

      In connection with its audits for the two most recent fiscal years, and through April 19, 2004, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their report on the consolidated financial statements for such years.

      During the fiscal years ended December 31, 2003 and 2002, and through April 19, 2004, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) with respect to Larscom.

      Larscom provided a copy of the disclosure in Larscom’s current report on Form 8-K filed April 22, 2004 to PricewaterhouseCoopers LLP and requested PricewaterhouseCoopers LLP to furnish a letter addressed to the SEC stating whether or not PricewaterhouseCoopers LLP agrees with the statements made Larscom’s Form 8-K. A copy of the letter from PricewaterhouseCoopers LLP, dated April 22, 2004, is filed as Exhibit 16.1 to Larscom’s April 22, 2004 Form 8-K.

      Larscom’s audit committee approved the selection of BDO Seidman LLP as Larscom’s independent accountants for the year ended December 31, 2004. During the two most recent fiscal years and through April 19, 2004, Larscom did not consult with BDO Seidman, LLP prior to its engagement regarding either (i) the application of accounting principles to a specified transaction, completed or proposed or the type of audit opinion that might be rendered on Larscom’s financial statements and neither a written report was provided to Larscom or oral advice was provided that BDO Seidman LLP concluded was an important factor considered by Larscom in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or a reportable event within the meaning of Item 304(a)(1) of Regulation S-K.

Selected Historical and Pro Forma Combined Financial Data

      The following tables present selected historical consolidated financial data, selected unaudited pro forma combined financial data, comparative per share data and market price and dividend data for Verilink and Larscom.

Verilink’s Selected Historical Consolidated Financial Data

      The following selected consolidated financial data of Verilink should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in Verilink’s Annual Report on Form 10-K for the fiscal year ended June 27, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2004 filed with the SEC, which are incorporated by reference in this joint proxy statement/prospectus, and copies of which have been delivered herewith. The consolidated results of operations data for the quarters ended April 2, 2004 and March 28, 2003 and the consolidated balance sheet and other data as of April 2, 2004 and March 28, 2003 are derived from the unaudited consolidated financial statements and related notes contained in Verilink’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2004, a copy of which is being delivered herewith. The consolidated results of operations data for the years ended and the consolidated balance sheet and other data as of June 27, 2003, June 28, 2002, and June 29, 2001 are derived from the audited consolidated financial statements and related notes contained in Verilink’s Annual Report on Form 10-K for the fiscal year ended June 27, 2003, a copy of which is being delivered herewith. The consolidated statement of operations data for the years ended and the consolidated balance sheet data as of June 30, 2000, and June 27, 1999 are derived from audited consolidated financial statements and the related notes not appearing elsewhere in or delivered with this joint proxy statement/prospectus. Historical results are not necessarily indicative of results that may be expected for any future periods.

	Nine Months Ended		Fiscal Years Ended

	April 2,	March 28,	June 27,	June 28,	June 29,	June 30,	June 27,
	2004(1)	2003(2)	2003(2)	2002	2001(3)	2000(4)	1999(5)

	(In thousands, except per share data)
Results of Operations Data:
Net sales	$32,330	$20,305	$28,104	$23,413	$44,956	$67,661	$59,553
Gross profit	$14,532	$10,045	$14,165	$8,016	$20,541	$33,698	$27,729
Income (loss) from operations	$98	$1,497	$2,278	$(17,449)	$(17,183)	$(5,759)	$(14,901)
Net income (loss) from continuing operations	$512	$1,836	$2,753	$(17,240)	$(22,755)	$25	$(13,666)
Net income (loss)	$512	$603	$1,520	$(17,240)	$(22,755)	$25	$(13,666)
Per share amounts — basic and diluted:
Net income (loss) from continuing operations	$0.03	$0.12	$0.18	$(1.09)	$(1.51)	$0.00	$(0.98)
Net income (loss)	$0.03	$0.04	$0.10	$(1.09)	$(1.51)	$0.00	$(0.98)
Number of weighted average shares outstanding:
Basic	14,850	14,940	14,871	15,816	15,095	14,238	13,929
Diluted	16,297	15,340	15,294	15,816	15,095	15,192	13,929
Cash dividends per share(6)	—	—	—	—	—	—	—
Research and development as a percentage of sales	15.4%	12.7%	14.2%	23.5%	43.8%	13.2%	22.5%

	Nine Months Ended		Fiscal Years Ended

	April 2,	March 28,	June 27,	June 28,	June 29,	June 30,	June 27,
	2004(1)	2003(2)	2003(2)	2002	2001(3)	2000(4)	1999(5)

	(In thousands, except per share data)
Balance Sheet and Other Data:
Cash, cash equivalents and short-term investments	$2,999	$7,365	$8,604	$6,228	$15,735	$10,696	$17,961
Working capital	$2,041	$5,413	$6,379	$6,290	$16,251	$26,352	$25,960
Capital expenditures	$540	$538	$602	$340	$5,304	$7,333	$2,586
Total assets	$46,827	$25,373	$26,309	$22,180	$42,941	$58,720	$54,281
Long-term debt	$13,618	$3,931	$3,749	$4,480	$5,210	$3,521	$—
Total stockholders’ equity	$17,187	$13,216	$14,099	$12,117	$29,600	$45,114	$40,139
Employees	169	89	91	85	201	219	310

(1)	Includes restructuring charge of $400.

(2)	Includes in-process research and development charge of $316 related to the acquisition of the NetEngine product line, and cumulative effect of change in accounting principle, related to goodwill of $1,233.

(3)	Includes establishment of an income tax valuation allowance of $(13,381).

(4)	Includes restructuring charges of $7,891 and reversal of the $3,424 income tax valuation allowance established in 1999.

(5)	Includes in-process research and development charge of $3,330 related to acquisition, restructuring charges of $3,200, and establishment of an income tax valuation allowance of $(3,424).

(6)	Verilink has never declared or paid dividends on its capital stock and does not intend to pay dividends in the foreseeable future.

Larscom’s Selected Historical Consolidated Financial Data

      The following selected consolidated financial data of Larscom should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in Larscom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC, which are incorporated by reference in this joint proxy statement/prospectus, and copies of which have been delivered herewith. The consolidated statement of operations data for the quarters ended March 31, 2004 and 2003 and the consolidated balance sheet data as of March 31, 2004 are derived from the unaudited consolidated financial statements and related notes contained in Larscom’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, a copy of which is being delivered herewith. The consolidated statement of operations data for the years ended December 31, 2003, 2002 and 2001 and the consolidated balance sheet data as of December 31, 2003 and 2002 are derived from the audited consolidated financial statements and related notes contained in Larscom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, a copy of which is being delivered herewith. The consolidated statement of operations data for the years ended December 31, 2000 and 1999 and the consolidated balance sheet data as of December 31, 2001, 2000 and 1999 are derived from audited consolidated financial statements and the related notes not appearing elsewhere in or delivered with this joint proxy statement/prospectus. Historical results are not necessarily indicative of results that may be expected for any future periods. On June 6, 2003, Larscom effected a

1-for-7 reverse stock split. All share and per share data has been retroactively restated for the reverse stock split.

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

			(In thousands, except per share data)
Consolidated Statement of Operations Data:
Product revenues	$3,960	$2,971	$16,904	$17,977	$36,150	$49,136	$48,274
Service revenues	1,006	1,254	5,022	5,510	5,721	5,528	4,565

Total revenues	4,966	4,225	21,926	23,487	41,871	54,664	52,839

Product cost of revenues	3,090	1,669	11,995	9,276	23,419	23,519	24,298
Service cost of revenues	88	305	912	1,071	1,432	2,423	2,125

Total cost of revenues	3,178	1,974	12,907	10,347	24,851	25,942	26,423

Gross profit	1,788	2,251	9,019	13,140	17,020	28,722	26,416

Operating expenses:
Research and development	1,055	1,107	4,845	4,199	6,779	9,900	8,049
Selling, general and administrative	2,566	3,418	14,418	16,051	20,680	24,116	21,570
Restructuring (recovery)	(7)	(61)	2,458	254	5,772	—	—
Other nonrecurring charges	152	—	904	—	—	—	—

Total operating expenses	3,766	4,464	22,625	20,504	33,231	34,016	29,619

Loss from operations	(1,978)	(2,213)	(13,606)	(7,364)	(16,211)	(5,294)	(3,203)
Other income, net	137	47	381	356	1,198	1,760	1,247

Loss before income taxes	(1,841)	(2,166)	(13,225)	(7,008)	(15,013)	(3,534)	(1,956)
Income tax (benefit provision)	5	17	37	(2,113)	15,866	(1,035)	(684)

Net loss	$(1,846)	$(2,183)	$(13,262)	$(4,895)	$(30,879)	$(2,499)	$(1,272)

Basic and diluted loss per share	$(0.36)	$(0.81)	$(3.26)	$(1.82)	$(11.49)	$(0.94)	$(0.49)

Basic and diluted weighted average shares	5,100	2,695	4,073	2,693	2,687	2,656	2,619

			December 31,
	March 31,	March 31,
	2004	2003	2003	2002	2001	2000	1999

Consolidated Balance Sheet Data:
Working capital	$6,827	$15,430	$8,371	$17,399	$21,803	$37,395	$38,647
Total assets	18,993	26,126	23,700	28,060	34,173	66,320	66,862
Total stockholders’ equity	8,994	15,721	10,806	17,907	22,776	53,042	54,795
Other non-current liabilities	1,527	1,496	1,640	1,618	2,162	448	534

Selected Unaudited Pro Forma Combined Condensed Financial Data

      The following selected unaudited pro forma combined condensed financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Condensed Financial

Statements” contained in this joint proxy statement/prospectus beginning on page      . Verilink acquired XEL on February 5, 2004. Larscom acquired VINA Technologies, Inc. (“VINA”) in a stock-for-stock acquisition on June 5, 2003, resulting in the issuance of 2,393,894 shares of Larscom common stock for all outstanding shares of VINA common stock (after giving effect to Larscom’s 1-for-7 reverse stock split implemented immediately prior to Larscom’s acquisition of VINA).

      The following selected unaudited pro forma combined condensed financial data have been prepared to give effect to the proposed merger of Verilink and Larscom, as well as Verilink’s acquisition of XEL and Larscom’s acquisition of VINA as if each transaction had been completed as of June 29, 2002 for statements of operations purposes. The pro forma balance sheet data was prepared as if the merger had been completed as of April 2, 2004. Verilink reports its results of operations on a fiscal year ending in June while Larscom reports its results on a calendar year basis. Since the year ends of Verilink and Larscom are not within 93 days per the SEC guidance, the results of operations for Larscom in the four calendar quarters ended June 30, 2003 have been totaled and presented for the year ended June 27, 2003, and the results of operations for the three calendar quarters ended March 31, 2004 have been totaled and presented for the nine months ended April 2, 2004.

      The selected unaudited pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the transactions been completed as of the dates indicated, nor of the future financial position or results of operations of the combined companies.

	Nine Months	Year Ended
	Ended	June 27,
	April 2, 2004	2003

	(In thousands, except per
	share data)
Pro Forma Combined Results of Operations Data:
Net sales	$63,669	$82,531
Gross profit	$23,840	$35,901
Loss from operations	$(11,450)	$(23,211)
Net loss from continuing operations	$(11,065)	$(23,028)
Net loss	$(11,065)	$(24,261)
Per share amounts — basic and diluted
Net loss from continuing operations	$(0.53)	$(1.10)
Net loss	$(0.53)	$(1.16)
Number of weighted average shares outstanding:
Basic	20,862	20,883
Diluted	20,862	20,883
Cash dividends per share	—	—
Research and development as a percentage of sales	14.9%	21.4%

April 2,
2004

Pro Forma Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	$9,415
Total assets	$86,811
Long-term debt and other non-current liabilities	$15,145
Total stockholders’ equity	$44,388

See accompanying notes to unaudited pro forma combined condensed financial information.

Comparative Historical and Pro Forma Per Share Data

      The following table presents certain unaudited historical per share and combined pro forma per share data of Verilink and Larscom, after giving effect to the proposed merger and the completed acquisitions of XEL and VINA using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had these transactions been completed at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Verilink and Larscom included in, or accompanying, this joint proxy statement/ prospectus, and the unaudited pro forma combined condensed financial data included elsewhere in this joint proxy statement/ prospectus. The unaudited pro forma combined and unaudited pro forma equivalent per common share data combine the results of operations of Verilink and Larscom for the fiscal year ended June 27, 2003 and the nine months ended April 2, 2004, and Verilink and Larscom’s financial position at April 2, 2004.

      Verilink reports its results of operations on a fiscal year ending in June while Larscom reports its results on a calendar year basis. Since the year ends of Verilink and Larscom are not within 93 days per the SEC guidance, the results of operations for Larscom in the four calendar quarters ended June 30, 2003 have been totaled and presented for the year ended June 27, 2003, and the results of operations for the three calendar quarters ended March 31, 2004 have been totaled and presented for the nine months ended April 2, 2004.

      No cash dividends have ever been declared or paid on Verilink’s or Larscom’s common stock. Each company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

	Nine Months
	Ended	Year Ended
	April 2,	June 27,
	2004	2003

Historical per share data — Verilink:
Basic and diluted net income per share	$0.03	$0.10
Book value per common share(1)	$1.12	$0.96
Historical per share data — Larscom:
Basic and diluted net loss per share	$(1.90)	$(3.19)
Book value per common share(1)	$1.76	$3.66
Pro forma per share data — Combined:
Basic and diluted net loss per Verilink combined common share	$(0.53)	$(1.10)
Basic and diluted net loss per equivalent Larscom common share(2)	$(0.62)	$(1.28)
Book value per Verilink combined common share	$2.07	$2.00
Book value per equivalent Larscom common share(2)	$2.41	$2.33

(1)	The historical book value per share is computed by dividing total stockholders’ equity at the end of each respective period by the number of common shares outstanding at the end of each respective period.

(2)	The combined pro forma net loss and book value per equivalent Larscom common share is calculated by multiplying the combined pro forma Verilink common share amount by the exchange ratio of 1.166 shares of Verilink common stock for each share of Larscom common stock.

Comparative Per Share Market Price Data

      Shares of Verilink’s common stock are currently listed on The Nasdaq National Market and shares of Larscom’s common stock are currently listed on The Nasdaq SmallCap Market. Public trading of Verilink’s common stock under the symbol “VRLK” commenced on June 10, 1996. Public trading of Larscom’s common stock under the symbol “LARS” commenced on The Nasdaq National Market on December 18, 1996, and beginning on October 23, 2003, public trading of Larscom’s common stock transferred to The Nasdaq SmallCap Market.

      The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for a share of Verilink and Larscom common stock on the applicable market.

Verilink Common Stock	High		Low

Fiscal 2004
Quarter ending July 2, 2004 (through May , 2004)	$		$
Quarter ended April 2, 2004		$7.89		$4.12
Quarter ended January 2, 2004		$8.15		$3.45
Quarter ended October 3, 2003		$4.45		$1.61
Fiscal 2003
Quarter ended June 27, 2003		$2.00		$0.50
Quarter ended March 28, 2003		$2.66		$0.81
Quarter ended December 27, 2002		$1.49		$0.24
Quarter ended September 27, 2002		$0.79		$0.20
Fiscal 2002
Quarter ended June 28, 2002		$0.55		$0.18
Quarter ended March 29, 2002		$0.99		$0.41
Quarter ended December 28, 2001		$2.00		$0.77
Quarter ended September 28, 2001		$4.06		$1.45

Larscom Common Stock	High		Low

Fiscal 2004
Quarter ending June 30, 2004 (through May , 2004)	$		$
Quarter ended March 31, 2004		$6.64		$3.95
Fiscal 2003
Quarter ended December 31, 2003		$5.75		$3.35
Quarter ended September 30, 2003		$5.36		$2.40
Quarter ending June 30, 2003		$7.25		$1.75
Quarter ended March 31, 2003		$3.15		$1.75
Fiscal 2002
Quarter ended December 31, 2002		$3.50		$1.61
Quarter ended September 30, 2002		$4.90		$2.03
Quarter ended June 30, 2002		$9.52		$4.64
Quarter ended March 31, 2002		$12.53		$7.00

      The following table shows the high and low sales prices per share of Verilink common stock as reported on The Nasdaq National Market and of Larscom common stock as reported on The Nasdaq SmallCap Market, on (1) April 28, 2004, the last full trading day preceding the public announcement that Verilink and Larscom had entered into the merger agreement, and (2) May      , 2004, the last full trading

day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus.

      The table also includes the equivalent high and low sales prices per share of Verilink common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of the Verilink common stock that Larscom stockholders would receive in exchange for each share of Larscom common stock if the merger was completed on either of these dates, applying the exchange ratio of 1.166 of a share of Verilink common stock for each share of Larscom common stock, assuming no adjustment based on the amount of Larscom’s net adjusted working capital.

	Verilink				Larscom				Larscom Equivalent
	Common Stock				Common Stock				Price Per Share

Date	High		Low		High		Low		High		Low

April 28, 2004		$5.125		$4.38		$4.82		$4.40		$5.976		$5.107
June , 2004	$		$		$		$		$		$

      The above table shows only historical comparisons. These comparisons may not provide meaningful information to Verilink stockholders in determining whether to approve the issuance of shares of Verilink common stock in connection with the merger and to Larscom stockholders in determining whether to approve and adopt the merger agreement and approve the merger. Verilink and Larscom stockholders are urged to obtain current market quotations for common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the issuance of Verilink common stock in connection with the merger or approve and adopt the merger agreement and approve the merger. See “Where You Can Find More Information” on page      .

      Following the merger, Verilink common stock will continue to be listed on the Nasdaq National Market and there will be no further market for Larscom common stock.

RISK FACTORS

      Following the merger, Verilink and Larscom will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond their control. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares.

Risks Related to the Merger

Verilink and Larscom may not realize the benefits they expect from the merger.

      The integration of Verilink and Larscom will be complex, time consuming and expensive and may disrupt Verilink’s and Larscom’s businesses. The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:

•	integrating the operations and technologies of the two companies;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies and information systems.

      The execution of these post-merger events will involve considerable risks and may not be successful. These risks include:

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the potential strain on the combined company’s financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

•	the impairment of relationships with employees, suppliers and customers as a result of the integration of personnel and any reductions in force;

•	greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

•	potential unknown liabilities associated with the merger and the combined operations.

      The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology and personnel of Verilink and Larscom, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Verilink’s common stock.

While Verilink’s and Larscom’s share prices have been volatile in recent periods, no adjustment to the exchange ratio will be made as a result of fluctuations in the market prices of Verilink or Larscom common stock.

      Verilink’s stock price has been volatile in the past and may continue to be volatile in the future. On completion of the merger, each share of Larscom common stock will be exchanged for 1.166 shares of Verilink common stock, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger. In addition, neither party may withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of Larscom common stock or Verilink common stock. Any reduction in Verilink’s stock price will result in Larscom stockholders receiving less value in the merger at closing. Conversely, any increase in Verilink’s stock price will result in Larscom stockholders receiving greater value in the merger at closing. The specific dollar value of Verilink common stock that Larscom stockholders will receive on completion of the merger will depend on the market value of Verilink common stock at that time. Stockholders will not know the exact value of Verilink common stock to be issued to Larscom stockholders in the merger at the time of the special meetings of stockholders. Larscom stockholders are urged to obtain recent market quotations for Verilink and Larscom common stock.

Larscom stockholders will receive shares of Verilink common stock based on an exchange ratio that is subject to reduction based upon the amount of Larscom’s net adjusted working capital at closing.

      The number of shares of Verilink common stock that Larscom stockholders will receive in the merger for each Larscom share may be reduced depending on the amount of Larscom’s net adjusted working capital at closing. The targeted net adjusted working capital amounts were determined based on assumptions about Larscom’s operations and cash flow prior to completion of the merger. These assumptions may have been incorrect, and Larscom’s expenses could be significantly more than expected. The exchange ratio of 1.166 will be multiplied by an “adjustment factor” based on Larscom’s net adjusted working capital at closing as compared to the targeted, net adjusted working capital. If the closing net adjusted working capital amount is significantly less than the targeted net adjusted working capital amount, the exchange ratio would be significantly less than 1.166. For example, assuming a closing date of July 9, 2004, the targeted net adjusted working capital amount would be $5,500,000. If Larscom’s closing net adjusted working capital amount were $4,500,000 and a July 9, 2004 closing date, the exchange ratio would equal 1.127. See “The Merger — Merger Consideration — Net Working Capital Adjustment.”

      Because the adjustments to the exchange ratio based on Larscom’s net adjusted working capital will not be finalized until the closing, you will have to decide whether or not to vote for the issuance of the Verilink shares or the approval and adoption of the merger agreement and approval of the merger before knowing the actual exchange ratio.

The cost of the merger could harm the financial results of the combined company.

      Verilink and Larscom expect to incur transaction costs of approximately $2 million in connection with the merger. If the benefits of the merger do not exceed the associated costs, including costs associated with integrating the two companies and dilution to Verilink’s stockholders resulting from the issuance of shares in connection with the merger, the combined company’s financial results, including earnings per share, could be materially harmed.

The merger could cause Verilink or Larscom to lose key personnel, which could materially affect the combined company’s business and require it to incur substantial costs to recruit replacements for lost personnel.

      As a result of the merger, current and prospective Verilink and Larscom employees could experience uncertainty about their future roles within Verilink. This uncertainty may adversely affect the ability of Verilink and Larscom to attract and retain key management, sales, marketing and technical personnel. In addition, in connection with the merger, current employees of Larscom will be entitled to acceleration of vesting of stock options, which may adversely affect the ability of the combined company to retain such employees following the merger. For a more detailed discussion see “The Merger — Interests of Certain Officers, Directors and Affiliates.” Any failure to attract and retain key personnel could have a material adverse effect on the business of Verilink and Larscom.

General uncertainty related to the merger could harm Verilink and Larscom.

      Verilink’s or Larscom’s customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If Verilink’s or Larscom’s customers delay or defer purchasing decisions, the revenues of Verilink and Larscom, respectively, could materially decline or any anticipated increases in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the merger could increase the volatility of Verilink’s and Larscom’s share prices.

Third parties may terminate or alter existing contracts with Larscom or Verilink.

      Each of Verilink and Larscom has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Certain of these contracts may require Larscom or Verilink to obtain consent from these other parties in connection with the merger. If their consent cannot be obtained on favorable terms, the combined company may suffer a loss of potential future revenue and may lose rights to facilities or intellectual property that are material to the business of the combined company.

Some of Larscom’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

      Certain officers and directors of Larscom participate in arrangements that provide them with interests in the merger that are different from yours, including, membership on the combined company’s board of directors, indemnification, the acceleration of stock option vesting and the potential ability to sell an increased number of shares of the combined company. These interests, among others, may influence the officers and directors of Larscom to support or approve the merger. For a more detailed discussion see “The Merger — Interests of Certain Officers, Directors and Affiliates.”

During the pendency of the merger, Verilink and Larscom may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

      Covenants in the merger agreement may impede the ability of Verilink or Larscom to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to certain defined exceptions, each party is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

Failure to complete the merger may result in Verilink or Larscom paying a termination fee to the other and could harm Verilink’s or Larscom’s common stock price and future business and operations.

      If the merger is not completed, Verilink or Larscom may be subject to the following risks:

•	if the merger agreement is terminated under certain circumstances, Verilink or Larscom will be required to pay the other party a termination fee of $1,000,000 plus fees and expenses;

•	the price of Verilink or Larscom common stock may decline to the extent that the current market price of Verilink or Larscom common stock reflects a market assumption that the merger will be completed; and

•	costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed.

      In addition, if the merger agreement is terminated and Verilink’s or Larscom’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay or receive an equivalent or more attractive price than the price to be paid in the merger.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

      In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between the date of signing, April 28, 2004, and the closing. However, certain types of changes in and of themselves will not prevent the merger from going forward, even if they would have a material adverse effect on Verilink or Larscom, including:

•	changes resulting from any failure by a party to meet or exceed analysts’ published revenues or earnings predictions or any change in a party’s stock price or trading volume, in and of itself;

•	with some limited exceptions, any changes resulting from the announcement or pendency of the merger agreement or the merger; or

•	with some limited exceptions, changes affecting generally the industry or industries in which a party participates, the U.S. economy as a whole or foreign economies in any locations where a party has material operations or sales, unless such condition disproportionately adversely affects a party.

      If adverse changes occur but Verilink and Larscom must still complete the merger, Verilink’s stock price may suffer. This in turn may reduce the value of the merger to Larscom stockholders.

Risks Related to Verilink

Verilink is dependent on continued market acceptance of legacy products, acquired products, recently introduced products and new product development.

      Verilink’s future results of operations are dependent on market acceptance of existing and future applications for its existing products, products that Verilink has acquired and new products in development. Historically, the majority of sales were provided by Verilink’s legacy products, primarily the AS2000 product line which represented approximately 62% of net sales in fiscal 2003, 53% of net sales in fiscal 2002 and 61% of net sales in fiscal 2001. The Miniplex product line acquired from Terayon Communication Systems, Inc. can also be classified as a legacy product. While Verilink anticipates that, over the long-term, net sales from legacy products will decline, significant quarterly fluctuations are possible.

      Market acceptance of Verilink’s products is dependent on a number of factors, not all of which are in its control, including the continued growth in the use of bandwidth intensive applications, continued deployment of new telecommunications services such as voice over IP (VoIP), market acceptance of integrated access devices and packetized voice systems in general, the availability and price of competing products and technologies, and the success of Verilink’s sales and marketing efforts. Failure of Verilink’s products to achieve market acceptance would have a material adverse effect on its business, financial condition and results of operations. Failure to introduce new products in a timely manner could cause companies to purchase products from competitors and have a material adverse effect on Verilink’s business, financial condition and results of operations.

      New products may require additional development work, enhancement and testing or further refinement before Verilink can make them commercially available. Verilink has, in the past, experienced delays in the introduction of new products, product applications and enhancements due to a variety of internal factors, such as reallocation of priorities, difficulty in hiring sufficient qualified personnel and unforeseen technical obstacles, as well as changes in customer requirements. Such delays have deferred the receipt of revenue from the products involved. If Verilink’s products have performance, reliability or quality shortcomings, it may experience reduced orders, higher manufacturing costs, delays in collecting accounts receivable and additional warranty and service expenses.

There are risks associated with Verilink’s acquisitions, potential acquisitions and joint ventures.

      An important element of Verilink’s strategy is to seek acquisition prospects and joint venture opportunities that complement its existing product offerings, augment its market coverage and customer base, enhance its technological capabilities or offer revenue and profit growth opportunities. Verilink acquired all of the outstanding stock of XEL on February 5, 2004, for approximately $17.65 million, consisting of $7.65 million in cash and a $10 million convertible promissory note. In July 2003, Verilink acquired the Miniplex product line from Terayon for up to $982,000, plus the assumption of service and warranty obligations for the Miniplex product line, and agreed to purchase Terayon’s Miniplex related inventories totaling approximately $2,100,000 on the earlier of the date used by the Company or December 31, 2004. In January 2003, Verilink acquired the net assets used in and directly relating to Polycom, Inc.’s line of NetEngine integrated access devices for up to $3 million, plus the assumption of service and warranty obligations for existing NetEngine customers as of the closing of the acquisition. Further transactions of this nature could result in potentially dilutive issuance of equity securities, use of cash and/or the incurring of debt and the assumption of contingent liabilities, any of which could have a material adverse effect on its business and operating results and/or the price of its common stock.

      Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management’s attention from other business concerns, risks of entering markets in which Verilink has limited or no prior experience and potential loss of key employees of acquired organizations. Joint ventures entail risks such as potential conflicts of interest and disputes among the participants, difficulties in integrating technologies and personnel, and risks of entering new markets. No assurance can be given as to Verilink’s ability to successfully integrate the businesses, products, technologies or personnel acquired in past acquisitions or those of other entities that may be acquired in the future or to successfully develop any products or technologies that might be contemplated by any future joint venture or similar arrangement. A failure to integrate the XEL business or the Miniplex and NetEngine product lines or to integrate future potential acquisitions could have a material adverse effect on Verilink’s business, financial condition and results of operations.

     Verilink’s results and performance have been dependent on a limited customer base.

      A small number of customers have historically accounted for a majority of Verilink’s sales, with Nortel Networks accounting for a majority of sales in fiscal 2003. On a quarterly basis in fiscal 2003, net sales to Nortel Networks of legacy products has accounted for as much as 64%, and as little as 16%, of its net sales in a particular quarter. One customer of XEL accounted for 94% and 80%, respectively, of net sales for its fiscal years ended December 27, 2003 and December 28, 2002. Verilink expects a majority of future sales to continue to be from a small number of customers. While Verilink is trying to diversify its customer base through the acquisitions of product lines and companies that have relationships with other customers, there can be no assurance that its strategy will be successful, and Verilink may continue to experience quarter to quarter fluctuations based on the unpredictable ordering patterns of a limited customer base.

      There can be no assurance that Verilink’s current customers will continue to place orders with it, that orders by existing customers will continue at the levels of previous periods, or that it will be able to obtain orders from new customers. The economic climate and conditions in the telecommunication equipment industry are expected to remain unpredictable in fiscal 2004, and possibly beyond. WorldCom, Inc. filed a bankruptcy petition under Chapter 11 of the Bankruptcy Code in July 2002. A bankruptcy filing by one or more of Verilink’s other major customers could materially adversely affect Verilink’s business, financial condition and results of operations.

     Verilink’s credit facility is secured by substantially all of Verilink’s assets.

      The lender under Verilink’s credit facility received a security interest in and a lien on substantially all of Verilink’s assets, including Verilink’s existing and future accounts receivable, cash, general intangibles (including intellectual property) and equipment. As a result of this security interest and lien, if Verilink fails to meet its payment or other obligations under the credit facility, the lender under the credit facility would be entitled to foreclose on substantially all of Verilink’s assets and liquidate these assets. Under those circumstances, Verilink may not have sufficient funds to service its day-to-day operational needs. Any foreclosure by the lender under the credit facility would have a material adverse effect on Verilink’s financial condition. The credit facility requires Verilink, among other things, to meet certain financial covenant tests and limits Verilink’s ability to incur additional indebtedness, incur liens, make investments, pay dividends or engage in acquisitions, assets sales, mergers or consolidations without the consent of the lender. The lender has consented to the merger with Larscom.

     There are risks associated with the convertible notes issued in the XEL acquisition

      Verilink issued a total of $10.48 million in convertible promissory notes in connection with its acquisition of XEL. Through May 12, 2004, $7,250,000 of these notes had been converted into common stock and $3,230,000 of the principal amount remains outstanding. The principal on the notes bears interest at 7% per annum, interest payable quarterly, and the entire outstanding principal becomes due and payable on February 5, 2006. The conversion price of the notes is $5.324 per share of Verilink’s common stock. If a holder would receive net proceeds upon a sale of the underlying common stock in excess of what such holder would receive from Verilink to liquidate the principal, Verilink would expect that such holder would convert all or a portion of their note. If Verilink’s common stock trades below the conversion price and continues to trade below that level, it would be more likely that Verilink would have to pay the principal and accrued interest in cash on the maturity date of the notes. If Verilink approaches the maturity date without the holders converting their notes and if cash resources are insufficient to liquidate the notes, Verilink may be forced to sell assets or seek additional equity or debt capital to satisfy its obligation. While Verilink anticipates that cash on hand and cash from operations will be sufficient to make the quarterly interest payments, Verilink cannot assure you that its cash flow and capital resources will be sufficient for payment of principal on the notes in the future or that any such alternative methods to raise the necessary capital would be successful or would permit Verilink to meet its obligations. Furthermore, this outstanding obligation may limit Verilink’s ability to borrow additional funds until the obligation is satisfied.

     Verilink is dependent on key personnel.

      Verilink’s future success will depend to a large extent on the continued contributions of its executive officers and key management, sales, and technical personnel. Verilink is a party to agreements with its executive officers to help ensure the officer’s continual service in the event of a change-in-control. Each of Verilink’s executive officers, and key management, sales and technical personnel would be difficult to replace. Verilink implemented significant cost and staff reductions during fiscal 2003, 2002 and 2001, which may make it more difficult to attract and retain key personnel. The loss of the services of one or more of its executive officers or key personnel, or the inability to attract qualified personnel, could delay product development cycles or otherwise could have a material adverse effect on Verilink’s business, financial condition and results of operations.

     Verilink is dependent on key suppliers and the availability of components.

      Verilink generally relies upon contract manufacturers to buy finished goods for certain product families and component parts that are incorporated into board assemblies used in Verilink’s products. Additionally, XEL relies on an original equipment manufacturer to produce one of its product lines. On-time delivery of Verilink’s products depends upon the availability of components and subsystems used in its products. Currently, Verilink and its third party sub-contractors depend upon suppliers to manufacture, assemble and deliver components in a timely and satisfactory manner. Verilink has historically obtained several components and licenses for certain embedded software from single or limited sources. There can be no assurance that these suppliers will continue to be able and willing to meet Verilink’s and its third party sub-contractors’ requirements for any such components. Verilink and its third party sub-contractors generally do not have any long-term contracts with such suppliers, other than software vendors. Any significant interruption in the supply of, or degradation in the quality of, any such item could have a material adverse effect on Verilink’s results of operations. Any loss in a key supplier, increase in required lead times, increase in prices of component parts, interruption in the supply of any of these components, or the inability of Verilink or its third party sub-contractor to procure these components from alternative sources at acceptable prices and within a reasonable time, could have a material adverse effect upon Verilink’s business, financial condition and results of operations.

      The loss of any of Verilink’s outside contractors could cause a delay in its ability to fulfill orders while Verilink identifies a replacement contractor. Because the establishment of new manufacturing relationships involves numerous uncertainties, including those relating to payment terms, cost of manufacturing, adequacy of manufacturing capacity, quality control, and timeliness of delivery, Verilink is unable to predict whether such relationships would be on terms that it would regard as satisfactory. Any significant disruption in Verilink’s relationships with its manufacturing sources would have a material adverse effect on its business, financial condition, and results of operations.

      Purchase orders from Verilink’s customers frequently require delivery quickly after placement of the order. As Verilink does not maintain significant component inventories, delay in shipment by a supplier could lead to lost sales. Verilink uses internal forecasts to manage its general materials and components requirements. Lead times for materials and components may vary significantly, and depend on factors such as specific supplier performance, contract terms, and general market demand for components. If orders vary from forecasts, Verilink may experience excess or inadequate inventory of certain materials and components, and suppliers may demand longer lead times, higher prices or termination of contracts. From time to time, Verilink has experienced shortages and allocations of certain components, resulting in delays in fulfillment of customer orders. Such shortages and allocations may occur in the future, and could have a material adverse effect on Verilink’s business, financial condition and results of operations.

     Verilink’s operating results are subject to significant quarter to quarter fluctuations.

      Historically, Verilink’s sales are subject to quarterly and annual fluctuations due to a number of factors resulting in variability in its quarter-to-quarter sales and operating results. For example, sales to Nortel Networks during fiscal 2003 varied between quarters by as much as $3.8 million. Verilink’s ability to affect and judge the timing of individual customer orders is limited. The large fluctuations in sales from quarter-to-quarter could be due to a wide variety of factors, such as delay, cancellation or acceleration of customer projects, and other factors discussed below. Verilink’s sales for a given quarter may depend to a significant degree upon planned product shipments to a single customer, often related to specific equipment or service deployment projects. Verilink has experienced both acceleration and slowdown in orders related to such projects, causing changes in the sales level of a given quarter relative to both the preceding and subsequent quarters.

      Delays or lost sales can be caused by other factors beyond Verilink’s control, including late deliveries by the third party subcontractors it is using to outsource its manufacturing operations (as well as by other vendors of components used in a customer’s system), changes in implementation priorities, slower than anticipated growth in demand for the services that Verilink’s products support and delays in obtaining regulatory approvals for new services and products. Delays and lost sales have occurred in the past and may occur in the future. Verilink believes that sales in the past have been adversely impacted by merger activities by some of Verilink’s top customers. In addition, Verilink has experienced delays as a result of the need to modify its products to comply with unique customer specifications. These and similar delays or lost sales could materially adversely affect Verilink’s business, financial condition and results of operations.

      Verilink’s backlog at the beginning of each quarter typically is not sufficient to achieve expected sales for that quarter. To achieve its sales objectives, Verilink is dependent upon obtaining orders in a quarter for shipment in that quarter. Furthermore, Verilink’s agreements with certain of its customers typically provide that they may change delivery schedules and cancel orders within specified timeframes, typically up to 30 days prior to the scheduled shipment date, without significant penalty. Verilink’s customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. Decisions by such customers to reduce their inventory levels could lead to reductions in purchases in certain periods. These reductions, in turn, could cause fluctuations in Verilink’s operating results and could have an adverse effect on its business, financial condition and results of operations in the periods in which the inventory is reduced.

      Operating results may also fluctuate due to a variety of factors, particularly:

•	delays in new product introductions;

•	market acceptance of new or enhanced versions of its products;

•	changes in the product or customer mix of sales;

•	changes in the level of operating expenses;

•	competitive offerings and pricing actions;

•	the gain or loss of significant customers;

•	increased research and development and sales and marketing expenses associated with new product introductions; and

•	general economic conditions.

      All of the above factors are difficult for Verilink to forecast, and these or other factors can materially and adversely affect its business, financial condition and results of operations for one quarter or a series of quarters. Verilink’s expense levels are based in part on its expectations regarding future sales and are fixed in the short term to a certain extent. Therefore, Verilink may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. Any significant decline in demand relative to its expectations or any material delay of customer orders could have a material adverse effect on Verilink’s business, financial condition, and results of operations. There can be no assurance that Verilink will be able to sustain profitability on a quarterly or annual basis. In addition, Verilink has had in the past, and may have in the future, quarterly operating results below the expectations of public market analysts and investors. In such event, the price of Verilink’s common stock would likely be materially and adversely affected.

     Verilink’s stock price has and may continue to be subject to large fluctuations.

      The trading price of Verilink’s common stock has been and may continue to be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by Verilink or its competitors, developments with respect to patents or proprietary rights, general conditions in the telecommunication network access and equipment industries, changes in earnings estimates by analysts, or other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology companies and which have often been unrelated to the operating performance of such companies. Specific factors applicable to Verilink or broad market fluctuations may materially adversely affect the market price of Verilink’s common stock. Verilink has experienced significant fluctuations in its stock price and share trading volume in the past and may continue to do so.

     The telecommunications equipment market is highly competitive with intense price pressure.

      The market for telecommunications network access equipment addressed by Verilink’s NetEngine, AS2000, WANsuite and XEL product families can be characterized as highly competitive, with intensive equipment price pressure. This market is subject to rapid technological change, wide-ranging regulatory requirements, and the entrance of low cost manufacturers. The market for Verilink’s PRISM and Miniplex product lines can be characterized as declining over the long term. The technology is not considered new and the market has experienced decline in recent years.

      Industry consolidation could lead to competition with fewer, but stronger competitors. In addition, advanced termination products are emerging, which represent both new market opportunities, as well as a threat to Verilink’s current products. Furthermore, basic line termination functions are increasingly being integrated by competitors, such as Cisco, Lucent Technologies, Inc. and Nortel Networks, into other equipment such as routers and switches. To the extent that current or potential competitors can expand their current offerings to include products that have functionality similar to its products and planned products, Verilink’s business, financial condition and results of operations could be materially adversely affected.

      Many of Verilink’s current and potential competitors have substantially greater technical, financial, manufacturing and marketing resources than it. In addition, many of Verilink’s competitors have long-established relationships with network service providers. There can be no assurance that Verilink will have the financial resources, technical expertise, manufacturing, marketing, distribution and support capabilities to compete successfully in the future.

     The telecommunications equipment market is subject to rapid technological change.

      The network access and telecommunications equipment markets are characterized by rapidly changing technologies and frequent new product introductions. The rapid development of new technologies increases the risk that current or new competitors could develop products that would reduce the competitiveness of Verilink’s products. Verilink’s success will depend to a substantial degree upon its ability to respond to changes in technology and customer requirements. This will require the timely selection, development and marketing of new products and enhancements on a cost-effective basis. The development of new, technologically advanced products is a complex and uncertain process, requiring high levels of innovation. Verilink may need to supplement its internal expertise and resources with specialized expertise or intellectual property from third parties to develop new products. The development of new products for the WAN access market requires competence in the general areas of telephony, data networking, network management and wireless telephony as well as specific technologies such as DSL, ISDN, Frame Relay, ATM and IP.

      Furthermore, the communications industry is characterized by the need to design products that meet industry standards for safety, emissions and network interconnection. With new and emerging technologies and service offerings from network service providers, such standards are often changing or unavailable. As a result, there is a potential for product development delays due to the need for compliance with new or modified standards. The introduction of new and enhanced products also requires that Verilink manage transitions from older products in order to minimize disruptions in customer orders, avoid excess inventory of old products and ensure that adequate supplies of new products can be delivered to meet customer orders. There can be no assurance that Verilink will be successful in developing, introducing or managing the transition to new or enhanced products, or that any such products will be responsive to technological changes or will gain market acceptance. Verilink’s business, financial condition and results of operations would be materially adversely affected if it were to be unsuccessful, or to incur significant delays in developing and introducing such new products or enhancements.

The telecommunications equipment market requires regulatory compliance and compliance with evolving standards.

      The market for Verilink’s products is characterized by the need to meet a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In the U.S., Verilink’s products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters Laboratories and Bell Communications Research. For some public carrier services, installed equipment does not fully comply with current industry standards, and this noncompliance must be addressed in the design of Verilink’s products. Standards for new services such as Voice over IP, Frame Relay, performance monitoring services and DSL have evolved, such as the G.SHDSL standard. As standards continue to evolve, Verilink will be required to modify its products or develop and support new versions of its products. The failure of its products to comply, or delays in compliance, with the various existing and evolving industry standards could delay introduction of its products, which could have a material adverse effect on Verilink’s business, financial condition and results of operations.

     There are risks associated with Verilink’s continuing entry into international markets.

      Verilink has limited experience in the international markets, but with the acquisition of the NetEngine products in January 2003, Verilink began expanding sales of its products outside of North America and are entering certain international markets, which will require significant management attention and financial resources. Conducting business outside of North America is subject to certain risks, including longer payment cycles, unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, greater difficulty in accounts receivable collection and potentially adverse tax consequences. To the extent any of Verilink’s sales are denominated in foreign currency, its sales and results of operations may also be directly affected by fluctuations in foreign currency exchange rates. In order to sell its products internationally, Verilink must meet standards established by telecommunications authorities in various countries, as well as recommendations of the Consultative Committee on International Telegraph and Telephony. A delay in obtaining, or the failure to obtain, certification of Verilink’s products in countries outside the United States could delay or preclude its marketing and sales efforts in such countries, which could have a material adverse effect on Verilink’s business, financial condition and results of operations.

     The telecommunications equipment market is subject to third party claims of infringement.

      The network access and telecommunications equipment industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to Verilink. Verilink has not conducted a formal patent search relating to the technology used in its products, due in part to the high cost and limited benefits of a formal search. In addition, since patent applications in the United States are not publicly disclosed until the related patent is issued and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed which, if issued as patents, could relate to its products. Software comprises a substantial portion of the technology in Verilink’s products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty which may increase the risk and cost to Verilink if it discovers third party patents related to its software products or if such patents are asserted against Verilink in the future. Patents have been granted recently on fundamental technologies in software, and patents may be issued which relate to fundamental technologies incorporated into its products.

      Verilink may receive communications from third parties asserting that its products infringe or may infringe the proprietary rights of third parties. In its distribution agreements, Verilink typically agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in Verilink’s favor, could result in significant expense to Verilink and divert the efforts of its technical and management personnel from productive tasks. In the event of an adverse ruling in such litigation, Verilink might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. In the event of a successful claim against Verilink and the failure of it to develop or license a substitute technology, Verilink’s business, financial condition, and results of operations could be materially adversely affected.

     There are limitations on Verilink’s ability to protect its intellectual property.

      Verilink relies upon a combination of patent, trade secret, copyright, and trademark laws and contractual restrictions to establish and protect proprietary rights in its products and technologies. Verilink has been issued certain U.S. and Canadian patents with respect to limited aspects of its single purpose network access technology. Verilink has not obtained significant patent protection for its Access System or WANsuite technologies. There can be no assurance that third parties have not or will not develop equivalent technologies or products without infringing Verilink’s patents or that a court having jurisdiction over a dispute involving such patents would hold its patents valid, enforceable and infringed. Verilink also typically enters into confidentiality and invention assignment agreements with its employees and independent contractors, and non-disclosure agreements with its suppliers, distributors and appropriate customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will deter misappropriation of its technologies or discourage independent third-party development of similar technologies. In the event such arrangements are insufficient, Verilink’s business, financial condition and results of operations could be materially adversely affected. The laws of certain foreign countries in which Verilink’s products are or may be developed, manufactured or sold may not protect its products or intellectual property rights to the same extent as do the laws of the United States and thus, make the possibility of misappropriation of Verilink’s technology and products more likely.

Risks Related to Larscom

Larscom’s independent accountant’s “going concern” explanatory paragraph and the resulting perception in the financial marketplace may adversely affect Larscom.

      PricewaterhouseCoopers LLP has included in its report on Larscom’s consolidated financial statements for the fiscal year ended December 31, 2003, a going concern explanatory paragraph, which states that Larscom “has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.”

      Larscom has suffered recurring losses from operations and negative cash flow from operations, investing and financing. For the year ended December 31, 2003, Larscom used approximately $6.7 million of cash to fund its operating, investing and financing activities and for the quarter ended March 31, 2004, Larscom used an additional $2.5 million of cash to fund its operating, investing and financing activities. This factor, in combination with reduced levels of working capital, raise substantial doubt about Larscom’s ability to continue as a going concern beyond this calendar year. Larscom’s ability to continue as a going concern is dependent upon its ability to obtain adequate financing and achieve a level of revenues adequate to support its capital and operating requirements.

      Larscom is exploring opportunities to raise additional capital through various financing vehicles, but sufficient funds may not be available to it on terms that it deems acceptable, if they are available at all. In the event Larscom is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. The inclusion of the going concern explanatory paragraph in PricewaterhouseCoopers LLP’s audit report and the resulting perception in the financial marketplace may cause Larscom’s stock price to fall and impair its ability to raise additional capital. In addition, the receipt of a going concern explanatory paragraph may create a concern among Larscom’s current and future customers and vendors as to whether Larscom will be able to fulfill its contractual obligations. As a result, current and future customers may determine not to do business with Larscom, which would cause its revenues to decline. Employee concern about the future of the business and their continued prospects for employment may cause them to seek employment elsewhere, depriving Larscom of the human capital it needs to be successful.

     Larscom’s entire industry was in an extended downturn and recovery may be delayed.

      The downturn in the United States economy and the rapid and severe downturn for the domestic telecommunications industry, beginning in late 2000, negatively affected demand for Larscom’s products. In addition to the deteriorating domestic economic environment, the worldwide telecommunications market also experienced reduced demand. This decreased demand led to fluctuating order forecasts from some of Larscom’s customers. While recent events have indicated that a general economic recovery is underway, the difficult financial position of many of Larscom’s customers resulting from the prolonged downturn may delay the timing of order increases for Larscom’s products, if at all. For 2003, order demand from many of Larscom’s customers continued to decline as they experienced the impact of the downturn in the telecommunications market.

     Larscom expects to continue to incur operating losses and may not be profitable in the future.

      Larscom has experienced substantial net losses, including a net loss of $1,846,000 for the quarter ended March 31, 2004 and net losses of $13,262,000 and $4,895,000 for the years ended December 31, 2003 and 2002, respectively. Larscom has an accumulated deficit of $80,623,000 as of March 31, 2004. A continued decrease in revenues could have an adverse impact on Larscom’s finances. There can be no assurance as to when or if Larscom will achieve profitability.

Larscom’s prospects for growth depend on recently-introduced products and products under development.

      Larscom expects revenues from sales of its established products to decline over time both as a result of decreased demand and pricing pressure. Therefore, Larscom’s future operating results are highly dependent on market acceptance of its recently-introduced products and products that may be introduced in the future. These include, for example, the Orion 7400 and the Orion 5000, 5001 and 5003, all of which have only recently been introduced. There can be no assurance that such products will achieve widespread market acceptance, and, in fact, some other products Larscom introduced in recent years have failed to meet its sales expectations. The industry-wide downturn caused sales of new products, such as Larscom’s, to be well below expectations. Larscom has, in the past, experienced delays and changes in course in the development of new products and the enhancement of existing products, and such delays and changes in course may occur in the future. Larscom’s inability to develop and introduce new products or product versions in a timely manner, due to resource constraints or technological or other reasons, or to achieve timely and widespread market awareness and acceptance of its new products or releases, would have a material adverse effect on its business and operating results.

     Rapid technological change could hurt Larscom’s ability to compete.

      The telecommunications equipment industry is characterized by rapidly-changing technologies and frequent new product introductions. The rapid development of new technologies increases the risk that current or new competitors could develop products that would reduce the competitiveness of Larscom’s products. Larscom’s success will depend to a substantial degree upon its ability to respond to changes in technology and customer requirements. This will require the timely development and marketing of new products and enhancements on a cost-effective basis. There can be no assurance that Larscom will be successful in developing, introducing or managing the transition to new or enhanced products such as the Orion 7400 or that any such products will be responsive to technological changes or will gain market acceptance. In the past, some of the products Larscom has planned and introduced have not met its sales expectations.

      Larscom’s business could be materially and adversely affected by shifts in the use of technology common throughout the industry today. Three shifts affecting Larscom’s products and industry are: the integration of CSU/ DSU technology into routers and switches, a move from T1/ E1 services to more Ethernet-based services and the increase in demand for more managed, customer-premise-based services. The failure to accommodate these shifts in technology could impact sales of Larscom’s products and have a material adverse affect on its business and operating results.

To develop new products and product enhancements, Larscom will need to continue to invest in research and development, which could adversely affect its business and operating results.

      As Larscom’s revenue growth is dependent upon the success and development of its recently introduced products and products under development and as it must continue to modify its products to incorporate new technologies and meet new standards, Larscom will be required to continue to devote time and resources to its research and development efforts. While Larscom’s research and development expenses were $4.2 million in 2002 and $4.8 million in 2003, it may not have sufficient resources allocated to the development of new and enhanced products to remain competitive.

     Larscom’s merger with VINA may not lead to the synergies expected.

      While Larscom has largely completed the plan for the integration of VINA and Larscom from the June 5, 2003 merger of the two companies, there can be no assurance that the merged company can retain or attract sufficient new customers or reduce expenses enough to achieve profitability in the near term or at all.

     Larscom conducted eight rounds of restructuring/layoffs since mid-2001.

      Since mid-2001, Larscom has conducted eight rounds of layoffs for an aggregate reduction in workforce of 170 people. Although the restructuring actions taken have lowered Larscom’s expense base, Larscom expects operating losses to continue into 2004. Therefore, there can be no assurance that another material restructuring and/or workforce reduction will not be required. In addition, Larscom’s workforce reductions may deprive it of the human capital it would need to take full advantage of the recent upturn in the business cycle in Larscom’s industry. There can be no assurance that Larscom will not lose employees in the future as a result of the restructuring/layoffs, or that it will be able to recruit suitable replacements.

     The absence of long-term backlog makes Larscom vulnerable in periods of weak demand.

      None of Larscom’s customers are contractually obligated to purchase any quantity of products in any particular period, and product sales to major customers have varied widely from quarter-to-quarter and from year-to-year. Larscom’s current customers might not continue to place orders with it, orders from existing customers might not continue at the levels of previous periods and Larscom might not be able to obtain orders from new customers. Over the last several years, there has been a reduction of equipment demand throughout the telecommunications industry. Because of Larscom’s limited backlog, this tends to have an immediate negative effect on its operations, which it cannot fully offset on a timely basis by implementing reductions in expenses.

Larscom depends upon a small number of customers some of whom have been experiencing financial difficulties.

      A small number of customers have accounted for a significant percentage of Larscom’s sales. Therefore, sales for a given quarter generally depend on orders received from, and product shipments to, a limited number of customers. Sales to individual large customers are often related to the customer’s specific equipment deployment projects, the timing of which is subject to change on limited notice, in addition to the ebbs and flows in Larscom’s customers’ business conditions and the effect of competitors’ product offerings. Larscom has in the past experienced both accelerations and slowdowns in orders related to such projects, causing changes in the sales level of a given quarter relative to both the preceding and subsequent quarters. Since most of Larscom’s sales are in the form of large orders with short delivery times to a limited number of customers, Larscom’s backlog and consequently its ability to predict revenues will continue to be limited. In addition, announcements by Larscom or its competitors of new products and technologies could cause customers to defer, limit or end purchases of Larscom’s existing products. In the event that Larscom loses one or more large customers, anticipated orders from major customers fail to materialize, or delivery schedules are deferred or canceled as a result of the above, or other unanticipated factors, Larscom’s business and operating results would be materially adversely affected. As a result of the downturn in the telecommunications industry, many of Larscom’s customers have experienced financial difficulties and have reduced their expenditures on capital equipment. The continued financial difficulties or failure of any of Larscom’s major customers would have a material adverse effect on its business and operating results. One of Larscom’s largest customers, MCI, filed for bankruptcy in 2002 and has only recently emerged from court protection, which could lead to a substantial loss in their customer base or further reorganizations, all of which could influence their order levels to Larscom. In 2003 revenue from sales to MCI decreased 19% from sales to MCI in 2002.

Larscom’s operating results have fluctuated significantly in the past and may fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond its control.

      Consequently, Larscom believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indicative of future performance.

      Results in any period could also be affected by changes in:

•	market demand;

•	competitive market conditions;

•	market acceptance of new or existing products;

•	sales channel development costs;

•	the cost and availability of components;

•	the mix of Larscom’s customer base and sales channels;

•	the mix of products sold;

•	Larscom’s sales promotion activities;

•	Larscom’s ability to expand or contract its sales and marketing organizations effectively;

•	Larscom’s ability to attract and retain key technical and managerial employees;

•	conditions affecting the telecommunications industry; and

•	general economic conditions.

      Larscom established its expense levels for product development and other operating expenses based on projected sales levels and margins, but expenses are relatively fixed in the short term. Accordingly, when sales are below expectations in any given period, Larscom’s inability to adjust spending proportionally in the short term may exacerbate the adverse impact of a revenue shortfall on its operating results.

      Because of all of the foregoing factors, Larscom’s operating results in one or more future periods may be subject to significant fluctuations. In the event these factors result in financial performance below the expectations of public market analysts and investors, the price of Larscom’s common stock could be materially adversely affected.

Since the sales cycles for Larscom’s products are typically long and unpredictable, it has difficulty predicting future revenue and its operating results may fluctuate significantly.

      A customer’s decision to purchase Larscom’s products often involves a significant commitment of its resources and a lengthy evaluation and product qualification process. Larscom’s sales cycles vary from a few months to over a year. As a result, Larscom may incur substantial sales and marketing expenses and expend significant management effort without any assurance of a sale. A long sales cycle also subjects Larscom to other risks, including customer’s budgetary constraints, internal acceptance review and order reductions and cancellations. Even after deciding to purchase Larscom’s products, Larscom’s customers often deploy Larscom’s products slowly.

Larscom depends heavily on component availability and key suppliers.

      On-time delivery of Larscom’s products depends upon the availability of components and subsystems used in its products. Larscom depends upon its suppliers to manufacture, assemble and deliver components in a timely and satisfactory manner. Larscom obtains components and licenses certain embedded software from several single sources. Larscom does not believe it would be able to develop alternative sources for certain essential components used in its products without incurring significant costs. In addition, while Larscom believes it would be able to develop alternative sources for most of the other components and software used in its products there can be no assurance that it would be able to do so, in a timely manner without incurring substantial additional costs, if required. Any inability by Larscom’s suppliers to meet its demand or any prolonged interruption in supply, or a significant increase in the price of one or more components or in the price of software, would likely have an adverse impact on Larscom’s business and operating results. Larscom generally does not have any long-term contracts with its suppliers and, in fact, as a result of its merger with VINA, Larscom has made a recent decision to place a majority of its business with a single contract manufacturer. It is possible that Larscom’s major contract manufacturer and other suppliers will not continue to be able and willing to meet Larscom’s future requirements.

The market for Larscom’s products is intensely competitive, and Larscom’s failure to compete effectively could reduce its revenues and margins.

      Competition in the market place for high-speed network-access products is intense. Larscom’s products compete primarily with Quick Eagle Networks, Verilink, Kentrox, Cisco Systems, Alcatel, ADTRAN, RAD, Telco Systems, Carrier Access and Paradyne. Larscom competes to a lesser extent with other telecommunications equipment companies. Many of Larscom’s competitors have more broadly developed distribution channels and have made greater advances than Larscom has in emerging technologies. Cisco Systems and Alcatel are two of the largest communications equipment companies in the world. There can be no assurance that Larscom will be able to continue to compete successfully with existing or new competitors.

Larscom is controlled by Sierra Ventures and Axel Johnson.

      Sierra Ventures V, L.P. and its affiliates (collectively “Sierra Ventures”) and Axel Johnson each control approximately 28% of Larscom common stock. As a result, Axel Johnson and Sierra Ventures have sufficient combined voting power to control the direction and policies of Larscom, including mergers, the payment of dividends, consolidations, the sale of all or substantially all of the assets of Larscom and the election of the Larscom board of directors, and to prevent or cause a change in control of Larscom. There can be no assurance that Axel Johnson and Sierra Ventures will not act in concert and affect Larscom’s corporate actions in a manner that conflicts with the interest of Larscom’s other stockholders.

Larscom has recently reorganized its sales force.

      Until January of 2004, Larscom’s sales force was organized by type of account: major accounts, carrier accounts, US indirect channels (distributors and resellers) and enterprise customers and overseas accounts. As part of its VINA post-merger plans Larscom has reorganized its sales people along geographic areas. Certain of Larscom’s sales people have been assigned new customers and others will call on different types of customers. There is a risk that the new relationships with customers resulting from the reorganization might not be as productive as the prior organization in the near term or at all. Failure of the new organization to achieve sales productivity goals could have an adverse impact on Larscom’s business and operating results.

Larscom relies on an indirect distribution channel for sales to many of its domestic and international customers.

      This channel consists primarily of a small group of master distributors, such as Tech Data, and a number of authorized resellers. There are a number of risks associated with an indirect distribution channel. The risks include a reduction in Larscom’s ability to forecast sales, reduced average selling prices, potential reductions in customer satisfaction, loss of contact with users of Larscom’s products, a potential build-up of inventories at resellers and methods of advertising and promoting products that result in additional expenses. All of these risk factors could have an adverse impact on Larscom’s business and operating results.

      In addition, most of Larscom’s existing distributors also distribute products of Larscom’s competitors. As a result, Larscom’s distributors may not recommend or continue to use and offer Larscom’s products, or Larscom’s distributors may not devote sufficient resources to market and provide the necessary customer support for Larscom’s products. Larscom’s distributors may terminate their agreements with Larscom or significantly reduce or delay the amount of products that they order from Larscom at any time. Any such termination, reduction or delay in orders could have an adverse impact on Larscom’s business and operating results.

Larscom must comply with regulations and evolving industry standards.

      The market for Larscom’s products is characterized by the need to comply with a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In the U.S., Larscom’s products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters Laboratories, as well as industry standards established by various organizations. As standards for services such as Asynchronous Transfer Mode, Frame Relay, Internet Protocol, Ethernet and Synchronous Optical Network/Synchronous Digital Hierarchy evolve, Larscom may be required to modify its existing products or develop and support new versions of its products. The failure of Larscom’s products to comply, or delays in compliance, with the various existing and evolving industry standards could delay introduction of or affect the marketability of Larscom’s products, which in turn could have an adverse impact on Larscom’s business and operating results.

Larscom may not be able to protect its intellectual property and proprietary information.

      Larscom relies upon a combination of trade secrets, contractual restrictions, copyrights, trademark laws and patents to establish and protect proprietary rights in its products and technologies. Larscom believes that the success of its business depends primarily on its proprietary technology, information, processes and expertise, rather than patents. Much of Larscom’s proprietary information and technology is not patented and may not be patentable. Larscom has been issued only two U.S. patents to date and has four patents pending. There can be no assurance that Larscom will be able to protect its technology or that competitors will not be able to develop similar technology independently. Larscom has entered into confidentiality and invention assignment agreements with employees, and into non-disclosure agreements with suppliers, distributors and appropriate customers so as to limit access to and disclosure of Larscom’s proprietary information. There can be no assurance that these statutory and contractual arrangements will deter misappropriation of Larscom’s technologies or discourage independent third-party development of similar technologies. In the event such arrangements are insufficient, Larscom’s business and operating results could be adversely impacted.

Larscom has not conducted a formal patent search relating to the technology used in its products.

      From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to Larscom. Since patent applications in the U.S. are not publicly disclosed immediately, applications that Larscom does not know about may have been filed by its competitors, which could relate to Larscom’s products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to uncertainty, which may increase the risk and cost to Larscom if Larscom discovers third-party patents related to its software products or if such patents are asserted against it in the future. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of Larscom, could result in significant expense to Larscom and divert the efforts of Larscom’s technical and management personnel. In the event of an adverse ruling in such litigation, Larscom might be required to pay damages, discontinue the use and sale of infringing products, and expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. A successful claim against Larscom and its failure to develop or license a substitute technology could have an adverse impact on Larscom’s business and operating results.

Larscom’s products may suffer from defects or errors that may subject Larscom to product warranty and product liability claims, which could adversely affect its business and results of operations.

      Complex products such as Larscom’s might contain undetected errors or failures when first introduced or as new versions are released. If such errors or failures occur, Larscom may be subject to delays in or losses of market acceptance and sales, product returns, diversion of development resources resulting in new product development delay, injury to Larscom’s reputation or increased service and warranty costs. Although Larscom believes that its reserves for estimated future warranty costs are adequate, its estimates, particularly those related to products that have been recently introduced, might not be correct. Warranty claims in excess of those expected could have an adverse impact on Larscom’s business and operating results. Larscom’s agreements with its distributors and customers typically contain provisions designed to limit Larscom’s exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in Larscom’s agreements may not be effective or adequate under the laws of certain jurisdictions. In addition, Larscom’s errors and omissions insurance may be inadequate to cover any potential product liability claim. Although Larscom has not experienced any product liability claims to date, it is possible that it will be subject to such claims in the future. Such claims could have an adverse impact on Larscom’s business and results or operations.

Larscom’s key personnel are critical to Larscom’s business, and any failure to retain these employees could adversely affect its ability to manage its operations.

      Larscom’s success depends upon the continued contributions of its key management, sales and engineering personnel, many of whom would be difficult to replace. Larscom believes that its future success will depend in large part upon its ability to attract and retain qualified management, sales and technical personnel. Larscom’s failure to attract or retain any such key employees could have a material adverse effect on its business and operating results.

As part of the strategy for growth and expansion of Larscom’s business, Larscom may make acquisitions that could disrupt its business or harm its financial condition.

      As part of Larscom’s business strategy, Larscom may invest in or acquire other businesses, technologies or assets, or enter into strategic relationships with third parties. For such acquisitions, Larscom may issue additional stock, incur debt, assume liabilities, incur impairment charges related to goodwill and other intangible assets or incur other large and immediate write-offs. Larscom’s operation of any acquired business would involve numerous risks including:

•	problems integrating any acquired operations with Larscom’s own;

•	unanticipated costs;

•	diversion of management’s attention from Larscom’s core business;

•	adverse effects on existing business relationships with customers;

•	risks associated with entering markets in which Larscom has no or limited experience;

•	the potential loss of key employees, particularly those of the purchased organization; and

•	a decrease in Larscom’s cash position.

FORWARD LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

      This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to Verilink’s and Larscom’s financial conditions, results of operations and businesses and the expected impact of the proposed merger with Larscom on Verilink’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements, including statements as to the expected benefits of the combination of the two companies, future product offerings, expected synergies, and timing of closing, are not guarantees of future performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, the satisfaction of certain conditions to closing of the proposed merger, including the risk that stockholder approval might not be obtained in a timely manner or at all, the ability to successfully integrate the two companies and achieve expected synergies following the merger, the ability of the combined company to develop and market successfully and in a timely manner new products, the impact of competitive products and pricing and of alternative technological advances. Many of the important factors that will determine these results and values are beyond Verilink’s and Larscom’s ability to control or predict. Verilink and Larscom’s stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, Verilink and Larscom do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” and other risks detailed from time to time in the SEC reports of Verilink, including its annual report on Form 10-K for the fiscal year ended June 27, 2003, as amended, and its quarterly reports on Form 10-Q and the SEC reports of Larscom, including its annual report on Form 10-K for the fiscal year ended December 31, 2003, as amended and its quarterly reports on Form 10-Q.

THE VERILINK SPECIAL MEETING

General

      The enclosed proxy is solicited on behalf of the board of directors of Verilink Corporation, a Delaware corporation, for use at the special meeting of its stockholders to be held on           ,           , 2004, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The special meeting will be held at Verilink’s headquarters, 127 Jetplex Circle, Madison, Alabama 35758. Verilink intends to mail this proxy statement and accompanying proxy card on or about           , 2004 to all stockholders entitled to vote at the special meeting.

      On the matters coming before the special meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted “FOR” the issuance of shares in proposal one, “FOR” Verilink’s 2004 Stock Incentive Plan in proposal two and “FOR” adjournments to the special meeting in proposal three.

Solicitation

      Verilink will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Verilink may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to these beneficial owners. Verilink may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. In addition, Verilink has engaged InvestorCom, Inc. to assist in the solicitation of proxies for the special meeting for a fee of $5,000, plus out-of-pocket expenses.

Voting Rights and Outstanding Shares

      The close of business on June 1, 2004 has been fixed as the record date for determining the holders of shares of common stock of Verilink entitled to notice of and to vote at the special meeting. At the close of business on the record date, Verilink had 16,771,355 shares of common stock outstanding and entitled to vote at the special meeting.

      Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. Stockholders do not have the right to cumulative voting at the meeting.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority, or 8,385,678, of the outstanding shares are represented by votes at the meeting or by proxy.

      An automated system administered by an outside firm will tabulate votes cast by proxy at the special meeting, and an employee of Verilink will tabulate votes cast in person at the special meeting. “FOR” and “AGAINST” votes, abstentions and broker non-votes will be separately counted. “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which is does have discretionary authority or for which it has received instructions). Broker non-votes and abstentions are counted towards a quorum but will have no effect on the outcome of the vote on each proposal.

For Shares Registered in the Name of a Broker or Bank

      Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than Verilink’s proxy card.

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your Verilink shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at www.proxyvote.com.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Verilink’s corporate secretary at Verilink’s principal executive office, 127 Jetplex Circle, Madison, Alabama 35758, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at Verilink’s 2004 annual meeting of stockholders must be received by Verilink not later than June 11, 2004 in order to be considered for inclusion in Verilink’s proxy materials for that meeting.

      To be timely, a submission for a director nomination to be brought before an annual or special meeting must be received by Verilink, at the address below, not earlier than 90 nor later than 60 days prior to the first anniversary of the preceding year’s annual meeting or, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice must be received not earlier than 90 days prior to the annual meeting and not later than the later of (1) the 60th day prior to the annual meeting, or (2) the 10th day following the date on which notice of the date of the annual meeting was mailed or made public, whichever occurs first. Verilink’s certificate of incorporation also provides that a notice of a director nomination for any candidate must include certain information with respect to the nominee, including information as to his or her business background, relationships with stockholders and certain other parties, and share ownership in Verilink.

      To be timely, notice of any other business to be brought before an annual or special meeting must be received by Verilink, at the address below, not later than 90 days prior to the meeting date or, if less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of any other business must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual or special meeting was mailed or made public, whichever occurs first.

      All stockholder proposals should be mailed to C.W. Smith, Vice President and Chief Financial Officer, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

Stock Certificates

      You should not send in any stock certificates with your proxy card. Verilink stockholders will not receive any new shares in the merger.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the special meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the special meeting.

Verilink Proposal 1: Approval of the Issuance of Shares of Verilink Common Stock to Larscom’s Stockholders in the Merger

      At Verilink’s special meeting, stockholders will be asked to consider and vote to approve the issuance of shares of Verilink common stock to Larscom’s stockholders in the merger.

      On April 28, 2004, Verilink’s board of directors adopted resolutions approving the issuance of shares of Verilink common stock to Larscom stockholders in connection with the consummation of the merger. These shares will not be issued unless the merger is approved and completed. This share issuance is being submitted for approval by the Verilink stockholders pursuant to the requirements applicable to companies with securities quoted on The Nasdaq Stock Market, Inc. Approval of such issuance requires the affirmative vote of a majority of votes cast on the proposal by holders of Verilink common stock present in person or represented by proxy at the special meeting.

      Certain Verilink stockholders, including executive officers and members of the board of directors of Verilink, representing approximately 11.4% of the voting power of the outstanding Verilink common stock, entered into a voting agreement with Larscom in which, among other things, they agreed, until the earlier of the consummation of the merger or termination of the merger agreement, to vote their shares of Verilink common stock in favor of the issuance of Verilink common stock.

      See “The Merger” for a detailed discussion of the merger and merger agreement.

      After careful consideration, Verilink’s board of directors unanimously determined that the merger is fair to and in the best interests of Verilink and its stockholders and approved the merger agreement and the issuance of Verilink common stock in the merger. Verilink’s board of directors unanimously recommends that the Verilink stockholders vote “FOR” approval of the issuance of shares of Verilink common stock to Larscom’s stockholders in the merger.

Verilink Proposal 2: Approval of Verilink’s 2004 Stock Incentive Plan

      At Verilink’s special meeting, stockholders will be asked to consider and vote to approve the Verilink Corporation 2004 Stock Incentive Plan (the “2004 Plan”).

      The Verilink board of directors has adopted the 2004 Plan, subject to stockholder approval. In connection with the adoption of the 2004 Plan, the Verilink board of directors reserved an initial allotment of 1,300,000 shares of Verilink common stock for issuance under the 2004 Plan. In addition, the number of shares of Verilink common stock for issuance under the 2004 Plan will automatically increase by the lesser of (a) 1,000,000 or (b) the result of 1,800,000 minus the maximum number of shares available for issuance under the 2004 Plan immediately prior to the calculation of the annual adjustment. These automatic annual increases will occur effective as of the last day of each fiscal year of Verilink following the adoption of the 2004 Plan until the expiration of its term.

      Stockholder approval of the 2004 Plan requires the affirmative vote of the holders of a majority of the shares of Verilink common stock present and entitled to vote in person or by proxy at the Verilink special meeting.

      See “Proposal 2 for Verilink Stockholders: Approval of Verilink Corporation 2004 Stock Incentive Plan” for a detailed discussion of the 2004 Plan.

      Verilink’s board of directors unanimously recommends that the Verilink stockholders vote “FOR” approval of Verilink’s 2004 Stock Incentive Plan.

Verilink Proposal 3: Approval of Any Adjournments to Special Meeting

      If at the Verilink special meeting the number of shares of Verilink common stock represented in person or by proxy and voting in favor of the issuance of shares of Verilink common stock to Larscom stockholders pursuant to the merger agreement and the approval of Verilink’s 2004 Stock Incentive Plan is insufficient to approve either such proposal, Verilink’s management intends to move to adjourn or postpone the special meeting in order to enable the Verilink board of directors to solicit additional proxies. In that event, Verilink will ask its stockholders to vote only upon the adjournment proposal, and not the proposals regarding the issuance of shares of Verilink common stock to Larscom stockholders pursuant to the merger agreement and the approval of Verilink’s 2004 Stock Incentive Plan.

      Under Verilink’s bylaws, the adjournment proposal requires the approval of a majority of the votes cast on the proposal assuming a quorum is present to conduct business at the Verilink special meeting. Broker non-votes and abstentions will have no effect on the outcome of the vote on this proposal. No proxy that is specifically marked “AGAINST” the issuance of shares of Verilink common stock to Larscom stockholders pursuant to the merger agreement or the approval of Verilink’s 2004 Stock Incentive Plan will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn or postpone the special meeting to a later date.

      See “Approval of Any Adjournments to the Special Meeting” for a detailed discussion of the proposal to approve adjournments to the special meeting.

      Verilink’s board of directors unanimously recommends that the Verilink stockholders vote “FOR” the proposal to grant discretionary authority to adjourn or postpone the Verilink special meeting to a date not later than                     , 2004, for the purpose of soliciting additional proxies.

Other Matters

      Verilink knows of no other matters to be brought before the special meeting, and pursuant to Verilink’s bylaws, no other matters may be brought before the special meeting by Verilink stockholders. If any other matters properly come before the special meeting, it is the intention of the persons named in the accompanying proxy for Verilink to vote the shares as the Verilink board of directors may recommend.

THE LARSCOM SPECIAL MEETING

General

      The enclosed proxy is solicited on behalf of the board of directors of Larscom Incorporated, a Delaware corporation, for use at the special meeting of stockholders to be held on           ,      , 2004, at            a.m. Pacific Daylight Saving Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The special meeting will be held at Larscom’s headquarters, 39745 Eureka Drive, Newark, California 94560. Larscom intends to mail this proxy statement and accompanying proxy card on or about                     , 2004 to all stockholders entitled to vote at the special meeting.

      On the matter coming before the special meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted “FOR” the adoption and approval of the merger agreement and approval of the merger.

Solicitation

      Larscom will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Larscom may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to these beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Larscom. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of common stock at the close of business on June 1, 2004 will be entitled to notice of and to vote at the special meeting. At the close of business on                     , 2004 Larscom had outstanding and entitled to vote            shares of common stock.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. “Broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Abstentions and broker non-votes are counted towards a quorum, and will have the same effect as “Against” votes.

For Shares Registered in the Name of a Broker or Bank

      Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than Larscom’s proxy card.

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your Larscom shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at www.proxyvote.com.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Larscom’s corporate secretary at Larscom’s principal executive office, 39745 Eureka Drive, Newark, California 94560, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      Larscom’s 2004 annual meeting of stockholders will be held only if the merger is not completed. If the merger is not completed and Larscom does hold a 2004 annual meeting of stockholders, it will notify its stockholders of the date of such meeting and the date by which any stockholder proposal must be received by publishing a press release and/or filing such information with the SEC.

Stock Certificates

      You should not send in any stock certificates with your proxy card. If the stockholders adopt and approve the merger agreement and approve the merger, you will receive a transmittal form as soon as practicable after the effective date of the merger. The transmittal letter will include instructions for the surrender and exchange of shares of Larscom common stock for shares of Verilink common stock.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the special meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the special meeting.

Larscom Proposal: Adoption and Approval of the Merger Agreement and Approval of the Merger

      At Larscom’s special meeting, holders of record at June 1, 2004 of Larscom common stock will be asked to consider and vote to adopt and approve the Agreement and Plan of Merger dated as of April 28, 2004, by and among Larscom, Verilink and SRI Acquisition Corp., a wholly-owned subsidiary of Verilink, and to approve the proposed merger of SRI Acquisition Corp. with and into Larscom. See “The Merger” for a detailed discussion of the merger and merger agreement.

      This vote is a condition to completion of the merger and is required by Delaware law. To adopt and approve the merger agreement and approve the merger, the affirmative vote of a majority of the outstanding shares of Larscom’s common stock will be required.

      Certain Larscom stockholders, representing an aggregate of approximately 55.9% of the voting power of the outstanding Larscom common stock, entered into a voting agreement with Verilink in which, among other things, each stockholder agreed, until the earlier of the consummation of the merger or the termination of the merger agreement, to vote its shares of Larscom common stock in favor of the adoption and approval of the merger agreement and the merger.

      After careful consideration, Larscom’s board of directors determined, by unanimous vote of directors present, that the merger agreement and the merger are fair, advisable and in the best interests of Larscom and its stockholders and adopted and approved the merger agreement and approved the proposed merger. Larscom’s board of directors recommends, by unanimous vote of directors present, that you vote “FOR” adoption and approval of the merger agreement and approval of the merger.

THE MERGER

      This section of the joint proxy statement/ prospectus describes the material aspects of the proposed merger, including the merger agreement. While each of Verilink and Larscom believes that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which Verilink or Larscom refers for a more complete understanding of the merger and the merger agreement.

Background of the Merger

      Larscom and Verilink each regularly assesses the competitive positions of their respective products, technologies, workforce, manufacturing and distribution capabilities and markets. In addition, each company understands that there are economies of scale that accrue as companies increase in size. As a result, Larscom and Verilink each continuously explore strategic opportunities to strengthen their businesses or to consolidate to gain economies of scale.

      The management and board of directors of Larscom and Verilink have various relationships that go back several years and from time to time have had discussions about business, the telecommunications marketplace and their respective strategies.

      In December 2002, Lawrence D. Milligan, chairman of the board of directors of Larscom, was contacted by Howard Oringer, chairman of the board of directors of Verilink, with a request to meet for strategic discussions.

      In December 2002, the board of directors of Larscom held two special meetings in which it discussed various potential strategic transactions, including a potential transaction with Verilink.

      On January 17, 2003, Mr. Milligan and Desmond P. Wilson III, a member of the board of directors of Larscom, met with Mr. Oringer and Leigh Belden, president and chief executive officer and member of the board of directors of Verilink. The parties discussed the benefits of a consolidation. The Verilink participants outlined their view of the structure of the combined company, including the fact that Verilink would maintain control of the company.

      On January 22, 2003, the Larscom board of directors held a special meeting to discuss strategic options for the company, including the Verilink opportunity. The board of directors concluded that the company should continue a strategy based on continued development of a strategic optical product while continuing to explore opportunities for combination where Larscom would be the surviving entity.

      On February 4, 2003, Mr. Milligan told Mr. Oringer that the Larscom board of directors wanted management to focus on executing on their strategy and were not interested in being acquired at the current time.

      During the next several months, Larscom focused on a merger with VINA Technologies, Inc., which closed on June 6, 2003.

      During the following months, there were occasional contacts between Mr. Oringer and Mr. Milligan or Jeffrey Drazan, a member of the board of directors of Larscom.

      On December 2, 2003, Mr. Drazan met with Mr. Oringer and Mr. Belden and discussed possible mutual interest in a combination.

      On December 4, 2003, Daniel L. Scharre, president and chief executive officer and board member of Larscom, met with Mr. Belden to discuss a possible combination. They also discussed the potential product portfolio and customer synergies, structure of the proposed transaction and structure of the resulting combined company.

      On December 9, 2003, the Larscom board of directors held a special meeting to discuss the opportunity for a combination with Verilink. The board agreed that, given specific initiatives that Larscom was in the process of executing on, the timing for a combination was not right, but that the board should continue to reevaluate the proposed transaction.

      On December 12, 2003, Mr. Milligan communicated the decision of the Larscom board to Mr. Oringer.

      Both Mr. Milligan and Mr. Drazan kept in occasional contact with Mr. Oringer through February 2004. In this same period, inquiries came to Larscom from other potential strategic partners.

      On February 27, 2004, the Larscom board of directors held a special meeting to discuss the current status of the company and of various strategic opportunities. Based on the business prospects of Larscom, the board of directors decided to explore a combination with Verilink in more detail to ascertain whether it might not be in the best long-term interests of the company and its stockholders. In addition, the board of directors decided to also explore another potential strategic opportunity for a combination that had been presented to the company.

      Over the next two weeks, Larscom management had conversations with the management of Verilink and the other potential strategic partner and began due diligence with both.

      On March 15, 2004, Dr. Scharre and Mr. Wilson had meetings with Mr. Belden and other members of Verilink management in the facilities of Verilink’s recently acquired XEL subsidiary in Aurora, CO. At the meeting both companies presented company overviews and discussed strategy, product portfolio, customers, market outlook, revenue and financial past performance and outlook and engineering. In addition, XEL background and strategy was discussed.

      On March 18, 2004, Dr. Scharre and Mr. Wilson had meetings with Mr. Belden and other members of Verilink management in their Madison, Alabama facilities. At the meeting, operations, manufacturing, quality and systems were discussed. In addition, the parties discussed plans for transition and integration of the companies if the two were to combine.

      On March 22, 2004, the Larscom board of directors held a special meeting to discuss the findings of the due diligence that had been conducted on Verilink and the other potential strategic partner. The Larscom board directed management to proceed with discussions with Verilink.

      On March 24, 2004, the Verilink board of directors held a special meeting to discuss the preliminary diligence that had been conducted on Larscom and preliminary terms that might be proposed to Larscom. Representatives of Raymond James and Powell, Goldstein, Frazer & Murphy LLP, Verilink’s outside counsel, also participated in the meeting. By letter dated March 25, 2004, Verilink engaged Raymond James to serve as Verilink’s external investment banker and to render a fairness opinion in connection with the proposed transaction with Larscom.

      Over the next week, Larscom and Verilink continued with their due diligence and negotiations over principal terms, including a proposed exchange ratio and composition of the board of directors of the surviving company.

      On March 26, 2004, Larscom executed the engagement letter with Standard & Poor’s CVC for Standard & Poor’s CVC to provide certain valuation services in connection with the proposed transaction with Verilink.

      On March 29, 2004, the Verilink board of directors held a special meeting. Representatives of Raymond James and Powell Goldstein also participated in the meeting. During this meeting, the status of the negotiations with Larscom and potential terms to be offered were discussed, including minimum financial conditions. On March 30, 2004 the Verilink board of directors held a special meeting with representatives of Raymond James and Powell Goldstein to discuss proposed terms to be offered to Larscom. In that meeting, the Verilink board authorized proposing a merger in which an aggregate of 5,750,000 Verilink shares would be issued for all outstanding stock and stock equivalents of Larscom, assuming Larscom had at least $6.1 million of net working capital at closing.

      On March 31, 2004, the Larscom board of directors held a regular meeting. A representative of Cooley Godward LLP, Larscom’s outside counsel, was also present. During this meeting, the status of ongoing negotiations with both parties was discussed. The representative from Cooley Godward LLP reviewed with the directors their duties in evaluating the proposed transactions. Management from the other potential strategic partner presented their view of the combined company to the Larscom board. The Larscom board decided to continue discussions with both parties.

      Over the next week, Larscom continued negotiations with both parties.

      On April 6, 2004, the Larscom board of directors held a special meeting to review the status of the negotiations with the two parties. Representatives from Cooley Godward LLP and Standard & Poor’s CVC were also present. Mr. Oringer, Mr. Belden and Stefan Jansen, managing director at Raymond James, Verilink’s financial advisor, presented their view of the strategy for the combined company and the benefits of a combination. The board of directors discussed the terms of a proposed counter proposal to Verilink. Dr. Scharre was asked to follow up with the other potential strategic partner and Mr. Milligan, Mr. Wilson, Mr. Drazan and Dr. Scharre were given the authority to finalize the counter proposal to be given to Verilink.

      Later that afternoon, Dr. Scharre had a discussion with the other potential strategic partner. The other party said they would not be able to provide a firm offer for several weeks and Larscom and such party agreed to terminate discussions at that point.

      Over the next few days, Mr. Milligan, Mr. Wilson, Mr. Drazan and Dr. Scharre had several discussions regarding the status of the negotiations with the two potential strategic partners and agreed to provide the board’s counter proposal to Verilink.

      On April 9, 2004, Larscom and Verilink executed an agreement to negotiate exclusively with each other for a limited period of time.

      Over the following two weeks, both sides conducted additional detailed due diligence at the other parties facilities and with customers. Mr. Belden and Dr. Scharre continued negotiations of the principal terms of the proposed transaction through this period.

      On April 15, 2004, Larscom executed the engagement letter with Standard & Poor’s CVC for Standard & Poor’s CVC to conduct an analysis as to the fairness of the proposed transaction with Verilink to Larscom’s stockholders.

      On April 18, 2004, the Verilink board of directors held a special meeting with representatives of Raymond James and Powell Goldstein to discuss the proposed terms of a merger agreement with Larscom, the potential exchange ratio and timing of next steps to complete a definitive agreement.

      On April 19, 2004, Powell Goldstein distributed a draft merger agreement to the working group. Following such distribution, Verilink and Larscom management and their respective legal and financial advisors had numerous conference calls amongst themselves to discuss the status of negotiations and respective due diligence investigations.

      On April 21, 2004, the Verilink board held a special meeting to review the status of negotiations with Larscom, due diligence findings, the status of Larscom’s finances and operations and the potential exchange ratio. Representatives of Raymond James and Powell Goldstein also participated in the call. The Verilink board provided guidance to Mr. Belden and directed him to continue negotiations with Dr. Scharre.

      Over the following week, both sides discussed their diligence findings and continued negotiations of the definitive merger agreement. Based on these discussions, Mr. Belden indicated to Dr. Scharre that he would be prepared to recommend to the Verilink board of directors a merger with Larscom providing for the issuance of a total of 6 million shares of Verilink common stock on a fully diluted basis, subject to reduction if Larscom’s adjusted net working capital at closing did not meet agreed upon levels.

      On April 26 and 27, 2004, the Larscom board of directors held special meetings to discuss the status of due diligence and negotiations. The board provided guidance to Dr. Scharre and directed him to continue negotiations with Mr. Belden.

      On April 28, 2004, the Larscom board of directors held a special meeting to review the terms of the merger agreement and related documents and to further consider the potential merger with Verilink. Representatives from Cooley Godward LLP and Standard & Poor’s CVC were also present. Larscom’s management reviewed with its board the strategic benefits of the transaction, and Standard & Poor’s CVC reviewed with the board of directors financial analyses prepared in connection with its fairness opinion. A representative of Cooley Godward LLP described the provisions of the merger agreement and reviewed the board of director’s responsibilities in connection with the proposed transaction. Standard & Poor’s CVC presented its oral opinion, subsequently confirmed in writing that, as of April 28, 2004, and based on and subject to the various considerations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of Larscom. The members of the Larscom board of directors present at the meeting, after full discussion and considering the terms of the merger agreement and other related documents and the various presentations, approved the merger and the merger agreement and the related documentation. Larscom’s board authorized Larscom’s management to execute the merger agreement and related agreements.

      After the close of business on April 28, 2004, the Verilink board of directors held a special meeting to review the terms of the merger agreement and related documents and to further consider the potential merger with Larscom. Representatives from Raymond James and Powell Goldstein were also present. Verilink’s management reviewed with its board the strategic benefits of the transaction, and Raymond James reviewed with the board of directors financial analyses prepared in connection with its fairness opinion. A representative of Powell Goldstein described the provisions of the merger agreement and related documents, and reviewed the board of director’s responsibilities in connection with the proposed transaction. Raymond James presented its oral opinion, subsequently confirmed in writing that, as of April 28, 2004, and based on and subject to the various considerations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to Verilink. The members of the Verilink board of directors present at the meeting, after full discussion and considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger and the merger agreement and the related documentation. Verilink’s board authorized Verilink’s management to execute the merger agreement and related agreements. Verilink’s board also approved an amendment to Verilink’s stockholder rights plan designed to ensure that the agreements contemplated in connection with the merger with Larscom did not result in any triggering event under the rights plan.

      Preparation of the final versions of the merger agreement and related documents continued through the evening of April 28, 2004. On the evening of April 28, 2004, the merger agreement and ancillary agreements were executed and delivered.

      On the morning of April 29, 2004, Larscom and Verilink issued a joint public announcement of the merger.

      On May 3, 2004, Mr. Belden, C.W. Smith, chief financial officer of Verilink, and Dr. Scharre hosted a joint conference call regarding the merger.

Larscom’s Reasons for the Merger

      Larscom’s board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Larscom and its stockholders. Larscom’s board of directors consulted with senior management, as well as its legal counsel, independent accountants and financial advisors in reaching its decision to approve the merger. Larscom’s board of directors considered a number of factors in its deliberations, including the following:

•	the competitive advantage of offering a more comprehensive portfolio of broadband access solutions for both telecommunication carriers and enterprises;

•	the benefits of becoming part of a larger organization with access to greater financial resources, enhanced research and development capabilities and expanded sales and distribution channels;

•	the potential to reduce costs through consolidating purchasing;

•	the opportunity to realize other cost savings by consolidating certain research and development programs and eliminating redundant expenses;

•	the opportunity to increase sales through Larscom’s ability to sell its products to a larger customer base and through expanded sales channels;

•	the balance sheet of the combined company and having greater financial flexibility to develop and market the next generation of broadband access products;

•	information regarding historical market prices and other information with respect to the Larscom common stock and the Verilink common stock;

•	information concerning the historical financial performance, business operations, financial condition and prospects of Verilink including Verilink’s periodic reports filed with the SEC;

•	the financial condition, results of operations and business of Larscom, including the prospects of Larscom, as well as current industry, economic and market conditions;

•	the prices paid in comparable transactions involving other communications technology companies, as well as the trading performance for comparable companies in the industry;

•	beliefs of management that significant consolidation would occur in the industry and that additional products and greater critical mass would be required in order to maintain a position as a leading source for broadband access solutions;

•	beliefs shared by senior management of both companies that the prospects of the combined entity were more favorable than the prospects of the companies as separate entities;

•	the financial terms of the merger, including the proposed structure as a tax-free reorganization and the exchange ratio;

•	the fact that certain Larscom stockholders had agreed to vote their shares in favor of the merger and the termination provisions of the merger agreement that permit Larscom under specified circumstances to terminate the merger agreement and the size and impact of the termination fee associated with certain terminations;

•	the evaluation of Larscom’s management, financial advisors and legal advisors relating to the due diligence review that was conducted regarding Verilink’s business;

•	the opinion and the accompanying presentation of Standard & Poor’s CVC to the effect that, as of April 28, 2004, and based upon and subject to the considerations described in its opinion, the exchange ratio provided for in the merger was fair from a financial point of view to Larscom; and

•	the interests of the officers and directors of Larscom in the merger, including the matters described under “The Merger — Interests of Certain Directors, Officers and Affiliates” and the impact of the merger on Larscom’s stockholders, customers and employees.

      The Larscom board of directors also considered potential negative factors relating to the merger, including:

•	the potential dilutive effect on Verilink’s common stock price if revenue and earnings expectations for Verilink are not met;

•	Verilink’s current amount of available unrestricted cash;

•	the significant costs that will be incurred in seeking to consummate the merger;

•	the risk that the benefits sought to be achieved by the merger will not be realized;

•	the risk that the merger may not be completed in a timely manner, if at all;

•	the potential loss of key Larscom and Verilink employees critical to the ongoing success of Larscom’s and Verilink’s businesses and to the successful integration of the two companies;

•	the possibility of cultural conflicts;

•	difficulties associated with integration of each company’s products, networks and technologies;

•	the risk that Verilink will be unable to recruit employees critical to the ongoing success of the combined company’s operations; and

•	the other risks and uncertainties discussed above under “Risk Factors.”

      The foregoing discussion of the items that the Larscom board of directors considered is not intended to be exhaustive, but includes all material items that the Larscom board of directors considered. In view of the complexity and wide variety of factors, both positive and negative, that the Larscom board of directors considered, the Larscom board of directors did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of the Larscom board of directors considered all of these factors as a whole and concluded that, on balance, the benefits of the merger to Larscom and its stockholders outweighed the risks.

Recommendation of Larscom’s Board of Directors

      After careful consideration, the Larscom board of directors determined, by unanimous vote of directors present, that the proposed merger is fair to, and in the best interests of, Larscom and its stockholders. The Larscom board of directors recommends, by unanimous vote of directors present, that Larscom stockholders vote FOR the merger.

      In considering the recommendation of Larscom’s board of directors with respect to the merger, Larscom stockholders should be aware that certain directors and officers of Larscom have interests in the merger that are different from, or are in addition to, the interests of Larscom stockholders generally. See “The Merger — Interests of Certain Directors, Officers and Affiliates.”

Verilink’s Reasons for the Merger

      Verilink’s board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Verilink and its stockholders. Verilink’s board of directors consulted with senior management, as well as its legal counsel and financial advisors in reaching its decision to approve the merger. Verilink’s board of directors considered a number of factors in its deliberations, including the following:

•	the competitive advantage of offering a more comprehensive portfolio of broadband access solutions for both telecommunication carriers and enterprises;

•	the benefits of becoming a larger organization with access to greater financial resources, enhanced research and development capabilities and expanded sales and distribution channels;

•	beliefs of management that significant consolidation would occur in the industry and that Verilink must gain critical mass in order to maintain its position as a leading source for broadband access solutions;

•	beliefs shared by senior management of both companies that the prospects of the combined entity were more favorable than the prospects of the companies as separate entities;

•	the potential to reduce costs through consolidating operations and administration;

•	the opportunity to realize other cost savings by consolidating certain manufacturing and certain general and administrative functions and eliminating redundant expenses;

•	the opportunity to increase sales through Verilink’s ability to sell its products to a larger customer base and through expanded sales channels;

•	the balance sheet of the combined company and having greater financial flexibility to develop and market the next generation of broadband access products;

•	information regarding historical market prices and other information with respect to the Verilink common stock and the Larscom common stock;

•	information concerning the historical financial performance, business operations, financial condition and prospects of Larscom including Larscom’s periodic reports filed with the SEC;

•	the financial condition, results of operations and business of Larscom, including the prospects of Larscom, as well as current industry, economic and market conditions;

•	the evaluation of Verilink’s management, financial advisors and legal advisors relating to the due diligence review that was conducted regarding Larscom’s business;

•	the prices paid in comparable transactions involving other communications technology companies, as well as the trading performance for comparable companies in the industry;

•	the terms of the merger agreement, including the exchange ratio, and conditions of each party’s obligations to complete the merger;

•	the provision of the merger agreement providing for a net working capital adjustment that would reduce the exchange ratio in the event of a material decrease in Larscom’s working capital position prior to closing;

•	the fact that certain stockholders of Larscom have agreed to vote their shares in favor of the issuance of shares of Verilink common stock in connection with the merger;

•	the provisions of the registrations rights agreement to be executed with Axel Johnson and Sierra Ventures at the consummation of the merger, which provide that Verilink will register the shares held by such stockholders for resale and such stockholders will agree to customary “lock-up” provisions restricting sales of their Verilink stock in connection with underwritten public offerings of Verilink securities similar to the lock-up agreements executed by Verilink’s executive officers, directors and 5% stockholders in connection with such underwritten public offering;

•	the termination provisions of the merger agreement that permit Verilink under specified circumstances to terminate the merger agreement and the size and impact of the termination fee associated with certain terminations; and

•	the opinion and the accompanying presentation of Raymond James to the effect that, as of April 28, 2004, and based upon and subject to the considerations described in its opinion, the exchange ratio provided for in the merger was fair from a financial point of view to Verilink.

      The Verilink board of directors also considered potential negative factors relating to the merger, including:

•	the potential dilutive effect on Verilink’s common stock price if revenue and earnings expectations for Larscom are not met;

•	Larscom’s recurring net losses from operations and net capital deficiency;

•	the significant costs that will be incurred in seeking to consummate the merger;

•	the significant costs that will be incurred for severance and retention to complete the integration and consolidation plans subsequent to the merger;

•	the risk that the benefits sought to be achieved by the merger will not be realized;

•	the risk that the merger may not be completed in a timely manner, if at all;

•	the potential loss of key Verilink and Larscom employees critical to the ongoing success of Verilink’s and Larscom’s businesses and to the successful integration of the two companies;

•	the possibility of cultural conflicts;

•	difficulties associated with integration of each company’s products, networks and technologies;

•	the risk that Verilink will be unable to recruit employees critical to the ongoing success of the combined company’s operations;

•	the risk that large concentrated open market sales of Verilink stock by Axel Johnson and Sierra Ventures may adversely affect the market price of Verilink stock;

•	the auditor’s report on Larscom’s financial statements as of December 31, 2003, which notes that Larscom’s recurring operating losses and net capital deficiency raise substantial doubt about Larscom’s ability to continue as a going concern;

•	the interests of the officers and directors of Verilink and Larscom in the merger, including the matters described under “The Merger — Interests of Certain Directors, Officers and Affiliates” and the impact of the merger on Verilink’s stockholders, customers and employees; and

•	the other risks and uncertainties discussed above under “Risk Factors.”

      The foregoing discussion of the items that the Verilink board of directors considered is not intended to be exhaustive, but includes all material items that the Verilink board of directors considered. In view of the complexity and wide variety of factors, both positive and negative, that the Verilink board of directors considered, the Verilink board of directors did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of the Verilink board of directors considered all of these factors as a whole and concluded that, on balance, the benefits of the merger to Verilink and its stockholders outweighed the risks.

Recommendation of Verilink’s Board of Directors

      After careful consideration, the Verilink board of directors unanimously determined that the proposed merger is fair to, and in the best interests of, Verilink and its stockholders. The Verilink board of directors unanimously recommends that the Verilink stockholders vote “FOR” the issuance of Verilink common stock in connection with the merger.

Opinion of Verilink’s Financial Advisor

      Pursuant to an engagement letter dated March 25, 2004, Verilink retained Raymond James to act as its sole, external investment banking advisor in helping Verilink acquire Larscom. On April 28, 2004, at a meeting of Verilink’s board of directors, Raymond James delivered its oral opinion, which was subsequently delivered in writing, to the Verilink board of directors that, as of that date, the consideration to be paid by Verilink as contemplated by the draft merger agreement with Larscom was fair, from a financial point of view, to Verilink.

      The full text of Raymond James’s written opinion, dated April 28, 2004, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Raymond James in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You are urged to read Raymond James’s opinion in its entirety. The summary of Raymond James’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

      Raymond James’s opinion was made to Verilink’s board of directors for its consideration of the proposed merger and is not a recommendation to any Verilink stockholder as to whether the merger is in that stockholder’s best interest or as to whether any stockholder should vote for or against the merger. Raymond James neither determined nor recommended to the Verilink board the amount of consideration to be paid by Verilink in connection with the merger. Additionally, the Raymond James opinion does not express any opinion as to the likely trading range of Verilink stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Verilink at that time.

      In connection with Raymond James’s review of the proposed merger and the preparation of Raymond James’s opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;

•	reviewed the audited financial statements of Larscom as of and for the fiscal years ended December 31, 2001, 2002, 2003 and the preliminary unaudited financial statements of Larscom for the quarter ended March 31, 2004;

•	reviewed the audited financial statements of Verilink as of and for the fiscal years ended June 29, 2001, June 28, 2002 and June 27, 2003 and the preliminary unaudited financial statements of Verilink for the quarters ended October 3, 2003, January 2, 2004 and April 2, 2004;

•	reviewed Verilink’s and Larscom’s annual reports filed on Form 10-K for the fiscal years ended June 29, 2001, June 28, 2002 and June 27, 2003, and December 31, 2001, 2002 and 2003, respectively;

•	reviewed other Verilink and Larscom financial and operating information, including financial projections through 2004, requested from and/or provided by Verilink or Larscom; and

•	discussed with members of the senior management of Verilink and Larscom certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

      Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Verilink, Larscom or any other party, and Raymond James has undertaken no duty or responsibility to verify independently any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Larscom. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and Raymond James relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’s review. Raymond James also assumed that the final terms of the merger will be substantially the same as the terms set forth in the merger agreement.

      Raymond James’s opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of April 28, 2004, and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is under no obligation to undertake. Raymond James’s opinion did not address the relative merits of the merger or any other business strategy considered by Verilink’s board of directors in contemplation of this merger.

      The following is a summary of the financial analyses Raymond James presented to the Verilink board of directors on April 28, 2004 in connection with the delivery of its opinion. No company or transaction used in the analyses described below is directly comparable to Verilink, Larscom or the contemplated merger. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

Fairness Opinion Analyses

      The following is a summary of the analyses performed by Raymond James in connection with the preparation of its fairness opinion. This summary is provided for your convenience but is not a complete description of the analyses underlying the fairness opinion. The complete text of the fairness opinion is attached to this proxy statement/prospectus as Annex B, and Raymond James urges you to read it in its entirety. Raymond James’s opinion regarding the fairness of the transaction was not based on any one analysis or any particular subset of these analyses but rather gave consideration to all of the analyses taken as a whole.

Analysis of Publicly-traded Comparable Companies

      Raymond James analyzed selected historical financial, operating, and stock market data of Larscom and other publicly-traded companies that Raymond James deemed to be comparable to Larscom. The 15 companies deemed by Raymond James to be reasonably comparable to Larscom in terms of products offered, markets served, and business prospects were:

•	ADC Telecom

•	ADTRAN

•	Advanced Fibre Communications

•	Alcatel

•	Applied Innovation

•	Carrier Access

•	Lucent Technologies

•	Netopia

•	Netgear

•	Paradyne Networks

•	Tellabs

•	UTStarcom

•	Verilink

•	Westell Technologies

•	Zhone Technologies

      Raymond James examined certain publicly available financial data of the 15 publicly-traded comparable companies, including the ratio of enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to trailing-twelve-month (“TTM”) revenue, most recent quarter (“MRQ”) annualized run rate of revenue, and projected revenue for the year ended December 31, 2004 (based on analysts’ published research reports). The following table summarizes the results of this analysis.

Market Multiples

	Minimum	Mean	Median	Maximum

Total Enterprise Value/TTM Revenue	1.1x	2.2x	2.2x	4.6x
Total Enterprise Value/MRQ Run Rate Revenue	0.9x	2.1x	2.0x	4.3x
Total Enterprise Value/Projected 2004 Revenue	0.9x	1.9x	1.8x	3.9x

      Raymond James then applied the ratios derived from its comparable company analysis to Larscom’s preliminary unaudited revenue statistics for the TTM and MRQ period ended March 31, 2004, and to Larscom management’s projected revenue for the year ended December 31, 2004 in order to determine an implied equity value per Larscom share for each of the above financial measures. The following table summarizes the results of the comparable company analysis:

Implied Price Per Larscom Share

	Minimum	Mean	Median	Maximum

Total Enterprise Value/TTM Revenue	$4.71	$9.68	$9.91	$20.37
Total Enterprise Value/MRQ Run Rate Revenue	3.56	8.22	7.63	16.61
Total Enterprise Value/Projected 2004 Revenue	4.12	9.17	8.66	18.71

      In its presentation to the Verilink board of directors, Raymond James noted that the proposed transaction value of $5.80 per Larscom share falls within the low/high range of implied values derived from TTM, MRQ annualized run rate and projected 2004 revenue comparisons.

Analysis of Selected Merger and Acquisition Transactions

      Raymond James compared the proposed merger with selected comparable merger and acquisition transactions. No transaction analyzed in Raymond James’s comparable transaction analysis was identical to the merger. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics, and in other factors that distinguish the Verilink/Larscom merger transaction from the other transactions considered, because all of these factors, both individually and cumulatively, could affect the acquisition value of the target companies to which Larscom is being compared.

      Raymond James performed an analysis of TTM and forward (projected for the 12 months after closing of the transaction) revenue. Raymond James assessed twenty-two comparable merger and acquisition transactions that closed between June 2002 and April 2004. The merger and acquisition transactions considered were the:

•	Taqua acquisition by Tekelec

•	Marconi (North American Access Business) acquisition by Advanced Fibre Communications

•	XEL Communications acquisition by Verilink

•	Mapletree Networks acquisition by Performance Technologies

•	MAXRAD acquisition by PC-Tel

•	Nortel Networks (Fixed Wireless Access) acquisition by Airspan Networks

•	Paragon Networks acquisition by Carrier Access

•	Paradigm Wireless Systems acquisition by Remec

•	Zhone Technologies acquisition by Tellium (reverse merger)

•	MCK Communications acquisition by Verso Technologies

•	Netro Corporation acquisition by SR Telecom

•	Vivace Networks acquisition by Tellabs

•	Vina Technologies acquisition by Larscom

•	Commworks (division of 3Com) acquisition by UTStarcom

•	INRANGE Technologies acquisition by Computer Network Technologies

•	Clarent Corporation acquisition by Verso Technologies

•	Spectrian Corporation acquisition by Remec

•	Syntellect acquisition by Enghouse Systems

•	VideoTele.com acquisition by Tut Systems

•	Phillips Broadband Networks acquisition by C-COR.net

•	Unisphere Networks acquisition by Juniper Networks

•	ONI Systems acquisition by Ciena

      The following table summarizes the results of this analysis.

Market Multiples

	Minimum		Mean		Median		Maximum

Total Enterprise Value/MRQ Run Rate Revenue	0.3	x	1.7	x	0.9	x	5.9	x
Total Enterprise Value/Forward Revenue	0.3	x	1.5	x	0.9	x	3.7	x

      Raymond James then applied the ratios derived from the comparable transaction analysis to Larscom’s preliminary unaudited revenue statistics for the TTM and MRQ periods ended March 31, 2004, to determine implied equity values per Larscom share. The following table summarizes the results of this analysis.

Implied Price Per Larscom Share

	Minimum	Mean	Median	Maximum

Total Enterprise Value/TTM Revenue	$1.15	$6.51	$3.69	$22.97
Total Enterprise Value/Forward Revenue	1.21	7.24	4.04	17.61

      The comparable company and comparable transaction analyses described above, as is typical, were based on market data for publicly traded companies deemed to be similar to Larscom and on previous public transactions involving companies deemed similar to Larscom. Since no company or transaction is precisely comparable to Larscom or the proposed merger, the analyses rely on data from a group of companies and transactions. If single company or transaction comparisons were to be used, the implied value for Larscom would vary significantly depending on which company or transaction is chosen. For this reason, the analyses present the results for not only the highest and lowest implied values for each analysis, but also for the median and mean values for the entire group of companies or transactions analyzed.

      An evaluation of the results of the foregoing analysis necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of Larscom as well as other factors that could affect the public trading value of the comparable companies or the transaction value of the companies to which Larscom is being compared.

     Acquisition Premiums Analysis

      Raymond James analyzed the premiums paid for 122 mergers and acquisitions of publicly-traded companies announced since January 1, 2001, with transaction values between $10.0 million and $40.0 million. The high and low as well as the mean and the median premiums paid over the targets’ stock prices ninety, thirty and one trading day(s) before the announcement date were derived from the available data and are shown in the following table:

	Minimum	Mean	Median	Maximum

1-day prior	(28.7)%	40.3%	32.6%	166.6%
30-day prior	(46.9)%	52.7%	47.6%	240.0%
90-day prior	(60.5)%	40.7%	32.9%	194.6%

      Raymond James then applied the premiums derived from the analysis to Larscom’s common stock price prior to the announcement on April 29, 2004 of the merger, to determine implied equity values per share for Larscom. The following table summarizes the results of this analysis.

Implied Price Per Larscom Share

	Minimum	Mean	Median	Maximum

1-day prior	$3.36	$6.61	$6.24	$12.55
30-day prior	2.59	7.43	7.19	16.56
90-day prior	1.68	5.98	5.65	12.52

Revenue Contribution Analysis

      Raymond James analyzed the implied revenue contribution of Larscom to Verilink on a pro forma basis for the TTM period and MRQ ending March 31, 2004 and projected contribution for the year ended December 31, 2004. Raymond James then calculated the implied value per share of Larscom stock based on Larscom’s implied contribution for each period. The implied values are shown in the following table:

		Implied Value per
	Contribution	Larscom, Inc. Share

TTM Revenue	36.1%	$10.22
MRQ Run Rate Revenue	26.7%	6.58
Projected 2004 Revenue	27.5%	6.85

     Opinion of Raymond James

      The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James’s fairness opinion or its presentation to Verilink’s board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of Larscom.

      In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Raymond James’s control. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Raymond James’s analysis of the fairness of the financial terms and conditions of the transaction to Verilink from a financial point of view, and said analyses were provided to Verilink’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by Verilink’s board of directors in making its determination to approve the transaction. Consequently, the analyses described above should not be viewed as determinative of Verilink’s board of directors’ opinion with respect to the value of Larscom, nor should the analyses be viewed in any way as a recommendation to stockholders to decide on a course of action.

      Pursuant to the engagement letter dated March 25, 2004, Verilink has paid Raymond James a $50,000 retainer fee. Verilink has also paid Raymond James a fee of $250,000 for delivery of its fairness opinion. Verilink will pay Raymond James a fee of $150,000 upon closing of the merger. Verilink has also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses and to provide customary indemnification protection to Raymond James. If the merger agreement is terminated and Larscom is required to pay Verilink a termination fee, Verilink will pay Raymond James an amount equal to 25% of the termination fee received from Larscom. In the ordinary course of business, Raymond James may trade in the securities of Verilink and Larscom for its own account and for the accounts of its customers. Accordingly, it may at any time hold a long or short position in such securities.

      Raymond James has consented to the descriptions of its fairness opinion in this proxy statement/prospectus and to the inclusion of the full text of its fairness opinion as Annex B to this joint proxy statement/prospectus. Raymond James is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Verilink selected Raymond James as its financial advisor on the basis of Raymond James’s experience and expertise in mergers and acquisitions transactions.

Opinion of Larscom’s Financial Advisor

      Under a letter agreement dated April 15, 2004, Larscom engaged Standard & Poor’s CVC to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Larscom common stock in the proposed merger with Verilink. See Annex C for the full text of the opinion.

      On April 28, 2004, Standard & Poor’s CVC delivered to Larscom’s board of directors its opinion that as of that date, subject to the assumptions, qualifications and limitations set forth in the full text of the opinion, the exchange ratio in the proposed merger with Verilink was fair from a financial point of view to the stockholders of Larscom. The exchange ratio was determined through negotiations between Larscom and Verilink management. Standard & Poor’s CVC’s opinion was provided for the information and assistance of Larscom’s board of directors in connection with its consideration of the merger.

      The following should be considered in regard to the opinion rendered by Standard & Poor’s CVC:

•	The following description of the Standard & Poor’s CVC opinion is qualified by reference to the full opinion located in Annex C. The full opinion sets forth, among other things, the assumptions made, qualifications and the limitations on the review undertaken by Standard & Poor ’s CVC.

•	Standard & Poor’s CVC’s opinion was prepared for the information of Larscom’s board of directors in connection with its evaluation of the merger. It is not intended to be and does not constitute a recommendation to any stockholder of Larscom as to how that stockholder should vote, or take any other action, with respect to the merger.

•	Standard & Poor’s CVC’s opinion did not address the relative merits of the merger and the business strategies that Larscom’s board of directors has considered or may have been considering, nor did it address the decision of Larscom’s board of directors to proceed with the merger.

•	Standard & Poor’s CVC’s opinion was necessarily based upon market, economic and other conditions that were in effect on, and information made available to Standard & Poor’s CVC as of, the date of the opinion. Subsequent developments may affect the conclusion expressed in Standard & Poor’s CVC’s opinion, and Standard & Poor’s CVC disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to Standard & Poor’s CVC’s attention after the date of its opinion.

•	Standard & Poor’s CVC’s opinion was limited to the fairness, from a financial point of view and as of April 28, 2004, of the exchange ratio in Larscom’s merger with Verilink.

Opinion and Analysis of Standard & Poor’s CVC

      In connection with the preparation of Standard & Poor’s CVC’s opinion, Standard & Poor’s CVC:

•	considered the draft Agreement and Plan of Merger dated April 28, 2004;

•	considered certain financial and other information relating to Larscom and Verilink that was publicly available or furnished to us by Larscom and Verilink, including financial forecasts and details regarding the $10.48 million convertible note issued by Verilink in connection with its acquisition of XEL Communications, Inc.;

•	interviewed Larscom’s and Verilink’s management to discuss the business, operations, historical financial results and future prospects of the respective companies on a stand-alone and combined basis;

•	considered certain financial and operational data of Larscom and Verilink and compared that data with similar data for other publicly-held companies in similar businesses;

•	considered the financial terms of certain recent acquisitions of companies in similar businesses;

•	performed discounted cash flow analyses of Larscom and Verilink as stand-alone entities, and subjected such analyses to sensitivity adjustments around key value drivers including, but not limited to, revenue and margins; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant and appropriate for purposes of this opinion.

      In its review and analysis, and in arriving at its opinion, Standard & Poor’s CVC assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by the managements of Larscom and Verilink, or publicly available, and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Standard & Poor’s CVC relied upon the assurances of the managements of Larscom and Verilink that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Standard & Poor’s CVC did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of Larscom or Verilink, nor was it furnished with any such evaluation or appraisal.

      With respect to the financial forecasts and projections and the assumptions and bases thereof for Larscom and Verilink, that Standard & Poor’s CVC reviewed, Standard & Poor’s CVC has assumed that:

•	these forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions;

•	these forecasts and projections reflect the best currently available estimates and judgments of the managements of Larscom and Verilink as to the future financial condition and performance of Larscom and Verilink, respectively; and

•	these forecasts and projections will be realized in the amounts and in the time periods currently estimated.

      In addition, Standard & Poor’s CVC has assumed that:

•	the merger will be consummated upon the terms set forth in the draft, dated April 28, 2004, of the merger agreement without material alteration thereof, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Code;

•	the historical financial statements of each of Larscom and Verilink reviewed by Standard & Poor’s CVC were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied; and

•	the exchange ratio will not be reduced as a result of a purchase price adjustment, transaction expense limitations or other provisions of the draft of the merger agreement reviewed by Standard & Poor’s CVC.

      Standard & Poor’s CVC has expressed no opinion as to:

•	any tax or other consequences that might result from the merger;

•	what the value of Verilink common stock will be when issued to Larscom’s common stockholders pursuant to the merger; and

•	any legal or accounting matters, as to which Standard & Poor’s CVC understands that Larscom obtained such advice as it deemed necessary from qualified professionals.

      Standard & Poor’s CVC relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

      The following is a summary of the material financial analyses performed by Standard & Poor’s CVC in connection with rendering its opinion. This summary is not a complete description of all of the analyses performed by Standard & Poor’s CVC. Some of the information in this section is presented in tabular form. In order to better understand the financial analyses performed by Standard & Poor’s CVC, you must read the tables together with the text accompanying each table. The opinion is based upon the totality of the various analyses performed by Standard & Poor’s CVC and no particular portion of the analyses has any merit standing alone.

Market Capitalization

      Standard & Poor’s CVC calculated the market capitalization of Larscom and Verilink, utilizing the negotiated number of diluted shares of 5.142 million and 17.385 million, respectively, and the share prices of Larscom and Verilink as of April 23, 2004, and a 7-day and 30-day trading average share price. Based upon this analysis, the implied exchange ratio ranged from 1.084 to 1.173, versus the merger exchange ratio of 1.166.

Comparable Company Analysis

      Using publicly available information, including Wall Street research consensus estimates, and information provided by Bloomberg Financial and other independent financial database providers, Standard & Poor’s CVC analyzed, among other things, the aggregate value as a multiple of revenue of the following selected publicly traded companies that Standard & Poor’s CVC believed to be reasonably comparable to Larscom and Verilink:

•	Adtran, Inc.

•	Advanced Fibre Communications, Inc.

•	Carrier Access Corporation

•	Copper Mountain Networks, Inc.

•	Paradyne Networks, Inc.

•	Netopia, Inc.

•	Westell Technologies, Inc.

•	Zhone Technologies, Inc.

      All multiples were based on closing stock prices as of April 23, 2004. As set forth in the following table, applying a range of multiples for the selected publicly traded companies for the latest twelve months

(“LTM”) ended March 31, 2004 for Larscom and Verilink resulted in the following ranges of implied equity values and exchange ratios for Larscom and Verilink:

	Pro Forma(1)
	March 31,	Market
	2004 LTM	Capitalization as
	Revenue	of April 23, 2004	Trailing Multiple	Forward Multiple

	(Millions)	(Millions)
Larscom	$25.984	$24.787	0.95x – 1.30x	1.02x – 1.20x
Verilink	$56.851	$74.857	1.44x	1.28x
Implied exchange ratio based on multiples			1.120 – 1.526	1.120 – 1.313
Exchange ratio in merger				1.166

(1)	Larscom and Verilink’s pro forma revenue includes the respective acquisitions of VINA Technologies and XEL Communications, Inc. for the nine months ended December 31, 2003 and for the three months ended March 31, 2004.

      Standard & Poor’s CVC obtained revenue and earnings data for Larscom and Verilink from management. The implied exchange ratios were based on the equity values of Larscom and Verilink as determined by the range of trailing and forward revenue multiples of Larscom and Verilink and the comparable company universe.

Discounted Cash Flow Analysis

      Using Larscom and Verilink management estimates, including assumptions regarding long-term revenue growth rates and operating margins, and based on discussions with the managements of Larscom and Verilink, Standard & Poor’s CVC performed a discounted cash flow analysis on the net cash flows of Larscom and Verilink for calendar years 2004 through 2009 and calendar years 2004 through 2008, respectively (“Projection Period”). Standard & Poor’s CVC first discounted the net cash flows of Larscom and Verilink through the Projection Period, using discount rates ranging from 17% to 19% for both companies. Standard & Poor’s CVC then added the present value of these net cash flows to the terminal value of Larscom and Verilink in the calendar year ending 2009 and 2008, respectively, discounted back to the present at the same discount rates. Standard & Poor’s CVC computed the terminal value of Larscom and Verilink using the Gordon Growth model assuming a long-term growth rate between 3% and 6.5% and a discount rate ranging from 17% to 19%. Applying the above ranges of discount rates and long-term growth rates to net cash flows of Larscom and Verilink yielded the following ranges:

Implied DCF
Valuation Range

(Millions)
Larscom	$13 – $23
Verilink	$36 – $73
Implied exchange ratio	0.621 – 2.155
Exchange ratio in merger	1.166

      As used above “net cash flows” equals operating income plus depreciation and amortization, minus taxes, minus capital expenditures and plus or minus changes in working capital.

Other Factors

      In rendering its opinion, Standard & Poor’s CVC considered other factors and conducted other analyses, including an analysis of control premiums in similar transactions, net operating losses and other tax benefits, and the impact of potential revenue and cost synergies on the combined company based on information provided by Larscom and Verilink management.

      No company, business or transaction compared in any of the above analyses is identical to Larscom, Verilink or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Rather, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition and other values of comparable companies, precedent transactions or the business segment, company or transaction to which they are being compared. In addition, various analyses performed by Standard & Poor’s CVC incorporate projections prepared by Wall Street analysts using only publicly available information. These projections may or may not be accurate.

      While this summary describes the analyses and factors that Standard & Poor’s CVC deemed material in its presentation to the Larscom board, it is not a comprehensive description of all analysis and factors considered by Standard & Poor’s CVC. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Standard & Poor’s CVC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Standard & Poor’s CVC believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Standard & Poor’s CVC. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Standard & Poor’s CVC is based on all analyses and factors taken as a whole and also on the application of Standard & Poor’s CVC’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Standard & Poor’s CVC expresses no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Standard & Poor’s CVC made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Larscom, Verilink or Standard & Poor’s CVC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

      Larscom paid Standard & Poor’s CVC a professional fee in connection with its preparation for and issuance of the fairness opinion, which is attached to this joint proxy statement/prospectus as Annex C. Standard & Poor’s CVC invoiced Larscom based upon the progression of work performed and no portion of the aggregate professional fee of $155,000 paid to Standard & Poor’s CVC was contingent upon consummation of the merger or the tenor of the conclusions reached in the opinion issued by Standard & Poor’s CVC. Larscom has also agreed to reimburse Standard & Poor’s CVC for its reasonable out-of-pocket expenses and to indemnify Standard & Poor’s CVC against liabilities incurred. These include liabilities under the federal securities laws in connection with the engagement of Standard & Poor’s CVC by Larscom’s board of directors.

      Standard & Poor’s, from time to time, has performed professional services for both Larscom and Verilink unrelated to this fairness opinion. As such, the performance of these professional services does not impair Standard & Poor’s CVC’s ability to render this opinion.

      Larscom selected Standard & Poor’s CVC to render its opinion based on Standard & Poor’s CVC’s experience in securities valuations generally. As part of its financial advisory business, Standard & Poor’s CVC had been frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, private placements and valuations for corporate and other purposes.

Completion and Effectiveness of the Merger

      Verilink and Larscom expect to complete the merger no later than the second business day after all of the conditions to completion of the merger are satisfied or waived, including approval by Verilink stockholders of the issuance of shares of Verilink common stock in connection with the merger and the approval and adoption of the merger agreement and approval of the merger by the Larscom stockholders. The parties will cause the merger to become effective by filing of a certificate of merger with the Secretary of State of the State of Delaware. Verilink and Larscom expect the merger to occur promptly after the special meetings; however, because the merger is subject to customary conditions, Verilink and Larscom cannot predict the exact timing.

Merger Consideration

      If Verilink and Larscom complete the merger, in exchange for each share of Larscom common stock held by them on the date of the merger, Larscom stockholders will receive 1.166 shares of Verilink common stock, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger. Larscom stockholders will also receive one preferred stock purchase right under Verilink’s stockholder rights plan for each share of Verilink common stock received by them in the merger. See “Description of Verilink’s Capital Stock — Stockholder Rights Plan” for a description of the purchase rights.

Net Working Capital Adjustment

      The adjustment factor equals the quotient obtained by dividing (1) Larscom’s “closing net adjusted working capital amount” plus $24,365,600 by (2) the “targeted net adjusted working capital amount” plus $24,365,600. If the difference between the targeted net adjusted working capital and the closing net adjusted working capital amount is less than $100,000, or exceeds the targeted net adjusted working capital, then, in either case, the adjustment factor will be one.

      Larscom’s closing net adjusted working capital is calculated as the difference between Larscom’s current assets and its current liabilities, in each case as defined under, and calculated in accordance with, accounting principles generally accepted in the United States, or GAAP, as of the adjustment date (as described below). However, the following costs and expenses will not be taken into account for any purpose to decrease net adjusted working capital, whether paid or payable on or after completion of the merger:

•	up to $690,000 of Larscom’s expenses associated with the transactions contemplated by the merger agreement;

•	employee severance expenses relating to employees whose employment is terminated immediately prior to or after the merger; and

•	expenses relating to retention bonuses payable to Larscom employees.

      The targeted net adjusted working capital amount is:

•	$5,500,000, if the closing date occurs on or before July 9, 2004;

•	$5,000,000, if the closing date occurs on or after July 10, 2004 and before August 15, 2004; and

•	$4,500,000, if the closing date occurs on or after August 15, 2004.

      Larscom will prepare and deliver to Verilink a “statement of closing net adjusted working capital amount,” which shall include Larscom’s calculation of the closing net adjusted working capital amount, as of the anticipated closing date.

      Verilink will have an opportunity to participate in Larscom’s preparation of the statement of closing net adjusted working capital amount and to review all related records and workpapers. If Larscom and Verilink are unable to agree on the statement of closing net adjusted working capital amount, Verilink and

Larscom have agreed to retain an accounting firm selected by Verilink and reasonably acceptable to Larscom to read and analyze the statement of closing net adjusted working capital amount delivered by Larscom for correctness and compliance. In such an instance, the accounting firm will have the right, in its sole discretion, to modify the statement of closing net adjusted working capital amount to ensure that it complies with the calculation above. The accounting firm’s procedures and modifications, if any, of the statement of closing net adjusted working capital amount, if any, will be binding and both Larscom and Verilink will have the opportunity to participate in such analysis prior to the delivery of the final statement of closing net adjusted working capital amount by the accounting firm.

Illustrative Examples of Net Working Capital Adjustment

      1. Net Adjusted Working Capital Prior to Completion Is Less than Targeted Amount by $1.0 Million

         Assumptions:

Assumed completion date for merger: July 9, 2004

Actual Net Adjusted Working Capital Amount Prior to Completion: $4,500,000

Targeted Net Adjusted Working Capital Amount: $5,500,000

         Step 1  — Calculate the adjustment factor: (4,500,000 + 24,365,000)/(5,500,000 + 24,365,000) = .966516

         Step 2  — Calculate the exchange ratio: 1.166 X .966516 = 1.1270

      2. Net Adjusted Working Capital Prior to Completion Is Within $100,000 or In Excess of Targeted Amount

         Assumptions:

Assumed completion date for merger: July 9, 2004

Actual Net Adjusted Working Capital Amount Prior to Completion: $5,400,000 (or any amount above $5,400,000)

Targeted Net Adjusted Working Capital Amount: $5,500,000

         Step 1 — Adjustment Factor = 1.0

         Step 2  — Calculate the exchange ratio: 1.166 X 1.0 = 1.166

No Fractional Shares

      Verilink will not issue any fractional shares of common stock in the merger. Rather, Verilink will pay cash for any fractional share any Larscom stockholder otherwise would have received in the merger. The cash paid in lieu of fractional shares will be in an amount equal to the fraction multiplied by the last reported sale price of Verilink common stock on the Nasdaq National Market on the last trading day prior to completion of the merger.

      If Verilink effects a stock split, stock dividend or similar recapitalization with respect to Verilink common stock and the record date, in the case of a stock dividend, or the effective date, in the case of a stock split or similar recapitalization for which a record date is not established, is prior to the completion of the merger, the exchange ratio will be adjusted proportionately.

Treatment of Larscom Stock Options and Warrants

      At the effective time of the merger, each outstanding Larscom stock option and warrant to purchase Larscom common stock will cease to represent a right to acquire shares of Larscom common stock and will be assumed by Verilink and converted into an option or warrant to purchase a number of shares of Verilink common stock equal to the product obtained by multiplying 1.166, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger, by the number of shares of Larscom common stock that were issuable upon the exercise of such Larscom stock option or warrant immediately prior to the effective time, rounded down, in the case of a Larscom stock option, or up, in the case of a warrant, to the nearest whole number of shares of Verilink common stock. The per share exercise price for the assumed stock options and warrants will be equal to the per share exercise price of such stock option or warrant divided by 1.166, subject to reduction as described above, rounded up to the nearest whole cent. Each assumed Larscom stock option and warrant will be subject to all other terms and conditions set forth in the applicable documents evidencing each Larscom stock option and warrant immediately prior to the effective time of the merger, except that all Larscom stock options will become fully vested upon completion of the merger. Larscom and Verilink intend that the Larscom stock options assumed by Verilink will qualify as incentive stock options to the extent that such stock options qualified as incentive stock options prior to the effective time of the merger. As of June 1, 2004, options to purchase an aggregate of 590,950 shares of Larscom common stock were outstanding under Larscom’s stock option plans and warrants to purchase 269,320 shares of Larscom common stock were outstanding, representing a total of 860,270 shares of Larscom common stock subject to outstanding stock options and warrants.

Exchange of Larscom Stock Certificates for Verilink Stock Certificates

      When the merger is completed, the exchange agent will mail to Larscom stockholders a letter of transmittal and instructions for use in surrendering their Larscom stock certificates in exchange for Verilink stock certificates. When a Larscom stockholder delivers Larscom stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the stockholder’s Larscom stock certificates will be canceled and the stockholder will receive a Verilink stock certificate representing the number of full shares of Verilink common stock to which the stockholder is entitled under the merger agreement. Larscom stockholders will receive payment in cash, without interest, in lieu of any fraction of a share of Verilink common stock which would have been otherwise issuable to them as a result of the merger, calculated as provided above.

      Larscom stockholders should not submit their Larscom stock certificates for exchange unless and until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

      Verilink will only issue a Verilink stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Larscom stock certificate is registered if a Larscom stockholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that such stockholder paid any applicable stock transfer taxes.

No Dividends

      Larscom stockholders are not entitled to receive any dividends or other distributions on Verilink common stock until the merger is completed and they have surrendered their Larscom stock certificates in exchange for Verilink stock certificates.

      Neither Verilink nor Larscom has made any dividend payments to its stockholders in the past and each has no current intention to do so.

      If there is any dividend or other distribution on Verilink common stock with a record date after the completion of the merger and a payment date prior to the date that a Larscom stockholder surrenders Larscom stock certificates in exchange for Verilink stock certificates, the Larscom stockholder will receive any such dividend or other distribution with respect to the number of whole shares of Verilink common stock issued to the stockholder promptly after the Verilink shares are issued.

      If there is any dividend or other distribution on Verilink common stock with a record date after the completion of the merger and a payment date after the date on which a Larscom stockholder surrenders Larscom stock certificates in exchange for Verilink stock certificates, the Larscom stockholder will receive any such dividend or other distribution with respect to the number of whole shares of Verilink common stock issued to the stockholder promptly after the payment date.

Material United States Federal Income Tax Consequences of the Merger

      The following general discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Larscom common stock.

      The discussion assumes that holders of Larscom common stock hold their stock as a capital asset within the meaning of Section 1221 of the Code and that holders of not more than 20% of Larscom’s common stock perfect their dissenters’ rights to appraisal under Delaware law. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules, such as:

•	financial institutions, dealers in securities, insurance companies and tax-exempt organizations;

•	holders who are classified as partnerships, S corporations, trusts or estates, holders who own their stock indirectly through partnerships, S corporations or trusts;

•	holders who hold their stock as part of a hedge, straddle, conversion or other risk reduction transaction;

•	holders who are foreign persons or who have a functional currency other than the U.S. dollar;

•	holders whose Larscom common stock is qualified small business stock for purposes of Section 1202 of the Code; or

•	holders who acquired their Larscom common stock through stock option or stock purchase programs or other compensation arrangements (including, for example, stock subject to a “substantial risk of forfeiture,” and stock received on exercise of an “incentive stock option,” both as defined in the Code).

      In addition, this discussion does not address (1) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Larscom common stock is acquired or Verilink common stock is disposed of, (2) the tax consequences to holders of Larscom stock options that are assumed, exercised or converted, as the case may be, in connection with the merger, or (3) the tax consequences of the receipt of Verilink common stock other than in exchange for Larscom common stock.

      No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This summary does not address tax consequences under state, local and foreign laws.

      Accordingly, holders of Larscom common stock are strongly encouraged to consult their tax advisors as to specific tax consequences to them of the merger, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Exchange of Larscom Common Stock for Verilink Common Stock

      Subject to the assumptions and limitations referred to in this discussion, it is the opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to Verilink, and Cooley Godward LLP, counsel to Larscom, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Accordingly, subject to the limitations and qualifications referred to herein, the following federal income tax consequences will result:

•	no gain or loss will be recognized by holders of Larscom common stock on the exchange of such stock for Verilink common stock (except as discussed below with respect to cash received in lieu of a fractional interest in Verilink common stock);

•	the aggregate adjusted tax basis of the Verilink common stock received in the merger (including any fractional interest) by a Larscom stockholder will be the same as the aggregate adjusted tax basis of such holder’s Larscom common stock exchanged therefor;

•	the holding period for Verilink common stock received in the merger by a Larscom stockholder will include the holding period of such holder’s Larscom common stock exchanged therefor; and

•	a holder of Larscom common stock who receives cash instead of a fractional Verilink common share will generally recognize capital gain or loss for U.S. Federal income tax purposes based on the difference between the amount of the cash received instead of a fractional share and the holder’s adjusted tax basis in such fractional share. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period is greater than one year as of the date of the consummation of the merger. The deductibility of capital losses is subject to limitations.

Tax Consequences to Verilink and Larscom

      Neither Verilink or Larscom will recognize any income, gain or loss as a result of the reorganization other than income or gain recognized by Larscom to the extent required by the consolidated return regulations under the Internal Revenue Code.

Reporting Requirements

      Each Larscom stockholder that receives Verilink common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Larscom common stock surrendered and the fair market value of the Verilink common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

Dissenting Stockholders

      A dissenting holder of Larscom common stock who perfects appraisal or dissenters’ rights will generally be treated as having received a distribution in redemption of his, her or its stock subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a stockholder’s particular circumstances, a dissenting stockholder who, after the merger, does not own (actually or constructively) any common stock of either Larscom or Verilink will generally recognize gain or loss with respect to such Larscom common stock equal to the difference between the amount of cash received and his, her or its basis in such stock. This gain or loss should be capital gain or loss, provided such stock is held as a capital asset.

Consequences of an IRS Challenge

      A successful challenge by the Internal Revenue Service to the reorganization status of the merger or the combination would result in the Larscom stockholders recognizing taxable gain or loss with respect to the Larscom common stock surrendered equal to the difference between each stockholder’s basis in such stock and the fair market value, as of the effective time of the merger, of the Verilink common stock received in exchange therefor. In such event, a Larscom stockholder’s aggregate basis in the Verilink common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date the merger becomes effective. However, there would be no tax consequences to Verilink or Larscom as a result of a successful challenge to the reorganization status of the merger.

Backup Withholding

      Certain non-corporate holders of Larscom common stock may be subject to backup withholding, currently at a 28% rate, on cash payments received in the merger. Backup withholding generally will not apply, however, to a holder of Larscom common stock who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of Larscom common stock following the consummation of the merger;

•	provides a certification of foreign status on Internal Revenue Service Form W-8BEN or a successor form; or

•	is otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

      Tax matters are very complicated, and the tax consequences of the merger to a Larscom stockholder will depend on such holder’s particular tax situation. The summary of material U.S. federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. Larscom stockholders are encouraged to consult their tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Regulatory Matters

      Although all business combination transactions are subject to U.S. antitrust laws and may also be subject to international antitrust laws, filings with the Department of Justice and the Federal Trade Commission prior to the closing of this merger are not required. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

Other Approvals

      If any additional governmental approvals or actions are required, Verilink and Larscom intend to try to obtain them. Verilink and Larscom cannot assure you, however, that Verilink and Larscom will be able to obtain any approvals or actions.

Accounting Treatment

      The acquisition will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States of America. After the merger, the results of operations of Larscom will be included in the consolidated financial statements of Verilink. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Under the purchase method of accounting, the estimated purchase price will be recorded based on the average closing price of Verilink common stock exchanged for Larscom shares for a range of trading days from two days before until two days after the announcement date of the merger, the fair value of Verilink stock options and warrants to be issued based on the Black-Scholes option pricing model and the direct transaction costs of the merger. The purchase price will be allocated to the fair value of tangible and intangible assets acquired and liabilities assumed. In accordance with Statement of Financial Accounting Standards number 141 “Business Combinations”, if there is excess of the purchase price over the fair value of the net tangible and intangible assets, the excess value will be recorded as goodwill. If the fair value of the amounts assigned to the net tangible and intangible assets exceeds the purchase price, then the excess value will be assigned on a pro rata basis to reduce the value of certain assets until their value is equal to zero. If excess value remains after certain assets are reduced to zero, then the difference will be reported as an extraordinary gain.

Restrictions on Sales of Shares by Affiliates of Larscom

      The shares of Verilink common stock to be issued in connection with the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Verilink common stock issued to any person who is an affiliate of Larscom at the time the merger is submitted to the stockholders for vote or consent. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Larscom, and may include some of the officers and directors, as well as their respective principal stockholders. Affiliates at the time the merger is submitted to the stockholders for vote or consent may not sell their shares of Verilink common stock acquired in connection with the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

      Larscom has notified Verilink of the persons who are, in Larscom’s reasonable judgment, affiliates of Larscom. Larscom has agreed that Verilink is entitled to place appropriate legends on the certificates evidencing any Verilink common stock to be received by these persons or entities, if these persons or entities are affiliates of Larscom at the time the merger is submitted to stockholders for vote or consent, and to issue stop transfer instructions to the transfer agent for the Verilink common stock received by the affiliates.

Interests of Certain Directors, Officers and Affiliates of Larscom

      When considering the recommendation of the boards of directors of both companies, you should be aware that some of Larscom’s directors and executive officers have interests in the merger that are different from, or are in addition to, Verilink and Larscom stockholders. These interests include post-merger membership on the Verilink board of directors, the indemnification of directors and officers of Larscom against certain liabilities both before and after the merger, options held by various executive officers and directors and the acceleration of certain of those options immediately prior to the completion of the merger.

Directorships

      Following the merger, Verilink has agreed to cause Desmond P. Wilson III, currently a director of Larscom and president and chief executive officer of Axel Johnson, to become a member of the Verilink board of directors.

Stock-Based Rights

      In the merger, each outstanding option to purchase shares of Larscom stock will be converted into an option to acquire, on substantially the same terms and conditions as applied to the Larscom option, a number of shares of Verilink common stock to be determined by multiplying the number of shares of Larscom common stock subject to such option immediately prior to the merger by the exchange ratio of 1.166 Verilink shares, subject to reduction by an adjustment factor based on the amount of Larscom’s net adjusted working capital prior to the merger (rounded down to the nearest whole share), at a price per share (rounded up to the nearest one-hundredth of a cent) equal to the aggregate exercise price of such option divided by the exchange ratio of 1.166, subject to reduction as described above. As a result of the merger, all outstanding Larscom stock options, including all stock options held by Larscom’s directors and executive officers, will accelerate and become fully exercisable.

Indemnification of Certain Persons

      The merger agreement generally provides that to the fullest extent permitted by law, for a period of six years following the merger, Verilink shall indemnify, defend and hold harmless each present and former director and officer of Larscom against damages (including reasonable attorneys’ fees) incurred in connection with any claim arising out of or pertaining to matters existing or occurring at or prior to the merger (including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby). Verilink has also agreed not to amend, appeal or otherwise modify the indemnification or exculpation from liability or other similar provisions set forth in the certificate of incorporation or the current bylaws of Verilink for a period of six years after the merger in any manner that would adversely affect the rights thereunder of any person who, immediately prior to the merger, was an indemnified party under the indemnification or exculpation from liability provisions of the Larscom’s certificate of incorporation and bylaws. Prior to the effective time of the merger, Larscom will purchase director’s and officer’s liability insurance tail coverage in the amount of $10 million for claims arising from facts or events which occurred on or before the effective time of the merger. Verilink has agreed to pay one half of the cost of such insurance tail coverage to Larscom at the time Larscom purchases such coverage and to the extent such payment does not exceed a certain agreed-upon limit.

Transfers under Rule 144

      The issuance of Verilink common stock in connection with the merger will increase the number of shares of outstanding Verilink common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of Larscom. This increase in the number of shares of outstanding Verilink common stock may help facilitate broader transfers of shares by affiliates.

Registration Rights

      In connection with and as a condition to the consummation of the merger, Verilink will enter into a registration rights agreement with Axel Johnson and Sierra Ventures, the majority stockholders of Larscom. For a description of the terms of the registration rights agreement, please see “Agreements Related to the Merger — Registration Rights Agreement.”

Dissenters’ Appraisal Rights

      Any Larscom stockholder on the record date who does not wish to accept the consideration provided in the merger agreement has the right to demand, pursuant to Delaware law, the appraisal of, and to be paid the fair market value for, the stockholder’s shares of Larscom common stock. The value of the Larscom common stock for this purpose will exclude any element of value arising from the completion of the merger.

      Verilink stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

      Under Delaware law, Larscom stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Larscom common stock instead of the merger consideration. Larscom stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Annex D of this document.

      Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A Larscom stockholder’s failure to comply with these procedural rules may result in such stockholder becoming ineligible to pursue appraisal rights.

      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a Larscom stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Larscom common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex D of this Joint Proxy Statement/Prospectus. Under Section 262 of the

Delaware General Corporation Law, not less than 20 days before Larscom’s special meeting of stockholders, Larscom must notify each of the holders of record of its capital stock that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. Larscom intends that this joint proxy statement/ prospectus constitutes this notice.

      If you are a Larscom stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

      You must make a written demand for appraisal: You must deliver a written demand for appraisal to Larscom before the vote on the merger agreement is taken at the Larscom special meeting of stockholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

      You must refrain from voting for adoption of the merger agreement: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

      If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

      You must continuously hold your Larscom common stock: You must continuously hold your shares of Larscom common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Larscom common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

      A written demand for appraisal of Larscom common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her stock certificate. If you are the beneficial owner of Larscom common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

      If you own Larscom common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

      If you own Larscom common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

      If you are a record owner, such as a broker, who holds Larscom common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of Larscom common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares of Larscom common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of Larscom common stock that are in your name.

      If you are a Larscom stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: Larscom Incorporated, 39745 Eureka Drive, Newark, California 94560, Attention: Corporate Secretary.

      It is important that Larscom receive all written demands for appraisal before the vote concerning the merger agreement is taken at the Larscom special meeting of stockholders. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder’s shares.

      If the merger is completed, each holder of Larscom common stock who has perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to be paid by Verilink for such stockholder’s shares of Larscom common stock the fair value in cash of those shares. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Larscom common stock who have perfected their appraisal rights. The shares of Larscom common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

      Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

      If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

      Within ten days after the effective date of the merger, Verilink must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the Delaware General Corporation Law.

      Within 120 days after the effective date of the merger, either Verilink or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Delaware Court of Chancery determine the value of the shares of Larscom common stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Delaware Court of Chancery. Verilink has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal. A dissenting stockholder must also serve a copy of the petition on Verilink.

      If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of Verilink. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

      If you have complied with the conditions of Section 262, you are entitled to receive a statement from Verilink. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Verilink within 120 days after the effective date of the merger. Verilink must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

      If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Verilink, Verilink will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Verilink as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

      After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct Verilink to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Verilink to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Verilink.

      If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

•	to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

      If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Verilink a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of Verilink; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

      IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Listing on The Nasdaq National Market of Verilink Common Stock to Be Issued in the Merger

      It is a condition to the completion of the merger that the shares of Verilink common stock to be issued in the merger be approved for listing on The Nasdaq National Market, subject to official notice of issuance.

Delisting and Deregistration of Larscom Common Stock after the Merger

      If the merger is completed, Larscom common stock will be delisted from The Nasdaq SmallCap Market and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

      This section of the joint proxy statement/prospectus is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document and is incorporated herein by reference. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

General

      The merger agreement provides that SRI Acquisition Corp., a wholly-owned subsidiary of Verilink, will merge with and into Larscom. Larscom will survive the merger as a wholly-owned subsidiary of Verilink. At some following date to be determined by Verilink, Larscom will merge with and into Verilink. Verilink will survive the merger.

      The closing of the merger will occur no later than the second business day after the last of the conditions to the merger have been satisfied or waived, or at another time as Verilink and Larscom agree. On the date of the closing, Verilink and Larscom will file a certificate of merger with the Secretary of State of the State of Delaware. Verilink and Larscom currently expect the merger to occur shortly after the special meetings; however, because the merger is subject to customary conditions, Verilink and Larscom cannot predict the exact timing of when the closing will occur.

Conditions to the Completion of the Merger

      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	holders of shares of Verilink common stock representing a majority of the votes present and entitled to vote at the Verilink special meeting at which a quorum is present having approved the issuance of Verilink common stock;

•	holders of shares of Larscom common stock representing a majority of the shares of common stock outstanding having voted to approve and adopt the merger agreement and approve the merger at the Larscom special meeting at which a quorum is present;

•	authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity in connection with the merger shall have been obtained or shall have occurred;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act with no stop order suspending the effectiveness of the registration statement having been issued and no proceedings seeking a stop order having been initiated or threatened by the SEC;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement and no governmental entity shall have commenced any action or proceeding seeking any of the foregoing; and

•	the final statement of closing net adjusted working capital amount shall have been agreed to by Verilink and Larscom, or an accounting firm chosen by Verilink and approved by Larscom shall have delivered such statement of closing.

      In addition, Verilink’s and Larscom’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	certain representations and warranties of the parties set forth in the merger agreement with respect to SEC filings, financial statements and undisclosed liabilities being true and correct in all material respects on the date on which the merger is to be completed as though made on and as of such date; except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and (y) for changes contemplated by the merger agreement, including the disclosure schedules of such party delivered in connection with the merger agreement;

•	the representations and warranties of the parties set forth in the merger agreement or any related certificate or other writing being true and correct in all material respects on the date on which the merger is to be completed as though made on and as of such date; except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by the merger agreement, including the disclosure schedules of such party delivered in connection with the merger agreement, and (z) where the failure to be true and correct (without regard to any materiality, material adverse effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect as to such party; provided; however, that the exception in the definition of material adverse effect related to negative changes in the industry or general economy do not apply with respect to the representations and warranties related to undisclosed liabilities;

•	the other party to the merger agreement having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it on or before the date on which the merger is to be completed, and that party having provided to the other party a certificate of the chief executive officer and the chief financial officer to that effect;

•	with respect only to Larscom’s obligation to effect the merger, Larscom having received from Cooley Godward LLP, counsel to Larscom, on or prior to the date on which the merger is to be completed, a written opinion to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	with respect only to Larscom’s obligation to effect the merger, Verilink having submitted to The Nasdaq Stock Market, Inc. a notification of the listing of additional shares with respect to the Verilink common stock to be issued pursuant to the terms of the merger;

•	with respect only to Larscom’s obligation to effect the merger, Verilink having executed the registration rights agreement and delivered it to the stockholders that are parties thereto;

•	with respect only to Verilink’s obligation to effect the merger, that the gross revenue of Larscom in the second quarter of calendar year 2004 will not be below minimum anticipated levels, and Larscom’s condensed consolidated statement of operations for the quarter ended March 31, 2004 and condensed consolidated balance sheet as of March 31, 2004, included in Larscom’s disclosure schedule, is consistent in all material respects with the unaudited financial statements included in Larscom’s quarterly report on Form 10-Q for the quarter ended March 31, 2004;

•	with respect only to Verilink’s obligation to effect the merger, Verilink having received from Powell, Goldstein, Frazer & Murphy LLP, counsel to Verilink, on or prior to the date on which the merger is to be completed, a written opinion to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	with respect only to Verilink’s obligation to effect the merger, Larscom shall have obtained the required third-party consents as listed in the Larscom disclosure schedule;

•	with respect only to Verilink’s obligation to effect the merger, certain Larscom stockholders having executed the registration rights agreement and delivered it to Verilink;

•	with respect to Verilink’s obligation to effect the merger, Larscom shall have obtained from each of its Rule 144 affiliates a letter in a form pursuant to the merger agreement acknowledging the requirements of Rule 145 under the Securities Act; and

•	with respect only to Verilink’s obligation to effect the merger, at least 75% of certain specified employees of Larscom shall not have ceased to be employed by Larscom; provided that Verilink shall have offered employment to all such persons, provided for retention bonuses for each such employee consistent with past practices and offered compensation that is comparable to such person’s compensation as of the date of the merger agreement.

      Each of the conditions listed above is waivable by the party or parties whose obligations to complete the merger are so conditioned.

      The merger agreement provides that a “material adverse effect” means, when used in connection with Verilink or Larscom, any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of a party and its subsidiaries, taken as a whole; provided, however, that none of the following shall, in and of itself, be taken into account when determining whether there has been, or will be, a material adverse effect with respect to any party:

•	any failure by the party to meet or exceed analysts’ published revenues or earnings predictions or any change in such party’s stock price or trading volume;

•	with respect to the use of the term material adverse effect with respect to a party in the representations and warranties relating to an absence of certain changes or events since the last balance sheet date, any effect resulting from the announcement or pendency of the merger agreement or the merger; or

•	other than with respect to the use of the term material adverse effect in the representations and warranties relating to undisclosed liabilities for Verilink, any effect that results from changes affecting generally the industry or industries in which such party or any of its subsidiaries participates, the U.S. economy as a whole or foreign economies in any locations where such party or any of its subsidiaries has material operations, or sales or customers unless such condition shall disproportionately adversely affect a party or any of its subsidiaries.

No Solicitation

      In the merger agreement, each of Verilink and Larscom has agreed that, except in certain circumstances described below, Verilink and Larscom and their respective subsidiaries will not, nor will either company authorize or permit any of its directors, officers, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined below), including:

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, knowingly assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, except discussions as to the existence of the provisions prohibiting solicitation;

•	approve, endorse or recommend any acquisition proposal with respect to itself; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby with respect to itself.

      An “acquisition proposal” includes, with respect to any party:

•	any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such party or any of its subsidiaries;

•	any proposal for the issuance by such party or any of its subsidiaries of over 20% of its equity securities or the voting power of its equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or the voting power of its equity securities or consolidated total assets of such party;

provided, however, in each case “acquisition proposal” does not include the merger contemplated by the merger agreement, and in the case of Verilink, “acquisition proposal” does not include any inquiry, proposal or offer that does not require, propose, contemplate or would not be reasonably expected to result in the termination of abandonment of the merger contemplated by the merger agreement.

      Further, each of Verilink and Larscom or their respective boards of directors will be permitted to (1) furnish its nonpublic information, to a person making an acquisition proposal, and (2) participate in discussions or negotiations with such person regarding any such acquisition proposal if:

•	such party’s stockholders meeting to approve the merger agreement has not occurred;

•	such acquisition proposal (1) constitutes a superior proposal (as defined below) or (2) is determined by the party’s board of directors in good faith to be more favorable to its stockholders than the transactions contemplated by the merger agreement and could reasonably be expected to result in a superior proposal in all other respects;

•	such acquisition proposal was not the result of a breach by such party of the no solicitation provisions in the merger agreement;

•	such party’s board of directors determines in good faith that such action is required to comply with its fiduciary obligations; and

•	such party obtains a customary confidentiality agreement not less restrictive of the other party than the confidentiality agreement currently in place between Verilink and Larscom.

      In addition, in response to the receipt of a superior proposal, the board of directors of Verilink or Larscom may withdraw, modify, or propose to withdraw or modify its recommendation in favor of the merger if all of the following conditions are met:

•	such party’s stockholders meeting shall not have previously occurred;

•	such party shall have provided the other party two business days prior written notice that (1) it has received a superior proposal, (2) the material terms and conditions of such superior proposal and the identity of the person making the superior proposal; and

•	such party’s board of directors believes in good faith, after consultation with outside counsel, that, in light of such superior offer, its fiduciary obligations require it to change its recommendation.

      A “superior proposal” means any unsolicited, bona fide, written proposal made by a third party:

•	to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination or asset purchase, all or substantially all of the assets of a party, or securities representing a majority of the voting power of the total outstanding securities in the case of Verilink or a majority of the total outstanding voting securities in the case of Larscom;

•	as a result of which the stockholders of a party immediately preceding such transaction would hold less than 50% of the voting power of the total outstanding equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof; and

•	on terms that such party’s board of directors has in good faith concluded to be more favorable, from a financial point of view, to its stockholders (following consultation with outside and independent legal and financial advisors, and after taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by either party to amend the terms of the merger agreement), and on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal;

provided, however, no acquisition proposal shall be deemed to be a “superior proposal” if any financing required to consummate such acquisition proposal is not committed, and in the case of Verilink, is an “allowed proposal.”

      The merger agreement also provides that each party will promptly advise the other of the status and terms of any competing proposal or any inquiry or request for information relating to that competing proposal and the status and terms of any such discussions or negotiations. Each party shall also notify the other of any meeting of the board of directors of such party at which any acquisition proposal is considered or at which a superior proposal is to be recommended to the stockholders of such party.

Meetings of Stockholders

      Unless the merger agreement is terminated pursuant to its terms, Verilink is obligated under the merger agreement to hold and convene a meeting of its stockholders for purposes of considering the issuance of shares of Verilink common stock in connection with the merger.

      Unless the merger agreement is terminated pursuant to its terms, Larscom is obligated under the merger agreement to hold and convene a meeting of its stockholders for purposes of considering the approval and adoption of the merger agreement and approval of the merger.

Covenants; Conduct of Business Pending the Merger

      Both Verilink and Larscom agreed that they will conduct their businesses in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations and to take certain other agreed-upon actions.

Covenants of Larscom

      Unless approved by Verilink, Larscom also agreed that it would conduct its business in compliance with specific restrictions relating to:

•	declaring any dividends or other distributions;

•	any split, combination or reclassification of any of its capital stock;

•	repurchasing, redeeming or otherwise acquiring any shares of its capital stock, except for the acquisition of shares from former employees, directors and consultants in accordance with agreements providing for such repurchase at their original issuance price in connection with any termination of services;

•	issuing securities, other than in connection with the exercise of outstanding warrants and previously-granted options or the grant of new options;

•	modifying its charter documents and bylaws;

•	forming any subsidiary or acquiring any equity interest or ownership interest in another person;

•	the acquisition of any business or entity or division thereof by merger, consolidation or any similar transaction or the acquisition of material assets;

•	selling, leasing or disposing of material assets, whether or not in the ordinary course of business;

•	entering into any agreement with respect to a merger, consolidation, liquidation or business combination or any acquisition or disposition of all or substantially all of the party’s assets or securities, except for a confidentiality agreement as permitted under the terms of the merger agreement;

•	authorizing, recommending, proposing or announcing an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution;

•	incurring or guaranteeing indebtedness;

•	making any capital expenditures in excess of $25,000 in the aggregate;

•	changing accounting methods, principles or practices;

•	except in the ordinary course of business, modifying, amending or terminating any material contract or agreement to which Larscom, or any of its subsidiaries, is a party, or waiving, releasing or assigning any material rights or claims;

•	entering into any material contract, agreement or transaction or take any other material action;

•	licensing any rights to intellectual property to or from any third party;

•	adopting any employment, severance or similar agreement or benefit plan;

•	increasing in any material respect the compensation or fringe benefits of, or paying any bonus to, any director, officer, employee or consultant;

•	waiving any stock repurchase rights, accelerating, amending or changing the period of exercisability of options or restricted stock, repricing any options, or authorizing cash payments in exchange for any options granted;

•	paying any material benefit not provided for as of the date of the merger agreement;

•	taking any action other than in the ordinary course of business to fund or secure the payment of compensation or benefits;

•	hiring any employee at or promoting any employee to the level of director or above with an annual base salary in excess of $100,000;

•	making or changing any tax election, changing any tax accounting period, adopting any method of tax accounting, filing any material amended tax return or settling any tax claim;

•	initiating, paying, discharging or satisfying any material claim, liability or obligation;

•	failing to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement;

•	entering into any agreement to purchase or sell any interest in real property or entering into any lease or other occupancy agreement with respect to any real property;

•	authorizing any action which would make any representation or warranty untrue or incorrect in any material respect or which would materially impair or prevent the satisfaction of any condition; or

•	agreeing to new or modify any existing material commitments with its customers, suppliers and distributors without the prior consent of Verilink, which will not be unreasonably withheld or delayed.

Covenants of Verilink

      Unless approved by Larscom, Verilink agreed that it would conduct its business in compliance with specific restrictions relating to:

•	declaring any dividends or other distributions;

•	any split, combination or reclassification of any of its capital stock;

•	modifying its charter documents and bylaws;

•	authorizing, recommending, proposing or announcing an intention to enter into an agreement in principal or with respect to any plan of liquidation or dissolution of Verilink; or

•	authorizing any action which would make any representation or warranty untrue or incorrect in any material respect or which would materially impair or prevent the satisfaction of any condition.

Other Agreements

      Each of Verilink and Larscom has agreed to:

•	provide the other party with access to its properties, books, work papers, tax returns, contracts, commitments, personnel, customers, suppliers and vendors and records;

•	promptly and duly call, give notice of, convene and hold as promptly as practicable the stockholder meetings;

•	use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable under applicable laws and regulations to complete the merger;

•	obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger;

•	make all necessary filings, and thereafter make any other required submissions, with respect to this merger agreement and the merger required under the Securities Act and the Exchange Act and any other applicable federal or state securities laws, the Hart Scott-Rodino Act, if applicable, and any related governmental request thereunder, and any other applicable law;

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement;

•	coordinate and cooperate with the other in preparing and exchanging information and promptly provide the other with copies of all filings, presentations or submissions made in connection with the merger;

•	use commercially reasonable efforts to obtain any government clearances or approvals under the Hart-Scott-Rodino Act, if applicable, and any other federal, state or foreign law or other antitrust law;

•	give notices to third parties and use commercially reasonable efforts to obtain third-party consents;

•	issue no press release or make any other public written disclosure relating to the merger unless the other party approved such press release or written material or the issuing party has been advised by outside legal counsel that such release or dissemination is required by law or the rules and regulations of The Nasdaq Stock Market, Inc.;

•	take no action that would reasonably be expected to jeopardize the tax-free status of the merger;

•	give the other party the opportunity to participate in the defense or settlement of any stockholder litigation related to the merger agreement or any of the transactions contemplated by the merger agreement and not to settle any such litigation without the other party’s consent; and

•	give prompt notice of any event which caused or would be reasonably likely to cause any representation or warranty to be untrue or to cause any material failure in the satisfaction of any covenant.

Termination

      The merger agreement may be terminated at any time before the completion of the merger, whether before or after the stockholder approvals have been obtained at the stockholder meetings by either Verilink or Larscom:

•	by mutual written consent of the boards of directors of Verilink and Larscom;

•	by Verilink or Larscom, if the merger has not been completed by September 30, 2004, but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to be completed by such date and such action or failure to act constitutes a breach of the merger agreement;

•	by Verilink or Larscom, if a governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by Verilink or Larscom, if the stockholders of Verilink have not approved the issuance of Verilink common stock in the merger or if the stockholders of Larscom have not approved and adopted the merger agreement and approved the merger, in each case at the applicable stockholders’ meeting or at any adjournment or postponement of the applicable meeting, provided that: (1) a party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure to obtain such requisite vote may not terminate; (2) Verilink may not terminate if the failure to obtain such requisite vote has been caused by a breach other than by Larscom of the voting agreement governing the voting of Verilink’s common stock; and (3) Larscom may not terminate if the failure to obtain such requisite vote has been caused by a breach other than by Verilink of the voting agreement governing the voting of Larscom’s common stock;

•	by Verilink or Larscom if:

•	as to Larscom, the Verilink board of directors shall have failed to give its recommendation to approve the issuance of the Verilink common stock in the joint proxy statement/ prospectus or shall have withdrawn or modified in a manner adverse to Larscom such recommendation, or, as to Verilink, the Larscom board of directors shall have failed to give its recommendation to the approval and adoption of the merger agreement and approval of the merger in the joint proxy statement/ prospectus or shall have withdrawn or modified in a manner adverse to Verilink such recommendation;

•	the other party’s board of directors (or any committee thereof) shall have approved or recommended to the stockholders of such party an acquisition proposal (other than in the case of Verilink, a proposal that does not require, propose, contemplate, or would not reasonably be expected to result in, the termination of the merger agreement);

•	a tender offer or exchange offer for outstanding shares of the other party’s common stock is commenced, and such party’s board of directors (or any committee thereof) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after its receipt of a request to do so following the public announcement of a transaction providing for the acquisition of such party; and in the case of Larscom, Larscom’s board of directors (or any committee thereof) (1) recommends that the stockholders of such party tender their shares in such tender or exchange offer or (2) within 10 business days after the commencement of such tender or exchange offer, Larscom’s board of directors fails to recommend rejection of such offer; or

•	the other party shall have materially breached its obligations under the no solicitation provisions of the merger agreement;

•	by Larscom, if at any time prior to the Larscom special meeting, (1) the Larscom board of directors shall have failed to give its recommendation to the approval and adoption of the merger agreement and approval of the merger in the joint proxy statement/ prospectus or shall have withdrawn or modified in a manner adverse to Verilink its recommendation or (2) the Larscom board of directors (or any committee thereof) shall have approved or recommended to the stockholders of Larscom an acquisition proposal, so long as (A) the Larscom board of directors has determined in good faith, after consultation with outside and independent legal and financial advisors, that an acquisition proposal is a superior proposal (and the acquisition proposal did not result from a breach of the no solicitation provisions of the merger agreement) and, after consultation with independent legal counsel, determines in good faith that such action is required for the Larscom board of directors to comply with its fiduciary obligations to stockholders under applicable law and (B) Larscom pays to Verilink the termination fee;

•	by Verilink, if at any time prior to the Verilink special meeting, (1) the Verilink board of directors shall have failed to give its recommendation to the approval and adoption of the merger agreement and approval of the merger in the joint proxy statement/ prospectus or shall have withdrawn or modified in a manner adverse to Larscom its recommendation or (2) the Verilink board of directors (or any committee thereof) shall have approved or recommended to the stockholders of Verilink an acquisition proposal, so long as (A) the Verilink board of directors has determined in good faith, after consultation with outside and independent legal and financial advisors, that an acquisition proposal is a superior proposal (and the acquisition proposal did not result from a breach of the no solicitation provisions of the merger agreement) and, after consultation with independent legal counsel, determines in good faith that such action is required for the Verilink board of directors to comply with its fiduciary obligations to stockholders under applicable law and (B) Verilink pays to Larscom the termination fee; or

•	by Verilink or Larscom, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement in any case such that the conditions to the closing of the merger would not be satisfied, and such breach has not been or cannot be cured within 20 days after delivery of written notice of such breach or inaccuracy.

Termination Fee

Fees Payable by Verilink

      Verilink must pay Larscom a termination fee of $1 million plus fees and expenses not to exceed, in the aggregate, $1.2 million in the event of the termination of the merger agreement by:

•	Larscom as a result of the Verilink board of directors either failing to give its recommendation for the issuance of the Verilink common stock, approving a different acquisition proposal, recommending or failing to reject a tender offer or breaching the no solicitation provisions of the merger agreement; or

•	Verilink as a result of the Verilink board of directors failing to give its recommendation for the issuance of the Verilink common stock in the merger, or approving or recommending a different acquisition proposal.

In addition, if the merger agreement is terminated as a result of the failure of the merger to be completed by September 30, 2004, and at or prior to termination an acquisition proposal (other than an acquisition proposal that does not require, propose, contemplate, or would not be reasonably expected to result in, the termination of the merger agreement), and within 12 months of termination Verilink completes an acquisition transaction, then Verilink shall pay Larscom a termination fee of $1 million plus fees and expenses, but not more than a total of $1.2 million.

Fees Payable by Larscom

      Larscom must pay Verilink a termination fee of $1 million plus fees and expenses not to exceed, in the aggregate, $1.2 million in the event of the termination of the merger agreement by:

•	Verilink or Larscom as a result of the failure of the Larscom stockholders to adopt and approve the merger agreement and to approve the merger;

•	Verilink as a result of the Larscom board of directors either failing to give its recommendation to adopt and approve the merger agreement and to approve the merger, approving a different acquisition proposal, recommending or failing to reject a tender offer or breaching the no solicitation provisions of the merger agreement; or

•	Larscom as a result of the Larscom board of directors failing to give its recommendation to adopt and approve the merger agreement and to approve the merger, or approving or recommending a different acquisition proposal.

      In addition, if the merger agreement is terminated as a result of the failure of the merger to be completed by September 30, 2004 or a material breach by Larscom, and at or prior to termination an acquisition proposal for Larscom has been disclosed, announced, commenced, submitted or made for Larscom, then Larscom must pay all of Verilink’s fees and expenses in connection with the merger. If within 12 months of termination of the merger agreement, due to the failure of the merger to be completed by September 30, 2004 or material breach by Larscom, Larscom completes an acquisition transaction that was first disclosed, announced, commenced, submitted or made prior to or within 60 days after such termination, then Larscom must pay Verilink a termination fee of $1 million plus fees and expenses, but not more than a total of $1.2 million.

Representations and Warranties

      The merger agreement contains customary representations and warranties of Verilink and Larscom relating to, among other things:

•	corporate organization and power and similar corporate matters;

•	capital structure;

•	subsidiaries;

•	authorization, due execution and delivery of the merger agreement, and the absence of any conflicts or violations of each party’s agreements as a result of the merger or the merger agreement;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	the absence of undisclosed liabilities;

•	absence of material changes or events;

•	filing of tax returns and payment of taxes;

•	the ownership and lease of real properties;

•	intellectual property;

•	validity of material contracts to which the parties or their subsidiaries are a party, the absence of any violation, default or breach to such contracts, and the types of such contracts in force;

•	litigation;

•	environmental matters;

•	employee relations;

•	employee benefit plans;

•	compliance with laws;

•	permits;

•	insurance;

•	ownership of assets and absence of liens and encumbrances;

•	condition of equipment and leaseholds;

•	collectibility of receivables, the relationship with customers and the condition of inventory;

•	unlawful business practices;

•	the receipt of fairness opinions from financial advisors;

•	inapplicability of the provisions of Section 203 of the Delaware General Corporation Law to the merger;

•	payment of brokerage or finders’ fees or agents’ commissions;

•	the status of any loans to executive officers; and

•	the adequacy of financial controls.

Amendment; Extension and Waiver

      Subject to applicable law:

•	the merger agreement may be amended by the parties at any time, except that after approval by the stockholders of the matters presented in connection with the merger, no amendment which by law requires further approval by Verilink or Larscom stockholders shall be made without such further approval, and any amendment without such further approval shall not alter or change the amount or kind of consideration to be received on closing, alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the merger, or alter or change any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the stockholders of Verilink or Larscom; and

•	at any time prior to the completion of the merger, a party may, by written instrument signed on behalf of such party, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties in the merger agreement or in any related document made to such party and waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Expenses; Reimbursement

      Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, except:

•	Verilink and Larscom will share equally the aggregate filing fees of both parties’ pre-merger notification report under the Hart Scott Rodino Act, if applicable;

•	Verilink and Larscom will share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing and filing of the joint proxy statement/prospectus (including any related preliminary materials) and the registration statement and any amendments or supplements thereto; and

•	as set forth under “Termination Fee” above.

AGREEMENTS RELATING TO THE MERGER

      This section of the joint proxy statement/prospectus is a summary of the material terms of the voting agreements, copies of which are attached as Annexes A1 and A2 to this joint proxy statement/prospectus, and of the registration rights agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. The following descriptions do not purport to be complete and each is qualified in its entirety by reference to the voting agreements and the registration rights agreement.

Voting Agreements

      As a condition to Verilink’s entering into the merger agreement, Axel Johnson and Sierra Ventures entered into a voting agreement with Verilink pursuant to which, among other things, these Larscom stockholders each agreed, solely in its capacity as a stockholder, to vote all of its shares of Larscom common stock:

•	in favor of the adoption and approval of the merger agreement and approval of the merger;

•	against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Larscom under the merger agreement or could reasonably be expected to result in any of the merger agreement closing conditions not being fulfilled;

•	against any acquisition proposal other than the merger, the merger agreement and the transactions contemplated thereby; and

•	against any other proposal or transaction which could impede the merger, the merger agreement and the transactions contemplated thereby.

      These Larscom stockholders may vote their Larscom common stock on all other matters without restriction. These Larscom stockholders were not paid additional consideration in connection with the voting agreement. Pursuant to the voting agreement, these Larscom stockholders also irrevocably granted and appointed executive officers of Verilink as sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, to exercise all voting and related rights or, if applicable, to give consent to all matters described above. The proxy so granted will terminate upon any termination of the voting agreement in accordance with its terms.

      As of May 10, 2004, Axel Johnson and Sierra Ventures collectively owned 2,848,564 shares of Larscom common stock, representing approximately 55.9% of the issued and outstanding shares of Larscom common stock. Desmond P. Wilson III, president and chief executive officer of Axel Johnson, Lawrence P. Milligan, chairman of the executive committee of the board of directors of Axel Johnson, and Jeffrey M. Drazan, a general partner of Sierra Ventures V, L.P., are members of the Larscom board of directors.

      In addition, as a condition to Larscom’s entering into the merger agreement, the following Verilink stockholders entered into a voting agreement with Larscom: Leigh S. Belden, Verilink’s president and chief executive officer and a member of the Verilink board of directors; Beltech, Inc. (“Beltech”), which holds investments on behalf of Mr. Belden; Leigh S. Belden and Deborah Tinker Belden, or their Successors, Trustees u/a Dated 12/09/88 (“Belden Trust”), Mr. Belden’s family trust; and Steven C. Taylor, a founder and a member of the Verilink board of directors. Pursuant to this voting agreement, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder, to vote all of his, her or its shares of Verilink common stock:

•	in favor of the approval of the issuance of Verilink common stock in connection with the merger;

•	against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Verilink under the merger agreement or could reasonably be expected to result in any of the merger agreement closing conditions not being fulfilled;

•	against any acquisition proposal other than the merger, the merger agreement and the transactions contemplated thereby; and

•	against any other proposal or transaction which could impede the merger, the merger agreement and the transactions contemplated thereby.

      These Verilink stockholders may vote their Verilink common stock on all other matters without restriction. These Verilink stockholders were not paid additional consideration in connection with the voting agreement. Pursuant to the voting agreement, these Verilink stockholders also irrevocably granted and appointed executive officers of Larscom as sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, to exercise all voting and related rights or, if applicable, to give consent to all matters described above. The proxy so granted will terminate upon any termination of the voting agreement in accordance with its terms.

      As of May 10, 2004, Messrs. Belden and Taylor, Beltech and the Belden Trust owned 2,771,037 shares of Verilink common stock, which includes 861,419 shares of Verilink common stock that may be acquired upon the exercise of vested options to purchase Verilink common stock exercisable within 60 days of May 10, 2004. The shares subject to the Verilink voting agreement represent approximately 16.5% of the outstanding common stock of Verilink. Mr. Belden and Mr. Taylor are members of the Verilink board of directors.

      Under these voting agreements, subject to certain exceptions, the stockholders also have agreed not to transfer the Verilink common stock and options or Larscom common stock or options owned, controlled or acquired, either directly or indirectly, by them or their voting rights with respect to such shares until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any shares or any interest in any shares is transferred agrees in writing to be bound by the terms and provisions of the voting agreement.

      Further, each of the stockholders has agreed not to participate in any acquisition of any securities (or beneficial ownership thereof) of Verilink or Larscom or any direct or indirect rights or options to acquire any capital stock of Verilink or Larscom, or participate in any merger, consolidation, tender or exchange offer or other business combination involving Verilink or Larscom.

      Under these voting agreements, each stockholder has agreed not to (1) solicit any acquisition proposal, (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any acquisition proposal, (3) approve, endorse or recommend any acquisition proposal or (4) enter into any letter of intent or any agreement relating to any acquisition proposal. Each stockholder has agreed to immediately advise Verilink or Larscom, as applicable, of any acquisition proposal with respect to Verilink or Larscom, as applicable, or any request for nonpublic information in connection with any such acquisition proposal.

      These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger.

Registration Rights Agreement

      As a condition to the completion of the merger, Verilink will enter into a registration rights agreement with Axel Johnson and Sierra Ventures, and persons and entities affiliated with Axel Johnson and Sierra Ventures. Pursuant to the registration rights agreement, Axel Johnson and Sierra Ventures will be entitled to certain rights with respect to the registration under the Securities Act of the shares of Verilink common stock they will receive in exchange for the shares of Larscom common stock they currently hold.

      Subject to certain limitations, Verilink is required to register with the SEC all of the shares of Verilink common stock to be received by Axel Johnson and Sierra Ventures in the merger. Verilink is required to file with the SEC a Form S-3 Registration Statement:

•	within 30 days after the completion of the merger if the merger is completed by July 30, 2004;

•	within 10 days after Verilink files its annual report on Form 10-K if the merger is completed after July 30, 2004 but before September 20, 2004; and

•	within 10 days after the completion of the merger if the merger is completed on or after September 10, 2004.

      Axel Johnson and Sierra Ventures also have the right to include their shares of Verilink common stock in a registered underwritten offering of securities by Verilink for its own account. While Axel Johnson and Sierra Ventures may request that some or all of their Verilink common stock be included as a part of the offering, Verilink may, on the advice of the underwriter, reduce on a pro rata basis the amount of securities to be registered on behalf of Axel Johnson and Sierra Ventures. In exercising this right, Verilink may not, however, reduce the amount of securities to be sold by Axel Johnson and Sierra Ventures below 25% of the total amount of securities included in the registration.

      Verilink will pay all expenses associated with a registration of shares of Verilink common stock owned by Axel Johnson and Sierra Ventures pursuant to the registration rights agreement, other than underwriting discounts and commissions, out-of-pocket expenses for the stockholder party or underwriters’ counsel fees and disbursements, if any, relating to such shares. In addition, the registration rights agreement contains certain indemnification provisions (1) by Verilink for the benefit of the Axel Johnson and Sierra Ventures as well as any potential underwriter and (2) by Axel Johnson and Sierra Ventures for the benefit of Verilink and related persons. Axel Johnson and Sierra Ventures may, subject to certain limitations and after having provided Verilink with the proper notice, transfer their registration rights under the agreement.

      No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial additional amounts of Verilink common stock in the public market, or the perception that such sales occur, could materially adversely affect the prevailing market price of the Verilink common stock.

      As of May 10, 2004, Axel Johnson and Sierra Ventures collectively owned 2,848,564 shares of Larscom common stock, representing approximately 55.9% of the issued and outstanding shares of Larscom common stock. Desmond P. Wilson III, president and chief executive officer of Axel Johnson, Lawrence P. Milligan, chairman of the executive committee of the board of directors of Axel Johnson, and Jeffrey M. Drazan, a general partner of Sierra Ventures V, L.P., are members of the Larscom board of directors.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The following unaudited pro forma combined condensed financial statements have been prepared to give effect to Verilink’s acquisition of XEL on February 5, 2004, and the proposed merger of Verilink and Larscom using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed financial statements. The pro forma statements of operations were prepared as if the acquisition of XEL and the merger had been completed as of June 29, 2002. The pro forma balance sheet was prepared as if the merger had been completed as of April 2, 2004, which includes the impact of the XEL acquisition.

      The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred June 29, 2002 for statements of operation purposes and as of April 2, 2004 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The unaudited pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets, assumed liabilities and purchase adjustments for Larscom. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma combined condensed financial statements are based upon preliminary estimates, the pro forma adjustments for the Larscom merger may differ materially, based upon the final allocation.

      These unaudited pro forma combined condensed financial statements are based upon the historical consolidated financial statements of Verilink, XEL and Larscom (including the impact of Larscom’s acquisition of VINA effective as of June 5, 2003) and should be read in conjunction with the historical consolidated financial statements of Verilink and Larscom and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of Verilink and Larscom included herewith, other information Verilink has on file with the SEC and the historical financial statements and related notes thereto of XEL and VINA contained in this joint proxy statement/prospectus.

      On June 5, 2003, Larscom acquired VINA in a stock-for-stock acquisition. An unaudited pro forma combined condensed statement of operations giving effect to the combination of Larscom and VINA as if it had been completed as of January 1, 2003 is presented beginning on page      .

VERILINK CORPORATION

PRO FORMA COMBINED CONDENSED BALANCE SHEET

	April 2, 2004

	Historical

	Verilink	Larscom	Pro Forma		Pro Forma
	Corporation	Incorporated	Adjustments		Combined

	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,872	$6,416	$—		$9,288
Restricted cash	—	333	—		333
Short-term investments	127	—	—		127
Accounts receivable, net	8,892	2,253	—		11,145
Inventories, net	5,809	5,468	—		11,277
Income tax receivable	—	68			68
Other current assets	363	761	—		1,124

Total current assets	18,063	15,299	—		33,362
Property held for lease, net	6,317	—	—		6,317
Property, plant and equipment, net	1,533	1,174	—		2,707
Restricted cash	1,000	—	—		1,000
Goodwill	9,887	—	9,530	(b)	19,417
Other intangible assets, net	9,495	2,079	(2,079	)(a)	23,035
			13,540	(b)
Other assets	532	441	—		973

Total assets	$46,827	$18,993	$20,991		$86,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligation	$735	$—	$—		$735
Accounts payable	8,182	2,760	—		10,942
Accrued expenses	5,743	4,384	1,045	(d)	13,008
			294	(f)
			1,542	(g)
Deferred revenue	—	1,328	(97	)(h)	1,231
Accrued purchase consideration	1,362	—	—		1,362

Total current liabilities	16,022	8,472	2,784		27,278
Long-term debt and capital lease obligation	3,196	—	—		3,196
Convertible notes, net	10,422	—	—		10,422
Other non-current liabilities		1,527	—		1,527

Total liabilities	29,640	9,999	2,784		42,423

Stockholders’ equity:
Common stock	154	51	(51	)(c)	214
			60	(e)
Additional paid in capital	52,275	89,560	(89,560	)(c)	79,416
			27,141	(e)
Deferred compensation	(975)	(21)	21	(c)	(975)
Accumulated other comprehensive income (loss)	(38)	27	(27	)(c)	(38)
Accumulated deficit	(34,229)	(80,623)	80,623	(c)	(34,229)

Total stockholders’ equity	17,187	8,994	18,207		44,388

Total liabilities and stockholders’ equity	$46,827	$18,993	$20,991		$86,811

See accompanying notes to unaudited pro forma combined condensed financial information.

VERILINK CORPORATION

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Year Ended June 27, 2003

	Verilink Combined Pro Forma

	Historical

		XEL	XEL		Verilink
	Verilink	Communications	Pro Forma		Combined
	Corporation	Inc.	Adjustments		Pro Forma

Net sales	$28,104	$19,592	$—		$47,696
Cost of sales	13,939	13,557	—		27,496

Gross profit	14,165	6,035	—		20,200

Operating expenses:
Research and development	3,985	1,378	—		5,363
Selling, general and administrative	7,586	4,043	—		11,629
Stock based compensation	—	—	—		—
Amortization of intangibles	—	—	580	(k)	580
In-process research and development	316	—	—		316
Impairment charges	—	—	—		—
Restructuring charges	—	—	—		—

Total operating expenses	11,887	5,421	580		17,888

Operating income (loss)	2,278	614	(580)		2,312
Interest and other income, net	656	45	(96	)(k)	605
Interest expense	(181)	—	(734	)(k)	(915)

Income (loss) before provision for income taxes	2,753	659	(1,410)		2,002
Provision for (benefit from) income taxes	—	—	—		—

Net income (loss) from continuing operations	$2,753	$659	$(1,410)		$2,002

Earnings (loss) per share from continuing operations — Basic and diluted	$0.18

Weighted average shares outstanding:
Basic	14,871
Diluted	15,294

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended June 27, 2003

	Larscom Combined Pro Forma

	Historical

		VINA	VINA		Larscom	Larscom
	Larscom	Technologies	Pro Forma		Combined	Pro Forma		Pro Forma
	Incorporated	Inc.	Adjustments		Pro Forma	Adjustments		Combined

Net sales	$19,438	$15,397	$—		$34,835	$—		$82,531
Cost of sales	9,098	9,541	495		19,134	—		46,630

Gross profit	10,340	5,856	(495)		15,701	—		35,901

Operating expenses:
Research and development	4,500	7,819	(12	)(l)	12,307	—		17,670
Selling, general and administrative	15,101	9,771	(45	)(l)	24,827	—		36,456
Stock based compensation	—	1,126	(1,126	)(l)	—	—		—
Amortization of intangibles	93	485	(43	)(l)	535	(535	)(i)	2,279
						1,699	(j)
In-process research and development	155	—	—		155	(155	)(i)	316
Impairment charges	—	507	—		507	—		507
Restructuring charges	91	1,457	336	(l)	1,884	—		1,884

Total operating expenses	19,940	21,165	(890)		40,215	1,009		59,112

Operating income (loss)	(9,600)	(15,309)	395		(24,514)	(1,009)		(23,211)
Interest and other income, net	218	43			261			866
Interest expense	—	—	—		—	—		(915)

Income (loss) before provision for income taxes	(9,382)	(15,266)	395		(24,253)	(1,009)		(23,260)
Provision for (benefit from) income taxes	(232)	—	—		(232)	—		(232)

Net income (loss) from continuing operations	$(9,150)	$(15,266)	$395		$(24,021)	$(1,009)		$(23,028)

Earnings (loss) per share from continuing operations — Basic and diluted								$(1.10)

Weighted average shares outstanding:
Basic						6,012		20,883
Diluted						6,012		20,833

See accompanying notes to unaudited pro forma combined condensed financial information.

VERILINK CORPORATION

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Nine Months Ended April 2, 2004

	Verilink Combined Pro Forma

	Historical					Historical

		XEL	XEL		Verilink		Larscom
	Verilink	Communications	Pro Forma		Combined	Larscom	Pro Forma		Pro Forma
	Corporation	Inc.	Adjustments		Pro Forma	Incorporated	Adjustments		Combined

Net sales	$32,330	$13,943	$—		$46,273	$17,396	$—		$63,669
Cost of sales	17,798	10,616	—		28,414	11,415	—		39,829

Gross profit	14,532	3,327	—		17,859	5,981	—		23,840

Operating expenses:
Research and development	4,981	921	—		5,902	3,562	—		9,464
Selling, general and administrative	9,053	2,588	—		11,641	9,405	—		21,046
Amortization of intangibles	—	—	337	(k)	337	333	(333	)(i)	1,611
							1,274	(j)
In-process research and development	—	—	—		—	—	—		—
Impairment charges	—	—	—		—	408	—		408
Restructuring charges	400	—	—		400	2,361	—		2,761

Total operating expenses	14,434	3,509	337		18,280	16,069	941		35,290

Operating income (loss)	98	(182)	(337)		(421)	(10,088)	(941)		(11,450)
Interest and other income, net	635	46	(57	)(k)	624	437	—		1,061
Interest expense	(221)	—	(437	)(k)	(658)	—	—		(658)

Income (loss) before provision for income taxes	512	(136)	(831)		(455)	(9,651)	(941)		(11,047)
Provision for (benefit from) income taxes	—	—	—		—	18	—		18

Net income (loss)	$512	$(136)	$(831)		$(455)	$(9,669)	$(941)		$(11,065)

Earnings (loss) per share:
Basic	$0.03								$(0.53)

Diluted	$0.03								$(0.53)

Weighted average shares outstanding:
Basic	14,850						6,012		20,862
Diluted	16,297						6,012		20,862

See accompanying notes to unaudited pro forma combined condensed financial information.

NOTES TO VERILINK UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

      On April 28, 2004, Verilink and Larscom entered into a merger agreement whereby each outstanding share of Larscom common stock will be converted into the right to receive 1.166 newly issued shares of Verilink common stock, subject to reduction based on the amount of Larscom’s net adjusted working capital prior to the merger. The unaudited pro forma combined condensed financial statements provide for the issuance of approximately 5,947,000 shares of Verilink common stock, based upon an exchange ratio of 1.166 of a share of Verilink common stock for each outstanding share of Larscom common stock as of April 28, 2004 assuming no reduction based on net adjusted working capital. The actual number of shares of Verilink common stock to be issued will be determined on the effective date of the merger using the 1.166 exchange ratio as adjusted in accordance with the merger agreement and based on the number of shares of Larscom common stock actually outstanding as of the effective date of the merger.

      Estimated acquisition costs include a broker’s fee in the amount of $284,000, which will be paid in Verilink common stock based on the total consideration paid by Verilink in this merger. Approximately 65,000 shares of Verilink common stock will be issued in satisfaction of this fee.

      Based on the total number of Larscom options and warrants outstanding as of April 28, 2004, Verilink would assume options and warrants to purchase approximately 989,000 shares of Verilink common stock. The actual number of options and warrants to be assumed will be determined on the effective date of the merger using the 1.166 exchange ratio as adjusted in accordance with the merger agreement and based on the number of Larscom options and warrants actually outstanding as of the effective date of the merger.

      The unaudited pro forma combined condensed balance sheet at April 2, 2004 combines the Verilink and Larscom consolidated balance sheets at April 2, 2004 and March 31, 2004, respectively, as if the merger had been consummated on April 2, 2004.

      The unaudited pro forma combined condensed statement of operations for the fiscal year ended June 27, 2003 gives effect to the proposed merger as if it had occurred on June 29, 2002. Verilink reports its results of operations on a fiscal year ending in June while Larscom reports its results on a calendar year basis. Since the year ends of Verilink and Larscom are not within 93 days per the Securities and Exchange Commission guidance, the results of operations for Larscom in the four calendar quarters ended June 30, 2003 have been totaled and presented for the year ended June 27, 2003, and the results of operations for the three calendar quarters ended March 31, 2004 have been totaled and presented for the nine months ended April 2, 2004.

2.	Preliminary Purchase Price

      The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $28,246,000. The preliminary fair market value of Verilink’s common stock to be issued was determined using the five-trading-day average price surrounding the date the acquisition was announced (April 29, 2004) of $4.378 per share. The preliminary fair market value of Verilink’s stock options and warrants to be issued was determined using the Black-Scholes option-pricing model. The following assumptions were used to perform the calculations for the options to be assumed that are expected to terminate within one year following the effective date of closing: fair value of Verilink’s common stock of $4.378, expected life of 0.57 years, risk-free interest rate of 1.20%, expected volatility of 85.37% and no expected dividend yield. The following assumptions were used to perform the calculations for the options to be assumed for all other options: fair value of Verilink’s common stock of $4.378, expected life of 3.06 years, risk-free interest rate of 2.99%, expected volatility of 143.10% and no expected dividend yield. The following assumptions were used to perform the calculations for the warrants to be assumed: fair value of Verilink’s common stock of $4.378, expected life of 0.60 years, risk-free interest rate of 1.20% and expected volatility of 85.37%. The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options and warrants assumed and actual direct

NOTES TO VERILINK UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS — (Continued)

merger costs. The final purchase price will be determined upon completion of the merger. The estimated total purchase price of the proposed Larscom merger is as follows (in thousands):

Value of Verilink common stock to be issued	$26,036
Value of Verilink options and warrants to be assumed	881
Estimated direct merger costs:
Direct merger costs payable in cash	1,045
Value of Verilink common stock payable as broker’s fee	284

Total estimated purchase price	$28,246

3.	Preliminary Purchase Price Allocation

      Under the purchase method of accounting, the total estimated purchase price is allocated to Larscom’s net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and management’s estimate of fair value from the preliminary independent valuation, the preliminary purchase price allocation, which is subject to change based on Verilink’s final analysis, is as follows (in thousands):

Tangible assets acquired	$16,914
Goodwill	9,530
Amortizable intangible assets:
Developed technology	5,384
Trade names/trademarks	1,156
Customer contracts/relationships	7,000

Total assets acquired	39,984
Liabilities assumed	(9,902)
Liability for Larscom director and officers insurance	(294)
Liability for estimated restructuring	(1,542)

Net assets acquired	$28,246

      A preliminary estimate of $13,540,000 has been allocated to amortizable intangible assets with useful lives ranging from four years to twelve years as follows: Developed technology — four to eight years; Trade name/trademarks — four years; and Customer contracts/relationships — twelve years.

      A preliminary estimate indicates goodwill of $9,530,000. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, goodwill will not be amortized and will be tested for impairment at least annually.

4.	Pro Forma Adjustments

      There were no intercompany balances or transactions between Verilink and Larscom. Certain reclassifications have been made to conform Larscom’s historical amounts to Verilink’s financial statement presentation.

NOTES TO VERILINK UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS — (Continued)

      The accompanying unaudited pro forma combined condensed financial statements have been prepared as if the merger was completed on April 2, 2004 for balance sheet purposes and as of June 27, 2002 for statement of operations purposes and reflect the following pro forma adjustments:

a. To eliminate Larscom’s existing capitalized other intangible assets.

b. To record the fair value of amortizable other intangible assets and goodwill resulting from the proposed merger.

c. To eliminate the historical stockholders’ equity of Larscom.

d. To record estimated direct merger costs to be paid in cash of approximately $1,045,000 related to investment banking, legal and accounting fees and printing costs to be incurred by Verilink.

e. To record the estimated value of Verilink common stock, options and warrants to be issued in the proposed merger $(27,201,000), including the broker’s fee to be paid in Verilink common stock.

f. To record the estimated portion of the liability to be paid by Verilink for Larscom director and officer liability insurance coverage for events prior to the merger.

g. To record estimated restructuring costs in accordance with EITF 95-3. Amounts recorded represent employee severance and benefit costs of $1,542,000 due to the planned consolidation of certain manufacturing and administrative functions. This will result in a reduction in workforce of approximately 48 employees.

h. To adjust Larscom’s deferred revenue to estimated fair value.

i. To eliminate Larscom’s amortization of intangibles and in-process research and development charge that would have been eliminated had the acquisition occurred on June 27, 2002.

j. To record amortization expenses related to the intangible assets to be acquired as part of the proposed merger.

k. To record pro forma adjustments related to Verilink’s acquisition of XEL as of February 5, 2004 as if the acquisition occurred on June 27, 2002. Adjustments include amortization of intangibles acquired in that acquisition, reflects the adjustment to reduce interest income as a result of lower cash and cash equivalents balance, and reflects the adjustment for interest expense at 7% on the notes issued in connection with that acquisition.

l. To record pro forma adjustments related to Larscom’s acquisition of Vina Technologies, Inc. as of June 5, 2003 as if the acquisition occurred on June 27, 2002. Adjustments include the impact to amortization of deferred compensation, elimination of Vina’s amortization of intangibles, adjustment to depreciation for VINA property and equipment to fair value, and the amortization of intangibles acquired in connection with that acquisition.

5.	Unaudited Pro Forma Combined Earnings Per Common Share Data

      Shares used to calculate unaudited pro forma combined loss per basic and diluted share for the year ended June 27, 2003 and the nine months ended April 2, 2004, were computed by adding approximately 6,012,000 shares assumed to be issued in exchange for the outstanding Larscom shares and in payment of the broker’s fee to Verilink’s weighted average shares outstanding. As the unaudited pro forma condensed

NOTES TO VERILINK UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS — (Continued)

combined statement of operations for the periods presented show a net loss, weighted average basic and diluted shares are the same.

	Verilink	Adjusted New
	Weighted	Equivalent		Pro Forma
	Average	Larscom		Combined
	Shares	Shares		Shares

	(In thousands)
Fiscal year ended June 27, 2003
Basic	14,871	6,012	(a)	20,883
Diluted	14,871	6,012	(a)	20,883
Nine months ended April 2, 2004
Basic	14,850	6,012	(a)	20,862
Diluted	14,850	6,012	(a)	20,862

(a)	Assuming that all Larscom stockholders were to receive 1.166 shares of Verilink common stock for each outstanding share of Larscom common stock as of June 10, 2003, the following shares of Verilink would have been issued (in thousands):

Number of Larscom outstanding shares	5,100
Exchange rate	1.166

Verilink shares to be issued for Larscom outstanding shares	5,947
Verilink shares to be issued for broker’s fee	65

Total Verilink shares to be issued	6,012

Updated Larscom Unaudited Pro Forma Combined Condensed Information for 2003 Related to
Merger With VINA

      The following unaudited pro forma combined condensed statement of operations has been prepared to give effect to the combination of Larscom and VINA using the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed statement of operations. This pro forma statement of operations was prepared as if Larscom’s merger with VINA had been completed as of January 1, 2003.

      Larscom’s audited balance sheet at December 31, 2003 reflects the acquisition of VINA on June 5, 2003, and accordingly no pro forma balance sheet is presented.

      The unaudited pro forma combined condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the VINA merger occurred on January 1, 2003, nor is it necessarily indicative of the future results of operations. The unaudited pro forma combined condensed statement of operations includes adjustments to reflect the allocation of purchase price to the acquired assets and assumed liabilities of VINA.

      This unaudited pro forma combined condensed statement of operations is based upon the respective historical consolidated statement of operations of Larscom and VINA and should be read in conjunction with the historical consolidated financial statements of Larscom and VINA and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the reports delivered with this document and other information Larscom and VINA have on file with the SEC.

LARSCOM INCORPORATED AND VINA TECHNOLOGIES, INC.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	Year Ended December 31, 2003

	Historical

		VINA
	Larscom	Technologies,	Pro Forma		Pro Forma
	Incorporated	Inc.	Adjustments		Combined

	(Unaudited, in thousands, except per share amounts)
Net sales	$21,926	$3,317	$—		$25,243
Cost of sales	12,907	2,293	244	(a)	15,449
			5	(b)

Gross profit	9,019	1,024	(249)		9,794

Operating expenses:
Research and development	4,845	3,073	(16	)(b)	7,902
Selling, general and administrative	14,418	4,074	(86	)(c)	18,435
			29	(b)
Amortization of intangibles	385	200	(200	)(a)	531
			146	(a)
In-process research and development	155	—	—		155
Impairment charges	364	—	—		364
Restructuring charges	2,458	91	336	(b)	2,885

Total operating expenses	22,625	7,438	209		30,272

Operating loss	(13,606)	(6,414)	(458)		(20,478)
Interest and other income	381	3	—		384

Loss before provision for income taxes	(13,225)	(6,411)	(458)		(20,094)
Provision for income taxes	37	—	—		37

Net loss	$(13,262)	$(6,411)	$(458)		$(20,131)

Net loss per share:
Basic	$(3.26)				$(3.95)

Diluted	$(3.26)				$(3.95)

Weighted average shares outstanding:
Basic	4,073		1,021		5,094
Diluted	4,073		1,021		5,094

See accompanying notes to unaudited pro forma combined condensed financial information related to the Larscom and VINA merger.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION RELATED TO THE LARSCOM AND VINA MERGER

1.     Basis of Pro Forma Presentation

      On March 17, 2003, Larscom and VINA entered into a merger agreement whereby each outstanding share of VINA common stock would be converted into 0.03799 newly issued shares of Larscom common stock. On June 5, 2003 this acquisition was completed. The unaudited pro forma combined consolidated condensed financial statements provide for the issuance of approximately 2,393,894 shares of Larscom common stock in exchange for all of VINA’s outstanding common stock.

      Additionally, based on the total number of VINA options and warrants outstanding as of June 5, 2003, Larscom assumed options and warrants to purchase approximately 454,752 shares of Larscom common stock.

      The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2003 gives effect to the proposed merger as if it had occurred on January 1, 2003.

2.     Pro Forma Adjustments

      There were no intercompany balances or transactions between Larscom and VINA. Certain reclassifications have been made to conform VINA’s historical amounts to Larscom’s financial statement presentation.

      The accompanying unaudited pro forma combined condensed statement of operations has been prepared as if the VINA merger was completed as of January 1, 2003 and reflects the following pro forma adjustments:

a. To record the amortization of intangible assets resulting from the merger and eliminate the amortization of intangibles related to VINA:

Eliminate VINA intangible asset amortization	$(200)
Record intangible asset amortization resulting from merger:
Cost of sales	244
Amortization of intangibles	146

Net change in amortization expense	$190

b. To record amortization of deferred compensation for unvested options settled in Larscom options over their vesting period and to eliminate VINA deferred compensation.

c. To adjust depreciation on VINA property and equipment to fair value as a result of the merger.

DESCRIPTION OF VERILINK’S CAPITAL STOCK

      Verilink authorized capital stock consists of 40,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share.

      The following description of Verilink’s capital stock and certain provisions of Verilink’s amended and restated certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of the amended and restated certificate of incorporation and amended bylaws, which have been filed as exhibits to Verilink’s registration statement. Please see “Where You Can Find More Information” if you would like copies of any of these documents. Verilink’s common stock is listed on The Nasdaq National Market under the trading symbol “VRLK.”

Common Stock

      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and are entitled to cumulate their votes for elections of directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of a liquidation, dissolution or winding up of Verilink, holders of common stock are entitled to share ratably in all assets of Verilink remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

      Verilink’s amended and restated certificate of incorporation authorizes Verilink’s board of directors to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock, without any further vote or action by stockholders. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the common stock.

      Verilink has designated 40,000 shares of its preferred stock as Series A Junior Participating Preferred Stock in connection with Verilink’s stockholders rights plan. Currently, there are no outstanding shares of preferred stock.

      The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Verilink. Verilink has no present plan to issue any shares of preferred stock.

Stockholder Rights Plan

      On November 29, 2001, the Verilink board of directors declared a dividend distribution of one right for each outstanding share of Verilink common stock to stockholders of record on December 12, 2001. Each right entitles the registered holder to purchase from Verilink one one-thousandth of a share of Verilink Series A Junior Participating Preferred Stock at a price of $22.00 per one one-thousandth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement, dated as of November 29, 2001, as amended, between Verilink and the rights agent.

      Until the earliest to occur of (1) the close of business on the tenth business day (or such later date as specified by the Verilink board) following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Verilink’s outstanding common stock, (2) the close of business on the tenth business day (or such later date as specified by the Verilink board) following the commencement of a tender offer or exchange offer by a person or group of persons, the consummation of which would result in beneficial ownership by such person or group of 20% or more of the outstanding Verilink common stock, or (3) the close of business on the tenth business day following the first date of public announcement of the first occurrence of a “flip-in event” or a “flip-over event” (as defined below), the rights will be evidenced by the common stock certificates of the record holders. The earliest of these dates to occur is called the “distribution date.”

      Until the distribution date, the rights will be transferred with and only with shares of Verilink common stock. No right is exercisable at any time prior to the distribution date. The rights will expire on December 12, 2011, unless earlier redeemed or exchanged by Verilink as described below. Until a right is exercised, the holder thereof, as such, will have no rights as a Verilink stockholder, including without limitation the right to vote or to receive dividends.

      The purchase price payable, and the number of preferred shares or other securities issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution: (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares, (2) upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares at a price, or securities convertible into preferred shares with a conversion price, less than the then current market price of the preferred shares, or (3) upon the distribution to holders of the preferred shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

      In the event (referred to as a “flip-in event”) that any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of outstanding Verilink common stock, each holder of a right, other than rights that are or were owned beneficially by the acquiring person (which, from and after the later of the distribution date and the date of the earliest of any such events, will be null and void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of Verilink common stock having a market value of two times the exercise price of the right.

      In the event (referred to as a “flip-over event”) that, following the first date of public announcement that a person has become an acquiring person, (1) Verilink merges with or into any person and Verilink is not the surviving corporation, (2) any person merges with or into Verilink and Verilink is the surviving corporation, but Verilink’s shares of common stock are changed or exchanged, or (3) 50% or more of Verilink’s assets or earning power are sold, each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of such other person which at the time of such transaction would have a market value of two times the exercise price of the right.

      At any time after the later of the distribution date and the first occurrence of a flip-in event or a flip-over event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Verilink common stock, the Verilink board may exchange the rights, in whole or in part, at an exchange ratio of one share of Verilink common stock per right (subject to adjustment).

      With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment in the purchase price of at least 1%. Verilink may redeem the rights in whole, but not in part, at a price of $0.001 per right, at any time prior to the close of business on the later of (1) the distribution date and (2) the first date of public announcement that a person has become an acquiring person. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      The rights agreement may be amended by Verilink without the approval of any holders a right, including amendments which add other events requiring adjustment to the purchase price payable and the number of preferred shares or other securities issuable upon the exercise of the rights or which modify procedures relating to the redemption of the rights, provided that no amendment may be made which decreases the stated redemption price or the period of time remaining until the rights may be redeemed at such time as the rights are not then redeemable.

      The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Verilink on terms not approved by the Verilink board, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Verilink board since (subject to the limitations described above) the rights may be redeemed by Verilink prior to the time that the rights would otherwise become exercisable, or if later, the time that a person or group has become potential acquiring person.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock of Verilink is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038 and its telephone number is 1-800-937-5449.

COMPARISON OF RIGHTS OF HOLDERS OF

VERILINK COMMON STOCK AND LARSCOM COMMON STOCK

      The rights of Verilink stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and by Verilink’s amended and restated certificate of incorporation and bylaws. Larscom’s amended and restated certificate of incorporation and bylaws and the DGCL currently govern the rights of stockholders of Larscom. After the completion of the merger, Larscom stockholders will become stockholders of Verilink. As a result, former Larscom stockholders’ rights will be governed by Verilink’s certificate of incorporation and bylaws.

      This section summarizes the material differences between the rights of holders of Verilink common stock and the rights of holders of Larscom common stock. This summary may not contain all of the information that is important to both Verilink and Larscom stockholders, and is not a complete comparison of the certificate of incorporation and bylaws of Verilink and the certificate of incorporation and bylaws of Larscom. Verilink and Larscom stockholders should read carefully this entire document, the certificate of incorporation of Verilink and the certificate of incorporation of Larscom and the bylaws of Verilink and Larscom, and the relevant provisions of the DGCL for a more complete understanding of the differences between Verilink common stock and Larscom common stock.

Comparison of Authorized Capital Stock

      Verilink. The authorized capital stock of Verilink consists of 41,000,000 shares of Verilink capital stock consisting of 1,000,000 shares of preferred stock, $0.01 par value per share and 40,000,00 shares of common stock, $0.01 par value per share.

      Larscom. The authorized capital stock of Larscom consists of 116,900,000 shares of Larscom capital stock consisting of 5,000,000 shares of preferred stock, $0.01 par value per share and 111,900,000 shares of common stock, $0.01 par value per share.

Number and Election of Directors

      Verilink. Verilink’s certificate of incorporation provides that the Verilink board of directors shall consist of not less than five nor more than nine directors, with the number of directors fixed by the board of directors. Verilink has agreed to increase the number of authorized directors comprising the full board of directors to six upon completion of the merger. Verilink’s certificate of incorporation provides for the division of the board of directors into three classes of directors with each class serving a staggered three-year term. Verilink’s stockholders are entitled to cumulate their votes for directors. Verilink’s staggered board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Verilink and may maintain the incumbency of its board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors.

      Larscom. Larscom’s bylaws provide that the board of directors shall be composed of at least three and not more than 10 directors, each to hold office until the next succeeding annual meeting. Larscom’s certificate of incorporation and bylaws do not provide for cumulative voting.

      Because Larscom’s stockholders are not entitled to cumulate their votes for directors, minority stockholders of Larscom have less influence on the election of directors than the stockholders of Verilink.

Removal of Directors

      Verilink. Verilink’s directors may be removed with the affirmative vote of the holders of at least a majority of the then-outstanding shares of voting stock. Any vacancy created by the removal of a director may be filled by either an affirmative vote of a majority of the then-outstanding shares of voting stock, or by an affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.

      Larscom. Larscom’s bylaws do not provide for the removal of directors by the stockholders. Larscom’s bylaws provide that any vacancy created by the removal of a director may be filled by either an affirmative vote of a majority of the then-outstanding shares of voting stock, or by an affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.

      Although Larscom’s bylaws do not provide for the removal of directors by the stockholders, Larscom’s directors may be removed by the stockholders pursuant to the DGCL with or without cause. Because Verilink’s board of directors is elected on a staggered basis, Verilink’s directors may only be removed with cause under the DGCL.

Special Meetings of Stockholders

      Verilink. The Verilink certificate of incorporation provides that a special meeting of stockholders may be convened at any time by the chairman of the board, the president, or the board of directors of Verilink. In addition, a special meeting of stockholders may be called by holders of at least 20% of all of the shares entitled to cast votes at the meeting.

      Larscom. The Larscom bylaws provide that a special meeting of stockholders may be convened at any time by the chairman of the board, the vice chairman of the board, the president, any vice president, or the board of directors of Larscom. In addition, a special meeting of stockholders shall be called by the president or the secretary upon the written request of the holders of a majority of the outstanding stock.

Action By Written Consent of Stockholders

      Verilink. Verilink’s certificate of incorporation provides that stockholders only take action at a duly called meeting of stockholders, and may not take any action by written consent action.

      Larscom. Any action which may otherwise be taken at any meeting of Larscom stockholders may be taken without a meeting if one or more written consents describing such action is signed by the holders of outstanding shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and voting.

Advance Notice Provisions for Board Nominations and Other Stockholder Business

      Verilink. The Verilink certificate of incorporation provides that stockholders must deliver proper notice of any nomination for the election of a director or other business to be brought before an annual meeting of stockholders to the secretary of Verilink not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than 60 days from such anniversary, for notice by the stockholder to be timely it must be received no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (1) the 60th day prior to such annual meeting or (2) the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by Verilink, whichever occurs first.

      Larscom. The Larscom bylaws provide that stockholders must deliver proper notice of any nomination for the election of a director or other business to be brought before an annual meeting of stockholders to the secretary of Larscom not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than 60 days from such anniversary, for notice by the stockholder to be timely it must be received no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (1) the 60th day prior to such annual meeting or (2) the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by Larscom, whichever occurs first.

Stockholder Rights Plans

      Verilink. The Verilink board of directors has approved a stockholders rights plan. See “Description of Verilink’s Capital Stock — Stockholder Rights Plan.”

      Larscom. The Larscom board of directors has not adopted a stockholders rights plan.

Amendment of Bylaws

      Verilink. Verilink’s certificate of incorporation and bylaws expressly authorize Verilink’s board of directors or the stockholders to adopt, amend or repeal the bylaws. For the stockholders to make, alter, amend or repeal bylaws, the affirmative vote of 66 2/3% of the then-outstanding shares of voting stock.

      Larscom. The Larscom certificate of incorporation expressly authorizes the Larscom board of directors to make, alter, amend or repeal the bylaws. For the stockholders to make, alter, amend or repeal the bylaws, the Larscom certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock.

Indemnification of Officers and Directors

      Verilink. The bylaws of Verilink provide that Verilink shall indemnify its directors, officers, employees and agents, to the fullest extent permitted by the law, for any action authorized by the board of directors. The Verilink bylaws also provide that Verilink shall pay any expenses incurred in defending any indemnified action, in advance, provided that the indemnified party shall repay such amount in the event that it is ultimately determined that such person was not entitled to indemnification.

      Larscom. The certificate of incorporation and the bylaws of Larscom provide that Larscom shall indemnify its directors, officers and, at the discretion of the company, its employees and agents, to the fullest extent permitted by the law. The Larscom bylaws also provide that Larscom shall pay any expenses incurred in defending any indemnified action, in advance, provided that the indemnified party shall repay such amount in the event that it is ultimately determined that such person was not entitled to indemnification. No advance payment shall be made by Larscom if a determination is made by the board of directors by a majority vote of disinterested directors, or, when necessary, by independent legal counsel in a written opinion, that such person requesting indemnification did not act in good faith, or, with respect to criminal proceedings, that such person believed or had reason to believe that his or her conduct was unlawful.

      The certificates of incorporation and bylaws of Larscom and Verilink both provide for the mandatory indemnification of officers and directors, however, the Verilink bylaws mandate that such indemnification cover Verilink’s employees and agents while Larscom’s bylaws leave such coverage to the discretion of its board of directors. Larscom’s and Verilink’s certificates of incorporation and bylaws also provide for the advance payment of expenses of the indemnified party; however, Larscom’s certificate of incorporation and bylaws give Larscom the power to determine if a party is eligible for indemnification, and allow the indemnification of a party who was found initially ineligible for indemnification but who subsequently succeeded in defending any such action, suit or proceeding brought against him or her on the merits.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Larscom and Verilink pursuant to the foregoing provisions, Larscom and Verilink have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefor unenforceable.

INFORMATION ABOUT VERILINK

Business

      Verilink provides telecommunications products that address the wireless infrastructure, voice and data integrated access, and wireline service delivery markets. Verilink develops, manufactures, and markets integrated access devices, centralized access systems and infrastructure service enabling equipment for network service providers, enterprise customers, and original equipment manufacturer partners. These products are deployed worldwide as targeted solutions for applications involving voice over IP, voice over ATM, wireless backhaul aggregation, Frame Relay, point-to-point services, Internet protocol (“IP”) access routing, and the transition of services from time-division multiplexing to IP. Verilink’s recent acquisition of XEL further broadens Verilink’s range of voice and data access product offerings, with OSMINE-compliant devices tailored to the operational requirements of Regional Bell Operating Companies (“RBOCs”). Operating as a part of the network infrastructure, XEL products enable the end-to-end flow-through provisioning of bundled voice and data services for rapid and efficient roll-out of fully managed services. Additionally, XEL’s comprehensive operations and program management services further enhances Verilink’s ability to address the service needs of larger carriers. Verilink’s customers include RBOCs, interexchange carriers, incumbent local exchange carriers, competitive local exchange carriers, international post, telephone, and telegraph administrations, wireless service providers, equipment vendors, enterprise customers, and various local, state and federal government agencies. Verilink was founded in California in 1982 and is a Delaware corporation currently headquartered in Madison, Alabama.

Additional Information

      Addition information concerning Verilink’s business as well as Verilink’s audited consolidated financial statements and interim financial statement, and management’s discussion and analysis of financial conditions and results of operations and financial information are included in the Verilink’s periodic reports delivered with and incorporated by reference in this joints proxy statement/ prospectus. For further information, see “Where You Can Find More Information”.

Directors and Executive Officers

      The following table provides certain information regarding Verilink’s directors and executive officers and Desmond P. Wilson III, who will be appointed to the Verilink board of directors upon completion of the merger. Each director and officer will hold office at the combined company until a successor is elected or qualified or until his earlier death, resignation or removal.

Name	Age	Position and Current Offices with Verilink

Leigh S. Belden	54	President, Chief Executive Officer and Director
John E. Major	57	Director
John A. McGuire	69	Director
Howard Oringer	61	Chairman of the Board
Larry J. Richards	38	Vice President of Engineering
Sarabjit Gosal	36	Vice President of Marketing
David W. Shackelford	51	Vice President of Worldwide Sales
C.W. Smith	50	Vice President and Chief Financial Officer
Steven C. Taylor	55	Director, Vice Chairman of the Board
S. Todd Westbrook	42	Vice President of Operations
Desmond P. Wilson III	40	To be appointed to the Verilink board of directors upon completion of the merger.

      Leigh S. Belden co-founded Verilink and served as its President and Chief Executive Officer since he re-joined Verilink in January 2002, and from its inception in December 1982 until his prior retirement from this position in March 1999. Mr. Belden has served as a Director since its inception in December 1982. From 1980 to 1982, Mr. Belden was Vice President of Marketing for Cushman Electronics, Inc., a

manufacturer of telephone central office and two-way radio test equipment. Previously, he held various international and domestic sales and marketing management positions for California Microwave, Inc. Mr. Belden received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Santa Clara University.

      John E. Major is President of MTSG, an investments and strategic consulting business in the telecom space. Prior to that Mr. Major was the CEO of Novatel Wireless, Inc. from July 2002 through January 2003. Prior to joining Novatel Wireless, Mr. Major served as President and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc. Mr. Major also served as Corporate Executive Vice President of QUALCOMM Inc. and President of its Wireless Infrastructure Division. Prior to that, Mr. Major held several executive leadership positions at Motorola, including serving as corporate Chief Technology Officer, from 1977 until joining QUALCOMM in 1997. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, and a M.S. in Mechanical Engineering from the University of Illinois. He also holds a M.B.A. with distinction from Northwestern University and a J.D. from Loyola University. Mr. Major received an honorary doctorate from Westminster College in 1995. Mr. Major currently serves on the board of directors for three other publicly traded companies: Broadcom, Littlefuse Inc. and Lennox International Inc. He has nine U.S. patents.

      John A. McGuire became a Director of Verilink in July 1998. Mr. McGuire retired in 2000 as the Chairman and Chief Executive Officer of Ellipsys Technology, Inc., a telecommunications company. From 1994 to 1996, Mr. McGuire was the Managing Partner of J. McGuire and Associates, a management consulting firm. From 1991 to 1994, Mr. McGuire was the President of Telescience International, a telecommunications manufacturing company. Mr. McGuire received a B.S. in Mathematics from the California State University.

      Howard Oringer has been a Director of Verilink since August 1987 and Chairman of the Board of Directors since January 1996. In addition, he has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of Telesciences, a manufacturer of telecommunications equipment. Mr. Oringer received a B.E. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from Santa Clara University.

      Larry J. Richards has served as Verilink’s Vice President of Engineering since March 2004. Prior to joining Verilink, Mr. Richards held the position of Vice President of Engineering and Chief Technology Officer at XEL, which was acquired by Verilink in February 2004. Mr. Richards joined XEL in April 2000 directing the software development and was promoted to Vice President of Engineering in March 2001. Prior to that, Mr. Richards held several management positions at Raytheon Systems responsible for development of sophisticated communications equipment from November 1997 to April 2000. Mr. Richards holds a BS in Electrical Engineering from California State Polytechnic University, Pomona and a MS in Electrical Engineering from the University of Colorado.

      Sarabjit Gosal has served as Verilink’s Vice President of Marketing since April 2004. From October 2000 until joining Verilink, Mr. Gosal served as the Senior Director of Product Marketing at Polaris Networks, a Metro optical transport switch company. From November 1996 to October 2000, Mr. Gosal served as the Senior Director of Product Marketing of VINA, a broadband access company. Prior to October 2000, Mr. Gosal was the Senior Product Line Manager at Cisco Systems (StrataCom), responsible for their WAN switching platforms, as well as being responsible for marketing optical (SDH) transport systems for Fujitsu Europe. Mr. Gosal has received an MBA from the University of Westminster, London and a Bachelors degree in Electronic Engineering from the University of North Wales, Bangor, UK.

      David W. Shackelford has served as Verilink’s Vice President of Worldwide Sales since October 2003 and is responsible for all domestic and international sales to partners, carriers and service providers. Prior to joining Verilink, Mr. Shackelford was self employed as a private rancher from April 2001 until October

2003. Prior to that, Mr. Shackelford held the position of Vice President of Worldwide Sales for Woodwind Communications, Inc. from January 2000 to April 2001. Prior to that, he was Vice President Sales at Newbridge Networks Inc. from August 1996 till December 1999. From May 1972 through August 1996, Mr. Shackelford worked in various sales and business development positions at other organizations including Micom (a division of Nortel Networks), Gandalf Systems Corporation, Infotron Systems and Texaco Inc. Mr. Shackelford studied Business and Computer Science at Louisiana State University and is a member of the American Management Association.

      C. W. Smith has served as Verilink’s Vice President and Chief Financial Officer since November 2001. Mr. Smith joined Verilink in November 1998 as Controller of the Company’s Huntsville operations. In September 1999, Mr. Smith was promoted to the position of Vice President and Corporate Controller. From February 1995 until joining Verilink, Mr. Smith served as Vice President, Finance for TxPort, Inc. Mr. Smith received a B.S. in Accounting from the University of Alabama and holds a CPA certificate in the state of Alabama.

      Steven C. Taylor co-founded Verilink and served as its Chief Technical Officer from April 2002 through December 2003. He had previously served as Chief Technical Officer since Verilink’s inception in December 1982 until his retirement from that position in April 1999. In addition, Mr. Taylor served as Chairman of the Board of Directors from Verilink’s inception until January 1996, at which time he became the Vice Chairman of the Board of Directors. Previously, Mr. Taylor served as Chief Engineer of Digital Products for Culbertson Industries and California Microwave. In 1980, Mr. Taylor formed Telecommunications Consultants, Inc., a consulting firm engaged in the design and support of digital and analog communications equipment.

      S. Todd Westbrook has served as Verilink’s Vice President, Operations since February 2000. From July 1998 until joining our company, Mr. Westbrook served as the president of ZAE Research, Inc., a firm engaged in electronics design. From April 1987 to July 1998, Mr. Westbrook held several positions at AVEX Electronics, Inc. including Vice President of North America Operations from March 1996 to July 1998. Mr. Westbrook received a B.S. in Industrial Engineering from Auburn University.

      Desmond P. Wilson III has served as a director of Larscom since September 2001. Effective January 1, 2002, Mr. Wilson assumed the position of President and Chief Executive Officer of Axel Johnson Inc., after serving as Executive Vice President for New Business Development since September 2001. Prior to that, Mr. Wilson was President of the Services Assurance and Solutions Division of Spirent plc, a provider of telecommunication testing equipment, from January 2001 to June 2001 and President/CEO of Hekimian Laboratories, Inc, a supplier of automated test systems for telecommunication networks, from December 1998 to December 2000. Mr. Wilson graduated with a BS degree in industrial engineering and operations research from Virginia Polytechnic Institute and State University. Verilink has agreed to appoint Desmond D. Wilson III to Verilink’s board of directors upon the completion of the merger.

Meetings, Committees and Compensation of the Board

      Verilink’s board of directors met fourteen times during Verilink’s fiscal year ended June 27, 2003, which is referred to as “fiscal 2003”. None of the directors attended fewer than 75% of all the meetings of the board and those committees of the board on which he served. The chairman of the board receives a retainer of $6,500 per quarter. All other non-employee directors receive a retainer fee of $4,000 per quarter. In addition, all non-employee directors receive a fee of $2,000 for each board meeting attended, or $1,000 for telephonic participation.

      The audit committee, which held ten meetings during fiscal 2003, currently consists of Messrs., McGuire and Oringer. Mr. McGuire is currently chairman of the audit committee. Mr. Major served as chairman of the audit committee until March 2004. In March 2004, Mr. Major resigned from Verilink’s audit committee because he serves on the audit committee of another public company which limits the total number of public company audit committees on which its audit committee members may serve.

      The Nasdaq Stock Market rules require companies listed on Nasdaq to have an audit committee of at least three members, each of whom meets the independence, financial literacy and other requirements of The Nasdaq Stock Market. Verilink’s audit committee currently consists of two members and one vacancy. Nasdaq has provided Verilink with a cure period through the 2004 annual meeting of Verilink stockholders (scheduled for November 2004) to fill the vacancy on the audit committee. Verilink expects to fill the vacancy on the audit committee and thereby comply with the Nasdaq audit committee rules on or before the date of the 2004 annual meeting of stockholders.

      The audit committee chairman receives a retainer fee of $1,750 per quarter. All other non-employee audit committee members receive a retainer fee of $1,000 per quarter. In addition, each non-employee audit committee member receives a fee of $500 for each meeting attended. The audit committee selects the independent accountants to audit the financial statements of Verilink; approves any services to be provided by the independent auditors and the related compensation for such services; reviews the effectiveness of the audit effort and Verilink’s financial and accounting organization and financial reporting; and maintains free and open means of communication between the directors, independent auditors, financial management and employees of Verilink. The audit committee’s responsibilities are more fully described in its charter, which is included as Exhibit C to the proxy statement for Verilink’s 2002 annual meeting of stockholders.

      The compensation committee, which held nine meetings during fiscal 2003, currently consists of Messrs. Major, McGuire and Oringer. Mr. Major was appointed to the compensation committee and chairman of compensation committee upon his resignation from the audit committee. Prior thereto, Mr. McGuire was chairman of the compensation committee. The compensation committee chairman receives a retainer fee of $1,750 per quarter. All other non-employee compensation committee members receive a retainer fee of $1,000 per quarter. In addition, each non-employee compensation committee member receives a fee of $500 for each meeting attended. The compensation committee establishes and reviews the compensation policies applicable to Verilink’s executive officers and administers Verilink’s equity compensation plans.

      The strategy committee, which held four meetings during fiscal 2003, currently consists of Messrs. Belden, McGuire and Oringer. The strategy committee chairman, Mr. Belden, does not receive a retainer fee. All other non-employee strategy committee members receive a retainer fee of $2,500 per quarter. In addition, each non-employee strategy committee member receives a fee of $2,000 for each meeting attended, or $1,000 for telephonic participation. The strategy committee establishes and reviews the strategic direction of Verilink.

Executive Compensation

      The following table, together with the footnotes thereto, summarizes the total compensation for fiscal 2003 of (i) Verilink’s Chief Executive Officer, (ii) the two other compensated executive officers of Verilink who were serving as such at 2003 fiscal year end, and (iii) two additional persons who would have been included in the table if they had been serving as executive officers of Verilink at 2003 fiscal year end (collectively, the “named executive officers”), as well as the total compensation paid to each named executive officer for Verilink’s two previous fiscal years, if applicable.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

		Salary			Securities	All Other
	Fiscal	Annual	Bonus	Other	Underlying Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	(#)(4)	($)(5)

Leigh S. Belden	2003	273,047	278,523 (6)	267,762 (7)	400,000	383,923 (8)
President, Chief Executive	2002	136,186	12,692	34,762	800,000	99,835
Officer, and Director	2001	—	—	—	—	—

							Long-Term
		Annual Compensation					Compensation

		Salary					Securities	All Other
	Fiscal	Annual	Bonus		Other		Underlying Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)		(#)(4)	($)(5)

S. Todd Westbrook	2003	145,034	77,233	(9)	16,138	(10)	—	288
Vice President, Operations	2002	159,600	5,067		18,376		50,000	306
	2001	160,000	—		17,685		100,000	292
C. W. Smith	2003	140,923	75,085	(11)	17,759	(12)	—	3,462	(13)
Vice President, Chief	2002	138,825	4,923		16,205		80,000	5,565
Financial Officer	2001	125,000	—		14,732		—	5,098
Ronald W. Caines(14)	2003	28,658	108,331		2,995	(15)	—	2,499	(16)
former Vice President,	2002	136,923	91,914		31,034		80,000	41,903
Worldwide Sales	2001	—	—		—		—	—
James B. Garner(17)	2003	37,179	68,202		2,615	(18)	—	2,326	(19)
former Vice President,	2002	153,388	4,828		14,854		70,000	2,834
Marketing	2001	150,000	—		16,443		30,000	3,370

(1)	Includes amounts deferred by the named executive officers pursuant to Verilink’s 401(k) Investment/ Retirement Plan (the “401(k) Plan”).

(2)	Includes bonuses awarded for the fiscal year, commissions earned on sales, and for fiscal year 2003 amounts earned pursuant to Verilink’s program providing for the recovery of salary reductions based on the achievement of quarterly results described in the Report of the Compensation Committee on Executive Compensation. Discretionary bonuses based on fiscal 2003 performance were awarded and paid in September 2003.

(3)	The amounts shown in this column include fringe benefits offered to executive officers that consist of auto allowances and auto operating expenses, certain membership fees, and reimbursement of medical, tax, and legal expenses.

(4)	The stock options listed in the table include options granted to purchase Verilink common stock of Verilink.

(5)	The amounts shown in this column include matching contributions to employee 401(k) Plan deferrals and life insurance premiums paid by Verilink.

(6)	Includes $44,423 of salary reduction recovery earned and a $234,100 bonus, paid in 22,631 shares of common stock and $140,811 credited against an outstanding note to Verilink.

(7)	Includes $232,099 for amounts reimbursed in fiscal 2003 for the payment of taxes on reimbursed relocation expenses.

(8)	Consists of $379,958 for relocation reimbursements, $2,590 in matching contributions to employee 401(k) Plan deferrals and $1,375 in life insurance premiums.

(9)	Includes $15,834 of salary reduction recovery earned and a $61,400 bonus, paid in 14,896 shares of common stock.

(10)	Includes $13,032 in auto allowance and auto operating expenses.

(11)	Includes $15,385 of salary reduction recovery earned and a $59,700 bonus, paid in 14,483 shares of common stock.

(12)	Includes $14,125 in auto allowance and auto operating expenses.

(13)	Consists of $3,045 in matching contributions to employee 401(k) Plan deferrals and $417 in life insurance premiums.

(14)	Mr. Caines resigned as Verilink’s Vice President, Worldwide Sales in August 2002.

(15)	Includes $2,405 in auto allowance and auto operating expenses.

(16)	Consists of $2,433 in matching contributions to employee 401(k) Plan deferrals and $66 in life insurance premiums.

(17)	Mr. Garner resigned as Verilink’s Vice President, Marketing in August 2002.

(18)	Includes $2,182 in auto allowance and auto operating expenses.

(19)	Consists of $2,284 in matching contributions to employee 401(k) Plan deferrals and $42 in life insurance premiums.

      The following table provides certain information with respect to the grant of stock options under Verilink’s 2002 Stock Incentive Plan (the “2002 Plan”) and the Amended and Restated 1993 Stock Option Plan (the “1993 Plan”), to each of the named executive officers during the 2003 fiscal year.

Option Grants in Last Fiscal Year

		% of Total			Potential Realizable Value
	Number of	Options			at Assumed Annual Rate of
	Securities	Granted to			Stock Appreciation for
	Underlying	Employees	Exercise		Option Term(1)
	Options	in Fiscal	Price per	Expiration
Name	Granted	Year	Share	Date	5%	10%

Leigh S. Belden	400,000	72.66	$1.191	02/05/13	$299,605	$759,259

(1)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on Verilink common stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of Verilink common stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

      The following table provides the specified information concerning exercises of options to purchase Verilink common stock in the 2003 fiscal year, and unexercised options held as of June 27, 2003, by the named executive officers.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares	Value	Fiscal Year End (#)		Fiscal Year End ($)
	Acquired on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable(1)	Exercisable	Unexercisable(1)

Leigh S. Belden	—	$—	384,876	916,667	$289,000	$734,600
S. Todd Westbrook	—	—	162,500	87,500	18,500	55,500
C. W. Smith	—	—	78,650	68,750	19,975	59,925
Ronald W. Caines(2)	—	—	—	—	—	—
James B. Garner(3)	1,458	1,050	—	—	—	—

(1)	The options issued pursuant to the 1993 Plan are immediately exercisable; however, the shares of Verilink common stock issued upon exercise of such options typically vest over four years at the rate of 25% of the total shares granted per year, provided the optionee remains continuously employed by Verilink. Upon cessation of employment for any reason, Verilink has the option to repurchase all, but not some, of any unvested shares of Verilink common stock issued upon exercise of an option, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares. Accordingly, options are identified above as unvested to the extent that the underlying Verilink common stock is unvested as of fiscal year end.

(2)	Mr. Caines resigned as Verilink’s Vice President, Worldwide Sales in August 2002.

(3)	Mr. Garner resigned as Verilink’s Vice President, Marketing in August 2002.

Change of Control Severance Benefits Agreements and Employment Agreements

      Verilink has entered into change of control severance benefits agreements (the “change of control agreements”) with Leigh S. Belden, Verilink’s president and chief executive officer, S. Todd Westbrook, Verilink’s vice president of operations, and C. W. Smith, Verilink’s vice president and chief financial officer. Under the terms of Verilink’s existing form of change of control agreement for Messrs. Smith and Westbrook, if the executive’s employment terminates due to an involuntary termination (other than for cause) or a voluntary termination for good reason within 24 months following a change of control (in either case, a “covered termination”), Verilink shall (i) pay the executive a lump sum payment equal to 100% of the sum of annual base pay and annual bonus, subject to any applicable withholding of federal, state or local taxes and (ii) continue certain welfare benefit coverage for the executive and his covered dependents under welfare benefit plans and programs maintained by Verilink on the same terms and conditions (including cost to the executive) as in effect immediately prior to the termination, for one year following the termination. The existing change of control agreement also provides that, upon a change of control, any restriction on the exercise of the executive’s options will lapse and, if the executive subsequently experiences a covered termination, the period of time to exercise the options may be extended. Upon the occurrence of a covered termination, and prior to the receipt of any benefits under the change of control agreement, the executive shall execute a release relating to all of the executive’s employment-related rights and claims in existence at the time of such execution and shall confirm the executive’s obligations under Verilink’s standard form of proprietary information agreement. The change of control agreement for Mr. Belden provides for a lump sum payment of (i) 2.99 multiplied by annual base pay, plus (ii) 100% of annual bonus if he experiences a covered termination within 12 months following a change of control, and is otherwise similar to the existing agreements for Messrs. Smith and Westbrook.

      Verilink’s compensation committee is in the process of preparing a new form of change of control agreement for all executive officers other than the chief executive officer that would replace the existing agreements for Messrs. Smith and Westbrook. Under the new form of change of control agreement, if the executive’s employment terminates due to an involuntary termination (other than for cause) or a voluntary termination for good reason within 12 months following a change of control, Verilink shall (i) pay the executive a lump sum payment equal to 100% of the sum of annual base pay and annual bonus, subject to any applicable withholding of federal, state or local taxes, (ii) reimburse the executive for the cost of health benefit coverage for the executive and his covered dependents for up to 12 months, and (iii) provide a supplement severance payment of $3,500, subject to any applicable withholding of federal, state or local taxes. The new form of change of control agreement also provides that upon a change of control, any restriction on the exercise of the executive’s options will lapse, and if the executive experiences a covered termination, the period of time to exercise the options may be extended. Upon the occurrence of a covered termination, and prior to the receipt of any benefits under the change of control agreement, the executive shall execute a release relating to all of the executive’s employment-related rights and claims in existence at the time of such execution. No change is proposed to Mr. Belden’s existing agreement.

      Mr. Belden is also a party to an employment agreement with Verilink. Pursuant to that employment agreement, Mr. Belden is entitled to an annual base salary of $330,000, subject to annual increases at the discretion of the Verilink board of directors, is eligible for annual incentive payments at the discretion of Verilink board of directors, and is eligible for benefits generally available to other executive officers of Verilink. Mr. Belden’s current base salary is $280,500 per year as a result of a salary reduction instituted by Verilink in 2002. Additionally, if Mr. Belden’s employment with Verilink terminates under specified circumstances, such as an involuntary termination by Verilink without cause, he will be entitled to severance benefits of up to one (1) year’s annual base salary and to the continuation of other employee benefits for a period of one (1) year following any such termination, unless he is otherwise entitled to benefits under his change of control agreement as a result of such termination. In addition, Mr. Belden remains entitled to receive post-retirement health benefits granted in connection with his previous retirement from Verilink in 1999, which provide that, following Mr. Belden’s retirement, Verilink will maintain health coverage for Mr. Belden and his family until age 65 and Mr. Belden will only be responsible for the portion of the premium for such coverage that is equal to the average premium for

Verilink’s executive officers. Verilink currently provides health care coverage for retirees meeting certain age and service requirements that would cover Mr. Belden upon his retirement.

      Larry J. Richards, Verilink’s vice president of engineering, is a party to a retention agreement with XEL as a former executive officer of XEL. Under his retention agreement, Mr. Richards received the following compensation upon Verilink’s acquisition of XEL in February 2004: payment of a $50,000 cash bonus, 28,174 shares of Verilink common stock and a restricted stock award for an additional 18,782 shares of Verilink common stock. While the retention agreement provides for an at-will employment relationship, the agreement includes the following additional incentives if Mr. Richards remains employed by Verilink or its affiliates: vesting of the restricted stock award in equal annual installments over a three-year period commencing on February 5, 2004, payment of a $50,000 retention bonus on February 5, 2005 and an option to purchase 40,000 shares of Verilink common stock, vesting over a four-year period commencing on February 5, 2004. If prior to February 5, 2005, Mr. Richards terminates his employment for good cause, or Verilink terminates Mr. Richards for reasons other than for cause, Mr. Richards will be entitled to receive his salary for the remainder of the period, to the retention bonus and to the vesting of the restricted stock award. Mr. Richards is also subject to non-compete and non-solicitation covenants. Mr. Richard’s retention agreement is similar to the retention agreements entered into by several other former key employees of XEL.

      While the foregoing description provides a fair summary of the material terms of the change of control agreements, the descriptions are qualified in their entirety by reference to the actual text of the agreements.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth as of May 13, 2004 (except as set forth in the footnotes) certain information known to Verilink with respect to the beneficial ownership of Verilink’s common stock by (1) each beneficial owner of more than 5% of the outstanding shares of Verilink’s common stock, (2) each of Verilink’s directors, (3) each of Verilink’s named executive officers in the Summary Compensation Table above and (4) all of Verilink’s directors and current executive officers as a group.

		Vested
		Options		Percentages
	Number of	Exercisable	Total	of Shares
	Shares	Within 60	Beneficial	Beneficially
Name of Beneficial Owner	Owned	Days(1)	Ownership	Owned(2)

The Kennedy Company(3)	1,361,758	516,529	1,878,287	10.87%
Leigh S. Belden(4)	1,099,061	743,209	1,842,270	10.52%
Beltech, Inc.(5)	1,000,000	—	1,000,000	5.96%
Steven C. Taylor(6)	811,607	118,210	929,817	5.51%
Howard Oringer	175,834	45,833	221,667	1.32%
John A. McGuire	51,668	124,166	175,834	1.04%
John E. Major	18,334	121,333	139,667	*
S. Todd Westbrook(7)	—	129,167	129,167	*
C. W. Smith(8)	12,050	6,775	18,825	*
Ronald W. Caines	—	—	—	*
James B. Garner	—	—	—	*
Directors and current executive officers as a group (10 persons)(9)	2,215,510	1,288,693	3,504,203	19.40%

*	Less than 1%

(1)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Verilink common stock issuable upon conversion of convertible securities or exercise of options held by that person that are convertible, or vested and exercisable within 60 days of May 13, 2004 are deemed outstanding. Employee stock options granted under the Verilink 1993 Amended and Restated Stock Option Plan are generally exercisable; however the shares of Verilink common stock issuable upon exercise typically vest over time provided the optionee remains continuously employed by Verilink. Upon cessation of employment, Verilink has the option to repurchase all of any unvested shares issued upon exercise of employee options. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. To Verilink’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

(2)	Percentage beneficially owned is based on 16,769,897 shares of Verilink common stock outstanding as of May 13, 2004.

(3)	Includes (a) 1,361,758 shares owned by The Kennedy Company and (b) 516,529 shares that are issuable upon conversion of the remaining principal amount of the convertible promissory note issued by Verilink in connection with its acquisition of XEL on February 5, 2004. The address for The Kennedy Company is 5545 DTC Parkway P-4, Greenwood Village, CO 80111. Based on the most recent information provided to Verilink.

(4)	Includes (a) 498,011 shares owned by Leigh S. Belden, individually, and by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 1,050 shares owned by Baytech Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; and (c) 600,000 shares owned by Beltech, Inc., a Nevada corporation of which Mr. Belden is a Director and President and the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole stockholder. Excludes 559,656 shares held in trust with an independent trustee for the benefit of Mr. Belden’s children. Mr. Belden does not have voting or dispositive power with respect to such shares. Also excludes options to purchase 300,000 shares that are not vested, but exercisable within 60 days of May 13, 2004.

(5)	Beltech, Inc., 940 Southwood Blvd., Suite 201, Incline Village, NV 89452.

(6)	Includes (a) 810,557 shares owned by Steven C. Taylor, individually and (b) 1,050 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest.

(7)	Excludes options to purchase 25,000 shares that are not vested, but exercisable within 60 days of May 13, 2004.

(8)	Excludes options to purchase 40,000 shares that are not vested, but exercisable within 60 days of May 13, 2004.

(9)	Excludes options to purchase 365,000 shares that are not vested, but exercisable within 60 days of May 13, 2004.

Certain Relationships and Related Transactions

      From time to time prior to 2002, Verilink had extended loans to certain of its executive officers. As of November 17, 2003, there were no remaining loans outstanding to Verilink’s directors or executive officers.

      During fiscal 2003, Verilink approved providing Mr. Belden, its President and Chief Executive Officer with additional relocation benefits of approximately $300,000 in connection with the sale of his California residence. In November 2002, Mr. Belden made a cash payment of $675,000 against his outstanding note to Verilink due in March 2003. The remaining balance of this note, which totaled $341,000, was paid prior to its due date by the surrender of 289,824 shares of Verilink’s common stock in accordance with the terms of the note.

      Verilink issued 1,600,000 shares of common stock in September 1993 to Mr. Belden in exchange for a non-recourse note totaling $800,000 with the issued shares of common stock initially collateralizing the note. From time to time thereafter, Verilink released excess collateral based upon then current market prices. Through note modifications in February 1998, September 1999 and February 2002, repayment of this note, which bears interest at 5% per annum, was extended to March 2003. This note was paid in full during fiscal 2003 with total payments of $1,016,000. Payments of $230,000 were made against this note during fiscal 2001.

      In February 1999, Verilink approved a loan facility of up to $3 million to Mr. Belden in return for a note that bears interest at 6% per annum with an original maturity date of March 1, 2000. Note modification agreements in September 1999, February 2002 and July 2002 provided for the repayment of this note in March 2006, although the note was repaid in full in November 2003. Under the terms of the July 2002 amendment, Verilink may accelerate the due date of this loan on 90 days notice if Verilink’s aggregate amount of unrestricted cash, cash equivalents or short-term investments is less than $2 million or if Mr. Belden’s employment is terminated. Shares of common stock of Verilink collateralized this note and the non-recourse note discussed above per the note modification agreements. The February 2002 note modification agreement also includes a negative pledge that requires the net proceeds from the sale of any shares of Verilink’s common stock owned by the President to be applied against the outstanding balance of this note. In fiscal 2003, the number of shares held by Verilink as collateral for this note and the non-recourse note described above was decreased to 601,456 shares as a result of the 289,824 shares surrendered in payment of the non-recourse note. During fiscal 2002 and 2001, payments of $9,000 and $720,000, respectively, were made against this note.

      In September 2003, the net after tax portion of the fiscal 2003 discretionary bonus provided to Mr. Belden, totaling approximately $141,000, was applied against his outstanding note to Verilink. In November 2003, Mr. Belden paid the remaining principal balance of this note plus accrued interest, totaling $2,287,000, by delivering 343,034 shares of common stock to Verilink as contemplated by the loan documentation. As a result of these repayments, all of the promissory notes of Verilink’s President and Chief Executive Officer to Verilink have been repaid.

      On February 5, 2004, Verilink acquired all of the outstanding stock of XEL from The Kennedy Company for up to $17,650,000 in consideration consisting of $7,650,000 paid in cash at closing and $10 million in the form of a note which may be converted into common stock of Verilink at a conversion price of $5.324 per share. The convertible promissory note earns interest at a rate of 7% per annum and matures February 5, 2006. The holder may convert the note in whole or in increments of at least $1 million into common stock of Verilink. The terms of the promissory note provide that the amount of the note will be reduced by up to $350,000 if retention bonuses are paid in February 2005 to certain XEL employees, pursuant to the retention agreements between Verilink and such employees. As of May 12, 2004, The Kennedy Company converted $7,250,000 principal amount of the note into 1,361,758 shares of Verilink common stock.

PROPOSAL 2 FOR VERILINK STOCKHOLDERS: APPROVAL OF

VERILINK CORPORATION 2004 STOCK INCENTIVE PLAN

Background

      The Verilink board of directors has adopted the Verilink Corporation 2004 Stock Incentive Plan (the “2004 Plan”), subject to stockholder approval. In connection with the adoption of the 2004 Plan, the Board of Directors reserved an initial allotment of 1,300,000 shares of Verilink common stock for issuance under the 2004 Plan, subject to adjustment for any future recapitalizations or similar events. In addition, the number of shares of Verilink common stock for issuance under the 2004 Plan will automatically increase by the lesser of (a) 1,000,000 or (b) the result of 1,800,000 minus the maximum number of shares available for issuance under the 2004 Plan immediately prior to the calculation of the annual adjustment. These automatic annual increases will occur effective as of the last day of each fiscal year of Verilink following the adoption of the 2004 Plan until the expiration of its term. The number of shares of Verilink common stock reserved will be reduced only by the number of shares actually issued to participants in the 2004 Plan. The purpose of the 2004 Plan is to enable Verilink and its affiliates to retain and attract highly qualified persons to serve as directors, officers, employees and other service providers who contribute to Verilink’s success, and to enable such individuals to participate in the long-term success and growth of Verilink by giving them a proprietary interest in Verilink and to align their interests with the interests of stockholders generally.

      Although Verilink believes that the following description provides a fair summary of the material terms of the 2004 Plan, the description is qualified in its entirety by the text of the 2004 Plan. Unless marked otherwise, proxies received will be voted FOR the approval and ratification of the 2004 Plan.

General Description of the 2004 Plan

      The following summary is qualified in its entirety by reference to the 2004 Plan, a copy of which is available to any stockholder upon request.

      Administration. The 2004 Plan is administered by a committee (the “Committee”) appointed by the Board of Directors consisting of at least two (2) members of the Board of Directors, all of whom may be required at any applicable point in the future to satisfy “disinterested” standards under federal tax and securities law. The Committee has the power to determine which eligible persons receive awards and the specific terms of each award, subject to the general parameters set forth in the plan. The Compensation Committee of the Board of Directors is initially serving as the Committee under the 2004 Plan.

      Types of Awards. The 2004 Plan permits the Committee to make awards of both incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonqualified stock options. In addition, the 2004 Plan allows the Committee to grant other less common types of equity-based awards, specifically, stock awards, stock appreciation rights, phantom stock awards, performance unit awards and dividend equivalent rights.

      Eligibility. The 2004 Plan allows grants to directors, officers, employees, and other service providers of Verilink and its affiliates; provided, however, in conformity with applicable law, an incentive stock option would only be granted to employees.

      Structure of Individual Awards. The 2004 Plan provides the Committee with wide latitude in determining the specific terms of any particular award; however, there are certain specific limits described in the plan attributable to federal tax laws.

      The number of shares of Verilink common stock as to which any award is granted and to whom any award is granted is determined by the Committee in its sole discretion, subject to the provisions of the 2004 Plan. For tax reasons, the maximum number of shares that may be awarded to any employee under an option or subject to stock appreciation rights during a single fiscal year is 1 million. Awards issued are exercisable or settled at such prices and are terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the 2004 Plan.

      Each option granted pursuant to the 2004 Plan must be authorized by the Committee and evidenced by an agreement containing the terms and the conditions of the option. At the time the option is granted, the Committee determines whether the option is an incentive stock option or a nonqualified stock option.

      The Committee generally permits an option exercise price to be paid in one or more of the following ways: by payment of cash, by the delivery of previously-owned shares of, through a cashless exercise executed through a broker, or in whole or in part in installments with Verilink financing for any unpaid portion. The Committee also has the discretion to facilitate a recipient’s satisfaction of any tax withholding obligations arising in connection with the exercise of an award, including the award of a cash bonus.

      Apart from options, the other equity incentives that may be granted under the 2004 Plan generally may contain such terms and conditions as the Committee may establish. Stock appreciation rights, performance units, phantom shares and dividend equivalent rights may be settled in cash or shares of common stock, as determined by the Committee.

      The terms of particular awards provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with respect to Verilink and any affiliate, upon a specified date, upon the holder’s death or disability or upon the occurrence of a change in control of Verilink. The Committee has the discretion to extend exercise or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Committee’s discretion, awards held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable agreement and to the provisions of the 2004 Plan.

      The 2004 Plan generally provides that all rights granted pursuant to awards shall not be transferable or assignable, except by the laws of descent and distribution.

      Term. The 2004 Plan will expire no later than ten (10) years from the date the plan is adopted by Verilink.

      Recapitalizations and Reorganizations. The number of shares of Verilink common stock reserved for issuance in connection with the grant or settlement of awards or to which an award is subject, as the case may be, and the exercise price of any option are subject to adjustment in the event of any stock split, reverse stock split, reclassification or recapitalization of Verilink common stock or similar event, effected without the receipt of consideration.

      In the event of certain reorganizations, the Committee has the discretion to provide in the agreement whether an award would be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the 2004 Plan. In such events, the Committee also has the discretion to assume awards that were not originally granted under the plan.

      Amendment or Termination. Although the 2004 Plan may be amended subsequently by the Board of Directors, any material amendment shall be subject to stockholder approval.

Benefits to Named Executive Officers and Others Under the 2004 Plan

      The Committee has not yet made any determination as to which eligible participants will be granted incentives under the 2004 Plan in the future. Consequently, the aggregate benefits and or amounts that will be received in the future by directors, executive officers or any other persons pursuant to the 2004 Plan are not presently determinable.

Equity Compensation Plan Information

      The following table sets forth certain information about shares of Verilink common stock outstanding and available for issuance under Verilink’s equity compensation plans as of June 27, 2003, the end of Verilink’s last completed fiscal year, and as of May 13, 2004. The table does not include the 1,300,000 shares to be reserved for issuance under the 2004 Plan, or Verilink common stock that would be reserved for issuance with respect to options to purchase Larscom common stock to be assumed by Verilink upon completion of the merger.

Number of securities
remaining available under
	Number of Securities to		Weighted-average		equity compensation plans
	be issued upon exercise of		exercise price of		(excluding securities reflected
	outstanding options		outstanding options		in the first column)

Plan Category	June 27, 2003	May 13, 2004	June 27, 2003	May 13, 2004	June 27, 2003	May 13, 2004

Equity compensation plans approved by stockholders	3,216,579	4,055,587	$1.82	$2.75	2,020,500	336,596
Equity compensation plans not approved by stockholders	—	—	n/a	n/a	—	—

Total	3,216,579	4,055,587	$1.82	$2.75	2,020,500	336,596

      Upon the completion of the merger with Larscom, each outstanding option to purchase Larscom common stock will be converted into an option to purchase Verilink common stock and adjusted to reflect the exchange ratio in the merger. See “The Merger – Treatment of Larscom Stock Options and Warrants” above. Verilink estimates approximately 591,000 shares of Verilink common stock will be reserved for issuance upon the exercise of assumed Larscom stock options. Following the closing of the merger, no additional equity awards will be granted under the existing equity compensation plans of Larscom.

      In connection with Verilink’s acquisition of XEL in February 2004, Verilink issued 187,826 shares of common stock and 150,260 shares of restricted common stock, and an aggregate of $350,000 in cash bonuses immediately following closing to certain key employees of XEL. These awards were approved by Verilink’s compensation committee. The restricted common stock vests one-third a year beginning on the first anniversary of the employee’s employment with Verilink and will be fully vested if the employee is terminated without cause. These equity awards were not made under a plan approved by Verilink’s stockholders.

Certain Federal Income Tax Considerations

      The following discussion outlines generally the federal income tax consequences of the equity incentives granted under the 2004 Plan.

      Nonqualified Options. A participant would not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercised a nonqualified option or portion thereof, he or she would recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Verilink common stock on the date the option is exercised over the price paid for the Verilink common stock, and Verilink would then be entitled to a corresponding deduction.

      Depending upon the period shares of Verilink common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally would result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

      Special rules would apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Verilink common stock to Verilink.

      Incentive Stock Options. A participant who exercised an incentive stock option would not be taxed at the time he or she exercised the option or a portion thereof. Instead, he or she would be taxed at the time he or she sold the Verilink common stock purchased pursuant to the option. The participant would be taxed on the difference between the price he or she paid for the Verilink common stock and the amount for which he or she sold the stock. If the participant did not sell the stock prior to two years from the date of grant of the option and one year from the date the stock were transferred to him or her, the participant would be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and Verilink would not get a corresponding deduction. If the participant were to sell the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, would be taxed as ordinary income and Verilink would be entitled to a corresponding deduction; if the stock were sold for an amount in excess of the fair market value on the date of exercise, the excess amount would be taxed as capital gain. If the participant were to sell the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount would be taxed as ordinary income and the loss would be taxed as a capital loss.

      Exercise of an incentive option might subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

      Restricted Stock Awards. A participant will not be taxed upon the grant of a stock award if such award is subject to a “substantial risk of forfeiture”. However, when the shares of Verilink common stock that are subject to the stock award are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amounts paid for such stock, and Verilink will then be entitled to a corresponding deduction. A participant may elect at the time of receipt of a stock award to include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in his or her ordinary income at that time and Verilink will be entitled to a corresponding deduction at that time.

      Other Incentive Awards. A participant generally will not recognize income upon the grant of the other types of equity incentives contemplated by the 2004 Plan (collectively, “Equity Incentives”). As a general rule, at the time a participant receives payment under any Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of Verilink common stock received, and Verilink will then be entitled to a corresponding deduction.

      THE FOREGOING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES UNDER THE INTERNAL REVENUE CODE AND SHOULD NOT BE CONSTRUED AS LEGAL, TAX OR INVESTMENT ADVICE. ALL 2004 PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Stockholder Approval

      The Board of Directors seeks stockholder approval of the 2004 Plan because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options and stock appreciation rights granted under the 2004 Plan. Stockholder approval of the 2004 Plan requires the affirmative vote of the holders of a majority of the shares of Verilink common stock present and entitled to vote in person or by proxy at the Verilink special meeting.

      THE VERILINK BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE VERILINK CORPORATION 2004 STOCK INCENTIVE PLAN.

PROPOSAL 3 FOR VERILINK STOCKHOLDERS: APPROVAL OF ANY

ADJOURNMENTS TO THE SPECIAL MEETING

      If at the Verilink special meeting the number of shares of Verilink common stock represented in person or by proxy and voting in favor of the issuance of shares of Verilink common stock to Larscom stockholders pursuant to the merger agreement and the approval of Verilink’s 2004 Stock Incentive Plan is insufficient to approve either such proposal, Verilink’s management intends to move to adjourn or postpone the special meeting in order to enable the Verilink board of directors to solicit additional proxies. In that event, Verilink will ask its stockholders to vote only upon the adjournment proposal, and not the proposals regarding the issuance of shares of Verilink common stock to Larscom stockholders pursuant to the merger agreement and the approval of Verilink’s 2004 Stock Incentive Plan.

      In this proposal, Verilink is asking you to authorize the holder of any proxy solicited by the Verilink board of directors to vote in favor of granting discretionary authority to the proxy holder to adjourn or postpone the Verilink special meeting to a date not later than [                    ], 2004, for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, Verilink could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if Verilink had received proxies representing a sufficient number of votes against issuance of shares of Verilink common stock to Larscom stockholders pursuant to the merger agreement or the approval of Verilink’s 2004 Stock Incentive Plan to defeat either such proposal, Verilink could adjourn or postpone the special meeting without a vote on either such proposal and seek to convince the holders of those shares to change their votes to votes in favor of the issuance of shares of Verilink common stock to Larscom stockholders pursuant to the merger agreement or the approval of Verilink’s 2004 Stock Incentive Plan.

Vote Required; Recommendation of the Board of Directors

      Under Verilink’s bylaws, the adjournment proposal requires the approval of a majority of the votes cast on the proposal assuming a quorum is present to conduct business at the Verilink special meeting. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “AGAINST” the issuance of shares of Verilink common stock to Larscom stockholders pursuant to the merger agreement or the approval of Verilink’s 2004 Stock Incentive Plan will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn or postpone the special meeting to a later date.

      Verilink’s board of directors believes that if the number of shares of Verilink common stock represented in person or by proxy at the special meeting and voting in favor of the issuance of shares of

Verilink common stock to Larscom stockholders pursuant to the merger agreement and the approval of Verilink’s 2004 Stock Incentive Plan is insufficient to approve either such proposal, it is in the best interests of the stockholders of Verilink to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of either such proposal to bring about its approval.

      VERILINK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE VERILINK STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN OR POSTPONE THE VERILINK SPECIAL MEETING TO A DATE NOT LATER THAN                     , 2004, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

EXPERTS

      The consolidated financial statements of Verilink as of June 27, 2003 and June 28, 2002, and for each of the three years in the period ended June 27, 2003 incorporated in this joint proxy statement/prospectus by reference to Verilink’s Annual Report on Form 10-K have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report appearing therein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing,

      The consolidated financial statements of XEL as of December 27, 2003 and December 28, 2002, and for each of the two years in the period ended December 27, 2003 included in this joint proxy statement/prospectus have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Larscom as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 incorporated by reference to Larscom’s Annual Report on Form 10-K have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Larscom’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of VINA Technologies, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and include explanatory paragraphs referring to the substantial doubt as to VINA Technologies, Inc.’s ability to continue as a going concern and a change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the shares of Verilink common stock offered by this document and certain legal matters with respect to the material federal income tax consequences of the merger will be passed upon for Verilink by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain legal matters with respect to the material federal income tax consequences of the merger will be passed upon for Larscom by Cooley Godward LLP, San Francisco, California.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are stockholders of Verilink or Larscom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your request to Verilink or Larscom at the address and telephone numbers set forth under “Where You Can Find More Information” below. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

      This document incorporates other reports by reference.

      Each of Verilink and Larscom files reports, proxy statements and other information with the SEC. Verilink and Larscom stockholders may read and copy any reports, proxy statements or other information filed by the companies at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Verilink and Larscom. The address of the SEC website is www.sec.gov.

      As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to “incorporate by reference” information into this joint proxy statement/prospectus, which means that we can disclose important information to their stockholders by referring them to another document filed separately with the SEC. The documents incorporated by reference into this joint proxy statement/prospectus contain important information about Verilink and Larscom that you should read.

      The following documents, which have been filed by Verilink with the SEC, are incorporated by reference into this document:

•	Annual Report on Form 10-K for the fiscal year ended June 27, 2003 filed on September 24, 2003, as amended by Form 10-K/A filed April 22, 2004, copies of which are delivered with this joint proxy statement/prospectus;

•	Quarterly Report on Form 10-Q for the quarter ended April 2, 2004 filed on May 17, 2004, a copy of which is delivered with this joint proxy statement/prospectus;

•	Quarterly Report on Form 10-Q for the quarter ended January 2, 2004 filed on February 17, 2004, as amended by Form 10-Q/A filed April 22, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended October 3, 2003 filed on November 17, 2003, as amended by Form 10-Q/A filed April 22, 2004;

•	Current Report on Form 8-K filed on April 30, 2004;

•	Current Report on Form 8-K filed on April 28, 2004 (other than the information furnished in Item 12 and Exhibit 99.1 thereto, which are not incorporated by reference); and

•	Current Report on Form 8-K filed on February 20, 2004, as amended by Form 8-K/A filed on April 20, 2004 and June 9, 2004.

      The following documents, which have been filed by Larscom with the SEC, are incorporated by reference in this document:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 30, 2004, as amended by Form 10-K/A filed April 29, 2004, copies of which are delivered with this joint proxy statement/prospectus;

•	Quarterly Report on Form 10-Q for the quarter ended April 2, 2004 filed on May 13, 2004, a copy of which is delivered with this joint proxy statement/prospectus;

•	Current Report on Form 8-K filed on April 30, 2004; and

•	Current Report on Form 8-K filed on April 22, 2004.

      Verilink and Larscom also incorporate by reference into this joint proxy statement/prospectus all documents filed with the SEC by Larscom pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this joint proxy statement/prospectus to the date of their respective special meetings of stockholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Verilink has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Verilink. Larscom has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Larscom.

      You may have previously received some of the documents incorporated by reference in this joint proxy statement/prospectus, but you can obtain any of them through Verilink’s, Larscom’s Internet world wide web site as listed below, or the SEC or the SEC’s Internet world wide web site, www.sec.gov. Documents incorporated by reference are available from Verilink and Larscom without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Verilink and Larscom at the following addresses:

Verilink Corporation 127 Jetplex Circle Madison, Alabama 35758 (256) 327-2001	Larscom Incorporated 39745 Eureka Drive Newark, California 94560 (510) 492-0800

      If you would like to request documents from Larscom or Verilink, please do so by                     , 2004, in order to receive them before the special meeting.

      You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on adoption and approval of the merger agreement and approval of the merger or the issuance of Verilink common stock in connection with the merger. Neither Verilink nor has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2004. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Verilink common stock in the merger shall create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

      Financial statements of Verilink and Larscom are included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, copies of which are furnished with and incorporated by reference in this document.

      The consolidated financial statements of XEL Communications, Inc., which Verilink acquired as of February 5, 2004, and VINA Technologies, Inc., which Larscom acquired on June 5, 2003, are set forth below.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholder

XEL Communications, Inc.
Aurora, Colorado

      We have audited the accompanying balance sheets of XEL Communications, Inc. as of December 27, 2003 and December 28, 2002 and the related statements of income, stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board [United States]. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XEL Communications, Inc. as of December 27, 2003 and December 28, 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC

January 26, 2004, except for Note 9,

     for which the date is May 29, 2004
Denver, Colorado

XEL COMMUNICATIONS, INC.

BALANCE SHEETS

	December 27,	December 28,
	2003	2002

ASSETS
Current assets
Cash	$899,841	$1,184,809
Accounts receivable — net	2,650,734	3,841,039
Inventories, net	2,628,292	3,315,374
Prepaid expenses and other	63,769	66,570

Total current assets	6,242,636	8,407,792
Property, plant and equipment, net	175,134	241,163

Total assets	$6,417,770	$8,648,955

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable — trade	$2,854,380	$2,991,107
Accrued expenses	1,087,913	989,946
Accrued payroll costs and benefits	335,475	260,838
Accrued other taxes	75,406	45,833
Accrued product warranty	60,000	60,000

Total current liabilities	4,413,174	4,347,724

Commitments
Stockholder’s equity
Common stock, $1.00 par value, 4,579 shares authorized, issued and outstanding	4,579	4,579
Additional paid-in capital	51,501,090	51,501,090
Accumulated deficit	(45,492,104)	(45,969,721)
Notes receivable-related party	(4,008,969)	(1,234,717)

Total stockholder’s equity	2,004,596	4,301,231

Total liabilities and stockholder’s equity	$6,417,770	$8,648,955

See notes to financial statements.

XEL COMMUNICATIONS, INC.

STATEMENTS OF INCOME

	For the Years Ending

	December 27,	December 28,
	2003	2002

Net sales	$20,864,243	$17,451,951
Cost of goods sold	15,040,953	11,972,960

Gross profit	5,823,290	5,478,991

Operating expenses
Research and development	942,188	825,410
Osmine certification expense	82,200	465,800
Product licensing	200,000	—
Sales and marketing	2,561,111	2,311,801
General and administrative	1,611,885	1,440,010

Total operating expenses	5,397,384	5,043,021

Income from operations	425,906	435,970

Other income (expense)
Interest income	50,995	45,800
Interest expense	(1,571)	—
Gain on disposal of assets	132	—
Other	2,155	3,632

Total other income (expense)	51,711	49,432

Net income	$477,617	$485,402

See notes to financial statements.

XEL COMMUNICATIONS, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the Years Ended December 27, 2003 and December 28, 2002

					Notes
	Common Stock		Additional		Receivable	Total
			Paid-In	Accumulated	Related	Stockholder’s
	Shares	Amount	Capital	Deficit	Party	Equity

Balance — December 29, 2001	4,579	$4,579	$51,501,090	$(46,455,123)	$(391,999)	$4,658,547
Notes receivable — related party accounts	—	—	—	—	(842,718)	(842,718)
Net income	—	—	—	485,402	—	485,402

Balance — December 28, 2002	4,579	4,579	51,501,090	(45,969,721)	(1,234,717)	4,301,231
Notes receivable — related party accounts	—	—	—	—	(2,774,252)	(2,774,252)
Net income	—	—	—	477,617	—	477,617

Balance — December 27, 2003	4,579	$4,579	$51,501,090	$(45,492,104)	$(4,008,969)	$2,004,596

See notes to financial statements.

XEL COMMUNICATIONS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended

	December 27,	December 28,
	2003	2002

Cash flows from operating activities
Net income	$477,617	$485,402

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	131,018	267,135
Reserve for obsolete inventory	(113,499)	(446,244)
Reserve for doubtful accounts	20,000	(52,271)
Gain on disposal of assets	(132)	—
Changes in assets and liabilities
Accounts receivable — trade	1,170,305	(1,754,142)
Inventories	800,581	723,547
Prepaid expenses and other	2,801	(21,235)
Accounts payable — trade	(136,727)	636,033
Accruals	202,177	806,240

	2,076,524	159,063

Net cash provided by operating activities	2,554,141	644,465

Cash flows from investing activities
Notes receivable — related party	(2,774,252)	(842,718)
Purchase of fixed assets	(64,857)	(30,970)

Net cash used in investing activities	(2,839,109)	(873,688)

Cash flows from financing activities
Advances on line of credit	300,000	—
Repayments on line of credit	(300,000)	—

Net cash provided by financing activities	—	—

Net decrease in cash	(284,968)	(229,223)
Cash — beginning of year	1,184,809	1,414,032

Cash — end of year	$899,841	$1,184,809

See notes to financial statements.

XEL COMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 —	Description of Business and Summary of Significant Accounting Policies

      XEL Communications, Inc. (the Company) is a provider of high-bandwidth connectivity equipment and services to telecommunications companies.

Fiscal Year-End

      The Company ends its fiscal year on the final Saturday in December.

Cash and Cash Equivalents

      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions it invests with. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Accounts Receivable

      The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. Management of the Company has established an allowance for doubtful accounts of $23,946 and $3,946 for the years ended December 27, 2003 and December 28, 2002, respectively based on their estimate of uncollectible accounts. Amounts determined to be uncollectible are expensed in the period such determination is made.

Concentrations of Credit Risk

      During the year ended December 27, 2003, one customer accounted for 94% of total revenues and 78% of total accounts receivable at December 27, 2003. During the year ended December 28, 2002, the same customer accounted for approximately 80% of total revenues and 86% of total accounts receivable at December 28, 2002. This customer operates distinct and separate operating regions and has different purchasing centers which purchase a variety of differing products from the Company.

Inventories

      Inventory consists of merchandise inventories and finished goods and is stated at the lower of cost or market, determined using the first-in, first-out method (FIFO).

Property and Equipment

      Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 5 to 7 years.

Income Taxes

      The Company has elected to be treated as an S-corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company’s stockholder and no provisions for federal income taxes have been recorded on the accompanying financial statements.

XEL COMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

      The Company recognizes revenue as product is shipped and as service is provided. Services include installation of products at customer locations.

Advertising Costs

      The Company expenses advertising costs as incurred. Advertising costs were $33,828 and $15,807 for the years ended December 27, 2003 and December 28, 2002, respectively.

Research and Development Costs

      Expenditures made for research and development are charged to expense as incurred.

Software Development Costs

      The Company applies the provisions of Statement of Position 98-1, “Accounting for Costs of Computer Software Developed for Internal Use.” The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose are probable. The Company ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of five years. Due to the nature of the Company’s software development expenditures, historically minimal amounts have been capitalized.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

      Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation.

Note 2 —	Balance Sheet Disclosures

      Accounts receivable are summarized as follows:

	December 27,	December 28,
	2003	2002

Accounts receivable — trade	$2,674,680	$3,844,985
Less allowance for doubtful accounts	(23,946)	(3,946)

	$2,650,734	$3,841,039

XEL COMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Inventories are summarized as follows:

	December 27,	December 28,
	2003	2002

Merchandise inventories	$954,979	$1,441,241
Finished goods	1,747,383	2,061,702
Less reserve for obsolete inventory	(74,070)	(187,569)

	$2,628,292	$3,315,374

      Property and equipment consist of the following:

	December 27,	December 28,
	2003	2002

Equipment	$3,817,347	$3,797,120
Computer equipment	1,071,440	1,034,386
Furniture	660,165	661,187
Software	565,858	565,858
Vehicles	16,552	16,552

	6,131,362	6,075,103
Less accumulated depreciation	(5,956,228)	(5,833,940)

	$175,134	$241,163

      Depreciation expense for the periods ended:

2003	$131,018
2002	$267,135

Note 3 — Line-of-Credit

      During 2003, the Company had available a $500,000 line-of-credit payable to a bank. The line-of-credit matured in November 2003 and was not renewed.

Note 4 — Commitments

Operating Leases

      The Company leases facilities and equipment under operating leases.

      Rent expense for these leases was:

Fiscal Years Ending

2003	$106,155
2002	$29,887

      Future minimum lease payments under these leases are approximately as follows:

Fiscal Years Ending

2004	$82,329
2005	8,782

$91,111

XEL COMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 5 —	Related Party Transactions

      The current stockholder of the Company purchased the stock of the Company for $4,900,000 from Salient 3 Communications in December 2000. The current stockholder issued a note payable to Salient 3 Communications for $4,900,000. During 2002, the current stockholder and Salient 3 Communications amended the original agreement and negotiated a reduction in the purchase price of the stock in the Company by canceling the original note payable and issuing three notes payable of $141,000, $359,000 and $1,400,000. The largest note requires principal and interest payments until maturity, which was July 31, 2003. The remaining two notes require interest only payments until maturity, which was July 31, 2003. The Company has made the principal and interest payments on behalf of the stockholder and has created the above related party receivable. $490,000 had been paid to Salient 3 Communications prior to the renegotiation of the original note.

Note 6 —	Notes Receivable — Related Party

      Related party notes receivable consist of the following:

	December 27,	December 28,
	2003	2002

Note receivable from stockholder, variable interest rate of 1.67% at December 27, 2003, due on demand as maturity has passed and no extension has been made	$391,999	$391,999
Note receivable from stockholder, variable interest rate of 1.67% at December 27, 2003, due on demand as maturity has passed and no extension has been made	842,718	842,718
Note receivable from stockholder, variable interest rate of 1.67% at December 27, 2003, due on December 24, 2004	1,974,252	—
Note receivable from stockholder, variable interest rate of 1.67% at December 27, 2003, due on December 24, 2004	800,000	—

	$4,008,969	$1,234,717

      In spite of the fact that the notes receivable have either matured or will mature in the next year, management has indicated that there is no intent to repay the notes receivable in the foreseeable future. Interest income for the years ended December 27, 2003 and December 28, 2002 was and $33,812 and $19,910, respectively.

Note 7 —	Employee Benefit Plan

      The Company has a 401(k) plan. All eligible employees over age 18 are able to participate the first day of employment. The plan provides for employer matching contributions of amounts equal to 100% of each participant’s eligible contributions up to 4% of participant’s plan year compensation. The Company made contributions of approximately $143,094 and $130,296 during fiscal years ended 2003 and 2002, respectively.

Note 8 —	Subsequent Events

      Subsequent to the year ended December 27, 2003, the Company entered into a letter of intent to sell the capital stock of the Company to an unrelated third party.

Note 9 — Reclassification of Notes Receivable-Related Party

      Subsequent to December 31, 2003, management determined that Notes Receivable-Related Party amounts should be reflected as a deduction from stockholder’s equity in the accompanying balance sheets.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

VINA Technologies, Inc.
Newark, California

      We have audited the accompanying consolidated balance sheets of VINA Technologies and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of VINA Technologies and subsidiaries as of December 31, 2001 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to consolidated the financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

San Jose, California
January 22, 2003
(February 28, 2003 as to Note 15)

VINA TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2002

	(In thousands, except share
	and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$15,805	$4,567
Restricted cash	—	3,500
Short-term investments	500	50
Common stock subscription receivable	9,589	—
Accounts receivable, less of allowance for doubtful accounts of $457 in 2001 and $245 in 2002	8,059	3,348
Inventories	5,733	3,367
Deposits	69	1,042
Prepaid expenses and other	1,493	1,312

Total current assets	41,248	17,186
Property and equipment, net	5,271	1,968
Other assets	356	32
Acquired intangibles, net	5,663	1,394
Goodwill, net	26,426	—

Total assets	$78,964	$20,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,798	$2,979
Accrued compensation and related benefits	2,234	900
Accrued warranty	696	414
Other current liabilities	2,708	1,915
Short-term debt	—	3,000

Total current liabilities	13,436	9,208

Commitments and Contingencies (Note 9)

Stockholders’ equity:
Convertible preferred stock; $0.0001 par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock; $0.0001 par value; 125,000,000 shares authorized: 2001 and 2002, shares outstanding: 2001, 62,013,759; 2002, 62,080,636	6	6
Additional paid-in capital	194,814	189,297
Deferred stock compensation	(7,106)	(315)
Accumulated deficit	(122,186)	(177,616)

Total stockholders’ equity	65,528	11,372

Total liabilities and stockholders’ equity	$78,964	$20,580

See notes to consolidated financial statements

VINA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2000	2001	2002

	(In thousands, except per share amounts)
Net revenue	$32,078	$45,112	$25,143
Cost of revenue (excluding stock-based compensation)	19,240	28,714	17,534

Gross profit (excluding stock-based compensation)	12,838	16,398	7,609

Costs and expenses:
Research and development (excluding stock-based compensation)	12,609	18,841	13,931
Selling, general and administrative (excluding stock-based compensation)	21,124	22,697	14,515
Stock-based compensation, net*	24,169	10,570	1,276
In-process research and development	—	5,081	—
Amortization of intangible assets	—	8,243	789
Impairment of goodwill and intangible assets	—	—	29,783
Restructuring expenses (excluding stock-based compensation)	—	991	2,941

Total costs and expenses	57,902	66,423	63,235

Loss from operations	(45,064)	(50,025)	(55,626)
Interest income	1,757	1,486	207
Interest expense	(25)	—	(11)
Other (expense)	—	(103)	—

Net loss	$(43,332)	$(48,642)	$(55,430)

Net loss per share, basic and diluted	$(2.63)	$(1.31)	$(0.90)

Shares used in computation, basic and diluted	16,467	37,121	61,643

* Stock-based compensation, net:
Cost of revenue	$1,855	$1,016	$520
Research and development	7,985	4,446	1,135
Selling, general and administrative	14,329	7,677	1,930
Restructuring benefit	—	(2,569)	(2,309)

Total	$24,169	$10,570	$1,276

See notes to consolidated financial statements

VINA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

	Convertible							Accumulated
	Preferred Stock		Common Stock		Additional	Deferred		Other	Total
					Paid-In	Stock	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Income	Equity	Loss

	(In thousands, except share amounts)
Balances, December 31, 1999	14,290,517	1	8,746,081	1	44,081	(13,523)	(30,212)	—	348
Comprehensive loss:
Net loss	—	—	—	—	—	—	(43,332)	—	(43,332)	$(43,332)
Other comprehensive income, net of tax:
Unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	48	48	48

Comprehensive loss	—	—	—	—	—	—	—	—	—	$(43,284)

Exercise of stock options	—	—	3,081,973	—	3,573	—	—	—	3,573
Repurchase of common stock	—	—	(425,866)	—	(231)	—	—	—	(231)
Sale of Series E convertible preferred stock (net of issuance of costs of $8)	3,404,140	1	—	—	23,820	—	—	—	23,821
Issuance of common stock (net of issuance costs of $4,967)	—	—	3,450,000	—	36,433	—	—	—	36,433
Issuance of non- employee stock option for services	—	—	—	—	635	—	—	—	635
Conversion of convertible preferred stock	(17,694,657)	(2)	17,694,657	2	—	—	—	—	—
Deferred stock compensation	—	—	—	—	36,397	(36,397)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	23,534	—	—	23,534

Balances, December 31, 2000	—	—	32,546,845	3	144,708	(26,386)	(73,544)	48	44,829
Comprehensive loss:
Net loss	—	—	—	—	—	—	(48,642)	—	(48,642)	$(48,642)
Other comprehensive loss, net of tax:
Reclassification adjustment for gains included in net income	—	—	—	—	—	—	—	(48)	(48)	(48)

Comprehensive loss	—	—	—	—	—	—	—	—	—	$(48,690)

Exercise of stock options	—	—	1,018,448	—	485	—	—	—	485
Sale of common stock under employee stock purchase plan	—	—	287,749	—	760	—	—	—	760
Repurchase of common stock	—	—	(355,924)	—	(706)	—	—	—	(706)
Issuance of common stock in acquisition	—	—	4,148,745	1	42,643	(588)	—	—	42,056
Issuance of common stock for asset purchase	—	—	2,217,527	—	2,549	—	—	—	2,549
Private placement of common stock (net of issuance costs of $505)	—	—	22,150,369	2	11,721	—	—	—	11,723
Sale of warrants attached to common stock in private placement	—	—	—	—	1,952	—	—	—	1,952
Stock-based compensation associated with private placement	—	—	—	—	289	—	—	—	289
Issuance of non- employee stock option for services	—	—	—	—	4	—	—	—	4
Net reversal of deferred stock compensation from forfeitures	—	—	—	—	(9,591)	9,591	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	10,277	—	—	10,277

Balances, December 31, 2001	—	—	62,013,759	6	194,814	(7,106)	(122,186)	—	65,528
Comprehensive loss:
Net loss	—	—	—	—	—	—	(55,430)	—	(55,430)	$(55,430)

Exercise of stock options	—	—	213,948	—	96	—	—	—	96
Repurchase of common stock	—	—	(78,982)	—	(107)	—	—	—	(107)
Sale of common stock under employee stock purchase plan	—	—	194,707	—	133	—	—	—	133
Close of Woodwind purchase escrow
Return of held shares	—	—	(262,796)	—	(124)	—	—	—	(124)
Net reversal of deferred stock compensation from forfeitures	—	—	—	—	(5,515)	5,515	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	1,276	—	—	1,276

Balances, December 31, 2002	—	$—	62,080,636	$6	$189,297	$(315)	$(177,616)	$—	$11,372

See notes to consolidated financial statements

VINA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2000	2001	2002

	(In thousands)
Cash flows from operating activities:
Net loss	$(43,332)	$(48,642)	$(55,430)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	1,042	10,080	2,792
Disposal of property and equipment	—	—	1,947
Impairment of goodwill and intangible assets	—	—	29,783
Stock-based compensation, net	24,169	10,570	1,276
In-process research and development	—	5,081	—
Accrued interest income on short-term investments	(1,180)	797	—
Changes in operating assets and liabilities, net of effects from acquisition in 2001:
Accounts receivable	(2,774)	(2,810)	4,711
Inventories	(1,877)	(3,416)	2,366
Prepaid expenses and other	(2,483)	1,215	(792)
Other assets	(58)	(220)	324
Accounts payable	5,015	(1,294)	(4,819)
Accrued compensation and related benefits	1,697	(898)	(1,334)
Accrued warranty	237	10	(282)
Other current liabilities	1,455	(853)	(793)

Net cash used in operating activities	(18,089)	(30,380)	(20,251)

Cash flows from investing activities:
Purchases of property and equipment	(3,782)	(1,108)	(648)
Purchases of short-term investments	(50,499)	(1,050)	(50)
Proceeds from sales/maturities of short-term investments	15,000	36,432	—
Net cash from acquisition	—	(454)	—

Net cash (used in) provided by investing activities	(39,281)	33,820	(698)

Cash flows from financing activities:
Net proceeds from sale of convertible preferred stock	23,821	—	—
Net proceeds from sale of common stock	36,433	4,086	9,589
Proceeds from the sale of stock under employee stock purchase and stock option plans	3,573	1,245	229
Repurchase of common stock	(231)	(706)	(107)
Proceeds from the issuance of short-term debt	—	—	3,000
Restricted cash related to short-term debt	—	—	(3,000)
Proceeds from issuance of long-term debt	375	—	—
Repayments of long-term debt	(1,429)	—	—

Net cash provided by financing activities	62,542	4,625	9,711

Net change in cash and cash equivalents	5,172	8,065	(11,238)
Cash and cash equivalents, Beginning of year	2,568	7,740	15,805

Cash and cash equivalents, End of year	$7,740	$15,805	$4,567

	Years Ended December 31,

	2000	2001	2002

	(In thousands)

Noncash investing and financing activities:
Deferred stock compensation, net of forfeitures	$36,397	$(9,591)		$—

Conversion of convertible preferred stock into common stock	$48,120	$—		$—

Changes in unrealized gain on available-for-sale investments	$80	$(80)	$

Common stock subscription receivable	$—	$9,589	$

Issuance of common stock in acquisition	$—	$42,056	$

Issuance of common stock for asset purchase	$—	$2,549	$

Supplemental disclosures of cash flow information:
Cash paid for interest	$64	$—		$11

Cash paid for taxes	$10	$19		$21

See notes to consolidated financial statements

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2000, 2001 and 2002

1.     Going Concern

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 2002, VINA used cash in operating activities of $20.3 million. As of December 31, 2002, VINA had cash and cash equivalents of $4.6 million and an accumulated deficit of $177.6 million. These factors, among others, indicate that VINA may be unable to continue as a going concern for a reasonable period of time. VINA has implemented, and is continuing to pursue, aggressive cost cutting programs in order to preserve available cash. VINA is also evaluating other sources of funding, such as the line of credit secured in February 2003. (See Note 15). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.     Business and Significant Accounting Policies

      Business — VINA Technologies, Inc. (VINA or VINA), incorporated in June 1996, designs, develops, markets and sells multiservice broadband access communications equipment that enables telecommunications service providers to deliver bundled voice and data services. VINA has incurred significant losses since inception and expects that net losses and negative cash flows from operations will continue for the foreseeable future.

      Basis of Presentation — The consolidated financial statements include the accounts of VINA Technologies, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period. Such management estimates include an allowance for doubtful accounts receivable, reserves for sales returns, provisions for inventory to reflect the net realizable value, valuation allowances against deferred income taxes, restructuring reserves and accruals for product warranty and other liabilities. Actual results could differ from those estimates.

      Certain Significant Risks and Uncertainties — Financial instruments which potentially subject VINA to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivable. VINA only invests its cash in highly liquid and high investment grade instruments. VINA sells its products to distributors and end users primarily in the United States and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for estimated potential bad debt losses. VINA’s contract manufacturer has obtained or has on order substantial amounts of inventory to meet its revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill VINA for any excess component and finished goods inventory. VINA also has a non-cancelable purchase order with a major chip supplier for one of its critical components. (See Note 9)

      VINA participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on VINA’s future consolidated financial position, results of operations or cash flows: advances, trends in new technologies and developing industry standards; competitive pressures in the form of new products or price reductions on current products; changes in the overall demand for products offered by VINA; changes in certain strategic relationships or customer

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

relationships; litigation or claims against VINA based on intellectual property, patent, product, regulatory or other factors; risk associated with changes in domestic and international economic and/or political conditions or regulations; VINA’s ability to obtain additional capital to support operations; VINA’s ability to integrate acquired businesses and VINA’s ability to attract and retain employees necessary to support its growth.

      Certain components and subassemblies used in VINA’s products are purchased from a sole supplier or a limited group of suppliers. In addition, VINA outsources the production and manufacture of its access integration devices to a sole turnkey manufacturer. Any manufacturing disruption, shortage of supply of products or components, or the inability of VINA to procure products or components from alternative sources on acceptable terms could have a material adverse effect on VINA’s business, consolidated financial position and results of operations.

      Cash Equivalents — VINA classifies all investments in highly liquid debt instruments with maturities at the date of purchase of three months or less as cash equivalents.

      Restricted Cash — Restricted cash consists of cash and a certificate of deposit (CD) with a maturity of less than one year. This cash and CD are carried at fair value and are restricted as collateral for specified obligations under certain line of credit and lease agreements.

      Short-Term Investments — Short-term investments consist of various instruments with investment grade credit ratings. All of VINA’s short-term investments are classified as “available-for-sale” based on VINA’s intended use and are stated at fair market value based on quoted market prices. The difference between amortized cost and fair value representing unrealized holding gains or losses is recorded as a component of stockholders’ equity, net of tax, as accumulated other comprehensive income. Gains and losses on sales are determined on a specific identification basis.

      Fair Value of Financial Instruments — VINA’s financial instruments include cash equivalents and short-term investments. Cash equivalents are stated at cost which approximates fair market value based on quoted market prices. Short-term investments are stated at fair market value based on quoted market prices.

      Inventories — Inventories are stated at the lower of cost (first-in, first-out method) or market.

      Deposits — Deposits consist of money deposited with specific vendors and landlords as security. The carrying amounts are the values to be returned upon cessation of security requirements.

      Prepaid and Other Assets — Prepaid and other assets consists of various interest and other non-revenue receivables, prepaid licenses and royalties.

      Property and Equipment — Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful lives of the related assets.

      Long-Lived Assets — VINA evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Such impairment loss would be measured as the difference between the carrying amount of the asset and its fair value based on the present value of estimated future cash flows.

      Short-Term Debt — Short-term debt consists of a committed revolving line of credit with a term of one year, which bears interest at a rate of the Prime rate plus two percent. The line is secured by

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$3 million of restricted cash as of December 31, 2002. The line of credit is carried at fair value. The entire balance was repaid in January 2003.

      Income Taxes — VINA accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

      Stock-Based Compensation — VINA accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and to nonemployees using the fair value method in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. See Note 10 for discussion of assumptions used in computing fair values and the pro forma results of operations, had VINA accounted for employee stock-based compensation in accordance with SFAS No. 123.

      For purposes of pro forma disclosure under SFAS No. 123, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period, using the multiple option method. Pro forma information is as follows (in thousands, except per share amounts):

	Years Ended December 31,

	2000	2001	2002

Net loss, as reported	$(43,332)	$(48,642)	$(55,430)
Add: Stock-based compensation included in reported net loss, net of related tax effects	23,534	9,747	1,273
Less: Stock-based compensation expense determined under the fair value method for all awards, net of related tax effects	(24,426)	(15,503)	(1,019)

Pro forma net loss	$(44,224)	$(54,398)	$(55,176)

Net loss per share, as reported — basic and diluted	$(2.63)	$(1.31)	$(0.90)

Pro forma net loss per share — basic and diluted	$(2.69)	$(1.47)	$(0.90)

      Revenue Recognition — VINA recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. VINA generates revenue from sale of products and related services to communications service providers and through original equipment manufacturers and value added resellers.

      Product revenue is generated from the sale of communications equipment embedded with software that is essential to its functionality, and accordingly, VINA accounts for these transactions in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, and Statement of Position (SOP) 97-2, Software Revenue Recognition. Product revenue is recognized when all SAB No. 101 and SOP 97-2 criteria are met which generally occurs at the time of shipment. In multiple element arrangements where there are undelivered elements at the time of shipment, product revenue is recognized at the time of shipment as the residual value of the arrangement after allocation of fair value to the undelivered elements based on vendor specific objective evidence (VSOE). There is no VSOE on the sales of communications equipment due to the wide range in customer discounts provided by VINA.

      Service revenue is generated from the sale of installation, training and postcontract customer support (PCS) agreements related to the communications equipment. VINA also accounts for these transactions

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in accordance with SAB No. 101 and SOP 97-2, and as such recognizes revenue when all of the related revenue recognition criteria are met which is: (i) at the time the installation or training service is delivered; and (ii) ratably over the term of the PCS agreement. In multiple element arrangements where these services are undelivered when the communications equipment is shipped, VINA defers the fair value of these undelivered elements based on VSOE and recognizes revenue as the services are delivered. VSOE of these elements is based on stand-alone sales (including renewal rates of PCS agreements) of the services. For all periods presented service revenue has been less than 10% of total net revenue.

      VINA additionally records a provision for estimated sales returns and warranty costs at the time the product revenue is recognized.

      Research and Development — Costs incurred in research and development are charged to operations as incurred.

      Foreign Currency — The functional currency of VINA’s foreign subsidiary is the U.S. dollar. Transaction and remeasurement gains and losses were not significant for any of the periods presented.

      Net Loss per Share — Basic earnings per share (EPS) excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period excluding the weighted average common shares subject to repurchase. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, common stock options and warrants using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods, as their effect would be antidilutive.

      Comprehensive Loss — In accordance with SFAS No. 130, Reporting Comprehensive Income, VINA reports by major components and as a single total, the change in its net assets during the period from nonowner sources in a consolidated statement of comprehensive loss, which has been included with the consolidated statements of stockholders’ equity.

      Related Party Transactions — VINA accounts for related party transactions as arm’s length agreements in the normal course of business. In 2002, VINA incurred consulting expenses of $100,000 from a director of VINA. As of December 31, 2002, $20,000 of such expense is included in accrued liabilities.

      New Accounting Standards — In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested at least annually for impairment. VINA adopted SFAS No. 142 for its fiscal year beginning January 1, 2002. Upon adoption of SFAS No. 142, VINA stopped the amortization of intangible assets with indefinite lives (goodwill, which includes the reclass of workforce-in-place, and tradenames) with a net carrying value of $27.6 million at December 31, 2001 and annual amortization of $8.8 million that resulted from business combinations initiated prior to the adoption of SFAS No. 141. The deterioration of the telecom industry and the decline of VINA’s product sales in 2002 were factors that required VINA to evaluate goodwill, determine it to be impaired, and record a $27.3 million impairment charge during 2002.

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In August 2001, the FASB issued SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for VINA on January 1, 2002. The deterioration of the telecom industry and the decline of VINA’s product sales in 2002 were factors that required VINA to evaluate intangibles, determine them to be impaired, and record a $2.5 million impairment charge during 2002.

      In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued and to be made in regard of product warranties. Disclosures required under FIN 45 are already included in these financial statements, however, the initial recognition and initial measurement provisions of this FIN are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. VINA does not expect the adoption of FIN 45 to have a material effect on its consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity to be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of the commitment to an exit plan. SFAS No. 146 states that a commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3. It also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. VINA does not expect the adoption of SFAS No. 146 to have a material effect on its consolidated financial statements.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. This Statement also amends the disclosure provision of SFAS No. 123 and APB No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. VINA has elected to continue accounting for employee stock option plans according to APB No. 25, and VINA adopted the disclosure requirements under SFAS No. 148 commencing on December 31, 2002.

3.	Short-Term Investments

      VINA’s short-term investments at December 31, 2002 and 2001 consists of certificates of deposit in the amount of $50,000 and $500,000, respectively. The amortized cost of the investments is equivalent to the fair value at December 31, 2002 and 2001.

      Available-for-sale debt securities and certificates of deposit are classified as current assets as all maturities are within one year.

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Inventories

      Inventories consist of the following (in thousands):

	December 31,

	2001	2002

Raw materials and subassemblies	$1,783	$1,684
Finished goods	3,950	1,683

Inventories	$5,733	$3,367

5.	Property and Equipment

      Property and equipment consists of the following (in thousands):

	December 31,

	2001	2002

Computer equipment and software	$3,066	1,531
Machinery and equipment	4,449	3,415
Furniture and fixtures	989	671
Leasehold improvements	540	268

	9,044	5,885
Accumulated depreciation and amortization	(3,773)	(3,917)

Property and equipment, net	$5,271	$1,968

6.	Acquisitions

Woodwind Communications

      On February 27, 2001, VINA completed the acquisition of Woodwind Communications Systems, Inc. (Woodwind), a provider of voice-over-broadband network edge access solutions, based in Germantown, Maryland. The acquisition was accounted for as a purchase in accordance with APB No. 16. Under the terms of the merger agreement, VINA acquired all outstanding capital stock of Woodwind by paying $7.5 million in cash and issuing 4,148,745 shares of VINA’s common stock. VINA assumed Woodwind’s outstanding stock options, which, if fully vested and exercised, would result in the issuance of an additional 1,106,892 shares of VINA’s common stock. The total purchase price as of February 27, 2001 has been allocated to the assets acquired and liabilities assumed based on their respective fair values as follows (in thousands):

Total purchase price:
Cash consideration	$7,500
Common stock	39,465
Options assumed	2,591
Acquisition expenses	726

$50,282

Purchase price allocation:
Fair market value of net tangible assets acquired at February 27, 2001	$6,728

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Economic
		Life

Intangible assets acquired:
Workforce-In-Place	1,236	3
Tradename	346	4
Core technology	3,022	4
Current technology	310	4
In-process research and development	5,081	—
Goodwill	35,525	4
Deferred tax liabilities	(1,966)	—

	$50,282

      VINA recorded a one-time charge of $5.1 million in the first quarter of 2001 for purchased in-process research and development related to development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that the in-process research and development effort, or any material sub-component, had no alternative future use was reached in consultation with VINA’s and Woodwind’s management.

      Significant assumptions that were used to determine the value of in-process technology, include the following: first, an income approach that focused on the income producing capability of the acquired technology, and best represented the presented value of the future economic benefits VINA expected to derive from them; second, forecasted net cash flows that VINA expected might result from the development effort were determined using projections prepared by VINA’s management; third, a discount rate of 25% was used, based upon the estimated weighted average rate of return for Woodwind, which is consistent with the implied transaction discount rate; and fourth, a premium of 10% for the in-process technology was added to reflect the additional risk of the in-process technology, thus resulting in the use of an overall 35% discount rate.

      In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, VINA recorded the intrinsic value, measured as the difference between the grant price and fair market value on the acquisition consummation date, of unvested options assumed in the acquisition as deferred stock compensation. Such deferred stock compensation, which aggregated $588,000, is recorded as a separate component of stockholders’ equity and will be amortized over the vesting term of the related options. For the years ended December 31, 2001 and 2002, VINA amortized $125,000 and $63,000, respectively, as stock-based compensation related to these options in the accompanying consolidated statements of operations.

      The operating results of Woodwind have been included in the accompanying consolidated statements of operations since the date of acquisition. The following selected unaudited pro forma combined results of operations for the years ended December 31, 2000 and 2001 of VINA and Woodwind have been prepared assuming that the acquisition had occurred at the beginning of the periods presented. The following unaudited pro forma financial information is not necessarily indicative of the actual results that would have

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

occurred had the acquisition been completed at the beginning of the period indicated nor is it indicative of future operating results (in thousands, except per share data):

	Pro Forma
	December 31,

	2000	2001

Net revenue	$32,299	$45,112
Net loss	$(61,469)	$(48,340)
Net loss per share	$(2.98)	$(1.28)
Shares used in calculation of net loss per share	20,616	37,790

      The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles, goodwill and deferred stock compensation associated with the acquisition. The $5.1 million charge for purchased in-process research and development has been excluded from the pro forma results, as it is a material nonrecurring charge.

Intellectual Property and Related Assets

      In December 2001, VINA purchased optical concentrator technology and related equipment from a related party by issuing 2,217,527 shares of VINA’s common stock valued at $2.5 million on the purchase date. In addition, VINA incurred approximately $676,000 in direct acquisition expenses. The total purchase price of $3.2 million was allocated on a fair value basis resulting in $1.9 million of intellectual property (intangible assets) and $1.3 million of fixed assets. The acquired assets are being amortized over their useful lives ranging from three to four years.

7.	Acquired Intangibles and Goodwill, Net

      As VINA operates in one reportable segment, the design, development, marketing and sale of multi-service broadband access communications equipment, and has only one reporting unit, VINA consolidated, the measurement of the fair value for goodwill is its market capitalization. The deterioration of the telecom industry and the decline in VINA’s current product sales in the first quarter, were factors that required VINA to evaluate the fair value of the intangible assets and goodwill. Management evaluated the fair value of VINA as determined by its market capitalization against its carrying value, net assets, and determined that the intangible assets and goodwill were impaired. In addition, under SFAS No. 144 “Accounting for the Impairment of Disposal of Long-Lived Assets” VINA evaluated the intangible assets for impairment and determined a portion of the intangible assets were impaired. Also, under SFAS No. 142 “Goodwill and Other Intangible Assets” VINA evaluated the goodwill for impairment and determined that it was impaired. VINA recorded a $29.8 million impairment charge during 2002. The amount was comprised of $27.3 million of goodwill and $2.5 million intangible assets.

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Intangible assets consist of the following (in thousands):

		December 31, 2001			December 31, 2002

		Gross			Gross
	Amortization	Carrying	Accumulated		Carrying	Accumulated	Impairment
	Period	Amount	Amortization	Net	Amount	Amortization	Loss	Net

Core technology	4 years	$3,022	$(630)	$2,392	$2,898	$(935)	$(1,963)
Current technology	4 years	310	(64)	246	310	(83)	(227)	—
Trade name	4 years	346	(73)	273	346	(73)	(273)	—
Intellectual property	4 years	1,859	—	1,859	1,859	(465)	—	$1,394
Workforce-in-place	3 years	1,236	(343)	893	—	—	—	—

Total		$6,773	$(1,110)	$5,663	$5,413	$(1,556)	$(2,463)	$1,394

      All of VINA’s intangible assets are subject to amortization except for workforce-in-place and tradename. Workforce in place was reallocated to goodwill as of January 1, 2002.

      Estimated future amortization expense is as follows (in thousands):

Total

Fiscal year
2003	$465
2004	465
2005	464

Total Amortization	$1,394

      The changes in the carrying amount of goodwill, including workforce in place, for the year ended December 31, 2002 are as follows (in thousands):

Balance as of January 1, 2002	$27,319
Impairment loss	(27,319)

Balance as of December 31, 2002	$—

      Had the provisions of FAS No. 142 been applied beginning on January 1, 2001 VINA’s net loss and net loss per share would have been as follows (in thousands except per share amounts):

Year Ended
December 31, 2001

Net loss as reported	$(48,642)
Add back amortization:
Goodwill	7,133
Workforce-in-place	343
Tradename	73

Adjusted net loss	$(41,093)

EPS — basic and diluted, as reported	$(1.31)
Goodwill, workforce-in-place and tradename amortization	0.20

Adjusted EPS	$(1.11)

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Restructurings

      During the year ended December 31, 2001, VINA announced and completed a restructuring plan that included a workforce reduction and other operating reorganizations. As a result of the restructuring efforts, VINA reduced its workforce by approximately 20%. (See Note 15)

      During April and July 2002, VINA announced and completed restructuring plans intended to better align its operations with the changing market conditions. These plans were designed to prioritize VINA’s growth areas of business, focus on profit contribution and reduce expenses. The restructurings includes a workforce reduction and other operating reorganizations. As a result of the restructuring efforts, VINA reduced its workforce by approximately 23% and 26% in April and July 2002, respectively.

      A summary of the restructuring benefit and expenses for the year ended December 31, 2002 is as follows (in thousands):

		Stock
	Workforce	Compensation	Abandonment	Capital
	Reductions	Benefits	of Facilities	Equipment	Total

2000 remaining provision	$—	$—	$—	$—	$—
July 2001 provision	991	(2,569)	—	—	(1,578)
Net provision utilized	(945)	2,569	—	—	1,624

2001 remaining provision	46	—	—	—	46
April 2002 provision	835	(1,547)	400	340	28
July 2002 provision	602	(762)	35	945	820
December 2002 provision	—	—	148	—	148
Net provision utilized	(1,483)	2,309	(485)	(1,285)	(944)

Balance at December 31, 2002	$—	$—	$98	$—	$98

      Workforce Reductions — These restructuring programs resulted in the reduction of 80 employees across all functions (43 in April of 2002 and 37 in July 2002). The 2001 restructuring program resulted in the reduction of approximately 40 employees across all functions. As of December 31, 2002, VINA has disbursed the total amount related to the 2002 severance, $1,437,000, $945,000 related to the 2001 severance and have reversed $46,000 pertaining to the remaining balance from the 2001 workforce reduction.

      Stock Compensation Benefits — In connection with the April 2002 workforce reduction, VINA recorded a net benefit of $1,547,000. This net benefit resulted from a $1,577,000 benefit for the reversal of prior period estimated stock compensation expense on forfeited stock options offset by $30,000 of stock compensation expense resulting from the acceleration of unvested stock options in accordance with employee separation agreements. The July 2002 workforce reduction resulted in a benefit of $762,000 for the reversal of prior period estimated stock compensation expense on forfeited stock options. The July 2001 workforce reduction resulted in a benefit of $2,569,000. This net benefit resulted from a $3.0 million benefit for the reversal of prior period estimated stock compensation expense on forfeited stock options, offset by $431,000 of stock compensation expense resulting from the acceleration of unvested stock options in accordance with employee separation agreements.

      Abandonment of Facilities — Part of the restructuring included the closure of VINA’s engineering facilities in Maryland and Texas in April 2002 and July 2002, respectively. In December 2002, VINA incurred an additional restructuring charge of $148,000 for the remaining portion of the Maryland lease. (See Note 15). There were no facilities closed as part of the July 2001 restructuring and therefore there were no associated costs.

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Capital Equipment  — As a result of the closing of VINA’s Maryland and Texas facilities and VINA’s reductions in headcount, VINA determined that it had excess capital equipment with total book values substantially less than market value. VINA finalized the dispositions in September of 2002. There was no excess capital equipment related to the 2001 restructuring.

9.     Commitments and Contingencies

      Leases — VINA leases office space under various noncancelable, operating leases that expire through 2007. VINA has an option to renew the primary facility lease for an additional five years at the then current market rent. Future obligations under VINA’s operating leases are as follows (in thousands):

Years Ending December 31:
2003	$467
2004	337
2005	430
2006	491
2007	292

Lease commitments	$2,017

      Rent expense incurred under the operating leases for, 2000, 2001 and 2002 was $703,000, $1.4 million, and $2.0 million, respectively.

      VINA records rent expense under non-cancelable operating leases using a straight-line method after consideration of increases in rental payments over the lease term, and records the difference between actual payments and rent expense as deferred rent included within the caption other current liabilities in the accompanying consolidated balance sheets.

      Litigation — The high technology and telecommunications industry in which VINA operates is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. VINA is not a party to any such litigation; however any such litigation in the future could have a material adverse effect on VINA’s consolidated financial position, results of operations and cash flows.

      Purchase Commitments — VINA’s contract manufacturer has obtained or has on order substantial amounts of inventory to meet their revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill for any excess component and finished goods inventory. VINA also has a non-cancelable purchase order with a major chip supplier for one of its critical components. As of December 31, 2002, the estimated purchase commitments and non-cancelable purchase orders to those companies is $1.6 million. In August 2002, VINA placed $1.0 million on deposit with its contract manufacturer as security against these purchase commitments.

      Warranty — VINA provides a full 60-month parts and factory labor warranty against defects in materials and workmanship for all VINA Integrated Access Device (IAD) product lines. A 12-month parts and factory labor warranty against defects in materials and workmanship is provided for all VINA Integrated Multi-Service Access Platform (IMAP) product lines. All VINA-supplied software is also covered by a 60-month warranty for IAD products, and a 12-month warranty for IMAP products. VINA accounts for warranty liability by taking a charge in the period of shipment for the estimated warranty costs that will be incurred related to shipments. A weighted average of the cost per warranty transaction per product line is developed taking into consideration: the costs of freight, replacement, rework and repair. Estimated returns over time are calculated taking into account experience by product line. A warranty liability is calculated by applying the number of units under warranty against a factor representing the

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

likelihood of a return and the estimated cost per return transaction. Actual warranty charges are tracked and reported separately from other transactions.

      The changes in the warranty reserve balances during the years ended December 31, 2002 and 2001 are as follows (in $ thousands):

	2001	2002

Balance at beginning of year	$686	$696
Payments made under the warranty	(58)	(228)
Product warranty issued for new sales	88	(18)
Changes in accrual in respect of warranty periods ending	(20)	(36)

Balance at the end of year	$696	$414

10.     Stockholders’ Equity

Public Offering

      In August 2000, VINA completed its initial public offering of 3,450,000 shares of common stock at $12.00 per share, for net proceeds of $36.4 million.

Convertible Preferred Stock

      In 1998, VINA issued 4,167 shares of Series D convertible preferred stock at $6.00 per share, for which the proceeds were not payable until 1999, and accordingly, VINA established a $25,000 subscription receivable at December 31, 1998.

      In 1999, VINA issued an additional 10,746 shares of Series D convertible preferred stock at $6.00 per share resulting in proceeds of $65,000.

      In 2000, VINA issued 3,404,140 shares of Series E convertible preferred stock at $7.00 per share resulting in net proceeds of $23.8 million.

      Upon completion of the initial public offering, 7,500,000 convertible preferred shares of Series A, 3,000,000 convertible preferred shares of Series B, 3,000,000 convertible preferred shares of Series C, 790,517 convertible preferred shares of Series D and 3,404,140 convertible preferred shares of Series E were converted into common stock on a one-to-one basis, resulting in the issuance of 17,694,657 shares of common stock to the then convertible preferred stockholders.

Restricted Common Stock

      Restricted common stock issued under certain stock purchase agreements is subject to repurchase by VINA. The number of shares subject to repurchase is generally reduced over a four-year vesting period. At December 31, 2000, 2001, and 2002, 433,334 shares, 260,000 shares, and 141,940 shares respectively, were subject to repurchase.

Stockholders’ Rights Plan

      During 2001, VINA’s Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding share of common stock, of VINA. Each Right entitles the registered holder to purchase from VINA one one-thousandth of a share of Series A Preferred Stock, of VINA, at a price of $35.00 per one one-thousandth of a share, subject to certain antidilution adjustment provisions. The Rights, as amended, are exercisable in the event that a person, entity or group acquires beneficial ownership of 20% or more of the outstanding shares of VINA’s common stock. The Rights will expire on

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the earlier of (i) July 25, 2011, (ii) consummation of a merger transaction meeting certain requirements, or (iii) redemption or exchange of the Rights by VINA. At December 31, 2002 62,080,636 Rights were outstanding.

Common Stock — Private Placement

      During the fourth quarter of 2001, VINA completed a $14.2 million private placement equity financing. Under the subscription agreement, VINA issued 22,150,369 shares of common stock at a weighted average price of $0.64 per share. In addition, warrants to acquire 7,090,000 shares of VINA’s common stock were attached to the common stock. The warrants are immediately exercisable at $1.00 per share and expire three years from the date of issuance or upon VINA’s stock price exceeding predefined trading prices. All such warrants were outstanding at December 31, 2002.

      VINA allocated $2.0 million of the sales price to the warrants based on the relative fair value of the warrants. The fair value for the warrants was determined using the Black-Scholes option pricing model over the contractual term of the warrants using the following assumptions: stock volatility, 75%; risk free interest rate, 3.6% and no dividends during the expected term.

      Certain employees participated in the private placement and purchased 375,742 common shares with 120,050 attached warrants at a price below fair market value. VINA recorded the associated $289,000 of intrinsic value as stock-based compensation in 2001. The intrinsic value was measured as the difference between the equity issuance prices and their fair market values on the date of issuance.

Net Loss Per Share

      The following is a calculation of the denominators used for the basic and diluted net loss per share computations (in thousands):

	Years Ended December 31,

	2000	2001	2002

Weighted average common shares outstanding	18,927	38,239	62,098
Weighted average common shares outstanding subject to repurchase	(2,460)	(1,118)	(455)

Shares used in computation, basic and diluted	16,467	37,121	61,643

      During all periods presented, VINA had securities outstanding, which could potentially dilute basic EPS in the future, but were excluded in the computation of diluted EPS in such periods, as their effect would have been antidilutive due to the net loss reported in such periods. Such outstanding securities consist of the following at: December 31, 2000, 1,859,680 shares of common stock subject to repurchase and options to purchase 10,692,788 shares of common stock; December 31, 2001, 915,461 shares of common stock subject to repurchase and options to purchase 13,353,743 shares of common stock and warrants to purchase 7,090,000 shares of common stock; December 31, 2002, 141,940 shares of common stock subject to repurchase and options to purchase 5,625,010 shares of common stock and warrants to purchase 7,090,000 shares of common stock.

Stock Plans

      In July 2000, VINA adopted the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan serves as the successor equity incentive program to VINA’s 1996 Stock Option/Stock Issuance Plan and the 1998 Stock Incentive Plan, as amended (the Predecessor Plans). Options outstanding under the Predecessor Plans on July 11, 2000 (9,071,061 shares) were incorporated into the 2000 Stock Incentive Plan. Such incorporated options continue to be governed by their existing terms, which are similar to the 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan, VINA is authorized to provide awards in the form

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of restricted shares, stock units, options or stock appreciation rights. The number of shares reserved under this plan was 7,301,873 shares which can be increased for repurchases of unvested common shares issued under the Predecessor Plans up to a total share reserve of 10,000,000 shares. The share reserve is automatically increased on January 1 of each calendar year, beginning in 2001, by an amount equal to the lesser of: (i) 2,500,000 shares; (ii) 4% of the outstanding shares of stock of VINA on such date; or (iii) a lesser amount determined by VINA’s Board of Directors (2,480,550 shares on January 1, 2002).

      Under the 2000 Stock Incentive Plan, VINA may grant options to purchase or directly issue common stock to employees, outside directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than par value at the date of grant for non-statutory stock options. These options generally expire ten years from the date of grant and are generally immediately exercisable. VINA has a right to repurchase (at the option exercise price) common stock issued under option exercises for unvested shares. The right of repurchase generally expires 25% after the first 12 months from the date of grant and then ratably over a 36-month period. Settlement and vesting terms for awards of restricted stock, stock appreciation rights, and stock units are governed by individual agreements. There were no awards of restricted stock, stock appreciation rights or stock units in 2000, 2001 and 2002.

      In May 2002, the Board of Directors approved a Stock Option Exchange Program. Under this program, eligible employees could elect to exchange certain outstanding stock options with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of VINA’s common stock. The replacement options are to be issued at least six months and one day after the cancellation date, August 15, 2002, and will be issued from the 2000 Stock Option Plan. The new options will be non-statutory stock options and will have an exercise price equal to closing price of VINA’s common stock on the date prior to the replacement date. The new options will vest according to the same schedule as the cancelled options. As of the cancellation date, VINA had accepted 2,692,082 shares for exchange under the Program. (See Note 15 for replacement options granted after year end.)

      Stock option activity under the stock plan is summarized as follows:

	Outstanding Options

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Balances at January 1, 2000 (1,163,408 shares vested at a weighted average exercise price of $0.33 per share)	7,540,482	$0.64
Granted (weighted average fair value of $6.53 per share)	7,555,391	3.47
Canceled	(1,321,112)	1.58
Exercised	(3,081,973)	1.16

Balances at December 31, 2000 (1,463,399 shares vested at a weighted average exercise price of $0.643 per share)	10,692,788	2.37
Granted (weighted average fair value of $1.46 per share)	6,802,243	1.51
Canceled	(3,122,840)	2.74
Exercised	(1,018,448)	0.48

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Outstanding Options

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Balances at December 31, 2001 (3,656,376 shares vested at a weighted average exercise price of $1.85 per share)	13,353,743	1.99
Granted (weighted average fair value of $0.37 per share)	1,770,375	0.40
Canceled	(9,285,160)	2.20
Exercised	(213,948)	0.45

Balances at December 31, 2002	5,625,010	$1.21

      At December 31, 2002, VINA had 13,427,116 shares available for future grants under the 2000 Stock Incentive Plan.

      Additional information regarding options outstanding at December 31, 2002 is as follows:

	Options Outstanding
				Vested Options
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Vested	Price

$0.13 - $0.36	1,168,964	7.8	$0.30	624,900	$0.20
$0.40 - $0.61	1,335,027	8.0	0.59	900,292	0.57
$0.70 - $1.00	1,177,303	7.1	0.98	965,422	0.99
$1.03 - $1.92	1,396,082	8.3	1.55	642,193	1.64
$2.00 - $6.50	547,634	7.6	4.31	359,303	4.00

$0.13 - $6.50	5,625,010	7.8	$1.21	3,492,110	$1.17

Employee Stock Purchase Plan

      In July 2000, VINA adopted the 2000 Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. Offering periods commence on February 1 and August 1 of each year. One million eighty thousand shares of common stock are reserved for issuance under ESPP and will be increased on the first day of each fiscal year, the lesser of: (a) 80,000 shares; (b) 1% of VINA’s outstanding common stock on the day of the increase; or (c) a lesser number of shares determined by VINA’s Board of Directors (80,000 shares on January 1, 2002).

      Shares issued under the ESPP were 194,707 in 2002 at a weighted average price of $0.68 per share. There were 677,544 shares available for future issuance under this plan at December 31, 2002.

Stock-Based Compensation

      As discussed in Note 2, VINA accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25) and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. VINA accounts for stock-based compensation relating to equity instruments issued to non-employees based on the

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value of options or warrants estimated using the Black-Scholes model on the date of grant in compliance with the Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Compensation expense resulting from non-employee options is amortized using the multiple option approach in compliance with FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

      Pursuant to FIN No. 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option pricing model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options. Options assumed by VINA related to the business combination made on behalf of VINA subsequent to July 1, 2000 (the effective date of FIN No. 44) have been accounted for pursuant to FIN No. 44.

      VINA’s calculations of fair value for employee stock-based compensation were made using the Black-Scholes option pricing model, which requires subjective assumptions, including expected time to exercise and future stock price volatility, which greatly affects the calculated values. The following weighted average assumptions were used to calculate the fair value of employee awards under VINA’s option plans: expected life, 3.2 years in 2000, 2001 and 2002; volatility, 29% in 2000, 75% in 2001 and 154% in 2002; risk free interest rate, 6.4% in 2000, 4.2% in 2001 and 3.1% in 2002; and no dividends during the expected term. VINA’s fair value calculations on stock-based awards under the ESPP in 2001 and 2002 were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six months; volatility, 75% in 2001 and 154% in 2002; risk free interest rate of 3.74 in 2001 and 3.05% in 2002; and no dividends during the expected term. VINA’s calculations are based on a multiple option award valuation and amortization approach, which results in accelerated amortization of the expense. Forfeitures are recognized as they occur.

11.	Income Taxes

      VINA recorded no income tax benefit or provision in any of the periods presented. The difference between the recorded amounts is reconciled to the federal statutory rate as follows (in thousands):

	2000	2001	2002

Federal statutory tax benefit at 35%	$(15,166)	$(17,025)	$(19,401)
State tax benefit	(2,490)	(800)	(1,123)
Research and development credits	(774)	(400)	—
Nondeductible stock compensation	9,848	4,249	447
In process research and development	—	2,043	—
Amortization of goodwill and intangible assets	—	3,313	—
Impairment of goodwill	—	—	9,562
Change in valuation allowance	8,973	8,040	11,463
Other	(391)	580	(948)

Income taxes	$—	$—	$—

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of net deferred tax assets are as follows (in thousands):

	December 31,

	2001	2002

Deferred tax assets:
Accruals and reserves not currently deductible	$2,730	$1,661
Net operating loss carryforwards	26,492	37,313
Tax credit carryforwards	2,423	2,769
Identified acquisition intangibles	(1,626)	—
Other	937	676

	30,956	42,419
Valuation allowance	(30,956)	(42,419)

Net deferred tax assets	$—	$—

      Due to VINA’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $11.5 million during 2002.

      As of December 31, 2002, VINA had available for carryforward net operating losses for federal and state income tax purposes of approximately $98.0 million and $36.0 million, respectively. Net operating losses of approximately $1.3 million and $800,000 for federal and state tax purposes, respectively, attributable to the tax benefit relating to the exercise of nonqualified stock options and disqualifying dispositions of incentive stock options are excluded from the components of deferred income tax assets. The tax benefit associated with this net operating loss will be recorded as an adjustment to stockholders’ equity when VINA generates taxable income. Federal net operating loss carryforwards will expire, if not utilized, in 2011 through 2022. State net operating loss carryforwards will expire, if not utilized, in 2006 through 2014.

      As of December 31, 2002, VINA had available for carryforward research and experimentation tax credits for federal and state income tax purposes of approximately $1.5 million and $1.6 million, respectively. Federal research and experimentation tax credit carryforwards expire in 2011 through 2022. VINA also had approximately $300,000 in California manufacturers investment credits.

      Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Use of approximately $14.0 million of the net operating loss carryforward of Woodwind from periods prior to the merger with VINA is limited to approximately $2.7 million per year. VINA’s ability to utilize other net operating loss and tax credit carryforwards may be further limited as a result of an ownership change. Such a limitation could result in the expiration of carryforwards before they are utilized.

VINA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Customer Concentrations

      The following table summarizes net revenue and accounts receivable for customers which accounted for 10% or more of accounts receivable or net revenue:

	Accounts Receivable		Net Revenue

	December 31,		Years Ended December 31,

Customer	2001	2002	2000	2001	2002

A	23%	—	—	—	—
B	12%	27%	31%	44%	18%
C	—	17%	—	—	—
D	32%	21%	—	—	37%
E	28%	26%	28%	21%	16%
F	—	—	—	12%	—

13.	Employee Benefit Plan

      VINA has a 401(k) tax deferred savings plan to provide for retirement of employees meeting certain eligibility requirements. Employee contributions are limited to 20% of their annual compensation subject to IRS annual limitations. VINA may make contributions at the discretion of the Board of Directors. There were no discretionary employer contributions to the 401(k) plan in 2000, 2001, or 2002.

14.	Segment Information

      As defined by the requirements of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, VINA operates in one reportable segment: the design, development, marketing and sale of multiservice broadband access communications equipment. International sales were insignificant for all periods presented. VINA’s chief operating decision maker is its chief executive officer.

15.	Subsequent Events

      As of December 31, 2002, VINA had a certificate of deposit for $3.0 million that secured a $3.0 million committed revolving line of credit. In January 2003, VINA remitted full payment for the $3.0 million revolving line of credit.

      In January 2003, VINA announced and completed a restructuring plan intended to better align its operations with the continued decline in the telecommunications market. This plan was designed to focus on profit contribution and reduce expenses. The restructuring includes a workforce reduction with related severance and outplacement of approximately $296,000. The restructuring has been accounted for in accordance with the provisions of SFAS No. 146.

      On February 17, 2003, VINA granted 2,601,982 option grants as part of the Stock Option Exchange Program approved by the Board of Directors in May 2002. Under this program, eligible employees were able to make an election to exchange certain outstanding stock option grants with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of VINA Technologies Inc. common stock. The replacement option was issued per the Option Exchange Program at least six months and one day after the cancellation date of August 15, 2002. The new options were issued from VINA’s 2000 Stock Option Plan and are non-statutory stock options. The individuals participating in this program were employees of VINA Technologies, Inc. on the replacement grant date making them eligible to receive the new stock options. No consideration for the canceled stock options was provided to individuals terminating employment prior to the replacement grant date. The new option has an exercise price of $0.16, which is equal to VINA Technologies Inc. common stock’s closing price on the date prior

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the replacement grant. The new stock options will continue to vest on the same schedule as the canceled options.

      In February 2003, VINA reached a settlement agreement to terminate the lease for its Maryland facility. Actual lease termination costs are $98,000, which has resulted in a change in estimate of the restructuring charges originally accrued as of December 31, 2002. The decrease in restructuring reserves of $318,000 has been reflected in the consolidated financial statements as of December 31, 2002.

      In February 2003, VINA established an asset secured credit line with a bank for up to $3.5 million. VINA needs to meet monthly covenants to be able to borrow against this credit line and can meet them currently. The credit line has a one-year duration and has terms of prime plus 2%. There is no outstanding balance on this credit line.

16.	Selected Consolidated Quarterly Financial Results (Unaudited)

      The following tables set forth selected unaudited quarterly results of operations for the years ended December 31, 2001 and 2002 (in thousands, except per share amounts). In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information.

	Quarter Ended

	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	2001	2001	2001	2001	2002	2002	2002	2002

Net revenue	$11,029	$12,028	$13,010	$9,045	$6,439	$6,624	$6,035	$6,045
Gross profit (excluding stock-based compensation)	2,783	4,958	5,211	3,446	314	2,463	2,480	2,352
Loss from operations	(19,188)	(12,378)	(7,496)	(10,963)	(41,165)	(5,566)	(6,957)	(1,938)
Net loss	(18,576)	(11,998)	(7,219)	(10,849)	(41,093)	(5,482)	(6,934)	(1,921)
Net loss per share, basic and diluted	$(0.57)	$(0.34)	$(0.20)	$(0.25)	$(0.67)	$(0.09)	$(0.11)	$(0.03)
Shares used in computation, basic and diluted	32,783	35,589	36,139	43,974	61,531	61,546	61,623	61,871

VINA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2002	2003

	(In thousands, except share
	and per share amounts)

	(Unaudited)
ASSETS
Current Assets:
Cash, cash equivalents	$4,567	$2,673
Restricted cash	3,500	333
Short-term investments	50	—
Accounts receivable, net	3,348	1,689
Inventories	3,367	3,839
Prepaid expenses and other	2,354	1,084

Total current assets	17,186	9,618
Property and equipment, net	1,968	1,655
Other assets	32	—
Intangible assets, net	1,394	1,277

Total assets	$20,580	$12,550

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,979	$1,864
Accrued compensation and related benefits	900	539
Accrued warranty	414	400
Other current liabilities	1,915	1,532
Current debt	3,000	—

Total current liabilities	9,208	4,335
Commitments (Note 7)	—	—
Stockholders’ equity:
Convertible preferred stock; $0.0001 par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock; $0.0001 par value; 125,000,000 shares authorized; shares outstanding: December 31, 2002, 62,080,636; March 31, 2003, 62,189,930	6	6
Additional paid-in capital	189,297	188,786
Deferred stock compensation	(315)	(112)
Accumulated deficit	(177,616)	(180,465)

Total stockholders’ equity	11,372	8,215

Total liabilities and stockholders’ equity	$20,580	$12,550

See notes to condensed consolidated financial statements

VINA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,

	2002	2003

	(In thousands, except
	per share amounts)

	(Unaudited)
Net revenue	$6,439	$2,708
Cost of revenue (excluding stock-based compensation)	6,125	1,692

Gross profit (loss) (excluding stock-based compensation)	314	1,016

Costs and expenses:
Research and development (excluding stock-based compensation)	5,423	1,828
Selling, general and administrative (excluding stock-based compensation)	4,803	1,936
Stock-based compensation, net*	1,653	(324)
Amortization of goodwill and intangible assets	324	116
Impairment of goodwill and intangible assets	29,276	—
Restructuring expenses (excluding stock-based compensation)	—	309

Total costs and expenses	41,479	3,865

Loss from operations	(41,165)	(2,849)
Other income, net	72	—

Net loss	$(41,093)	$(2,849)

Net loss per share, basic and diluted	$(0.67)	$(0.05)

Shares used in computation basic and diluted	61,531	62,047

*Stock-based compensation, net:
Cost of revenue	$158	$—
Research and development	401	20
Selling, general and administrative	1,094	(8)
Restructuring benefit	—	(336)

	$1,653	$(324)

See notes to condensed consolidated financial statements

VINA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,

	2002	2003

	(In thousands)

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(41,093)	$(2,849)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	909	441
Disposal of property and equipment	304	—
Impairment of goodwill and intangible assets	29,276	—
Stock-based compensation, net	1,653	(324)
Changes in operating assets and liabilities:
Accounts receivable	4,886	1,659
Inventories	596	(472)
Prepaid expenses and other	199	1,270
Other assets	(2)	32
Accounts payable	(1,589)	(1,115)
Accrued compensation and related benefits	(55)	(361)
Accrued warranty	(29)	(14)
Other current liabilities	(135)	(383)

Net cash used in operating activities	(5,080)	(2,116)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(302)	(11)
Proceeds from sales/maturities of short-term investments	—	50

Net cash provided by (used in) investing activities	(302)	39

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of short-term debt	—	(3,000)
Release of restricted cash	—	3,167
Proceeds from sale of common stock	9,803	—
Proceeds from sale of stock under employee stock purchase plan	—	16
Repurchase of common stock	(92)	—

Net cash provided by financing activities	9,711	183

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,329	(1,894)
CASH AND CASH EQUIVALENTS, Beginning of period	15,805	4,567

CASH AND CASH EQUIVALENTS, End of period	$20,134	$2,673

See notes to condensed consolidated financial statements

VINA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Unaudited Interim Financial Information

      Business — VINA Technologies, Inc. (the Company or VINA), incorporated in June 1996, designs, develops, markets and sells multi-service broadband access communications equipment that enables telecommunications service providers to deliver bundled voice and data services. The Company has incurred significant losses since inception and expects that net losses and negative cash flows from operations will continue for the foreseeable future. On March 17, 2003, VINA, Larscom Incorporated, a Delaware corporation (“Larscom”) and a wholly-owned subsidiary of Larscom, entered into an Agreement and Plan of Merger, under which the Larscom subsidiary will merge with and into VINA, followed by the merger of VINA with and into Larscom, with Larscom as the surviving corporation. As a result of the merger, each issued and outstanding share of VINA common stock will be automatically converted into the right to receive 0.2659 of a validly issued, fully paid and nonassessable share of Larscom common stock. The merger is intended to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and is expected to be treated as a purchase for financial accounting purposes, in accordance with generally accepted accounting principles.

      Basis of Presentation — The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter company accounts and transactions have been eliminated in consolidation. The accompanying interim financial information is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, it does not include all of the information and Notes required by generally accepted accounting principles for annual financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three-months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

      In this report, all references to “VINA” “we,” “us,” “our” or the “Company” mean VINA Technologies, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company.

      Going Concern — The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2003, we had cash and cash equivalents of $2.7 million and its accumulated deficit was $180.5 million. These factors among others raise substantial doubt that we will be able to continue as a going concern for a reasonable period of time. We has implemented, and is continuing to pursue, aggressive cost cutting programs in order to preserve available cash.

      Our intent is to complete the announced merger with Larscom in the second quarter. If we are unsuccessful in completing the merger during the second quarter, then we will need to obtain additional funding during the second quarter of 2003 to continue operations. Currently, we have no other immediately available sources of liquidity. The sale of additional equity or other securities could result in additional dilution to our stockholders. Arrangements for additional financing may not be available in amounts or on terms acceptable to us, if at all.

      Revenue Recognition — The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. The Company generates revenue from sale of products and related

VINA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services to communications service providers and through original equipment manufacturers and value added resellers.

      Product revenue is generated from the sale of communications equipment embedded with software that is essential to its functionality, and accordingly, the Company accounts for these transactions in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, and Statement of Position (SOP) 97-2, Software Revenue Recognition. Product revenue is recognized when all SAB No. 101 and SOP 97-2 criteria are met which generally occurs at the time of shipment. In multiple element arrangements where there are undelivered elements at the time of shipment, product revenue is recognized at the time of shipment as the residual value of the arrangement after allocation of fair value to the undelivered elements based on vendor specific objective evidence (VSOE). There is no VSOE on the sales of communications equipment due to the wide range in customer discounts provided by the Company.

      Service revenue is generated from the sale of installation, training and post contract customer support (PCS) agreements related to the communications equipment. The Company also accounts for these transactions in accordance with SAB No. 101 and SOP 97-2, and as such recognizes revenue when all of the related revenue recognition criteria are met which is: (i) at the time the installation or training service is delivered; and (ii) ratably over the term of the PCS agreement. In multiple element arrangements where these services are undelivered when the communications equipment is shipped, the Company defers the fair value of these undelivered elements based on VSOE and recognizes revenue as the services are delivered. VSOE of these elements is based on stand-alone sales (including renewal rates of PCS agreements) of the services. For all periods presented, service revenue has been less than 10% of total net revenue.

      The Company additionally records a provision for estimated sales returns and warranty costs at the time the product revenue is recognized.

      Stock Based Compensation — The Company accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25) and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for stock-based compensation relating to equity instruments issued to non-employees based on the fair value of options or warrants estimated using the Black-Scholes model on the date of grant in compliance with the Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Compensation expense resulting from non-employee options is amortized using the multiple option approach in compliance with FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

      Pursuant to FIN No. 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option pricing model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options. Options assumed by the Company related to the business combination made on behalf of the Company subsequent to July 1, 2000 (the effective date of FIN No. 44) have been accounted for pursuant to FIN No. 44.

VINA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For purposes of pro forma disclosure under SFAS No. 123, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period, using the multiple option method. Pro forma information is as follows (in thousands, except per share amounts):

	March 31,

	2002	2003

Net loss, as reported	$(41,093)	$(2,849)
Add: Stock-based compensation included in reported net loss, net of related tax effects	1,653	(324)
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(1,396)	(446)

Pro forma net (loss)	$(40,836)	$(3,619)

Net loss per share, as reported — basic and diluted	$(0.67)	$(0.05)

Pro forma loss per share, as reported — basic and diluted	$(0.66)	$(0.06)

      Comprehensive Loss — Comprehensive loss for the three months ended March 31, 2002 and March 31, 2003 was the same as net loss.

      Recent Accounting Standards — In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested at least annually for impairment. The Company adopted SFAS No. 142 on January 1, 2002. Upon adoption of SFAS No. 142, the Company has stopped the amortization of intangible assets with indefinite lives (goodwill, which includes the re-class of workforce-in-place) with a net carrying value of $27.6 million at December 31, 2001 and annual amortization of $8.8 million that resulted from business combinations initiated prior to the adoption of SFAS No. 141. The Company evaluated goodwill under SFAS No. 142 upon adoption, on January 1, 2002, and determined that there was no impairment. However, in accordance with SFAS No. 142, the Company was required to reevaluate goodwill and other intangibles for impairment in March 2002 because events and circumstances changed that more likely than not would reduce the fair value of the reporting unit below its carrying amount (See Note 4).

      In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for the Company on January 1, 2002. The adoption of this statement did not have an impact on the financial position, results of operations or cash flows of the Company.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a Liability for a cost associated

VINA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. This statement also establishes that the liability should initially be measured and recorded at fair value. This statement is effective for the Company on January 1, 2003. The adoption of this statement did not have an impact on the financial position, results of operations or cash flows of the Company.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation  — Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for the Company’s fiscal year beginning January 1, 2003. The Company has elected to continue accounting for employee stock option plans according to APB No. 25, and the Company adopted the disclosure requirements under SFAS No. 148 commencing on December 31, 2002.

      In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued and to be made in regard of product warranties. Disclosures required under FIN 45 are included in these financial statements (see Note 7 concerning the reserve for warranty costs). However, the initial recognition and initial measurement provisions of this FIN are applicable for guarantees issued or modified after December 31, 2002. The adoption of the recognition and measurement provisions of FIN 45 did not have a material effect on the Company’s consolidated financial statements.

2.     Inventories

      Inventories consist of the following (in thousands):

	December 31,	March 31,
	2002	2003

Raw materials and subassemblies	1,684	1,572
Finished goods	1,683	2,267

Inventories	3,367	3,839

3.     Net Loss Per Share

      The following is a calculation of the denominators used for the basic and diluted net loss per share computations (in thousands):

	Three Months
	Ended March 31,

	2002	2003

Weighted average common shares outstanding	62,207	62,152
Weighted average common shares outstanding subject to repurchase	(676)	(105)

Shares used in computation, basic and diluted	61,531	62,047

VINA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the three months ended March 31, 2002 and 2003, we had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted earnings per shares in such periods, as their effect would have been antidilutive due to the net loss reported in such periods. Such outstanding securities consist of the following at: March 31, 2002, 577,774 shares of common stock subject to repurchase and options to purchase 12,668,119 shares of common stock and warrants to purchase 7,090,000 of our common stock; March 31, 2003, 70,075 shares of common stock subject to repurchase and options to purchase 6,743,377 shares of common stock, and warrants to purchase 7,090,000 shares of common stock.

4.     Goodwill and Intangible Assets

      As VINA operates in one reportable segment, the design, development, marketing and sale of multiservice broadband access communications equipment, and has only one reporting unit, VINA consolidated, the measurement of the fair value for our goodwill is our market capitalization. The deterioration of the telecom industry and the decline in our current product sales in the first quarter were factors that required the Company to evaluate the fair value of the goodwill. Management evaluated our fair value as determined by its market capitalization against its carrying value, net assets, and determined that goodwill was impaired. In addition, under SFAS No. 144 “Accounting for the impairment of Disposal of Long-Lived Assets” the Company evaluated the intangible assets for impairment and determined a portion of the intangible assets were impaired. We recorded a $29.3 million impairment charge during the quarter ended March 31, 2002. The amount was comprised of $27.3 million of goodwill and $2.0 million of intangible assets.

      Intangible assets consist of the following (in thousands):

		December 31, 2002			March 31, 2003

		Gross			Gross
	Amortization	Carrying	Accumulated		Carrying	Accumulated
	Period	Amount	Amortization	Net	Amount	Amortization	Net

Intellectual property	4 years	$1,859	(465)	$1,394	$1,859	(582)	$1,277

      Estimated future amortization expense is as follows (in thousands):

Fiscal year	Total

(Remaining nine months) 2003	$347
2004	465
2005	465

Total Amortization	$1,277

5.     Restructuring

      During January 2003, VINA announced and completed restructuring plans intended to better align its operations with the changing market conditions. These plans were designed to focus on profit contribution and reduce expenses. The restructuring includes a workforce reduction and other operating reorganizations. As a result of the restructuring efforts, the Company reduced its workforce by approximately 35%. The 2003 restructuring actions were accounted for in accordance with the guidance set forth in SFAS No. 146.

VINA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the restructuring benefit and expenses for the month ended March 31, 2003 is as follows (in thousands):

		Stock
	Workforce	Compensation	Abandonment of
	Reductions	Benefits	Facilities	Total

2002 remaining provision	$—	$—	$98	$98
January 2003 provision	309	(336)	—	(27)
Net provision utilized	(309)	336	98	71

Balance March 31, 2003	$—	$—	$—	$—

6.     2002 Stock Option Exchange Program

      On February 17, 2003, we granted 2,601,982 option grants as part of the Stock Option Exchange Program approved by the Board of Directors in May 2002. Under this program, eligible employees were able to make an election to exchange certain outstanding stock option grants with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of VINA Technologies Inc. common stock. The replacement option was issued per the Option Exchange Program at least six months and one day after the cancellation date of August 15, 2002. The new options were issued from our 2000 Stock Option Plan and are non-statutory stock options. The individuals participating in this program were employees of VINA Technologies, Inc. on the replacement grant date making them eligible to receive the new stock options. No consideration for the canceled stock options was provided to individuals terminating employment prior to the replacement grant date. The new option has an exercise price of $0.16, which is equal to VINA Technologies Inc. Common stock’s closing price on the date prior to the replacement grant. The new stock options will continue to vest on the same schedule as the canceled options.

7.     Commitments and Contingencies

      The Company’s contract manufacturer has obtained or has on order substantial amounts of inventory to meet their revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill for any excess component and finished goods inventory. The Company also has a non-cancelable purchase order with a major chip supplier for one of its critical components. As of March 31, 2003, the estimated purchase commitments and non-cancelable purchase orders to those companies is approximately $870,000. In August 2002, the Company placed $1.0 million on deposit with its contract manufacturer as security against these purchase commitments, of which $600,000 was used in April 2003 to pay outstanding balances. The remaining $400,000 is still on deposit with its contract manufacturer.

      As of March 31, 2003, we have lease commitments of $1.8 million for leases on two properties, which expire by July 31, 2007.

      The Company provides a full 60-month parts and factory labor warranty against defects in materials and workmanship for all VINA Integrated Access Device (IAD) product lines. A 12-month parts and factory labor warranty against defects in materials and workmanship is provided for all VINA Integrated Multi-Service Access Platform (IMAP) product lines. All VINA-supplied software is also covered by a 60-month warranty for IAD products, and a 12-month warranty for IMAP products. The Company accounts for warranty liability by taking a charge in the period of shipment for the estimated warranty costs that will be incurred related to shipments. A weighted average of the cost per warranty transaction per product line is developed taking into consideration: the costs of freight, replacement, rework and repair. Estimated returns over time are calculated taking into account experience by product line. A warranty

VINA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liability is calculated by applying the number of units under warranty against a factor representing the likelihood of a return and the estimated cost per return transaction. Actual warranty charges are tracked and reported separately from other transactions.

      The changes in the warranty reserve balances during the three months ended March 31, 2003 and the year ended December 31, 2002 are as follows (in thousands):

Balance at January 1, 2002	$696
Additions related to current period sales	(18)
Warranty costs incurred in the current period	(228)
Adjustments to accruals related to prior period sales	(36)

Balance at December 31, 2002	414
Additions related to current period sales	(5)
Warranty costs incurred in the current period	(8)
Adjustments to accruals related to prior period sales	(1)

Balance at March 31, 2003	$400

      Certain of the Company’s sales agreements require that the Company indemnify the customer for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties.

      The high technology and telecommunications industry in which we operate is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. We are not a party to any such litigation; however any such litigation in the future could have a material adverse effect on our consolidated operations and cash flows.

8.     Subsequent Event

      In April 2003, VINA received a letter from Larscom under which Larscom indicates that it is reserving its rights arising from an alleged breach by VINA of the merger agreement. In its letter Larscom stated that, while reserving its rights, it intends to work toward the consummation of the merger. VINA also intends to work with Larscom toward the consummation of the merger. In that regard, VINA and Larscom have filed with the Securities and Exchange Commissions a joint proxy statement/prospectus on SEC Form S-4 in connection with the merger. VINA and Larscom mailed the joint proxy statement/prospectus to stockholders of Larscom and VINA on or about May 2, 2003. Under the merger agreement, VINA made a representation and warranty that its anticipated revenue for the first quarter of 2003 would not be materially below $3.5 million. VINA’s revenue for the first quarter of 2003 was approximately $2.7 million. Under the terms of the merger agreement, either party may terminate the merger agreement if a breach of any representation or warranty, individually or in the aggregate, by the other party has had or is reasonably likely to have a material adverse effect on such party as defined in the merger agreement. VINA does not believe that its first quarter 2003 revenue shortfall would permit a termination of the merger agreement, because, among other things, VINA’s value cannot be measured by one quarter’s operating results.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
VERILINK CORPORATION,
SRI ACQUISITION CORP.
and
LARSCOM INCORPORATED
dated as of
April 28, 2004

TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement

Accounting Firm	Section 2.4(b)
Acquisition Proposal	Section 6.1(f)
Acquisition Transaction	Section 8.3(f)
Adjustment Date	Section 2.4(b)
Adjustment Factor	Section 2.4(a)
Affiliate	Section 3.3(e)
Agreement	Preamble
Allowed Proposal	Section 6.1(f)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.5(a)
Blue Sky Laws	Section 3.5(c)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Net Adjusted Working Capital Amount	Section 2.4(c)
Code	Preamble
Confidentiality Agreement	Section 5.3
Continuing Employee	Section 6.16
Delivery Date	Section 2.4(b)
DGCL	Preamble
DOL	Section 3.16(c)
Effective Time	Section 1.3
Employee Benefit Plan	Section 3.16(a)
Environmental Laws	Section 3.14
Environmental Permits	Section 3.14
ERISA	Section 3.16(a)
ERISA Affiliate	Section 3.16(a)
Exchange Act	Section 3.5(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
GAAP	Section 3.6(b)
Governmental Bid	Section 3.12(e)
Governmental Contract	Section 3.12(e)
Governmental Entity	Section 3.5(c)
Hazardous Materials	Section 3.14
Hazardous Materials Activity	Section 3.14
Indemnified Parties	Section 6.12(a)
Intellectual Property	Section 3.11(a)
IRS	Section 3.16(b)

Term	Cross Reference in Agreement

Joint Proxy Statement/Prospectus	Section 6.2(a)
Larscom	Preamble
Larscom Balance Sheet	Section 3.6(b)
Larscom Board	Preamble
Larscom Business Facility	Section 3.14
Larscom Charter Documents	Section 3.2
Larscom Common Stock	Section 2.1(b)
Larscom Consents	Section 3.5(b)
Larscom Disclosure Schedule	Article III
Larscom Employee Plans	Section 3.16(a)
Larscom ESPP	Section 2.3(e)
Larscom Expenses	Section 8.3(d)
Larscom Insiders	Section 6.14(c)
Larscom Insurance Policies	Section 3.19
Larscom Intellectual Property	Section 3.11(c)
Larscom International Employee Plan	Section 3.16(g)
Larscom Leased Property	Section 3.10(b)
Larscom Leases	Section 3.10(b)
Larscom Material Adverse Effect	Section 3.1
Larscom Material Contracts	Section 3.12(a)
Larscom Material Inbound Licenses	Section 3.11(b)
Larscom Material Licenses	Section 3.11(c)
Larscom Material Outbound Licenses	Section 3.11(c)
Larscom Meeting	Section 3.5(d)
Larscom Permits	Section 3.18
Larscom Preferred Stock	Section 3.3(a)
Larscom SEC Reports	Section 3.6(a)
Larscom Software	Section 3.11(g)
Larscom Stock Option	Section 2.3(a)
Larscom Stock Plans	Section 2.3(a)
Larscom Stockholder Approval	Section 3.5(a)
Larscom Terminating Plan(s)	Section 6.17
Larscom Voting Agreement	Preamble
Larscom Voting Proposal	Section 3.5(a)
Larscom Warrants	Section 3.3(a)
Liens	Section 3.5(b)
Merger	Preamble
Merger Sub	Preamble
Ordinary Course of Business	Section 3.7
Outside Date	Section 8.1(b)
Registration Rights Agreement	Section 6.19
Registration Statement	Section 6.2(a)
Regulation M-A Filing	Section 6.2(b)
Representatives	Section 6.1(a)

Term	Cross Reference in Agreement

Returns	Section 3.9(b)
Review Period	Section 2.4(b)
Rule 145 Affiliates	Section 6.9
SEC	Section 3.6(a)
Section 16 Information	Section 6.14(b)
Securities Act	Section 3.3(e)
Specified Time	Section 6.1(a)
Statement of Closing Net Adjusted Working Capital Amount	Section 2.4(b)
Subsidiary	Section 3.4(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.1
Targeted Net Adjusted Working Capital Amount	Section 2.4(a)
Tax	Section 3.9(a)
Taxes	Section 3.9(a)
Verilink	Preamble
Verilink Balance Sheet	Section 4.5(b)
Verilink Benefit Plan	Section 6.16
Verilink Board	Preamble
Verilink Charter Documents	Section 4.2
Verilink Common Stock	Section 2.1(b)
Verilink Disclosure Schedule	Article IV
Verilink Expenses	Section 8.3(b)
Verilink Intellectual Property	Section 4.8(b)
Verilink Material Adverse Effect	Section 4.1
Verilink Material License	Section 4.8(b)
Verilink Meeting	Section 4.4(d)
Verilink Preferred Stock	Section 4.3(a)
Verilink Rights Plan	Section 4.3
Verilink SEC Reports	Section 4.5(a)
Verilink Stockholder Approval	Section 4.4(a)
Verilink Voting Agreement	Preamble
Verilink Voting Proposal	Section 4.4(a)
WARN Act	Section 3.15(d)

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 28, 2004, is by and among Verilink Corporation, a Delaware corporation (“Verilink”), SRI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Verilink (the “Merger Sub”), and Larscom Incorporated, a Delaware corporation (“Larscom”) (Larscom, taken together as one party, and Verilink and Merger Sub, taken together as the other party, are sometimes referred to herein as a “party” and collectively as the “parties”).

      WHEREAS, the board of directors of Larscom (the “Larscom Board”) and the board of directors of Verilink (the “Verilink Board”) each deems it advisable and in the best interests of its corporation and its stockholders that Verilink acquire Larscom, by means of a merger of Merger Sub with and into Larscom with Larscom surviving as a wholly owned subsidiary of Verilink (the “Merger”) in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Verilink’s willingness to enter into this Agreement, the majority stockholders of Larscom will be entering into the Larscom Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Larscom Voting Agreement”), pursuant to which each such stockholder will, among other things, agree to give Verilink a proxy to vote all of the shares of capital stock of Larscom that such stockholder owns, subject to certain restrictions, in order to consummate the transactions contemplated hereby;

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Larscom’s willingness to enter into this Agreement, certain stockholders of Verilink will be entering into the Verilink Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the “Verilink Voting Agreement”), pursuant to which each such stockholder will, among other things, agree to give Larscom a proxy to vote all of the shares of capital stock of Verilink that such stockholder owns in order to consummate the transactions contemplated hereby;

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and that each of Verilink, the Merger Sub and Larscom are a party to a reorganization within the meaning of Section 368(a) of the Code;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Verilink, the Merger Sub and Larscom agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. Upon and subject to the terms and conditions of this Agreement, the Merger Sub shall merge with and into Larscom at the Effective Time. From and after the Effective Time, the separate corporate existence of the Merger Sub shall cease, and Larscom shall continue as the surviving corporation in the Merger. Larscom following the Merger is sometimes referred to herein as the “Surviving Corporation.” The Merger shall be effected by filing a certificate of merger (the “Certificate of Merger”) in a form mutually acceptable to Verilink and Larscom and executed by the Surviving Corporation in accordance with Section 251(c) of the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

      1.2     The Closing.

      (a) Unless this Agreement is earlier terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., eastern time, on a date to be specified by Larscom and

Verilink (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street, Atlanta, Georgia 30303, unless another date, place or time is agreed to in writing by Larscom and Verilink.

      (b) At the Closing:

(i) Verilink shall deliver to Larscom the various certificates, instruments and documents referred to in Section 7.2;

(ii) Larscom shall deliver to Verilink the various certificates, instruments and documents referred to in Section 7.3; and

(iii) Larscom, on behalf of the Surviving Corporation, shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

      1.3     Effective Time. Subject to the provisions of this Agreement, the parties shall cause the Merger contemplated by this Agreement to be consummated by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the parties shall mutually agree upon (the time the Merger becomes effective referred to herein as the “Effective Time”).

      1.4     Certificate of Incorporation and Bylaws of the Surviving Corporation.

      (a) The Certificate of Incorporation of Larscom shall be amended and restated, by means of the Certificate of Merger, to substantially conform to the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Larscom” or such other name as is mutually agreed to by Verilink and Larscom) and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and such Certificate of Incorporation.

      (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub and Verilink, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

      1.5     Directors and Officers of the Surviving Corporation.

      (a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      (b) The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      1.6     Directors of Verilink. Prior to the Effective Time, Verilink shall take all necessary action to cause the number of directors constituting the full Verilink Board to be increased by one director as of the Effective Time and to cause Desmond P. Wilson III to be appointed to the Verilink Board to fill such vacancy.

      1.7     Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-3(a) of the U.S. Income Tax Regulations.

ARTICLE II

CONVERSION OF SECURITIES

      2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, Larscom or the holder of any shares of the capital stock of Larscom or the Merger Sub:

(a) Capital Stock of the Merger Sub. Each share of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of the Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with this Section 2.1(a).

(b) Exchange Ratio for Larscom Common Stock. Subject to this Section 2.1 and Section 2.2 hereof, each share of common stock of Larscom, $0.01 par value (the “Larscom Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled in accordance with Section 2.1(c) hereof, shall be automatically converted into the right to receive the number of validly issued, fully paid and nonassessable shares of Common Stock, $0.01 par value per share, of Verilink (“Verilink Common Stock”) equal to 1.166 multiplied by the Adjustment Factor as defined in Section 2.4 (the “Exchange Ratio”). As of the Effective Time, all such shares of Larscom Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Larscom Common Stock shall cease to have any rights with respect thereto, except the right to receive the Verilink Common Stock pursuant to this Section 2.1(b) and any cash in lieu of fractional shares of Verilink Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

(c) Cancellation of Treasury Stock and Verilink-Owned Stock. All shares of Larscom Common Stock that are owned by Larscom as treasury stock and any shares of Larscom Common Stock owned by Verilink or the Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of Verilink or other consideration shall be delivered in exchange therefor.

(d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, share or stock split, reverse split, share or stock dividend (including any dividend or distribution of securities convertible into Verilink Common Stock or Larscom Common Stock), reorganization, recapitalization or other like change with respect to Verilink Common Stock or Larscom Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(e) Unvested Stock. If any shares of Larscom Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Larscom, then the shares of Verilink Common Stock issued in exchange for such shares of Larscom Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Verilink Common Stock will accordingly be marked with appropriate legends. All outstanding rights which Larscom may hold immediately prior to the Effective Time to repurchase unvested shares of Larscom Common Stock or to exercise any other right with respect to shares of Larscom Common Stock that are restricted shall be automatically assigned to Verilink in the Merger at the Effective Time and shall thereafter be exercisable by Verilink upon the same terms and conditions (including, without limitation, any provision for acceleration) in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Larscom shall take all reasonable steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

      2.2     Exchange of Certificates. The procedures for exchanging outstanding shares of Larscom Common Stock for Verilink Common Stock pursuant to the Merger are as follows:

(a) Exchange Agent. At or promptly following the Effective Time, Verilink shall deposit, or cause to be deposited, with Verilink’s transfer agent or another bank or trust company designated by Verilink and reasonably acceptable to Larscom (the “Exchange Agent”), for the benefit of the holders of shares of Larscom Common Stock, for exchange, in accordance with this Section 2.2: (i) Verilink Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Larscom Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Larscom Common Stock (the “Certificates”) may be entitled pursuant to Section 2.2(d) (such Verilink Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional shares, being collectively hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to Section 2.1 into the right to receive shares of Verilink Common Stock (i) a letter of transmittal in customary form, reasonably satisfactory to Larscom (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall contain such other provisions as Verilink may reasonably require) and (ii) instructions for effecting the surrender of the Certificates in exchange for Verilink Common Stock (plus cash in lieu of fractional shares of Verilink Common Stock, if any, and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Verilink, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Verilink Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1 plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a valid transfer of ownership of Larscom Common Stock which is not registered in the transfer records of Larscom, a certificate representing the proper number of shares of Verilink Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Verilink Common Stock issued in consideration therefor plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c) No Fractional Shares. No fraction of a share of Verilink Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Verilink. Notwithstanding any other provision of this Agreement, each holder of shares of Verilink Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Verilink Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Larscom Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Verilink Common Stock multiplied by the last reported sale price of a share of Verilink Common Stock at the 4:00 p.m. Eastern time, end of regular trading hours on The Nasdaq Stock Market, on the last trading day prior to the Effective Time (or if the Verilink Common Stock shall not be traded on The Nasdaq Stock Market at such time, the last reported sale price on such day as reported on the OTC Bulletin Board, if so reported, or the average of the high and low bid prices in the over-the-counter market on such day if not so reported).

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Verilink Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, promptly following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Verilink Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Verilink Common Stock having a record date after the Effective Time but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

(e) No Further Ownership Rights in Verilink Common Stock. All shares of Verilink Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Larscom Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Larscom Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Exchange Fund/Limitation of Liability. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Verilink Common Stock) that remains unclaimed by the stockholders of Larscom for six (6) months after the Effective Time shall be paid to Verilink. Any stockholders of Larscom who have not theretofore complied with this Article II shall thereafter look only to Verilink for payment of their shares of Verilink Common Stock and any cash, dividends and other distributions in respect of Verilink Common Stock payable and/or issuable pursuant to Section 2.1, 2.2(c) and 2.2(d) upon due surrender of the Certificates (or affidavits of loss in lieu thereof and, if required, the posting of a bond), in each case, without any interest thereon. To the extent permitted by applicable law, none of Verilink, the Merger Sub, Larscom, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Verilink Common Stock or Larscom Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding Rights. Each of the Exchange Agent, Verilink and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article II to any holder of shares of Larscom Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of state, local or foreign tax law or any other applicable legal requirement. To the extent that amounts are so deducted or withheld by the Exchange Agent, the Surviving Corporation or Verilink, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Larscom Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Verilink, as the case may be.

(h) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent may require the stockholder of such lost, stolen or destroyed Certificate, in exchange for such lost, stolen or destroyed Certificate, to make and deliver an affidavit of that fact and provide such other documentation and pay such fees, or post such bonds, as is the customary practice of the Exchange Agent to require, prior to delivering the certificates representing the shares of Verilink Common Stock into which the shares of Larscom Common Stock represented by such lost, stolen or destroyed Certificate was converted pursuant to Section 2.1 and cash for fractional shares, if any, as may be required pursuant to Section 2.2(c) and any dividends or distributions payable pursuant to Section 2.2(d), in each case without any interest thereon; provided, however, that Verilink may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Verilink Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Verilink, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed; provided, further, that in no event shall Verilink be required to pay any fee or post any bond referred to in this Section 2.2(h).

      2.3     Larscom Stock Plans and Larscom Warrants.

      (a) At the Effective Time, each outstanding option to purchase Larscom Common Stock under any of the Larscom Incorporated Stock Incentive Plan, the Larscom Incorporated Stock Option Plan for Non-Employee Directors, the VINA Technologies, Inc. 2000 Stock Incentive Plan, the VINA Technologies, Inc. 1998 Stock Plan, and the VINA Technologies, Inc. 1996 Stock Option/Stock Issuance Plan (collectively, the “Larscom Stock Plans”), all of which shall be fully vested and exercisable (each a “Larscom Stock Option”) and each Larscom Warrant shall be assumed by Verilink and shall thereafter be exercisable, on the same terms and conditions as were applicable under such Larscom Stock Option (subject to the applicable Larscom Stock Plan as administered by Verilink from and after the Effective Time) or Larscom Warrant (in accordance with the past practices of Larscom with respect to the interpretation and application of such terms and conditions), as the case may be, prior to the Effective Time, except that (i) each Larscom Stock Option and Larscom Warrant shall be exercisable for that number of whole shares of Verilink Common Stock equal to the product obtained by multiplying (x) the number of shares of Larscom Common Stock that were issuable upon exercise of such Larscom Stock Option or Larscom Warrant immediately prior to the Effective Time by (y) the Exchange Ratio, rounded, in the case of a Larscom Warrant, up, and, in the case of any Larscom Stock Option, down, to the nearest whole number of shares of Larscom Common Stock, and (ii) the per share exercise price for the shares of Larscom Common Stock issuable upon exercise of such assumed Larscom Stock Option or Larscom Warrant shall be equal to the quotient determined by dividing (x) the exercise price per share of Larscom Common Stock at which such Larscom Stock Option or Larscom Warrant was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded up to the nearest whole cent.

      (b) The parties intend that, to the extent that any Larscom Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continues to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and the assumption of the Larscom Stock Option provided in Section 2.3(a) satisfy the conditions of Section 424(a) of the Code. Holders of Larscom Stock Options or Larscom Warrants will not be entitled to acquire shares of Larscom Common Stock after the Merger. In addition, prior to the Effective Time, Larscom will make any amendments to the terms of such Larscom Stock Plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.3.

      (c) As soon as practicable after the Effective Time, Verilink shall deliver to the participants in the Larscom Stock Plans and holders of Larscom Warrants an appropriate notice evidencing the foregoing assumption of such Larscom Stock Options or Larscom Warrants, as the case may be, and setting forth such participants’ rights in the Larscom Stock Options and Larscom Warrants, as provided in this Section 2.3.

      (d) Verilink shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Verilink Common Stock for delivery upon exercise of Larscom Stock Options and Larscom Warrants assumed in accordance with this Section 2.3. Within ten (10) business days after the Effective

Time, Verilink shall file one or more registration statements on Form S-8 (or any successor form) with respect to the shares of Verilink Common Stock subject to such Larscom Stock Options (to the extent a Form S-8 is available for such options) and shall maintain the effectiveness of such registration statement or registrations statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Larscom Stock Options remain outstanding.

      (e) The rights of participants in the Larscom Incorporated Stock Purchase Plan (the “Larscom ESPP”) with respect to any offering then underway under the Larscom ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the Larscom ESPP. Outstanding rights to purchase shares of Larscom Common Stock shall be exercised in accordance with the Larscom ESPP, and each share of Larscom Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Verilink Common Stock in accordance with Section 2.1(b) hereof without issuance of certificates representing issued and outstanding shares of Larscom Common Stock to participants under the Larscom ESPP. As of the Effective Time, the Larscom ESPP shall be terminated. Prior to the Effective Time, Larscom shall (i) provide Verilink with evidence that the Larscom ESPP has been terminated pursuant to resolutions of Larscom’s Board, the form and substance of such resolutions shall be subject to prior review and approval of Verilink (the approval of which shall not be unreasonably withheld) and (ii) take such other actions (including, but not limited to, if appropriate, amending the Larscom ESPP) that are necessary to give effect to the transaction contemplated by this Section 2.3(e).

      2.4     Adjustment Factor.

      (a) The “Adjustment Factor” shall be equal to the quotient obtained by dividing (i) the Closing Net Adjusted Working Capital Amount plus $24,365,600 by (ii) the Targeted Net Adjusted Working Capital Amount plus $24,365,600; provided, however, if the Closing Net Adjusted Working Capital Amount is less than the Targeted Net Working Capital Amount by $100,000.00 or less, or exceeds the Targeted Net Working Capital Amount, then, in either case, the Adjustment Factor shall be equal to 1. The “Targeted Net Adjusted Working Capital Amount” shall be:

(i) $5,500,000 if the Closing Date occurs on or before July 9, 2004;

(ii) $5,000,000 if the Closing Date occurs on or after July 10, 2004 and before August 15, 2004; or

(iii) $4,500,000 if the Closing Date occurs on or after August 15, 2004.

      (b) Larscom shall cause to be prepared and delivered to Verilink a “Statement of Closing Net Adjusted Working Capital Amount,” which shall include Larscom’s calculation of the Closing Net Adjusted Working Capital Amount, as of the anticipated Closing Date, which date shall be two business days after the later to occur of the Verilink Stockholders Meeting or the Larscom Stockholders Meeting or such other date as may be mutually agreed upon by Verilink and Larscom (the “Adjustment Date”).

      Verilink shall have an opportunity to participate in Larscom’s preparation of the Statement of Closing Net Adjusted Working Capital Amount and to review all records and workpapers related thereto. Larscom shall deliver the Statement of Closing Net Adjusted Working Capital Amount no later than ten (10) Business Days prior to the Adjustment Date (the “Delivery Date”). If Larscom and Verilink are unable to agree on the Statement of Closing Net Adjusted Working Capital Amount within ten (10) Business Days after the Delivery Date, then Verilink and Larscom agree to retain an accounting firm selected by Verilink and reasonably acceptable to Larscom (the “Accounting Firm”) to read and analyze the Statement of Closing Net Adjusted Working Capital Amount delivered by Larscom for correctness and compliance with the calculation described in Section 2.4(c) below within five (5) Business Days of the date of the delivery of Larscom’s Statement of Closing Net Adjusted Working Capital Amount (the “Review Period”) to the Accounting Firm. Both Verilink and Larscom agree to execute and deliver such indemnity and other agreements related to the engagement of the Accounting Firm as may be required by the Accounting Firm. Based upon the foregoing procedures, the Accounting Firm shall have the right, in its sole discretion, to modify the Statement of Closing Net Adjusted Working Capital Amount to ensure that it complies with the calculation described in Section 2.4(c) below. The Accounting’s Firm’s procedures and modifications, if any, of the Statement of Closing Net Adjusted Working Capital Amount, if any, shall be binding on the Parties. Both Larscom and Verilink shall have an opportunity to participate in such analysis and comment on the workpapers related thereto prior to the delivery of the final Statement of Closing Net Adjusted Working Capital Amount by the Accounting Firm.

      (c) For the purposes of this Section 2.4, the “Closing Net Adjusted Working Capital Amount” shall be calculated as follows:

(i) Current Assets of Larscom (as defined under, and calculated in accordance with, GAAP on a consistent basis with the Larscom Balance Sheet), less

(ii) Current Liabilities of Larscom (as defined under, and calculated in accordance with, GAAP on a consistent basis with the Larscom Balance Sheet); provided, however, that (A) up to $690,000 of Larscom’s expenses associated with the transactions contemplated by this Agreement (including, without limitation, all legal, investment banking and other professional fees and expenses and all printing, mailing and transfer agent fees associated with the Joint Proxy Statement/Prospectus delivered to Larscom’s stockholders (such printing and mailing fees calculated on a pro rata basis between Larscom’s total number of record and beneficial stockholders as of the record date for the Larscom Meeting and Verilink’s total number of record and beneficial stockholders as of the record date for the Verilink Meeting)), (B) employee severance expenses relating to employees whose employment is terminated immediately prior to or after the Closing, and (C) expenses relating to retention bonuses payable to Larscom employees, whether or not any of the expenses set forth in clauses (A) through (C) have been paid or are payable on or after the Closing Date, shall not be taken into account for any purpose to decrease the Closing Net Adjusted Working Capital Amount.

      2.5     Taking Necessary and Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, powers and franchises of Larscom and the Merger Sub, the officers and directors of Larscom and the Merger Sub will take all such reasonable, lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LARSCOM

      Larscom represents and warrants to Verilink and the Merger Sub that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Larscom to Verilink on the date of this Agreement which is made a part hereof (the “Larscom Disclosure Schedule”). The Larscom Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

      3.1     Organization, Standing and Power. Larscom is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a Larscom Material Adverse Effect. For purposes of this Agreement, the term “Larscom Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Larscom and its Subsidiaries, taken as a whole;

provided, however, that none of the following shall, in and of itself, be taken into account when determining whether there has been, or will be, a Larscom Material Adverse Effect: (i) any failure by Larscom to meet or exceed analysts’ published revenues or analysts’ published earnings predictions or any change in Larscom’s stock price or trading volume; (ii) with respect to the use of the term “Larscom Material Adverse Effect” in the representations and warranties contained in Section 3.8, any effect resulting directly from the announcement or pendency of this Agreement or the Merger; or (iii) any effect that results from changes affecting generally the industry or industries in which Larscom or any of its Subsidiaries participates, the U.S. economy as a whole or foreign economies in any locations where Larscom or any of its Subsidiaries has material operations, or sales or customers unless such condition shall disproportionately adversely affect Larscom or any of its Subsidiaries.

      3.2     Charter Documents. Larscom has previously furnished or made available to Verilink a complete and correct copy of its (i) Certificate of Incorporation and Bylaws as amended to date (together, the “Larscom Charter Documents”) and (ii) each of its Subsidiaries’ Certificate of Incorporation, or equivalent organizational documents, and Bylaws, or equivalent organizational documents. Such Larscom Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. Larscom is not in violation of any of the provisions of the Larscom Charter Documents, and no Subsidiary of Larscom is in violation of its equivalent organizational documents.

      3.3     Capitalization.

      (a) The authorized capital stock of Larscom consists of 111,900,000 shares of Larscom Common Stock, $0.01 par value per share, of which there were 5,100,255 shares issued and outstanding as of the close of business on April 28, 2004, and 5,000,000 shares of preferred stock, $0.01 par value per share (“Larscom Preferred Stock”), of which no shares are outstanding. As of the close of business on April 28, 2004, (i) no shares of Larscom Common Stock were held in the treasury for Larscom; (ii) 637,010 shares of Larscom Common Stock were reserved for future issuance pursuant to the Larscom Incorporated Stock Plans and 586,133 shares were subject to outstanding options; (iii) 44,836 shares of Larscom Common Stock were reserved for future issuance pursuant to the Larscom ESPP and no shares were subject to outstanding purchase rights; and (iv) 269,319 shares of Larscom Common Stock were reserved for future issuance upon the exercise of outstanding warrants (the “Larscom Warrants”).

      (b) Section 3.3(b) of the Larscom Disclosure Schedule lists all issued and outstanding shares of Larscom Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Larscom, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, the price at which such stock can be repurchased and redeemed and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

      (c) Section 3.3(c) of the Larscom Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Larscom Stock Options, indicating with respect to each such Larscom Stock Option the name of the holder thereof, the Larscom Stock Plan under which it was granted, the number of shares of Larscom Common Stock subject to such Larscom Stock Option, the exercise price, the date of grant and expiration, and the vesting schedule, including the vesting commencement date and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. All Larscom Stock Options have been granted under one of the Larscom Stock Plans. Larscom has provided or made available to Verilink complete and accurate copies of all Larscom Stock Plans and the forms of all stock option agreements evidencing Larscom Stock Options and Larscom Warrants. No acceleration of vesting, exercise, or repurchase of any Larscom Stock Option or Larscom Warrant will occur as a result of or in connection with the Merger or by termination of employment or change in position following consummation of the Merger. The exercise period of each Larscom Stock Option terminates within 90 days or less of the termination of the holder’s employment or service to Larscom.

      (d) There are no equity securities or other similar ownership interests of any class or series of capital stock of Larscom, or any securities convertible into or exercisable or exchangeable for such equity securities or other similar ownership interests issued, reserved for issuance or outstanding. Except for securities Larscom owns, directly or indirectly through any of its Subsidiaries, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of any Subsidiary of Larscom, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Larscom or any of its Subsidiaries is a party or by which Larscom or any of its Subsidiaries is bound obligating Larscom or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Larscom or any of its Subsidiaries or obligating Larscom or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement. There are no outstanding stock appreciation, phantom stock or similar rights with respect to Larscom or any of its Subsidiaries.

      (e) There is no agreement, written or oral, between Larscom or any Affiliate of Larscom and any holder of the securities of Larscom relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or voting, of the capital stock of Larscom. There is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Larscom is a party or by which it is bound with respect to any equity security of any class of Larscom. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

      (f) All outstanding shares of Larscom Common Stock are and all shares of Larscom Common Stock subject to issuance as specified in Section 3.3(a) above will be upon issuance (on the terms and conditions specified in the instruments pursuant to which they are issuable), duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Larscom’s Charter Documents or any agreement to which Larscom is a party or is otherwise bound. All outstanding shares of capital stock, the Larscom Stock Options, the Larscom Warrants and other securities of Larscom and its Subsidiaries have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable laws and all requirements set forth in any applicable contracts.

      (g) No consent of the holders of Larscom Stock Options is required in connection with the actions contemplated by Section 2.3.

      (h) Stockholders of Larscom are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Merger.

      3.4     Subsidiaries.

      (a) Section 3.4(a) of the Larscom Disclosure Schedule sets forth, for each Subsidiary of Larscom: (i) its name; (ii) the number and type of outstanding equity securities owned of record and beneficially by Larscom (as well as securities exchangeable or exercisable for and convertible into equity securities thereby) and a list of the holders thereof and the identity of, and the percentage of outstanding equity securities owned of record and beneficially, by, any other stockholder of a Subsidiary of Larscom; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

      (b) Each Subsidiary of Larscom is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Larscom Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Larscom are duly authorized, validly issued, fully paid, nonassessable and not subject to or were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law, such Subsidiary’s charter documents or any agreement to which such Subsidiary is a party or is otherwise bound, and all such shares are owned, of record and beneficially, by Larscom or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in Larscom’s voting rights, charges or other Liens of any nature. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Larscom.

      (c) Larscom does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, which is not a Subsidiary of Larscom. There are no obligations, contingent or otherwise, of Larscom or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Larscom or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Larscom or any other entity.

      3.5     Authority; No Conflict; Required Filings and Consents.

      (a) Larscom has all requisite corporate power and authority to execute and deliver this Agreement, subject only to the adoption of this Agreement and approval of the Merger (the “Larscom Voting Proposal”) by Larscom’s stockholders under the DGCL and the rules of The Nasdaq Stock Market, Inc. and applicable law (the “Larscom Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Larscom Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair, advisable and in the best interests of Larscom and its stockholders, (ii) adopted and approved this Agreement in accordance with the provisions of the DGCL and the Larscom Charter Documents, (iii) approved the Larscom Voting Agreement and the transactions contemplated thereby, and (iv) directed that this Agreement and the Larscom Voting Proposal be submitted to the stockholders of Larscom for their adoption and approval and resolved to recommend that the stockholders of Larscom vote in favor of the adoption of this Agreement and the approval of the Larscom Voting Proposal. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Larscom have been duly authorized by all necessary corporate action on the part of Larscom, subject only to the required receipt of the Larscom Stockholder Approval. This Agreement has been duly executed and delivered by Larscom and constitutes the valid and binding obligation of Larscom, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). No takeover statute or similar statute or regulation applies to the Merger, this Agreement or any of the transactions contemplated hereby.

      (b) The execution and delivery of this Agreement by Larscom do not, and the consummation by Larscom of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Larscom or of the

charter, bylaws, or other organizational document of any Subsidiary of Larscom, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) on Larscom’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which Larscom or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Larscom Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.5(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Larscom or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.5(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not, reasonably likely to have a Larscom Material Adverse Effect. Section 3.5(b) of the Larscom Disclosure Schedule lists all consents, waivers and approvals under any of Larscom’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the Merger (collectively, the “Larscom Consents”). Section 7.3 of the Larscom Disclosure Schedule lists all consents, waivers and approvals under any of Larscom’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the Merger and transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Verilink, Larscom or the Surviving Corporation as a result of the Merger or a Larscom Material Adverse Effect.

      (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Larscom or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Larscom or the performance by Larscom of the transactions contemplated by this Agreement, except for (i) applicable requirements, if any, of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Larscom is qualified as a foreign corporation to transact business, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws (“Blue Sky Laws”) and the laws of any foreign country, (v) the rules and regulations of The Nasdaq Stock Market, Inc. and (vi) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Larscom Material Adverse Effect.

      (d) The affirmative vote for adoption of the Larscom Voting Proposal by the holders of a majority of the outstanding shares of Larscom Common Stock on the record date for the meeting of Larscom’s stockholders to consider the Larscom Voting Proposal (the “Larscom Meeting”) present or represented by proxy is the only vote of the holders of any class or series of Larscom’s capital stock or other securities necessary to approve the Larscom Voting Proposal. There are no bonds, debentures, notes or other indebtedness of Larscom having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Larscom may vote.

      3.6     SEC Filings; Financial Statements; Information Provided.

      (a) Larscom and its Subsidiaries have filed all registration statements, forms, reports and other documents required to be filed by Larscom with the Securities and Exchange Commission (“SEC”) since

January 1, 2001 and has made available to Verilink copies of all registration statements, forms, reports and other documents (including, without limitation, all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or Section 906 of the Sarbanes-Oxley Act of 2002) filed by Larscom or its Subsidiaries with or furnished to the SEC since such date, all of which (other than the certifications pursuant to said Section 906) are available on the SEC’s EDGAR system. All such required registration statements, forms, reports and other documents (including those that Larscom may file after the date hereof until the Closing) are referred to herein as the “Larscom SEC Reports.” The Larscom SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Larscom SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Larscom SEC Reports or necessary in order to make the statements in such Larscom SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Larscom is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

      (b) Each of the audited consolidated financial statements (including, in each case, any related notes and schedules) and unaudited interim consolidated financial statements contained or to be contained in Larscom SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Larscom and its Subsidiaries as of the dates indicated and the consolidated results of Larscom and its Subsidiaries’ operations and cash flows for the periods indicated, consistent with the books and records of Larscom and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, audited balance sheet of Larscom as of December 31, 2003 is referred to herein as the “Larscom Balance Sheet.”

      (c) Larscom has previously furnished to Verilink a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Larscom with the SEC pursuant to the Securities Act or the Exchange Act.

      (d) Since the Larscom Balance Sheet neither Larscom nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any material respect.

      3.7     No Undisclosed Liabilities. Except for normal and recurring liabilities incurred since the date of the Larscom Balance Sheet in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”), Larscom and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due.

      3.8     Absence of Certain Changes or Events. Except as set forth in Larscom SEC Reports which were available on the SEC’s EDGAR system on the day before the date of this Agreement, since the date of the Larscom Balance Sheet, Larscom and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, (a) there has not been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Larscom Material Adverse Effect, (b) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Larscom or any of its Subsidiaries, whether or not covered by insurance, (c) neither Larscom nor any of its Subsidiaries has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other similar ownership interests or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities or other similar ownership interests, (d) neither Larscom nor any of its Subsidiaries has made any material Tax elections and (e) neither Larscom nor any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses (c) and (d) above.

      3.9     Taxes.

      (a) For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes as a transferee or successor, by contract or otherwise.

      (b) Larscom and each of its Subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements, reports, elections and all other filings (“Returns”) relating to Taxes required to be filed by Larscom and each of its Subsidiaries with any Tax authority. Such Returns are true and correct in all material respects, accurately reflect the liability for Taxes of Larscom and each of its Subsidiaries, and have been completed in accordance with applicable law, and Larscom and each of its Subsidiaries have paid or withheld and paid to the appropriate governmental body all Taxes shown to be due on such Returns.

      (c) Neither Larscom nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Larscom or any of its Subsidiaries, nor has Larscom or any of its Subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from Larscom or any of its Subsidiaries other than an extension resulting from the filing of a Tax Return after its due date in the Ordinary Course of Business.

      (d) No audit, action, suit or other examination of any Return of Larscom or any of its Subsidiaries by any Tax authority is presently in progress, nor has Larscom or any of its Subsidiaries been notified of any request for such an audit or other examination.

      (e) No adjustment relating to any Returns filed by Larscom or any of its Subsidiaries has been proposed in writing formally or informally by any Tax authority to Larscom or any of its Subsidiaries or any representative thereof and there is no basis for such a claim for which Larscom or any of its Subsidiaries should be aware.

      (f) None of Larscom and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Larscom) or (ii) has any liability for the Taxes of any person (other than Larscom and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      (g) Neither Larscom nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Larscom Balance Sheet or the Larscom unaudited balance sheet dated as of March 31, 2004 other than any liability for unpaid Taxes that may have accrued since March 31, 2004 in connection with the operation of the business of Larscom and its Subsidiaries in the Ordinary Course of Business, (i) in accordance with GAAP, whether asserted or unasserted, contingent or otherwise or (ii) that would result in a material decrease in the net worth of Larscom or any such Subsidiary.

      (h) Neither Larscom nor any of its Subsidiaries has, within the two (2) year period ending on the Effective Time, made a distribution to which Code Section 355 applies.

      (i) No consent under Section 341(f) of the Code has been filed with respect to Larscom or any of its Subsidiaries.

      (j) Neither Larscom nor any of its Subsidiaries is, or has been, at any time, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      3.10     Owned and Leased Real Properties.

      (a) Neither Larscom nor any of its Subsidiaries owns or has ever owned any real property.

      (b) Section 3.10 of the Larscom Disclosure Schedule sets forth a complete and correct list of all real property leased, subleased, licensed or occupied by Larscom or any of its Subsidiaries (collectively the “Larscom Leases”) and the locations of each such premises. The premises subject to the Larscom Leases are hereinafter referred to as collectively as “Larscom Leased Property.” Neither Larscom, nor any of its Subsidiaries nor, to Larscom’s knowledge, any other party, is in default under any of the Larscom Leases (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause a default). No property subject to a Larscom Lease is occupied by a third party other than Larscom, and, to Larscom’s knowledge, no third party has a right to occupy such property other than Larscom. Larscom has provided to Verilink complete and correct copies of all Larscom Leases, including all amendments thereto; no term or condition of any of the Larscom Leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to Larscom’s or its Subsidiaries’ use or occupancy of any of the Larscom Leased Property. Larscom has not transferred, mortgaged, or otherwise pledged or encumbered, or assigned any interest in any of the Larscom Leases. Larscom or its Subsidiaries occupies all of the Larscom Leased Property. To Larscom’s knowledge, there is no pending or threatened condemnation, rezoning, or similar proceeding affecting any Larscom Leased Property or any portion thereof, each Larscom Leased Property is supplied with utilities and other services sufficient to operate the business of Larscom as presently conducted and neither the operations of the Larscom on the Larscom Leased Property, nor the Larscom Leased Property, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The Larscom Leased Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein.

      3.11     Intellectual Property.

      (a) Larscom and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of Larscom and its Subsidiaries as currently conducted. For purposes of this Agreement, the term “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all mask works and any registrations and applications therefor throughout the world; (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

      (b) Section 3.11(b) of the Larscom Disclosure Schedule accurately identifies, as of the date of this Agreement, all licenses, sublicenses, and other agreements pursuant to which Larscom or any of its Subsidiaries is authorized or licensed to use any third party Intellectual Property (i) for incorporation or embedding into Larscom’s or any of its Subsidiaries’ products, (ii) in conjunction with, or in the development of, Larscom’s or any of its Subsidiaries’ products, or (iii) that is otherwise material to the conduct of the business of Larscom or any of its Subsidiaries as currently conducted (it being understood that (1) shrink wrap or “click and accept” licenses for “off-the-shelf” software programs, and (2) agreements providing for future license fees, royalties, or other payment obligations by Larscom or any of its Subsidiaries that do not exceed $10,000 annually per agreement (other than contingent or unliquidated amounts) will not be considered to be agreements to which reference is made in clauses (ii) and (iii) of this Section 3.11(b)) (collectively, the “Larscom Material Inbound Licenses”).

      (c) Section 3.11(c) of the Larscom Disclosure Schedule accurately identifies, as of the date of this Agreement, all licenses, sublicenses, and other agreements pursuant to which (i) any third party has been granted any exclusive license under, or otherwise has received or acquired any exclusive right or interest in, any Larscom Intellectual Property, or (ii) any third party has been granted any non-exclusive license under, or otherwise has received or acquired any non-exclusive right or interest in, any Larscom Intellectual Property and pursuant to which such third party had or has aggregate license fee or royalty payment obligations (other than contingent or unliquidated amounts) in excess of $10,000 annually (collectively, the “Larscom Material Outbound Licenses” and, together with the Larscom Material Inbound Licenses, the “Larscom Material Licenses”). As used herein, “Larscom Intellectual Property” means any Intellectual Property that is owned by, or purported to be owned by, Larscom or any of its Subsidiaries.

      (d) Section 3.11(d) of the Larscom Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each patent, copyright registration, trademark and service mark or any applications or registrations therefor (including, where applicable, the jurisdiction of issuance or application) of Larscom or any of its Subsidiaries. All issued patents and registered trademarks, service marks, and copyrights, which are held by, or registered in the name of, Larscom or any of its Subsidiaries, are valid and in full force and effect. Larscom and each of its Subsidiaries has, in a timely manner, taken all reasonable actions (including, without limitation, the payment of any applicable fees) necessary to ensure that all applications filed by or on behalf of Larscom or any of its Subsidiaries for any patent, trademark, service mark, copyright, or other form of Intellectual Property remain in full force and effect. Larscom and each of its Subsidiaries has taken reasonable measures to maintain the confidentiality of and otherwise establish, protect, and enforce its rights in the Larscom Intellectual Property that Larscom or any of its Subsidiaries holds, or purports to hold, as a trade secret.

      (e) Larscom and its Subsidiaries exclusively own all right, title, and interest to and in the Larscom Intellectual Property free and clear of all Liens (other than non-exclusive licenses under the Larscom Intellectual Property granted by Larscom, its Subsidiaries, or their predecessors in the Ordinary Course of Business). Without limiting the generality of the foregoing, each person who is or was an employee or contractor of Larscom or any of its Subsidiaries and who is or was involved in the creation or development of Intellectual Property for Larscom or any of its Subsidiaries has signed a valid, enforceable agreement containing an assignment of the Intellectual Property so created or developed to Larscom or one of its Subsidiaries and confidentiality provisions protecting Larscom’s or its Subsidiaries’ confidential information.

      (f) To Larscom’s knowledge, neither Larscom nor any of its Subsidiaries have ever infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. Without limiting the generality of the foregoing and solely to Larscom’s knowledge, neither (i) the products previously or currently sold or under development by Larscom or any of its Subsidiaries, or (ii) the business or activities previously or currently conducted by Larscom or any of its Subsidiaries, has infringed, violated, or constituted a misappropriation of any Intellectual Property of any third party. Neither Larscom nor any of its Subsidiaries has received any complaint, claim, or notice alleging any such infringement, violation, or misappropriation. Neither Larscom nor any of its Subsidiaries has received any correspondence, requests or demands since January 1, 2000, by third parties regarding the licensing of such third party’s patents, copyrights, trademarks or other Intellectual Property or proprietary rights. Larscom and its Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of any third party for infringement, misappropriation, or violation of any Intellectual Property. To Larscom’s knowledge, no other person or entity has infringed, violated, or misappropriated, and no other person or entity is currently, infringing, violating, or misappropriating, any material Larscom Intellectual Property or any Intellectual Property that Larscom or any of its Subsidiaries is authorized or licensed to use under any Larscom Material Inbound License.

      (g) To Larscom’s knowledge, none of the software (including firmware and other software embedded in hardware devices) developed (or currently being developed), distributed, licensed, or sold by Larscom or any of its Subsidiaries (collectively, the “Larscom Software”) contains any bug, defect, or error that materially and adversely affects, or would reasonably be expected to materially and adversely affect, the use, functionality, or performance of such Larscom Software or any product or system containing or used in conjunction with such Larscom Software. To Larscom’s knowledge, no Larscom Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. No source code for any Larscom Software has been delivered, licensed, or made available to any escrow agent or other person or entity. To Larscom’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Larscom Software to any other person.

      (h) The execution and delivery of this Agreement and consummation of the Merger will not result in (i) the breach of, or create on behalf of any third party the right to terminate or modify, any Larscom Material License, (ii) a loss of, or Lien on, any Larscom Intellectual Property, (iii) the release, disclosure, or delivery of any Larscom Intellectual Property by or to any escrow agent or other person, (iv) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any of the Larscom Intellectual Property, (v) either Verilink, the Surviving Corporation, or any of their Subsidiaries being bound by or subject to, as a result of Larscom’s contracts and other legal obligations, any non-compete or other restriction on the operation or scope of their respective businesses, or (vi) Verilink, the Surviving Corporation, or any of their Subsidiaries being obligated to pay any royalties or other amounts to any third party in excess of those payable by Larscom or the Surviving Corporation, respectively, prior to the Closing.

      3.12     Agreements, Contracts and Commitments.

      (a) Except as set forth in Section 3.12(a) of the Larscom Disclosure Schedule and other than those material contracts identified on the exhibit index of Larscom’s Annual Report on Form 10-K for the year ended December 31, 2003, there are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Larscom and its Subsidiaries (such contracts or agreements, together with any Larscom Material Licenses, any contracts or agreement listed or required to be listed in Section 3.12(d) of the Larscom Disclosure Schedule, any contract or agreement with a material customer or supplier and any other contract or agreement that is material to the business of Larscom or any of its Subsidiaries (the “Larscom Material Contracts”). Each Larscom Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither Larscom nor any of its Subsidiaries nor, to Larscom’s knowledge, any other party to any Larscom Material Contract is in material violation of or in material default under any Larscom Material Contract, nor, to Larscom’s knowledge, has any event occurred or circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a material violation of or material default under any Larscom Material Contract, (ii) give any party the right to cancel or terminate or modify any Larscom Material Contract or (iii) give any party the right to seek material damages or other material remedies.

      (b) Section 3.12(b) of the Larscom Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which Larscom or any of its Subsidiaries is a party or bound by with any Affiliate of Larscom (other than any Subsidiary, which is a direct or indirect wholly owned subsidiary of

Larscom). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.12(b) of the Larscom Disclosure Schedule have heretofore been furnished or made available to Verilink. Neither Larscom nor any of its Subsidiaries has entered into any transaction with any Affiliate of Larscom or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

      (c) Larscom is not a party to any contract, agreement, arrangement or course of dealing (i) involving future expenditures (whether actual, potential, fixed or contingent) by Larscom or (ii) that requires or may require Larscom to provide services in connection with the sale, upgrade or maintenance of products to any person after the Closing. Complete and accurate copies of all contracts listed in Section 3.12(c) of the Larscom Disclosure Schedule have been made available to Verilink.

      (d) There is no non-competition or other similar agreement, arrangement, understanding, commitment, judgment, injunction or order to which Larscom or any of its Subsidiaries is a party or to which Larscom or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Larscom or any of its Subsidiaries or Verilink or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither Larscom nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

      (e) Since January 1, 2000, Larscom has not been a party to any Governmental Contract or Governmental Bid. “Governmental Bid” means any quotation bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity. “Governmental Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

      (f) As of the date hereof, Larscom is not a party to any oral or written (i) consulting, compensation, commission or similar agreement with any present or former director, officer, employee or independent contractor or any entity controlled by any such person, (ii) agreement with any executive officer or other key employee of Larscom the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Larscom of the nature contemplated by this Agreement, or (iii) agreement with respect to any executive officer or other key employee of Larscom providing any term of employment or compensation guarantee. Larscom has not entered into any current arrangement, oral or written, with any employee to induce such employee to be employed by Larscom, whether by way of payment, of “stay bonuses” or otherwise.

      3.13     Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Larscom, threatened against or affecting Larscom or any of its Subsidiaries or any properties or rights of Larscom or its Subsidiaries, by any person or by or before any Governmental Entity, arbitrator or mediator. Neither Larscom nor any of its Subsidiaries has commenced any action, suit, proceeding or arbitration before any Governmental Entity, arbitrator or mediator. There are no material judgments, orders or decrees outstanding against Larscom or any of its Subsidiaries.

      3.14     Environmental Matters. Larscom and its Subsidiaries (i) have obtained all permits, licenses and other authorizations that are required under Environmental Laws (“Environmental Permits”) and all such Environmental Permits are valid and in full force and effect, (ii) are in compliance in all respects with all terms and conditions of such required Environmental Permits and all Environmental Laws, (iii) have conducted all Hazardous Material Activities in compliance with all Environmental Laws, other than, as to each of (i), (ii), and (iii), such as would not have a Larscom Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Larscom, threatened, concerning or relating to any Environmental Permit or any

Hazardous Materials Activity of Larscom or any of its Subsidiaries. Larscom or any of its Subsidiaries have never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential liability arising from or relating to Hazardous Material Activity of Larscom or any of its Subsidiaries. As of the date hereof, except in compliance with Environmental Laws and in a manner that would not subject Larscom or any Subsidiary of Larscom to material liability, to the knowledge of Larscom, no Hazardous Materials are present in, on or under any Larscom Business Facility currently owned, leased, operated or occupied, by Larscom or any Subsidiary of Larscom or were present on any other Larscom Business Facility at the time it ceased to be owned, leased, operated or occupied by Larscom or any Subsidiary of Larscom. Larscom or any of its Subsidiaries have never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Larscom or any Subsidiary of Larscom; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Larscom or any Subsidiary of Larscom. Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by Larscom or any of its Subsidiaries or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by Larscom or any of its Subsidiaries: (i) is in sound condition; and (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks. For the purposes of this Section 3.14, “Larscom Business Facility” means any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled, used or leased by Larscom or any Subsidiary of Larscom in connection with the operation of its business. “Environmental Laws” means all applicable Federal, state, local and foreign laws, regulations, rules and statutes which prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity or which relate to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety. “Hazardous Materials” means any material, chemical, or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be toxic, radioactive, hazardous or otherwise a danger to health, reproduction or the environment, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws. “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

      3.15     Employees.

      (a) To the knowledge of Larscom, no employee of Larscom or any Subsidiary of Larscom is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Larscom or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Larscom or any of its Subsidiaries or the Surviving Corporation following the Effective Time or to the use of trade secrets or proprietary information of others. To the knowledge of Larscom, no key employee or group of employees has any plans to terminate employment with Larscom or its Subsidiaries.

      (b) There is no pending action, suit, proceeding, claim, arbitration, charge or investigation involving Larscom or its Subsidiaries with respect to wages, compensation, bonuses, commissions or awards or payroll deductions; equal employment or human rights violations under any applicable equal employment laws or regulations of any Governmental Entity prohibiting discrimination, retaliation or harassment; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements or employment agreements; occupational safety and health; workers’

compensation; wrongful termination; negligent hiring, retention or supervision; invasion of privacy; defamation; or immigration.

      (c) Neither Larscom nor any of its Subsidiaries is presently, or has been in the past, bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union or labor organization. Larscom and its Subsidiaries are not a party to and have no obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of Larscom’s or any of its Subsidiaries’ employees, nor is Larscom or any of its Subsidiaries obligated under any agreement to recognize or bargain with any labor organization or union. No employees of Larscom or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Larscom, there is no pending question concerning such representation, and to the knowledge of Larscom there is no campaign to establish such walkout, work stoppage, slow-down or lockout involving Larscom or any of its Subsidiaries and any group of its employees nor has Larscom or any of its Subsidiaries experienced any material labor interruptions, strikes, slowdown, picketing or work stoppage by any union or other group of employees, whether engaged in collective action or not, over the past three (3) years. There is no organization activity among any of Larscom’s or its Subsidiaries’ employees, and neither Larscom nor its Subsidiaries, nor any of its officers or directors or employees have been charged or, threatened with a charge of any unfair labor practice. Larscom and its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

      (d) Section 3.15(d) of the Larscom Disclosure Schedule indicates each place of business where Larscom or its Subsidiaries has employees located, and lists each employee of Larscom or its Subsidiaries who incurred: (a) an employment termination, other than due to a discharge for cause or voluntary departure; (b) a layoff for any reason; or (c) a reduction in hours of work of more than fifty percent (50%), in each case during the ninety (90) days preceding the date hereof, indicating next to the employee’s name, the date of each such occurrence(s). Larscom and its Subsidiaries have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law.

      3.16     Employee Benefit Plans.

      (a) Section 3.16(a) of the Larscom Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, or required to be contributed to by Larscom, any of Larscom’s Subsidiaries or any of their ERISA Affiliates or with respect to which Larscom has or may in the future have any material liability (together, the “Larscom Employee Plans”) (excluding any agreements with individual employees that are covered by Section 3.16(i) and any employment agreements that are terminable “at will”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing for direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former, officer, employee, director, or consultant of the entity in question or any of its Subsidiaries or ERISA Affiliates; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity in question or any of its Subsidiaries.

      (b) Larscom has made available to Verilink a complete and accurate copy of each Larscom Employee Plan and, for each such Larscom Employee Plan, (i) the three (3) most recent annual reports

(Form 5500) filed with the U.S. Internal Revenue Service (the “IRS”), if any, required under ERISA or the Code, (ii) each amendment, trust agreement, group annuity contract, administrative service agreement, policy pertaining to fiduciary liability insurance covering the fiduciaries of each Larscom Employee Plan, and summary plan description together with the summaries of material modifications thereto, if any, relating to such Larscom Employee Plan, (iii) the most recent financial statements for each Larscom Employee Plan that is required to be funded, (iv) the three (3) most recent reports regarding the satisfaction of the nondiscrimination requirements, if any, applicable to each Larscom Employee Plan including those of Sections 410(b), 401(a)(4), 401(k) and 401(m) of the Code, (v) the most recent annual actuarial valuations, if any, prepared for each Larscom Employee Plan; (vi) the most recent IRS determination, opinion, notification or advisory letter issued with respect to each Larscom Employee Plan intended to be qualified under Section 401(a) of the Code; (vii) all communications material to any employee or employees with respect to any Larscom Employee Plan and any proposed Larscom Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Larscom; and (viii) all material correspondence to or from any governmental agency relating to any Larscom Employee Plan.

      (c) Each Larscom Employee Plan has been established, maintained and administered in all material respects in accordance with, and Larscom, its Subsidiaries and their ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default under or violation of, and have no knowledge with respect to any other party to each Larscom Employee Plan of that party’s material default under or violation of ERISA, the Code and all other applicable laws and the regulations thereunder and the terms of each Larscom Employee Plan, and each of Larscom, Larscom’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to each Larscom Employee Plan and has made all required contributions thereto (or reserved such contributions which are required but not yet due on the Larscom Balance Sheet). All filings and reports as to each Larscom Employee Plan required to have been submitted to the IRS, the Pension Benefit Guaranty Corporation or to the United States Department of Labor (“DOL”) have been timely submitted, except where failures to timely submit have been cured and are not reasonably likely, individually or in the aggregate, to cause material harm to Larscom. There are no audits, inquiries or proceedings pending or, to the knowledge of Larscom, Larscom’s Subsidiaries or their ERISA Affiliates, threatened by the IRS, DOL or any other governmental entity with respect to any Larscom Employee Plan. Neither Larscom nor any of its Subsidiaries or ERISA Affiliates is subject to any material penalty or tax with respect to any Larscom Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code and no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Larscom Employee Plan which could reasonably be expected to have, individually or in the aggregate, a Larscom Material Adverse Effect. There are no actions, suits or claims pending, or, to the knowledge of Larscom, threatened or reasonably anticipated (other than routine claims for benefits) against any Larscom Employee Plan or against the assets of any Larscom Employee Plan and, to the knowledge of Larscom, no event has occurred, and there exists no condition or set of circumstances in connection with which Larscom or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Larscom Material Adverse Effect under ERISA, the Code or any other applicable law.

      (d) With respect to each Larscom Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Larscom, which obligations are reasonably likely, individually or in the aggregate, to have a Larscom Material Adverse Effect.

      The assets of each Larscom Employee Plan that is funded are reported at their fair market value on the books and records of such plan.

      (e) Neither Larscom nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, any multiple employer plan (as defined in ERISA or the Code), or any “funded welfare plan” within the meaning of Section 419 of the Code. Any Larscom Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS (and no such letter has been revoked nor has revocation been threatened) or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. To the knowledge of Larscom, for each Larscom Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. Except as specifically set forth in Section 3.16(e) of the Larscom Disclosure Schedule, no Larscom Employee Plan provides health or death benefits that are not fully insured through an insurance contract.

      (f) No Larscom Employee Plan is funded by or a member of a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Larscom Employee Plan holds securities issued by Larscom, any of Larscom’s Subsidiaries or any of their ERISA Affiliates.

      (g) Each Larscom International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all applicable laws. No Larscom International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. For purposes of this Agreement, “Larscom International Employee Plan” shall mean each Larscom Employee Plan that has been adopted or maintained by Larscom or any ERISA Affiliate, whether informally or formally, or with respect to which Larscom or any ERISA Affiliate will or may have any material liability, for the benefit of employees who perform services outside the United States.

      (h) Each Larscom Employee Plan, including, without limitation, any Larscom International Employee Plan, is amendable and terminable unilaterally by Larscom and any of Larscom’s Subsidiaries which are a party thereto or covered thereby at any time, including after the Effective Time, without material liability to Larscom, the Surviving Corporation or any of their Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Larscom Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Larscom or any of its Subsidiaries from amending or terminating any such Larscom Employee Plan. The investment vehicles used to fund Larscom Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

      (i) Neither Larscom nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former stockholder, director, executive officer or other key employee of Larscom or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Larscom or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Larscom or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or that constitute an “excess parachute payment” for such person under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding Larscom or any of its Subsidiaries, including any stock option plan or agreement, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the execution of this Agreement or the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

      (j) None of the Larscom Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law. Neither Larscom nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health, except to the extent required by applicable law.

      (k) Larscom has no current or future obligations respecting any benefit liabilities under the Axel Johnson Inc. Retirement Plan, contingent or otherwise. The circumstances giving rise to Larscom’s relief from any such current and future liabilities does not create any potential for liability under Section 4069 of ERISA.

      (l) Larscom has no current or future obligations respecting any benefit liabilities under the Axel Johnson Inc. Retirement Restoration Program, contingent or otherwise.

      3.17     Compliance With Laws. Larscom and each of its Subsidiaries have complied with, are not in violation of, and have not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation, and are, and have been, in compliance with the Sarbanes-Oxley Act of 2002 and any related statutes, laws or regulations, including the rules and regulations of The Nasdaq Stock Market, Inc, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Larscom Material Adverse Effect.

      3.18     Permits. Larscom and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently proposed to be conducted (the “Larscom Permits”), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Larscom Material Adverse Effect. Larscom and its Subsidiaries are in compliance with the terms of the Larscom Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Larscom Material Adverse Effect.

      3.19     Insurance. Section 3.19 of the Larscom Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by, at the expense of, or for the benefit of Larscom and any of its Subsidiaries and identifies any material claims made thereunder since January 1, 1998. Each of Larscom and its Subsidiaries maintains insurance policies (the “Larscom Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each Larscom Insurance Policy is in full force and effect. Since January 1, 1998, neither Larscom nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) regarding any actual or possible (a) cancellation or invalidation of any insurance policy (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

      3.20     Title to Assets. Larscom and its Subsidiaries own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Larscom Balance Sheet (except for assets sold or otherwise disposed of in the Ordinary Course of Business since December 31, 2003); and (b) all other assets reflected in the books and records of Larscom and its Subsidiaries as being owned by Larscom and its Subsidiaries. All of said assets are owned by Larscom and its Subsidiaries free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable and (ii) immaterial Liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Larscom or any of its Subsidiaries.

      3.21     Equipment and Leaseholds. All material items of equipment and other tangible assets owned by or leased to Larscom or any of its Subsidiaries are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of Larscom and its Subsidiaries in the manner in which such business is currently being conducted and presently proposed to be conducted.

      3.22     Receivables; Customers; Inventory.

      (a) All existing accounts receivable of Larscom and its Subsidiaries as the date hereof (including those accounts receivable reflected on the Larscom Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 2003, and have not yet been collected) (i) represent valid obligations of customers of Larscom and its Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, (ii) are current and, to the knowledge of Larscom, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed the allowance set forth in the Larscom Balance Sheet).

      (b) The gross revenue of Larscom in the second quarter of fiscal 2004 will not be below minimum anticipated levels. The condensed consolidated statement of operations for the quarter ended March 31, 2004 and condensed consolidated balance sheet as of March 31, 2004 included in Section 3.22(b) of the Larscom Disclosure will be consistent in all material respects with the unaudited interim financial statements included in Larscom’s Form 10-Q for the quarter ended March 31, 2004.

      (c) All of Larscom’s and its Subsidiaries’ existing inventory (including all inventory that is reflected on the Larscom Balance Sheet, net of any inventory reserves, and that has not been disposed of by Larscom or any of its Subsidiaries since December 31, 2003) is of such quality and quantity as to be usable and saleable by Larscom or any of its Subsidiaries in the Ordinary Course of Business.

      3.23     Certain Business Practices. Neither Larscom nor any of its Subsidiaries nor any director, officer, agent, employee or affiliate of Larscom or any of its Subsidiaries who was acting or purporting to act on behalf of Larscom or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, nor (c) made any other unlawful payment.

      3.24     Opinion of Financial Advisor. The financial advisor of Larscom, Standard & Poor’s, has delivered to the Larscom Board an opinion dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Larscom Common Stock. A copy of the written opinion of Standard & Poor’s will be provided to Verilink solely for information purposes within one business day following receipt thereof by Larscom.

      3.25     Section 203 of the DGCL Not Applicable. The Larscom Board has taken the necessary actions to render Section 203 of the DGCL inapplicable to this Agreement or the Larscom Voting Agreement or the consummation of the Merger, or the other transactions contemplated by this Agreement or the Larscom Voting Agreement.

      3.26     Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Larscom or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

      3.27     Loans to Executive Officers. Since July 30, 2002, Larscom has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Larscom except to the extent permitted under the second sentence of Section 13(k)(1) of the Exchange Act.

      3.28     Financial Controls. Larscom maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Larscom and to maintain accountability for Larscom’s consolidated assets; (c) access to Larscom’s assets is permitted only in accordance with management’s authorization; (d) the reporting of Larscom’s assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VERILINK AND THE MERGER SUB

      Verilink and the Merger Sub represent and warrant to Larscom that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Verilink to Larscom on the date of this Agreement which is made a part hereof (the “Verilink Disclosure Schedule”). The Verilink Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

      4.1     Organization, Standing and Power. Verilink is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a Verilink Material Adverse Effect. For purposes of this Agreement, the term “Verilink Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Verilink and its Subsidiaries, taken as a whole; provided, however, that none of the following shall, in and of itself, be taken into account when determining whether there has been, or will be, a Verilink Material Adverse Effect: (i) any failure by Verilink to meet or exceed analysts’ published revenues or earnings predictions or any change in Verilink’s stock price or trading volume, (ii) with respect to the use of the term “Verilink Material Adverse Effect” in the representations and warranties contained in Section 4.7, any effect resulting from the announcement or pendency of this Agreement or the Merger, or (iii) other than with respect to the use of the term “Verilink Material Adverse Effect” in the representations and warranties contained in Section 4.6, any effect that results from changes affecting generally the industry or industries in which Verilink or any of its Subsidiaries participates, the U.S. economy as a whole or foreign economies in any locations where Verilink or any of its Subsidiaries has material operations, or sales or customers unless such condition shall disproportionately adversely affect Verilink or any of its Subsidiaries.

      4.2     Charter Documents. Verilink has previously furnished or made available to Larscom a complete and correct copy of its (i) Certificate of Incorporation and Bylaws as amended to date (together, the “Verilink Charter Documents”) and (ii) Merger Sub’s Certificate of Incorporation, or equivalent organizational documents, and Bylaws, or equivalent organizational documents. Such Verilink Charter Documents and equivalent organizational documents of each of Merger Sub are in full force and effect. Verilink is not in violation of any of the provisions of the Verilink Charter Documents, and Merger Sub is not in violation of its equivalent organizational documents.

      4.3     Capitalization.

      (a) The authorized share capital of Verilink consists of 40,000,000 shares of Verilink Common Stock, $0.01 par value per share (the “Verilink Common Stock”), of which 15,398,876 shares of Verilink Common Stock were issued and outstanding as of the close of business on April 27, 2004, and 1,000,000 shares of preferred stock, $0.01 par value per share (“Verilink Preferred Stock”), of which none of which were outstanding as of the close of business April 27, 2004. As of the close of business on April 27, 2004, (i) 40,000 shares of Verilink Preferred Stock, designated Series A Junior Participating Preferred Stock, were reserved for future issuance upon exercise of rights pursuant to the rights agreement between Verilink and EquiServe Trust Company, N.A. dated November 29, 2001, amended as of May 30, 2002 and April 28, 2004 (the “Verilink Rights Plan”); (ii) no shares of Verilink Common Stock were held in the treasury for Verilink; and (iii) 4,393,112 shares of Verilink Common Stock were reserved for future issuance pursuant to Verilink’s Stock Plans and 3,952,016 shares were subject to outstanding options. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, of which all outstanding shares are held by Verilink.

      (b) Except as described in Section 3.3(a) above, there are no equity securities or other similar ownership interests of any class or series of capital stock of Verilink, or any securities convertible into or exercisable or exchangeable for such equity securities or other similar ownership interests issued, reserved for issuance or outstanding. Except for securities Verilink owns, directly or indirectly through any of its Subsidiaries, there are no equity securities or other similar ownership interests of any class or series of capital stock of any Subsidiary of Verilink, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except as described in Section 3.3(a) above, there are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Verilink or any of its Subsidiaries is a party or by which Verilink or any of its Subsidiaries is bound obligating Verilink or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Verilink or any of its Subsidiaries or obligating Verilink or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement. There are no outstanding stock appreciation, phantom stock or similar rights with respect to Verilink or any of its Subsidiaries.

      (c) Except for the Verilink Rights Plan, there is no agreement, written or oral, between Verilink or any Affiliate of Verilink and any holder of the securities of Verilink relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act (including any rights to include securities in the Registration Statement), or voting, of the shares of Verilink.

      (d) All shares of Verilink Common Stock to be issued pursuant to this Agreement will be upon issuance (pursuant to the terms of this Agreement), duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Verilink Charter Documents or any agreement to which Verilink is a party or is otherwise bound.

      (e) Stockholders of Verilink are not entitled to dissenters’ or appraisal rights under applicable state or federal law in connection with the Merger.

      4.4     Authority; No Conflict; Required Filings and Consents.

      (a) Each of Verilink and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, subject only to approval of the issuance of Verilink Common Stock under this Agreement (collectively, the “Verilink Voting Proposal”) by Verilink’s stockholders under the DGCL and the rules of The Nasdaq Stock Market, Inc. and applicable law (the “Verilink Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Verilink Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair, advisable and in the best interests of Verilink and its stockholders, (ii) adopted and approved this Agreement in accordance with the provisions of the DGCL and the Verilink Charter Documents, (iii) approved the Registration Rights Agreement, (iv) approved the Verilink Voting Agreement and the transactions contemplated thereby, and (v) directed that this Agreement and the Verilink Voting Proposal be submitted to the stockholders of Verilink for their adoption and approval and resolved to recommend that the stockholders of Verilink vote in favor of the adoption of this Agreement and the approval of the Verilink Voting Proposal. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby by Verilink and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of Verilink and the Merger Sub (including the approval of the Merger by Verilink as the sole stockholder of the Merger Sub), subject only to the required receipt of the Verilink Stockholder Approval. This Agreement has been, and the Registration Rights Agreement will be, duly executed and delivered by each of Verilink and the Merger Sub, as applicable, and each constitute a valid and binding obligation of each of Verilink and the Merger Sub, as applicable, enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception. No takeover statute or similar statute or regulation applies to the Merger, this Agreement or any of the transactions contemplated hereby.

      (b) The execution and delivery of this Agreement and the Registration Rights Agreement by each of Verilink and the Merger Sub, as applicable, do not, and the consummation by Verilink and the Merger Sub, as applicable, of the transactions contemplated by this Agreement and the Registration Rights Agreement shall not (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Verilink, the Certificate of Incorporation or Bylaws of the Merger Sub or of the charter, bylaws or other organizational document of any other Subsidiary of Verilink, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on Verilink’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which Verilink or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Verilink Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Verilink or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not, reasonably likely to have a Verilink Material Adverse Effect. Section 4.4(b) of the Verilink Disclosure Schedule lists all consents, waivers and approvals under any of Verilink’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Verilink, Larscom or the Surviving Corporation as a result of the Merger or a Verilink Material Adverse Effect.

      (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Verilink or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the performance by Verilink or the Merger Sub of the transactions contemplated by this Agreement, except for (i) applicable requirements, if any, of the Securities Act or the Exchange Act, (ii) the filing of the Certificate of Merger and Certificate of Ownership and Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Verilink is qualified as a foreign corporation to transact business, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under Blue Sky Laws and the laws of any foreign country, (v) the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market, Inc. for the shares of Verilink Common Stock to be issued in the transactions contemplated by this Agreement and (vi) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Verilink Material Adverse Effect.

      (d) The affirmative vote for adoption of the Verilink Voting Proposal by the holders of a majority of the voting power of the outstanding shares of Verilink Common Stock on the record date for the meeting of Verilink’s stockholders to consider the Verilink Voting Proposal (the “Verilink Meeting”) present or represented by proxy is the only vote of the holders of any class or series of Verilink’s capital stock or other securities necessary to approve the Verilink Voting Proposal. There are no bonds, debentures, notes or other indebtedness of Verilink having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Verilink may vote.

      4.5     SEC Filings; Financial Statements; Information Provided.

      (a) Verilink has filed all registration statements, forms, reports and other documents required to be filed by Verilink with the SEC since June 30, 2001 and has made available to Larscom copies of all registration statements, forms, reports and other documents (including, without limit, all certifications and statements required to by Rule 13a-14 or 15d-14 under the Exchange Act or Section 906 of the Sarbanes-Oxley Act of 2002) filed by Verilink with or furnished to the SEC since such date, all of which (other than the certifications pursuant to said Section 906) are available on the SEC’s EDGAR system. All such required registration statements, forms, reports and other documents (including those that Verilink may file after the date hereof until the Closing) are referred to herein as the “Verilink SEC Reports.” The Verilink SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Verilink SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Verilink SEC Reports or necessary in order to make the statements in such Verilink SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Verilink is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

      (b) Each of the audited consolidated financial statements (including, in each case, any related notes and schedules) and unaudited interim consolidated financial statements contained or to be contained in Verilink SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Verilink and its Subsidiaries as of the dates indicated and the consolidated results of Verilink and its Subsidiaries’ operations and cash flows for the periods indicated, consistent with the books and records of Verilink and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, audited balance sheet of Verilink as of June 27, 2003 is referred to herein as “Verilink Balance Sheet.”

      (c) Verilink has previously furnished to Larscom a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Verilink with the SEC pursuant to the Securities Act or the Exchange Act.

      4.6     No Undisclosed Liabilities. Except for normal and recurring liabilities incurred since the date of the Verilink Balance Sheet in the Ordinary Course of Business, Verilink and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Verilink Material Adverse Effect.

      4.7     Absence of Certain Changes or Events. Except as set forth in the Verilink SEC Reports which were available on the SEC’s EDGAR system on the day before the date of this Agreement, there has not been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Verilink Material Adverse Effect.

      4.8     Intellectual Property.

      (a) Verilink and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of Verilink and its Subsidiaries as currently conducted.

      (b) The execution and delivery of this Agreement and consummation of the Merger will not result in (i) the breach of, or create on behalf of any third party the right to terminate or modify, any Verilink Material License, (ii) a loss of, or Lien on, any Verilink Intellectual Property, (iii) the release, disclosure, or delivery of any Verilink Intellectual Property by or to any escrow agent or other person, (iv) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any of the Verilink Intellectual Property, (v) either Larscom or its Subsidiaries being bound by or subject to, as a result of Verilink’s contracts and other legal obligations, any non-compete or other restriction on the operation or scope of their respective businesses, or (vi) Verilink, the Surviving Corporation, or any of their Subsidiaries being obligated to pay any royalties or other amounts to any third party in excess of those payable by Verilink or the Surviving Corporation, respectively, prior to the Closing. As used herein, “Verilink Intellectual Property” means any Intellectual Property that is owned by, or purported to be owned by, Verilink or any of its Subsidiaries, and “Verilink Material License” means as of the date of this agreement any licenses, sublicenses, and other agreements pursuant to which either: (A) Verilink or any of its Subsidiaries is authorized or licensed to use any third party Intellectual Property (i) for incorporation or embedding into Verilink’s or any of its Subsidiaries’ products, (ii) in conjunction with, or in the development of, Verilink’s or any of its Subsidiaries’ products, or (iii) that is otherwise material to the conduct of the business of Verilink or any of its Subsidiaries as currently conducted (it being understood that (1) shrink wrap or “click and accept” licenses for “off-the-shelf” software programs, and (2) agreements providing for future license fees, royalties, or other payment obligations by Verilink or any of its Subsidiaries that do not exceed $10,000 annually per agreement (other than contingent or unliquidated amounts) will not be considered to be agreements to which reference is made in clauses (A)(ii) and (A)(iii) of this Section 4.8(b)), or (B) (i) any third party has been granted any exclusive license under, or otherwise has received or acquired any exclusive right or interest in, any Verilink Intellectual Property, or (ii) any third party has been granted any non-exclusive license under, or otherwise has received or acquired any non-exclusive right or interest in, any Verilink Intellectual Property and pursuant to which such third party had or has aggregate license fee or royalty payment obligations (other than contingent or unliquidated amounts) in excess of $10,000 annually.

      (c) To Verilink’s knowledge, neither Verilink nor any of its Subsidiaries have ever infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. Without limiting the generality of the foregoing and solely to Verilink’s knowledge, neither (i) the products previously or currently sold or under development by Verilink or any of its Subsidiaries, or (ii) the business or activities previously or currently conducted by Verilink or any of its Subsidiaries, has infringed, violated, or constituted a misappropriation of any Intellectual Property of any third party. Neither Verilink nor any of its Subsidiaries has received any complaint, claim, or notice alleging any such infringement, violation, or misappropriation. Neither Verilink nor any of its Subsidiaries has received any correspondence, requests or demands since January 1, 2000, by third parties regarding the licensing of such third party’s patents, copyrights, trademarks or other Intellectual Property or proprietary rights. Verilink and its Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of any third party for infringement, misappropriation, or violation of any Intellectual Property. To Verilink’s knowledge, no other person or entity has infringed, violated, or misappropriated, and no other person or entity is currently, infringing, violating, or misappropriating, any material Verilink Intellectual Property or any Intellectual Property that Verilink or any of its Subsidiaries is authorized or licensed to use under any Verilink Material Inbound License.

      4.9     Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Verilink, threatened against or affecting Verilink or any of its Subsidiaries or any properties or rights of Verilink or its Subsidiaries, by any person or by or before any Governmental Entity, arbitrator or mediator. Neither Verilink nor any of its Subsidiaries has commenced any action, suit, proceeding or arbitration before any Governmental Entity, arbitrator or mediator. There are no material judgments, orders or decrees outstanding against Verilink or any of its Subsidiaries.

      4.10     Compliance With Laws. Verilink and each of its Subsidiaries have complied with, are not in violation of, and have not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation and are, and have been, in compliance with the Sarbanes-Oxley Act of 2002 and any related statutes, laws or regulations, including the rules and regulations of The Nasdaq Stock Market, Inc., except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Verilink Material Adverse Effect.

      4.11     Certain Business Practices. Neither Verilink nor any of its Subsidiaries nor any director, officer, agent, employee or affiliate of Verilink or any of its Subsidiaries who was acting or purporting to act on behalf of Verilink or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, nor (c) made any other unlawful payment.

      4.12     Opinion of Financial Advisor. The financial advisor of Verilink, Raymond James & Associates, Inc., has delivered to the Verilink Board an opinion dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Verilink. A copy of the written opinion of Raymond James & Associates, Inc. will be provided to Larscom solely for information purposes within one business day following receipt thereof by Verilink.

      4.13     Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Verilink or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

      4.14     Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in an acquisition transaction, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      4.15     Section 203 of the DGCL Not Applicable. The Verilink Board has taken the necessary actions to render Section 203 of the DGCL inapplicable to this Agreement or the Verilink Voting Agreement or the consummation of the Merger, or the other transactions contemplated by this Agreement or the Verilink Voting Agreement.

      4.16     Loans to Executive Officers. Since July 30, 2002, Verilink has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Verilink except to the extent permitted under the second sentence of Section 13(k)(1) of the Exchange Act.

      4.17     Financial Controls. Verilink maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Verilink and to maintain accountability for Verilink’s consolidated assets; (c) access to Verilink’s assets is permitted only in accordance with management’s authorization; (d) the reporting of Verilink’s assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

ARTICLE V

CONDUCT OF BUSINESS

      5.1     Covenants of Larscom. Except as expressly provided herein or as consented to in writing by Verilink, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, Larscom shall, and shall cause each of its Subsidiaries to, (a) act and carry on its business in the Ordinary Course of Business and pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (b) comply in all material respects with applicable laws, rules and regulations, and (c) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, Larscom shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following (i) except with the prior written consent of Verilink (which consent will not be unreasonably withheld or delayed) or (ii) except as specifically permitted by any other provision of this Agreement or (iii) except as expressly provided in Section 5.1 of the Larscom Disclosure Schedule:

      (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Larscom to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (iii), for the acquisition of shares of Larscom Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to Larscom);

      (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of Larscom Common Stock upon the exercise of Larscom Stock Options and Larscom Warrants (A) outstanding on the date of this Agreement in accordance with their present terms or (B) granted after the date of this Agreement as permitted by the provisions of this Agreement, and (ii) the issuance of Larscom Common Stock in the Ordinary Course of Business under Larscom’s ESPP as currently in effect;

      (c) amend the Larscom Charter Documents or other comparable charter or organizational documents;

      (d) form any Subsidiary or acquire any equity interest or ownership interest in any other person;

      (e) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Larscom and its Subsidiaries, taken as a whole;

      (f) whether or not in the Ordinary Course of Business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to Larscom and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

      (g) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Larscom or any of its Subsidiaries;

      (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution of Larscom;

      (i) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Larscom or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of Larscom in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Larscom or any of its direct or indirect wholly owned Subsidiaries;

      (j) make any capital expenditures or other expenditures with respect to property, plant or equipment for Larscom and its Subsidiaries, taken as a whole in excess of $25,000 in the aggregate;

      (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

      (l) except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which Larscom or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Larscom of any of its Subsidiaries);

      (m) except as otherwise expressly contemplated by this Agreement and except with respect to commitments or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, including the incurrence of reasonable legal and accounting fees and expenses and the investment banker fees and expenses set forth in the agreement to be delivered pursuant to Section 3.26 hereof, except in the Ordinary Course of Business, (i) enter into any material contract, agreement or transaction or take any other material action or (ii) license any material Intellectual Property rights to or from any third party;

      (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any future, current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise), (iii) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (iv) pay any material benefit not provided for as of the date of this Agreement under any Larscom Employee Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

      (o) hire any new employee at the level of director or above or with an annual base salary in excess of $100,000 or promote any employee to the level of executive officer or above;

      (p) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Return, settle or compromise any material Tax claim, assessment, or proposed assessment, or take any other action, if any such action would have the effect of increasing the post-closing Tax liability of Larscom, and of its Subsidiaries or any person related to Larscom by a material amount;

      (q) initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding, exclusive of any amounts covered by Larscom Insurance Policies;

      (r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

      (s) enter into any agreement to purchase or sell any interest in real property, grant or accept any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Larscom Lease; or

      (t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of Larscom in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

      5.2     Covenants of Verilink. Except as expressly provided herein or as consented to in writing by Larscom, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, Verilink shall, and shall cause each of its Subsidiaries to, (a) act and carry on its business in the Ordinary Course of Business and pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (b) comply in all material respects with applicable laws, rules and regulations, and (c) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, Verilink shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following (i) except with the prior written consent of Larscom (which consent will not be unreasonably withheld or delayed) or (ii) except as specifically permitted by any other provision of this Agreement or (iii) except as expressly provided in Section 5.2 of the Verilink Disclosure Schedule:

      (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Verilink to its parent or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or any of its other securities;

      (b) amend the Verilink Charter Documents or other comparable charter or organizational documents, except as otherwise expressly provided by this Agreement;

      (c) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution of Verilink; or

      (d) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of Verilink in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

      5.3     Confidentiality. The parties acknowledge that Larscom and Verilink have previously executed a Mutual Confidentiality Agreement dated as of December 4, 2003 (the “Confidentiality Agreement”),

which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

      5.4     Required Communications. Until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, Larscom shall not without the prior consent of Verilink, which consent shall not be unreasonably withheld or delayed, agree to any new or modify any existing material commitments with its customers, suppliers and distributors.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1     No Solicitation.

      (a) No Solicitation or Negotiation. From and after the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Article VIII hereof, and except as set forth in this Section 6.1, Verilink and Larscom shall not, shall cause their respective Subsidiaries not to, and shall cause their or their Subsidiaries’ respective directors, officers, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, investment bankers, attorneys, accountants, affiliates, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, with respect to itself;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, knowingly assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, except discussions as to the existence of these provisions;

(iii) approve, endorse or recommend any Acquisition Proposal with respect to itself; or

(iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself.

      Notwithstanding the foregoing, in the event that, to the extent required by their respective fiduciary obligations, as determined in good faith by the applicable Board of Directors, prior to (A) in the case of Verilink, the approval of the Verilink Voting Proposal at the Verilink Meeting or, (B) in the case of Larscom, the approval of the Larscom Voting Proposal at the Larscom Meeting (in each case, the “Specified Time”), Verilink or Larscom, as the case may be, receives an Acquisition Proposal with respect to itself from a third party which (1) constitutes a Superior Proposal or (2) which its Board of Directors in good faith concludes is more favorable to its stockholders than the transactions contemplated by this Agreement and which could reasonably be expected to result in a Superior Proposal in all other respects, and such Acquisition Proposal did not result from a breach by Verilink or Larscom, as the case may be, of this Section 6.1, and subject to compliance with Section 6.1(c), then Verilink or Larscom, as the case may be, or any of their respective Representatives may take the following actions: (x) furnish nonpublic information to the party which is the subject of the Acquisition Proposal to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any such Acquisition Proposal.

      (b) No Change in Recommendation or Alternative Acquisition Agreement. Beginning immediately upon the execution of this Agreement, neither the Verilink Board nor the Larscom Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation with respect to the Verilink Voting Proposal or the Larscom Voting Proposal, as the case may be;

(ii) cause or permit Verilink or Larscom to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

      Notwithstanding the foregoing, the Verilink Board or the Larscom Board may, in compliance with this Section 6.1, withdraw or modify or propose to withdraw or modify its recommendation with respect to the Verilink Voting Proposal or the Larscom Voting Proposal, as the case may be, publicly indicate that it is doing so (and to the extent required in order to comply with such Board’s fiduciary duties under applicable law, as determined in good faith by the applicable Board of Directors, may endorse or recommend such Superior Proposal) if the Verilink Board or the Larscom Board, as the case may be, determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the second business day following receipt by Larscom or Verilink, as the case may be, of written notice advising (x) whether such action is taken in connection with an Acquisition Proposal and if so, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (y) otherwise specifying in reasonable detail the reasons and basis for such action.

(c) Notices; Additional Negotiations. Each party shall immediately advise the other party orally, with written confirmation to follow promptly, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. Neither party shall provide any information to or participate in discussions or negotiations with (except for discussions as to the existence of these provisions) the person or entity making any Acquisition Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal until two business days after such party has first notified the other party of such Acquisition Proposal as required by the preceding sentence. The party receiving an Acquisition Proposal shall (i) orally, and in writing within 24 hours of receipt thereof, keep the other party fully informed of the status and material terms of any such Acquisition Proposal, request or inquiry (including notifying the other party orally and in writing of the identity of the person making such Acquisition Proposal, request or inquiry, and of any material change to the terms of such Acquisition Proposal) and (ii) if the other party to this Agreement shall make a competing proposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such competing proposal. Contemporaneously with providing any information to a third party in connection with any such Acquisition Proposal, the party receiving such Acquisition Proposal shall furnish a copy of such information to the other party to the extent that such copy has not previously been provided to the other party. In addition to the foregoing, Verilink or Larscom shall (A) provide the other party with at least 24 hours prior notice (or such lesser prior notice as provided to the members of the Verilink Board or to the members of the Larscom Board but in no event less than eight hours) of any meeting of the Verilink Board or the Larscom Board at which the Verilink Board or the Larscom Board is reasonably expected to consider an Acquisition Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal and (B) provide the other party with at least two business days prior written notice of a meeting of the Verilink Board or the Larscom Board at which the Verilink Board or the Larscom Board is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal to the extent that such copy has not previously been provided to the other party.

      (d)     Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit either party from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if, in the good faith judgment of the Verilink Board or the Larscom Board, as the case may be, based on the advice of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

      (e)     Cessation of Ongoing Discussions. Each party shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. As of the date of this Agreement, each of Verilink and Larscom represents that neither it nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

      (f)     Definitions. For purposes of this Agreement.

      “Acquisition Proposal” means, with respect to any party, (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such party or any of its Subsidiaries, (ii) any proposal for the issuance by such party or any of its Subsidiaries of over 20% of its equity securities or the voting power of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or the voting power of its equity securities or consolidated total assets of such party; provided, however, in each case Acquisition Proposal shall not include the Merger contemplated by this Agreement; provided, further, that in the case of Verilink the term Acquisition Proposal shall not include any inquiry, proposal or offer that does not require, propose, contemplate, or would not be reasonably expected to result in, the termination or abandonment of this Agreement and the Merger (an “Allowed Proposal”).

      “Superior Proposal” means, with respect to any party, any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination or asset purchase, all or substantially all of the assets of Verilink or Larscom, as the case may be, or a majority of the total outstanding voting securities in the case of Verilink or Larscom, as the case may be, and as a result of which the stockholders of Verilink or Larscom, as the case may be, immediately preceding such transaction would hold less than fifty percent (50%) of the voting power of the total outstanding equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of Larscom or Verilink, as the case may be, has in good faith concluded to be more favorable, from a financial point of view, to its stockholders generally (in their capacities as stockholders) than the transactions contemplated by this Agreement (following consultation with outside and independent legal and financial advisors and after taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed, and in the case of Verilink, is an Allowed Proposal.

      6.2     Joint Proxy Statement/Prospectus and Registration Statement.

      (a) As promptly as practicable after the execution of this Agreement, Larscom and Verilink shall jointly prepare and file with the SEC a joint proxy statement/prospectus (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of

Larscom and Verilink in connection with the Larscom Meeting and Verilink Meeting, respectively, and Verilink shall prepare and file with the SEC a registration statement on Form S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, to register under the Securities Act the issuance of shares of Verilink Common Stock in connection with the Merger (together with all amendments thereto, the “Registration Statement”). Each of Verilink and Larscom shall provide promptly to the other party such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any supplements or amendments thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of Larscom and Verilink shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and Larscom and Verilink shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after both the Joint Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy Statement/Prospectus in light of the date sets for the Larscom Meeting and the Verilink Meeting. Each of Larscom and Verilink shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(c) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(c). Each of Larscom and Verilink shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), Larscom or Verilink, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to stockholders of Larscom and Verilink, such amendment or supplement.

      (b) Each of Verilink and Larscom agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement/Prospectus will, at the time of first mailing to the Verilink stockholders or Larscom stockholders or at the time of the Verilink Meeting or Larscom Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) any filing pursuant to Rule 165 and 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), when taken together with the Joint Proxy Statement/Prospectus, will, at the time of filing with the SEC or, if applicable, at the time first mailed or otherwise communicated to Verilink or Larscom stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Verilink with respect to statements made or incorporated by reference therein about Larscom or supplied by Larscom for inclusion or incorporation by reference in the Registration Statement, Joint Prospectus/Proxy Statement or Regulation M-A Filing and no representation or warranty is made by Larscom with respect to statements made or incorporated by reference therein about Verilink that are supplied by the Verilink for inclusion or incorporation by reference in the Registration Statement, the Joint Proxy Statement/Prospectus or any Regulation M-A Filing.

      (c) Larscom and Verilink shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws, the applicable laws of any other jurisdiction and the rules and regulations thereunder; provided, however, that neither Verilink, Larscom nor the Surviving Corporation shall be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

      6.3     [Reserved]

      6.4     Access to Information. From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, each of Larscom and Verilink shall (and shall cause each of its Subsidiaries to) afford to the other party’s Representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, work papers, Tax Returns, contracts, commitments, personnel, customers, suppliers and vendors and records and, during such period, each of Larscom and Verilink shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or the securities laws of any other applicable jurisdiction and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Larscom and Verilink will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      6.5     Stockholders Meetings.

      (a) Verilink, acting through the Verilink Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Verilink Stockholders Meeting for the purpose of considering and voting upon the Verilink Voting Proposal. Except as expressly permitted by Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Verilink Board shall unanimously recommend approval and adoption of the Verilink Voting Proposal by the stockholders of Verilink and include such unanimous recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Verilink Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Larscom, the recommendation of the Verilink Board that Verilink’s stockholders vote in favor of the Verilink Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Larscom, Verilink may adjourn or postpone the Verilink Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Verilink’s stockholders or, if, as of the time for which the Verilink Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Verilink Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Verilink Stockholders Meeting.

      (b) Larscom, acting through the Larscom Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Larscom Stockholders Meeting for the purpose of considering and voting upon the Larscom Voting Proposal. Except as expressly permitted by Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Larscom Board shall unanimously recommend approval and adoption of the Larscom Voting Proposal by the stockholders of Larscom and include such unanimous recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Larscom Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Verilink, the recommendation of the Larscom Board that Larscom’s stockholders vote in favor of the Larscom Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Verilink, Larscom may adjourn or postpone the Larscom Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Larscom’s stockholders or, if, as of the time for which the Larscom Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Larscom Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Larscom Stockholders Meeting.

      6.6     Legal Conditions to Merger.

      (a) Subject to the terms hereof, including Section 6.6(b), and applicable law, Verilink and Larscom shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Verilink or Larscom or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, if applicable, and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Verilink and Larscom shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Verilink and Larscom shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Larscom and Verilink agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

      (b) Subject to the terms hereof, Larscom and Verilink agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, if applicable, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade reasonably determined by the parties to apply (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything in this Agreement to the contrary in this Section 6.6, neither Larscom nor Verilink shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Larscom or Verilink or the holding separate of the shares of Larscom Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Larscom or Verilink to conduct its business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Larscom Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section 6.6 if the United States Department of Justice or the United States Federal Trade Commission or any applicable foreign regulatory agency authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

      (c) Each of Verilink and Larscom shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Verilink Disclosure Schedule or Larscom Disclosure Schedule, as the case may be, or (C) required to prevent a Verilink Material Adverse Effect or a Larscom Material Adverse Effect from occurring prior to or at the Effective Time.

      6.7     Public Disclosure. From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time each party shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any other transaction contemplated by this Agreement unless (a) the other party shall have approved such press release or written material (such approval not to be unreasonably withheld or delayed) or (b) such party shall have been advised by its outside legal counsel that the issuance of such press release or dissemination of such written material is required by law or The Nasdaq Stock Market, Inc. rules and regulations and such party shall have consulted with the other party prior to issuing such press release or disseminating such written material.

      6.8     Section 368(a) Reorganization. Neither Larscom nor Verilink nor any of their Subsidiaries shall take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Verilink and Larscom shall each make all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

      6.9     Affiliate Legends. Section 6.9 of the Larscom Disclosure Schedule sets forth a list of those persons who are, in Larscom’s reasonable judgment, “affiliates” of Larscom within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Larscom shall notify Verilink in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing. Verilink shall be entitled to place appropriate legends on the Verilink Common Stock to be received by Rule 145 Affiliates of Larscom in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Verilink Common Stock.

      6.10     Nasdaq Stock Market Listing. Verilink shall use commercially reasonable best efforts (a) to cause the Verilink Common Stock to be issued pursuant to this Agreement to the holders of Larscom Common Stock in connection with the Merger to be approved for listing upon the Effective Time on the Nasdaq Stock Market, if applicable, and (b) to cause the Verilink Common Stock issued upon the exercise of converted Larscom Stock Options and Larscom Warrants to be approved for listing on the Nasdaq Stock Market, if applicable, and shall, if required by the rules of The Nasdaq Stock Market, Inc., file timely with The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to such shares of Verilink Common Stock.

      6.11     Stockholder Litigation. From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party’s prior written consent, which shall not be unreasonably withheld or delayed.

      6.12     Indemnification.

      (a) From and after the Effective Time, Verilink shall, and shall cause the Surviving Corporation to, for a period of six years from the Effective Time, indemnify, defend and hold harmless each present and former director and officer of Larscom (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Larscom would have been permitted under Delaware law, the Sarbanes-Oxley Act of 2002 and any related statutes laws or regulations, the Larscom Charter Documents and any agreements for indemnification in effect on the date hereof to indemnify an Indemnified Party, in the forms provided by Larscom to Verilink prior to the date hereof, (and Verilink and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, the Sarbanes-Oxley Act of 2002 and any related statutes laws or regulations and such Larscom Charter Documents and the agreements set forth on Section 6.12(a) of the Larscom Disclosure Schedule, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification). Neither Verilink nor the Surviving Corporation shall amend, appeal or otherwise modify the indemnification or exculpation from liability or other similar provisions set forth in the Restated Certificate or the current bylaws of Verilink for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any person who, immediately prior to the Effective Time, was an indemnified party under the indemnification or exculpation from liability provisions of the Larscom Charter Documents.

      (b) Prior to the Effective Time, Larscom shall purchase and pay for directors’ and officers’ liability insurance tail coverage covering those persons who are currently covered by Larscom’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered or made available to Verilink) with coverage in the amount of $10,000,000 and scope at least as favorable as provided to Larscom’s directors and officers with respect to claims arising from facts or events which occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided that Verilink will pay one-half the cost of such tail coverage to Larscom at the time Larscom purchases such coverage and to the extent such payment does not exceed the limit set forth on Schedule 6.12(b) of the Verilink Disclosure Schedule.

      (c) In the event that Verilink or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Verilink shall cause proper provisions to be made so that the successors and assigns of Verilink or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.12.

      (d) The provisions of this Section 6.12 are intended to be in addition to the rights otherwise available to the current officers and directors of Larscom by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations of Verilink and the Surviving Corporation under this Section 6.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.12 applies without the express written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12).

      6.13     Notification of Certain Matters. Larscom shall give prompt notice to Verilink, and Verilink shall give prompt notice to Larscom, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Verilink and the Merger Sub or Larscom, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

      6.14     Exemption from Liability Under Section 16(b).

      (a) The Larscom Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), and the Verilink Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, respectively, adopt resolutions in advance of the Effective Time providing that the receipt by Larscom Insiders (as defined below) of Verilink securities in exchange for shares of Larscom Common Stock, and of options and warrants to purchase Verilink securities upon assumption and conversion of Larscom Stock Options and Warrants, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

      (b) For purposes of Section 6.14(a), “Section 16 Information” shall mean information regarding Larscom Insiders and the number of shares of Larscom Common Stock or other Larscom equity securities deemed to be beneficially owned by each such Larscom Insider and expected to be exchanged for Verilink securities, or options or warrants to purchase Verilink securities, in each case, in connection with the Merger which shall be provided by Larscom to Verilink no later than 10 business days prior to the Closing.

      (c) For purposes of Section 6.14(a), “Larscom Insiders” shall mean those officers and directors of Larscom who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

      6.15     [Reserved]

      6.16     Employee Benefits. Following the Effective Time, Verilink will give each Continuing Employee full credit for (i) prior service with Larscom or its Subsidiaries for purposes of (A) eligibility and vesting under any Employee Benefit Plan of Verilink (each a “Verilink Benefit Plan”), (B) determination of benefits levels under any Verilink Employee Plan or policy relating to vacation or severance, (C) determination of “retiree” status under any Verilink Employee Plan, and (ii) any annual deductibles, co-payments or such other expenses required under any Larscom health or other Larscom Employee Plan that are paid during the year of the Merger prior to the Effective Time in satisfying any applicable deductible, out-of-pocket or other such requirements for the corresponding period under any Verilink health or other Verilink Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (i) result in a duplication of benefits or (ii) otherwise cause Verilink or its Subsidiaries or any Verilink Employee Plan or trust relating thereto to accrue or pay for benefits that accrued in or are payable for any time period prior to the Effective Time. Verilink agrees that each Continuing Employee shall be eligible to either: (A) participate in Verilink Employee Plans as permitted by the terms of such Verilink Employee Plans, (B) participate in Larscom Employee Plans that are continued by Verilink, or (C) a combination of clauses (A) and (B) so that each Continuing Employee is eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of Verilink, and so that no Continuing Employee incurs a gap in coverage solely as a result of the Merger. “Continuing Employee”

shall mean any employee of Larscom who continues employment with Verilink or the Surviving Corporation after the Effective Time. Nothing in this Section 6.16 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Verilink or the Surviving Corporation and the employment with any Continuing Employee shall be “at will” employment. Following the Effective Time, Verilink agrees to comply with Larscom’s severance policies with respect to Larscom employees that are not Continuing Employees to the extent such severance policies are set forth in Section 3.16(a) of the Larscom Disclosure Schedule and such severance benefits are not paid prior to the Effective Time.

      6.17     Termination of Employee Benefit Plans. Effective immediately prior to the Effective Time, Larscom shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements, and shall terminate any and all Larscom Employee Plans which are intended to include a Code Section 401(k) arrangement (unless Verilink consents, as evidenced by written notice to Larscom, to the continuation of any such plan, program or arrangement, which consent shall not be unreasonably withheld) (collectively, “Larscom Terminating Plan(s)”). Verilink agrees that the Continuing Employees shall be eligible to participate, to substantially the extent they were eligible to participate in any Larscom Terminating Plan, in the corresponding Verilink Employee Plan regarding group severance, separation or salary continuation and in the corresponding Verilink Employee Plan intended to include a Code Section 401(k) arrangement, program or arrangement, as promptly following the Effective Time, as is permitted by the terms of such Verilink Employee Plan, program or arrangement. Unless Verilink provides such written consent to Larscom, no later than three business days prior to the Effective Time, Larscom shall provide Verilink with evidence that such Larscom Terminating Plan(s) have been terminated (effective immediately prior to the Effective Time) pursuant to resolutions of the Larscom Board. The form and substance of such resolutions shall be subject to review and approval of Verilink. Larscom also shall take such other actions in furtherance of terminating such Larscom Terminating Plan(s) as Verilink may reasonably require.

      6.18     Tax Matters. At or prior to the filing of the Registration Statement, Verilink and Larscom shall execute and deliver to Powell, Goldstein, Frazer & Murphy LLP and to Cooley Godward LLP tax representation letters in customary form. Verilink and Larscom shall each confirm to Powell, Goldstein, Frazer & Murphy LLP and to Cooley Godward LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Verilink and Larscom shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 6.18, each of Verilink and Larscom shall use its reasonable efforts to cause Powell, Goldstein, Frazer & Murphy LLP and Cooley Godward LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions and the opinions required pursuant to Sections 7.2(c) and 7.3(c), each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 6.18.

      6.19     Registration Rights Agreement. Prior to the Closing, Verilink shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), with the stockholders listed on the signature pages thereto, which agreement will be effective at the Effective Time.

ARTICLE VII

CONDITIONS TO MERGER

      7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approvals.

The Verilink Voting Proposal shall have been approved and adopted at the Verilink Meeting, at which a quorum is present, by the requisite vote of the stockholders of Verilink under applicable law, the rules of The Nasdaq Stock Market, Inc. and the Verilink Charter Documents. The Larscom Voting Proposal shall have been approved at the Larscom Meeting, at which a quorum is present, by the requisite vote of the stockholders of Larscom under applicable law, the rules of The Nasdaq Stock Market, Inc. and the Larscom Charter Documents.

(b) HSR Act.

If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Larscom Material Adverse Effect or a Verilink Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which are not reasonably be likely to have a Larscom Material Adverse Effect or a Verilink Material Adverse Effect.

(d) Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions or Proceedings. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement or (ii) commenced any action or proceeding seeking any of the foregoing.

(f) Statement of Closing Net Adjusted Working Capital Amount. The final Statement of Closing Net Adjusted Working Capital Amount shall have been agreed to by the parties or delivered by the Accounting Firm in accordance with the provisions of Section 2.4.

      7.2     Additional Conditions to the Obligations of Larscom. The obligations of Larscom to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Larscom:

(a) Representations and Warranties.

(i) The representations and warranties of Verilink set forth in Section 4.5 and Section 4.6 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes expressly contemplated by this Agreement, including the Verilink Disclosure Schedule hereto); and

(ii) The representations and warranties of Verilink set forth in this Agreement and in any certificate or other writing delivered by Verilink pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes expressly contemplated by this Agreement, including the Verilink Disclosure Schedule hereto and (z) where the failure to be true and correct (without regard to any materiality, Verilink Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Verilink Material Adverse Effect) and Larscom shall have received a certificate signed on behalf of Verilink by the chief executive officer and the chief financial officer of Verilink with respect to the matters in Sections 7.2(a)(i) and (ii).

(b) Performance of Obligations of Verilink and the Merger Sub. Verilink and the Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Larscom shall have received a certificate signed on behalf of Verilink by the chief executive officer and the chief financial officer of Verilink to such effect.

(c) Tax Opinion. Larscom shall have received the written opinion of Cooley Godward LLP, counsel to Larscom, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided that if Cooley Godward LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Powell, Goldstein, Frazer & Murphy LLP, counsel to Verilink, renders such opinion to Larscom.

(d) Nasdaq Notification. Verilink shall have submitted to The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the Verilink Common Stock to be issued pursuant to the transactions contemplated by this Agreement.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed by Verilink and delivered to the stockholders listed on the signature pages thereto.

      7.3     Additional Conditions to the Obligations of Verilink and Merger Sub. The obligations of Verilink and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Verilink:

(a) Representations and Warranties.

(i) The representations and warranties of Larscom set forth in Section 3.6 and Section 3.7 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes expressly contemplated by this Agreement, including the Larscom Disclosure Schedule hereto); and

(ii) the representation in Section 3.22(b) shall be true and correct as of the Closing Date as though made on and as of the Closing Date; and

(iii) The representations and warranties of Larscom set forth in this Agreement and in any certificate or other writing delivered by Larscom pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes expressly contemplated by this Agreement, including the Larscom Disclosure Schedule hereto and (z) where the failure to be true and correct (without regard to any materiality, Larscom Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Larscom Material Adverse Effect) and Verilink shall have received a certificate signed on behalf of Larscom by the chief executive officer and the chief financial officer of Larscom with respect to the matters in Sections 7.3(a)(i), (ii) and (iii).

(b) Performance of Obligations of Larscom. Larscom shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Verilink shall have received a certificate signed on behalf of Larscom by the chief executive officer and the chief financial officer of Larscom to such effect.

(c) Tax Opinion. Verilink shall have received the written opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to Verilink, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided that if Powell, Goldstein, Frazer & Murphy LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward LLP, counsel to Larscom, renders such opinion to Verilink.

(d) Required Consents. The Larscom Consents set forth on Section 7.3 of the Larscom Disclosure Schedule shall have been obtained.

(e) Other Agreements. The following agreements and documents shall have been delivered to Verilink and shall be in full force and effect:

(i) Affiliate Letters in the form of Exhibit D executed by each Rule 145 Affiliate.

(ii) The Registration Rights Agreement executed by each stockholder on the signature pages thereto.

(f) Employees. At least seventy-five percent (75%) of the individuals identified in Section 7.3(f) of the Verilink Disclosure Schedule shall not have ceased to be employed by Larscom; provided that Verilink shall (i) have offered employment to all such individuals, (ii) have provided for retention bonuses consistent with its past practice to such individuals and (iii) offered compensation that is comparable to such individuals’ current compensation.

ARTICLE VIII

TERMINATION AND AMENDMENT

      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party), whether before or after approval and adoption of the Verilink Voting Proposal by the stockholders of Verilink or approval of the Larscom Voting Proposal by the stockholders of Larscom:

(a) by mutual written consent duly authorized by the Boards of Directors of Larscom and Verilink;

(b) by either Larscom or Verilink if the Merger shall not have been consummated by September 30, 2004 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act, in breach of this Agreement, has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

(c) by either Larscom or Verilink if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Larscom or Verilink if at the Verilink Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Verilink Voting Proposal is taken, the requisite vote of the stockholders of Verilink in favor of the Verilink Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this

Section 8.1(d) shall not be available (x) to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or (y) to Verilink, if the failure to obtain such requisite vote has been caused by a breach of the Verilink Voting Agreement by any party thereto other than Larscom);

(e) by either Larscom or Verilink if at the Larscom Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Larscom Voting Proposal is taken, the requisite vote of the stockholders of Larscom in favor of the Larscom Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available (x) to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or (y) to Larscom, if the failure to obtain such requisite vote has been caused by a breach of the Larscom Voting Agreement by any party thereto other than Verilink);

(f) by Larscom, if: (i) the Verilink Board shall have failed to give its recommendation to the approval of the Verilink Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Larscom its recommendation of the Verilink Voting Proposal; (ii) the Verilink Board (or any committee thereof) shall have approved or recommended to the stockholders of Verilink an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding shares of Verilink Common Stock is commenced, and the Verilink Board fails to reconfirm its recommendation of this Agreement or the Merger within 10 business days after its receipt of a request by Larscom to do so following the public announcement of an Acquisition Transaction; or (iv) Verilink shall have materially breached its obligations under Section 6.1 or Section 6.5 of this Agreement;

(g) by Verilink, if: (i) the Larscom Board shall have failed to give its recommendation to the approval of the Larscom Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Verilink its recommendation of the Larscom Voting Proposal; (ii) the Larscom Board (or any committee thereof) shall have approved or recommended to the stockholders of Larscom an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding shares of Larscom Common Stock is commenced, and the Larscom Board (or any committee thereof) (A) recommends that the stockholders of Larscom tender their shares in such tender or exchange offer, (B) within 10 business days after the commencement of such tender or exchange offer, the Larscom Board fails to recommend rejection of such offer, or (C) the Larscom Board fails to reconfirm its recommendation of this Agreement or the Merger within 10 business days after its receipt of a request by Verilink to do so following the public announcement of an Acquisition Transaction; or (iv) Larscom shall have materially breached its obligations under Section 6.1 or Section 6.5 of this Agreement;

(h) by Larscom, if at anytime prior to the Larscom Meeting (i) the Larscom Board shall have failed to give its recommendation to the approval of the Larscom Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Verilink its recommendation of the Larscom Voting Proposal or (ii) the Larscom Board (or any committee thereof) shall have approved or recommended to the stockholders of Larscom an Acquisition Proposal, so long as (A) the Larscom Board has determined in good faith, after consultation with outside and independent legal and financial advisors, that an Acquisition Proposal is a Superior Proposal (and the Acquisition Proposal did not result from a breach of Section 6.1) and, after consultation with independent legal counsel, determines in good faith that such action is required for the Larscom Board to comply with its fiduciary obligations to stockholders under applicable law and (B) Larscom pays to Verilink all amounts due under Section 8.3;

(i) by Verilink, if at anytime prior to the Verilink Meeting (i) the Verilink Board shall have failed to give its recommendation to the approval of the Verilink Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Larscom its recommendation of the Verilink Voting Proposal or (ii) the Verilink Board (or any committee thereof) shall have approved or recommended to the stockholders of Verilink an Acquisition Proposal, so long as (A) the Verilink Board has determined in good faith, after consultation with outside and independent legal and financial advisors, that an Acquisition Proposal is a Superior Proposal (and the Acquisition Proposal did not result from a breach of Section 6.1) and, after consultation with independent legal counsel, determines in good faith that such action is required for the Verilink Board to comply with its fiduciary obligations to stockholders under applicable law and (B) Verilink pays to Larscom all amounts due under Section 8.3;

(j) [Reserved];

(k) by Larscom, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Verilink set forth in this Agreement or if any such representation or warranty shall be untrue as of the date of this Agreement or shall have become untrue as of a date subsequent to the date of this Agreement (as if made on such subsequent date), which breach or failure (i) would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied as of the time of such breach or failure or as of the time any such representation or warranty shall have become untrue, and (ii) shall not have been cured within 20 days following receipt by Verilink of written notice of such breach from Larscom (it being agreed that Larscom may not terminate this Agreement pursuant to this paragraph (k) if it shall be in material breach of this Agreement or if such breach by Verilink is cured during such 20 day period); or

(l) by Verilink, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Larscom set forth in this Agreement or if any such representation or warranty shall be untrue as of the date of this Agreement or shall have become untrue as of a date subsequent to the date of this Agreement (as if made on such subsequent date), which breach or failure (i) would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied as of the time of such breach or failure or as of the time any such representation or warranty shall have become untrue, and (ii) shall not have been cured within 20 days following receipt by Larscom of written notice of such breach from Verilink (it being agreed that Verilink may not terminate this Agreement pursuant to this paragraph (l) if it shall be in material breach of this Agreement or if such breach by Larscom is cured during such 20 day period).

      8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Larscom, Verilink, the Merger Sub or their respective officers, directors, stockholders or Affiliates, provided that (i) any such termination shall not relieve any party from liability for any willful or intentional misrepresentation or breach of this Agreement, and (ii) the provisions of this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      8.3     Fees and Expenses.

      (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Verilink and Larscom shall share equally (i) the aggregate filing fees of both parties’ pre-merger notification report under the HSR Act, if applicable, and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

      (b) Larscom shall pay Verilink a termination fee of $1,000,000 plus an amount equal to the aggregate amount of all fees and expenses (including all financial advisory fees, investment banking fees, attorneys’ fees and filing and mailing fees) that have been paid or that may become payable by or on behalf of Verilink in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger (collectively, and excluding the termination fee, “Verilink Expenses”), not to exceed $1,200,000 in the aggregate, in the event of the termination of this Agreement (i) by Verilink or

Larscom pursuant to Section 8.1(e), (ii) by Verilink pursuant to Section 8.1(g) or (iii) by Larscom pursuant to Section 8.1(h). The termination fees due under this Section 8.3(b) shall be paid by wire transfer of same-day funds (A) within two business days after the date of termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) and (B) prior to the date of termination of this Agreement pursuant to Section 8.1(h).

      (c) If this Agreement is terminated pursuant to Section 8.1(b) or (k) and at or prior to the time of termination of this Agreement an Acquisition Proposal for Larscom shall have been disclosed, announced, commenced, submitted or made, then Larscom shall make a non-refundable cash payment to Verilink, within two business days of Verilink’s invoice, in an amount equal to the Verilink Expenses, and if Larscom shall consummate within 12 months of such termination an Acquisition Transaction that was first disclosed, announced, commenced, submitted or made prior to termination or within 60 days after termination, then Larscom shall prior to the date of such consummation pay Verilink an additional $1,000,000 provided that the aggregate of all such payments by Larscom to Verilink pursuant to this Section 8.3(c) shall not exceed $1,200,000.

      (d) Verilink shall pay Larscom a termination fee of $1,000,000 plus an amount equal to the aggregate amount of all fees and expenses (including all financial advisory fees, investment banking fees, attorneys’ fees and filing and mailing fees) that have been paid or that may become payable by or on behalf of Larscom in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger (collectively, and excluding the termination fee, “Larscom Expenses”), not to exceed $1,200,000 in the aggregate, in the event of the termination of this Agreement (i) by Verilink pursuant to Section 8.1(i) or (ii) by Larscom pursuant to Section 8.1(f). The termination fees due under this Section 8.3(d) shall be paid by wire transfer of same-day funds within two business days after the date of termination of this Agreement pursuant to Section 8.1(i) or Section 8.1(f).

      (e) If this Agreement is terminated pursuant to Section 8.1(b) and at or prior to the time of termination of this Agreement an Acquisition Proposal for Verilink shall have been disclosed, announced, commenced, submitted or made and if Verilink shall consummate within 12 months of such termination an Acquisition Transaction that was first disclosed, announced, commenced, submitted or made prior to termination or within 60 days after termination, then Verilink shall prior to the date of such consummation pay Larscom a fee of $1,000,000 plus the Larscom Expenses provided that the aggregate of all such payments by Larscom to Verilink pursuant to this Section 8.3(e) shall not exceed $1,200,000.

      (f) For purposes of this Agreement, “Acquisition Transaction” shall mean any of the following transactions (other than the transaction contemplated by this Agreement): (i) a sale or other disposition by Larscom or Verilink of business or assets representing more than 50% of its net revenues, net income or assets immediately prior to such sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Larscom or Verilink), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of more than 50% of the outstanding voting power or equity interest in Larscom or Verilink; or (iii) a merger, consolidation, business combination or similar transaction involving Larscom or Verilink in which the stockholders of Larscom or Verilink, as the case may be, own less than a majority of the voting power or equity interest in the surviving or acquiring entity in such transaction.

      (g) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any termination fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., plus two percent per annum, compounded quarterly, from the date such termination fee was required to be paid. Payment of the termination fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

      8.4     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any of the parties; provided, however, that after any such approval, no amendment shall be made which by applicable law requires further approval by such stockholders without such further approval; and provided, further, that an amendment made subsequent to adoption of the Agreement by the stockholders of Verilink or Larscom without such further approval shall not (a) alter or change the amount or kind of consideration to be received upon conversion of the Larscom Common Stock, or (b) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of Verilink or Larscom. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No extension or waiver in any one instance shall be deemed to extend to any prior or subsequent instance. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

      9.1     Nonsurvival of Representations and Warranties. The respective representations and warranties of Verilink, the Merger Sub and Larscom contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

      9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service or (c) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.2, be deemed given upon facsimile confirmation during business hours or if after business hours, then one business day after facsimile confirmation, in each case to the intended recipient as set forth below:

(i) if to Larscom, to

Larscom Incorporated
1845 McCandless Drive
Milpitas, California 95035
Attn: Chief Executive Officer

with a copy to:

Cooley Godward LLP
One Maritime Plaza
20th Floor
San Francisco, California 94111
Attention: Jamie E. Chung, Esq.
Facsimile No.: (415) 951-3699

           (ii) if to Verilink or the Merger Sub, to

Verilink Corporation
127 Jetplex Circle
Madison, Alabama 35758
Attn: Chief Executive Officer

with a copy to:

Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street
16th Floor
Atlanta, Georgia 30303
Attention: Eliot Robinson, Esq.
Facsimile No.: (404) 572-6999

      Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

      9.3     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

      9.4     No Third Party Beneficiaries. Except as provided in Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

      9.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      9.6     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

      9.7     Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

      9.8     Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party and the executive officers of each of its Subsidiaries has actual knowledge of such matter; and (b) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      9.9     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

      9.10     Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware.

      9.11     Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.12     Waiver of Jury Trial. EACH OF LARSCOM, THE MERGER SUB AND VERILINK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF LARSCOM, THE MERGER SUB OR VERILINK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE INTENTIONALLY

LEFT BLANK — SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of Larscom, the Merger Sub and Verilink has caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LARSCOM INCORPORATED

By:	/s/ DANIEL L. SCHARRE

Name: Daniel L. Scharre
Title: Chief Executive Officer

SRI ACQUISITION CORP.

By:	/s/ LEIGH S. BELDEN

Name: Leigh S. Belden
Title: President

VERILINK CORPORATION

By:	/s/ LEIGH S. BELDEN

Name: Leigh S. Belden
Title: President and Chief Executive Officer

[Signature page to Merger Agreement]

ANNEX A1

VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) is made as of the 28th day of April, 2004, by and between Verilink Corporation, a Delaware corporation (“Verilink”), and the stockholders listed on the signature pages hereto (the “Stockholders”, and each a “Stockholder”).

      WHEREAS, the Stockholders own the number of shares and class or series of capital stock of Larscom Incorporated, a Delaware corporation (“Larscom”), set forth opposite each Stockholder’s name on Schedule 1 hereto (all of such shares now owned and any additional shares of capital stock of Larscom which may hereafter be acquired by a Stockholder from any source prior to the termination of this Agreement, the “Larscom Shares”); and

      WHEREAS, Larscom, Verilink and Landspeed Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Verilink (the “Merger Sub”), have entered into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) pursuant to which the Merger Sub will merge with and into Larscom (the “Merger”) with Larscom as the surviving corporation (capitalized terms used and not defined herein have the respective meaning ascribed to them in the Merger Agreement); and

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Verilink has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

      NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement, “Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity. “Beneficial ownership,” “beneficially own” and similar terms shall refer to beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder.

2. Provisions Concerning the Larscom Shares. During the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms or (c) the written agreement of the parties hereto to terminate this Agreement (the “Voting Expiration Date”), each Stockholder agrees that it shall, at any meeting (or any adjournment thereof) of the holders of Larscom Common Stock, however called, or in connection with any written consent of the holders of Larscom Common Stock, vote (or cause to be voted) the Larscom Shares then held of record or beneficially owned by each such Stockholder (unless such shares are otherwise voted pursuant to the proxy granted hereunder), (i) for approval and adoption of the Larscom Voting Proposal, including the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Larscom under the Merger Agreement, or could reasonably be expected to result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled, (iii) against any Acquisition Proposal other than the Merger, the Merger Agreement and transactions contemplated thereby, and (iv) against (A) any other extraordinary corporate transaction other than the Merger, the Merger Agreement and the transactions contemplated thereby, such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving Larscom or any of its Subsidiaries or (B) any other proposal or transaction not covered by the foregoing which is intended, or could be reasonably be expected to, impede, frustrate, prevent, hinder, delay or nullify the Merger, the Merger Agreement and the transactions contemplated thereby. Each Stockholder agrees not to enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

Each Stockholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance of such Stockholder’s duties under this

A1-1

Agreement, shall concurrently with the execution of this Agreement execute and deliver to Verilink an irrevocable proxy in the form of Exhibit A hereto, and irrevocably appoints Verilink or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or, if applicable, to give consent with respect to, all of the Larscom Shares in the manner, and with respect to the matters, set forth above. Each Stockholder acknowledges that the proxy executed and delivered by it shall be coupled with an interest, shall constitute, among other things, an inducement for Verilink to enter into the Merger Agreement, shall be irrevocable and binding on any successor in interest of such Stockholder and shall not be terminated by operation of law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any of the Larscom Shares heretofore granted by the Stockholders. Such proxy shall terminate upon the Voting Expiration Date. Each Stockholder shall promptly cause to be delivered to Verilink an additional proxy substantially in the form attached hereto as Exhibit A executed on behalf of the record owner of any outstanding shares of Larscom Common Stock that such Stockholder owned beneficially (but not of record).

3. Covenants, Representations and Warranties of Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants to and agrees with Verilink as follows:

(a) Ownership of Larscom Shares. Stockholder is the record and beneficial owner of the Larscom Shares set forth on Schedule 1 hereto. On the date hereof, the Larscom Shares constitute all of the capital stock of Larscom that Stockholder has the right to vote with respect to the Larscom Voting Proposal. Stockholder has sole voting power, sole power of disposition, sole power of conversion, sole power to demand appraisal or dissenter’s rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Larscom Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders’ agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

(c) No Conflicts. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration (herein collectively, a “Default”)) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of its properties or assets or (iv) require any filing with, authorization, consent or approval of (herein collectively, a “Consent”), any state or federal authority; which Default or violation or the failure to obtain any Consent, in the case of clauses (ii), (iii) and (iv) above, would have a material adverse effect on the ability of Stockholder to perform Stockholder’s obligations hereunder.

A1-2

(d) No Encumbrances. The Larscom Shares and the certificates representing such Larscom Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

(e) No Solicitation or Negotiation.

(i) During the term of this Agreement, Stockholder shall not, and shall cause its Representatives not to on Stockholder’s behalf, in both cases in Stockholder’s capacity as a Stockholder of Larscom, directly or indirectly, (A) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, with respect to Larscom, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, knowingly assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly cooperate in any way with any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal with respect to Larscom, except discussions as to the existence of these provisions, (C) approve, endorse or recommend any Acquisition Proposal with respect to Larscom or (D) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to Larscom.

(ii) Stockholder shall immediately advise Verilink orally, with written confirmation to follow within 48 hours, of any Acquisition Proposal with respect to Larscom or any request for nonpublic information in connection with any such Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal with respect to Larscom, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry.

(f) Non-Interference. During the term of this Agreement, Stockholder shall not, directly or indirectly, take any action that would knowingly take any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

(g) Reliance by Verilink. Stockholder understands and acknowledges that Verilink is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(h) Transfer of Title. During the term of this Agreement, Stockholder covenants and agrees not to directly or indirectly sell, assign, pledge, hypothecate, transfer, exchange, convert or dispose of (collectively “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any of the Larscom Shares, any options or warrants to purchase capital stock of Larscom or any interest therein or deposit any of the Larscom Shares into a voting trust or enter into a voting trust agreement or arrangement with respect to the Larscom Shares, or take any other action with respect to the Larscom Shares, or otherwise permit or authorize any of the foregoing actions, other than pursuant to the Merger Agreement or this Agreement.

(i) Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of Stockholder’s beneficial or record ownership of any shares of Larscom Common Stock. This waiver does not affect Stockholder’s appraisal or dissenters’ rights with respect to any other transaction.

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4. Further Assurances. From time to time, at Verilink’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5. Stop Transfer. During the term of this Agreement, each Stockholder hereby agrees and consents to the entry of stop transfer instructions with Larscom’s transfer agent against the transfer of any Larscom Shares, consistent with the terms of Section 3(h). During the term of this Agreement, each Stockholder further agrees that it shall not request that Larscom or any other Person register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Larscom Shares, unless such transfer is made in compliance with this Agreement and unless the transferee agrees in writing, in form and substance satisfactory to Verilink, to be bound by the provisions hereof for the benefit of Verilink.

6. Standstill. During the term of this Agreement and except as contemplated by the Merger Agreement, each Stockholder shall not, nor shall such Stockholder permit any of its Representatives on Stockholder’s behalf, in both cases in such Stockholder’s capacity as a stockholder of Larscom, in any manner, directly or indirectly, to effect, or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in any acquisition of (a) any securities (or beneficial ownership thereof) of Verilink or Larscom or (b) any direct or indirect rights or options to acquire any capital stock of Verilink or Larscom, (c) any merger, consolidation, tender or exchange offer, or other business combination involving Verilink or Larscom.

7. Termination. This Agreement shall terminate upon the Voting Expiration Date.

8. Confidentiality. Each Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder agrees that such Stockholder shall not, and shall cause its Representatives not to, disclose or discuss such matters with anyone not a party to this Agreement (other than Stockholder’s and Larscom’s Representatives) without the prior written consent of Verilink, except for disclosures which Stockholder’s counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event Stockholder shall give prior notice of such disclosure to Verilink as promptly as practicable and in any event prior to the time any such disclosure is made.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Verilink any direct or indirect ownership or incidence of ownership of or with respect to any Larscom Shares. All rights, ownership and economic benefits of and relating to the Larscom Shares shall remain vested in and belong to the Stockholders, and Verilink shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Larscom or exercise any power or authority to direct the Stockholders in the voting of any of the Larscom Shares, except as otherwise provided herein.

10. No Group. Each Stockholder is acting individually and not as part of a “group” as defined in the Exchange Act, except that the Stockholders identified on the signature pages hereof as SV entities are members of a group consisting of the SV entities, and the Stockholders identified on the signature pages hereof as AJ Entities are members of a group consisting of the AJ entities.

11. Miscellaneous.

(a) Entire Agreement. This Agreement and the proxy contains the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

(b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Larscom Shares and shall be binding upon any Person to which record or beneficial ownership of such Larscom Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of

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Larscom Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

(c) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other parties.

(d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery to the party to be notified when sent by telecopier (with receipt confirmed), or overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

If to Verilink:

Verilink Corporation
127 Jetplex Circle
Madison, AL 35758-8989
Attn: Chief Executive Officer

with a copy to:

Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street
16th Floor
Atlanta, Georgia 30303
Attention: Eliot Robinson, Esq.
Facsimile No.: (404) 572-6999

If to the Stockholders:

To the addresses set forth on the signature pages hereto.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and, therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

(i) No Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor

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shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person that is not a party hereto.

(k) Several Obligations; Capacity. Notwithstanding anything herein to the contrary, (i) the representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Stockholders are several and not joint, (ii) the covenants and agreements of the Stockholders under this Agreement shall not require the Representatives of any Stockholder to act (or refrain from acting) in their capacity as an officer or director of Larscom and shall not affect the duties and obligations of any Representative of Stockholder acting in his or her capacity as an officer or director of Larscom and (iii) no action or failure to take action by any of Stockholder’s Representatives in their capacity as an officer or director of Larscom shall be deemed to be an action taken by such Stockholder in its capacity as a stockholder of Larscom.

(l) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(m) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference in this Agreement to a statutory provision or rule or regulation promulgated thereunder shall be deemed to include any similar successor statutory provision or rule or regulation promulgated thereunder.

(n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Attached On Following Pages]

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VERILINK CORPORATION

By:	/s/ LEIGH S. BELDEN

Name: Leigh S. Belden

Title:	President and Chief Executive Officer

STOCKHOLDERS:

AXEL JOHNSON, INC.

By:	/s/ DESMOND P. WILSON III

Name: Desmond P. Wilson III
Title: Managing Director

Address:	300 Atlantic Street

Stamford, CT 06901-3530
Tel: (203) 326-5258
Fax: (203) 326-5282

SIERRA VENTURES V, L.P.

By:	/s/ JEFFREY M. DRAZAN

Name: Jeffrey M. Drazan
Title: General Partner

Address:	2884 Sand Hill Road

Suite 100
Menlo Park, CA 94025
Tel: (650) 854-1000
Fax: (650) 854-5593

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SV ASSOCIATES V, L.P.,

By:	/s/ JEFFREY M. DRAZAN

Name: Jeffrey M. Drazan

Title:	General Partner

Address:	2884 Sand Hill Road

Suite 100
Menlo Park, CA 94025
Tel: (650) 854-1000
Fax: (650) 854-5593

SIERRA VENTURES VI, L.P.

By:	/s/ JEFFREY M. DRAZAN

Name: Jeffrey M. Drazan

Title:	General Partner

Address:	2884 Sand Hill Road

Suite 100
Menlo Park, CA 94025
Tel: (650) 854-1000
Fax: (650) 854-5593

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SV ASSOCIATES VI, L.P.

By:	/s/ JEFFREY M. DRAZAN

Name: Jeffrey M. Drazan

Title:	General Partner

Address:	2884 Sand Hill Road

Suite 100
Menlo Park, CA 94025
Tel: (650) 854-1000
Fax: (650) 854-5593

SIERRA VENTURES VII, L.P.

By:	/s/ JEFFREY M. DRAZAN

Name: Jeffrey M. Drazan

Title:	General Partner

Address:	2884 Sand Hill Road

Suite 100
Menlo Park, CA 94025
Tel: (650) 854-1000
Fax: (650) 854-5593

SIERRA VENTURES ASSOCIATES VII, LLC
as nominee for its members

By:	/s/ JEFFREY M. DRAZAN

Name: Jeffrey M. Drazan

Title:	General Partner

Address:	2884 Sand Hill Road

Suite 100
Menlo Park, CA 94025
Tel: (650) 854-1000
Fax: (650) 854-5593

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EXHIBIT A

IRREVOCABLE PROXY

      In order to secure the performance of the duties of the undersigned pursuant to the Voting Agreement, dated as of April      , 2004 (the “Voting Agreement”), between the undersigned and Verilink Corporation, a Delaware corporation, a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints Leigh S. Belden and C.W. Smith, and each of them, as the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted), and exercise all voting and related rights or, if applicable, to give consent, in such manner as each such attorney, agent and proxy or his/her substitute shall in his/her sole discretion deem proper to record such vote (or consent) in the manner, and with respect to the matters, set forth in Section 2 of the Voting Agreement with respect to all of the Larscom Shares (as such term is defined in the Voting Agreement) of Larscom Incorporated, a Delaware corporation (“Larscom”), which the undersigned is or may be entitled to vote at any meeting of Larscom held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. The Stockholder may vote the Larscom Shares on all matters not referred to in this proxy and the attorneys, agents and proxies named above may not exercise this proxy with respect to such other matters. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This proxy shall operate to revoke and render void any prior proxy as to the Larscom Shares heretofore granted by the undersigned, and the undersigned agrees that no subsequent proxies will be given by the undersigned with respect to any of the Larscom Shares. This proxy shall terminate upon the termination of the Voting Agreement. If any provision of this proxy or any part of such provision is held to be invalid or unenforceable in any circumstances and in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstance and jurisdiction, be deemed amended to conform to applicable law so as to be valid and enforceable to the fullest extent possible, and (b) the invalidity or unenforceability of such provision or part of a provision under such circumstances and in such jurisdiction shall not affect the validity or enforceability (i) of such provision or part thereof under any other circumstance or in any other jurisdiction, (ii) of the remainder of such provision or (iii) of any other provision of this proxy.

By:

Name:

Title:

Dated: ________________________________________________________________________ , 2004

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ANNEX A2

VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) is made as of the 28th day of April, 2004, by and between Larscom Incorporated, a Delaware corporation (“Larscom”), and the stockholders listed on the signature pages hereto (the “Stockholders”, and each a “Stockholder”).

      WHEREAS, the Stockholders own the number of shares and class or series of capital stock of Verilink Corporation, a Delaware corporation (“Verilink”), set forth opposite each Stockholder’s name on Schedule 1 hereto (all of such shares now owned and any additional shares of capital stock of Larscom which may hereafter be acquired by a Stockholder from any source prior to the termination of this Agreement, the “Verilink Shares”); and

      WHEREAS, Larscom, Verilink and Larscom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Verilink (the “Merger Sub”), have entered into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) pursuant to which the Merger Sub will merge with and into Larscom (the “Merger”) with Larscom as the surviving corporation (capitalized terms used and not defined herein have the respective meaning ascribed to them in the Merger Agreement); and

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Larscom has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

      NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement, “Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity. “Beneficial ownership,” “beneficially own” and similar terms shall refer to beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder.

2. Provisions Concerning the Verilink Shares. During the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms or (c) the written agreement of the parties hereto to terminate this Agreement (the “Voting Expiration Date”), each Stockholder agrees that it shall, at any meeting (or any adjournment thereof) of the holders of Verilink Common Stock, however called, or in connection with any written consent of the holders of Verilink Common Stock, vote (or cause to be voted) the Verilink Shares then held of record or beneficially owned by each such Stockholder (unless such shares are otherwise voted pursuant to the proxy granted hereunder), (i) for approval and adoption of the Verilink Voting Proposal, including the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Verilink under the Merger Agreement, or could reasonably be expected to result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled, (iii) against any Acquisition Proposal other than the Merger, the Merger Agreement and transactions contemplated thereby, and (iv) against (A) any other extraordinary corporate transaction other than the Merger, the Merger Agreement and the transactions contemplated thereby, such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving Larscom or any of its Subsidiaries or (B) any other proposal or transaction not covered by the foregoing which is intended, or could be reasonably be expected to, impede, frustrate, prevent, hinder, delay or nullify the Merger, the Merger Agreement and the transactions contemplated thereby. Each Stockholder agrees not to enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

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Each Stockholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance of such Stockholder’s duties under this Agreement, shall concurrently with the execution of this Agreement execute and deliver to Larscom an irrevocable proxy in the form of Exhibit A hereto, and irrevocably appoints Larscom or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or, if applicable, to give consent with respect to, all of the Verilink Shares in the manner, and with respect to the matters, set forth above. Each Stockholder acknowledges that the proxy executed and delivered by it shall be coupled with an interest, shall constitute, among other things, an inducement for Larscom to enter into the Merger Agreement, shall be irrevocable and binding on any successor in interest of such Stockholder and shall not be terminated by operation of law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any of the Verilink Shares heretofore granted by the Stockholders. Such proxy shall terminate upon the Voting Expiration Date. Each Stockholder shall promptly cause to be delivered to Larscom an additional proxy substantially in the form attached hereto as Exhibit A executed on behalf of the record owner of any outstanding shares of Verilink Common Stock that such Stockholder owned beneficially (but not of record).

3. Covenants, Representations and Warranties of Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants to and agrees with Larscom as follows:

(a) Ownership of Verilink Shares. Stockholder is the record and beneficial owner of the Verilink Shares set forth on Schedule 1 hereto. On the date hereof, the Verilink Shares constitute all of the capital stock of Verilink that Stockholder has the right to vote with respect to the Verilink Voting Proposal. Stockholder has sole voting power, sole power of disposition, sole power of conversion, sole power to demand appraisal or dissenter’s rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Verilink Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders’ agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

(c) No Conflicts. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration (herein collectively, a “Default”)) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of its properties or assets or (iv) require any filing with, authorization, consent or approval of (herein collectively, a “Consent”), any state or federal authority; which Default or violation or the failure to obtain any Consent, in the case of clauses (ii), (iii) and (iv) above, would have a

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material adverse effect on the ability of Stockholder to perform Stockholder’s obligations hereunder.

(d) No Encumbrances. The Verilink Shares and the certificates representing such Verilink Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

(e) No Solicitation or Negotiation.

(i) During the term of this Agreement, Stockholder shall not, and shall cause its Representatives not to on Stockholder’s behalf, in both cases in Stockholder’s capacity as a Stockholder of Verilink, directly or indirectly, (A) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, with respect to Verilink, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, knowingly assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly cooperate in any way with any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal with respect to Verilink, except discussions as to the existence of these provisions, (C) approve, endorse or recommend any Acquisition Proposal with respect to Verilink or (D) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to Verilink.

(ii) Stockholder shall immediately advise Larscom orally, with written confirmation to follow within 48 hours, of any Acquisition Proposal with respect to Verilink or any request for nonpublic information in connection with any such Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal with respect to Verilink, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry.

(f) Non-Interference. During the term of this Agreement, Stockholder shall not, directly or indirectly, take any action that would knowingly take any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

(g) Reliance by Larscom. Stockholder understands and acknowledges that Larscom is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(h) Transfer of Title. During the term of this Agreement, Stockholder covenants and agrees not to directly or indirectly sell, assign, pledge, hypothecate, transfer, exchange, convert or dispose of (collectively “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any of the Verilink Shares, any options or warrants to purchase capital stock of Verilink or any interest therein or deposit any of the Verilink Shares into a voting trust or enter into a voting trust agreement or arrangement with respect to the Verilink Shares, or take any other action with respect to the Verilink Shares, or otherwise permit or authorize any of the foregoing actions, other than pursuant to the Merger Agreement or this Agreement.

(i) Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of Stockholder’s beneficial or record ownership of any shares of Verilink Common Stock. This waiver does not affect Stockholder’s appraisal or dissenters’ rights with respect to any other transaction.

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4. Further Assurances. From time to time, at Larscom’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5. Stop Transfer. During the term of this Agreement, each Stockholder hereby agrees and consents to the entry of stop transfer instructions with Verilink’s transfer agent against the transfer of any Verilink Shares, consistent with the terms of Section 3(h). During the term of this Agreement, each Stockholder further agrees that it shall not request that Verilink or any other Person register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Verilink Shares, unless such transfer is made in compliance with this Agreement and unless the transferee agrees in writing, in form and substance satisfactory to Larscom, to be bound by the provisions hereof for the benefit of Larscom.

6. Standstill. During the term of this Agreement and except as contemplated by the Merger Agreement, each Stockholder shall not, nor shall such Stockholder permit any of its Representatives on Stockholder’s behalf, in both cases in such Stockholder’s capacity as a stockholder of Verilink, in any manner, directly or indirectly, to effect, or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in any acquisition of (a) any securities (or beneficial ownership thereof) of Larscom or Verilink or (b) any direct or indirect rights or options to acquire any capital stock of Larscom or Verilink, (c) any merger, consolidation, tender or exchange offer, or other business combination involving Larscom or Verilink.

7. Termination. This Agreement shall terminate upon the Voting Expiration Date.

8. Confidentiality. Each Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder agrees that such Stockholder shall not, and shall cause its Representatives not to, disclose or discuss such matters with anyone not a party to this Agreement (other than Stockholder’s and Verilink’s Representatives) without the prior written consent of Larscom, except for disclosures which Stockholder’s counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event Stockholder shall give prior notice of such disclosure to Larscom as promptly as practicable and in any event prior to the time any such disclosure is made.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Larscom any direct or indirect ownership or incidence of ownership of or with respect to any Verilink Shares. All rights, ownership and economic benefits of and relating to the Verilink Shares shall remain vested in and belong to the Stockholders, and Larscom shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Verilink or exercise any power or authority to direct the Stockholders in the voting of any of the Verilink Shares, except as otherwise provided herein.

10. Miscellaneous.

(a) Entire Agreement. This Agreement and the proxy contains the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

(b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Verilink Shares and shall be binding upon any Person to which record or beneficial ownership of such Verilink Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Verilink Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

(c) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other parties.

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(d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery to the party to be notified when sent by telecopier (with receipt confirmed), or overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

If to Larscom:

Larscom Incorporated
1845 McCandless Drive
Milpitas, California 95035
Attn: Chief Executive Officer

with a copy to:

Cooley Godward LLP
One Maritime Plaza
20th Floor
San Francisco, California 94111
Attention: Jamie E. Chung, Esq.
Facsimile No.: (415) 951-3699

If to the Stockholders:

To the addresses set forth on the signature pages hereto.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and, therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

(i) No Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person that is not a party hereto.

A2-5

(k) Several Obligations; Capacity. Notwithstanding anything herein to the contrary, (i) the representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Stockholders are several and not joint, (ii) the covenants and agreements of the Stockholders under this Agreement shall not require the Stockholder or Stockholder’s Representatives to act (or refrain from acting) in their capacity as an officer or director of Verilink and shall not affect the duties and obligations of Stockholder or Stockholder’s Representatives acting in his capacity as an officer or director of Verilink and (iii) no action or failure to take action by any Stockholder or Stockholder’s Representatives in his capacity as an officer or director of Verilink shall be deemed to be an action taken by such Stockholder in his capacity as a stockholder of Verilink.

(l) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(m) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference in this Agreement to a statutory provision or rule or regulation promulgated thereunder shall be deemed to include any similar successor statutory provision or rule or regulation promulgated thereunder.

(n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Attached On Following Page]

A2-6

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LARSCOM INCORPORATED

By:	/s/ DANIEL L. SCHARRE

Name: Daniel L. Scharre

Title:	President and Chief Executive Officer

STOCKHOLDERS:

LEIGH S. BELDEN

/s/ LEIGH S. BELDEN

Address:	127 Jetplex Circle

Madison, Alabama
Tel: (256) 327-2300
Fax: (256) 327-2521

BELTECH, INC.

By:	/s/ LEIGH S. BELDEN

Name: Leigh S. Belden

Title:	President

Address:	127 Jetplex Circle

Madison, Alabama
Tel: (256) 327-2300
Fax: (256) 327-2521

A2-7

LEIGH S. BELDEN AND DEBORAH TINKER BELDEN, OR THEIR SUCCESSORS, TRUSTEES U/A DATED 12/09/88

By:	/s/ LEIGH S. BELDEN

Name: Leigh S. Belden
Title: Trustee

Address:	127 Jetplex Circle

Madison, Alabama
Tel: (256) 327-2300
Fax: (256) 327-2521

STEVEN C. TAYLOR

/s/ STEVEN C. TAYLOR

Address:	127 Jetplex Circle

Madison, Alabama
Tel: (256) 327-2001
Fax: (256) 327-2521

A2-8

EXHIBIT A

IRREVOCABLE PROXY

      In order to secure the performance of the duties of the undersigned pursuant to the Voting Agreement, dated as of April 28, 2004 (the “Voting Agreement”), between the undersigned and Larscom Incorporated, a Delaware corporation, a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints Daniel L. Scharre and Donald W. Morgan, and each of them, as the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted), and exercise all voting and related rights or, if applicable, to give consent, in such manner as each such attorney, agent and proxy or his/her substitute shall in his/her sole discretion deem proper to record such vote (or consent) in the manner, and with respect to the matters, set forth in Section 2 of the Voting Agreement with respect to all of the Verilink Shares (as such term is defined in the Voting Agreement) of Verilink Corporation, a Delaware corporation (“Verilink”), which the undersigned is or may be entitled to vote at any meeting of Verilink held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. The Stockholder may vote the Verilink Shares on all matters not referred to in this proxy and the attorneys, agents and proxies named above may not exercise this proxy with respect to such other matters. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This proxy shall operate to revoke and render void any prior proxy as to the Verilink Shares heretofore granted by the undersigned, and the undersigned agrees that no subsequent proxies will be given by the undersigned with respect to any of the Verilink Shares. This proxy shall terminate upon the termination of the Voting Agreement. If any provision of this proxy or any part of such provision is held to be invalid or unenforceable in any circumstances and in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstance and jurisdiction, be deemed amended to conform to applicable law so as to be valid and enforceable to the fullest extent possible, and (b) the invalidity or unenforceability of such provision or part of a provision under such circumstances and in such jurisdiction shall not affect the validity or enforceability (i) of such provision or part thereof under any other circumstance or in any other jurisdiction, (ii) of the remainder of such provision or (iii) of any other provision of this proxy.

By:

Name:

Title:

Dated: ______________________________ , 2004

A2-9

ANNEX B

April 28, 2004

Board of Directors

Verilink Corporation
127 Jetplex Circle
Madison, Alabama 35758-8989

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to Verilink Corporation (the “Company”) of the consideration to be paid by the Company in connection with the acquisition (the “Merger”) of Larscom, Inc. (the “Target”) pursuant and subject to the Agreement and Plan of Merger dated April 28, 2004, between the Company and the Target (the “Agreement”). The consideration to be paid in the merger for each outstanding share of common stock of the Target will be 1.166 shares of Company common stock, subject to adjustment pursuant to the Agreement.

      In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement;

2. reviewed the audited financial statements of the Target as of and for the fiscal years ended December 31, 2001, 2002, 2003 and the preliminary unaudited financial statements of the Target for the quarter ended March 31, 2004;

3. reviewed the audited financial statements of the Company as of and for the fiscal years ended June 29, 2001, June 28, 2002 and June 27, 2003 and the preliminary unaudited financial statements of the Company for the quarters ended October 3, 2003, January 2, 2004 and April 2, 2004;

4. reviewed the Company’s and the Target’s annual reports filed on Form 10-K for the fiscal years ended June 29, 2001, June 28, 2002 and June 27, 2003, and December 31, 2001, 2002 and 2003, respectively;

5. reviewed other Company and Target financial and operating information, including financial projections through 2004, requested from and/or provided by the Company or the Target; and

6. discussed with members of the senior management of the Company and the Target certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

      We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, the Target or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Target. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final terms of the Merger will be substantially the same as the terms set forth in the Agreement.

      Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 28, 2004, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

B-1

Board of Directors
Verilink Corporation
April 28, 2004

      We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by the Company in connection with the Merger. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

      In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings and capitalization of the Target and certain other publicly held companies in businesses we believe to be comparable to the Target; (ii) the current and projected financial position and results of operations of the Target; (iii) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; (iv) the historical market prices and trading activity of the common stock of the Target; (v) pro forma historical and projected financial contribution of the Target; and (vi) the general condition of the securities markets.

      In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

      Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

      In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

      Based upon and subject to the foregoing, it is our opinion that, as of April 28, 2004, the consideration to be paid by the Company in connection with the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

B-2

Confidential

April 28, 2004

Board of Directors

Larscom, Inc.
39745 Eureka Drive
Newark, CA 94560

To the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Larscom, Inc. of the exchange ratio in the proposed combination of Verilink Corporation (“Verilink”) and Larscom, Inc. (“Larscom” or the “Company”) to be effected through a merger that qualifies as a tax-free reorganization (the “Transaction”). The draft Merger Agreement dated April 26, 2004 (“Merger Agreement”) sets forth the principal terms of the Transaction. The Merger Agreement provisions include:

•	Larscom shareholders will receive 6 million newly issued shares of common stock of Verilink in exchange for all the issued and outstanding shares of Larscom on a fully diluted basis which corresponds to an exchange ratio of 1.167 (based on Larscom’s and Verilink’s stock price as of April 23, 2004);

•	An adjustment factor will be applied to the exchange ratio based on a net working capital adjustment;

•	At the conclusion of the Transaction, Verilink will be the surviving corporation;

•	Verilink’s current CEO, Leigh Belden, will be the CEO of the combined company; and

•	Verilink will designate five of a total of six members of the board of directors of the combined company.

      In connection with our opinion, we have:

(a) considered the draft Agreement and Plan of Merger dated April 26, 2004;

(b) considered certain financial and other information relating to Larscom and Verilink that was publicly available or furnished to us by Larscom and Verilink, including financial forecasts and details regarding the $10.48 million convertible note issued by Verilink in connection with its acquisition of XEL Communications, Inc.;

(c) interviewed Larscom’s and Verilink’s management to discuss the business, operations, historical financial results and future prospects of the respective companies on a stand-alone and combined basis;

(e) considered certain financial and operational data of Larscom and Verilink and compared that data with similar data for other publicly-held companies in similar businesses;

(f) considered the financial terms of certain recent acquisitions of companies in similar businesses;

(g) performed discounted cash flow analyses of Larscom and Verilink as stand-alone entities, and subjected such analyses to sensitivity adjustments around key value drivers including, but not limited to, revenue and margins; and

(h) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

      The opinion expressed below is subject to the following qualifications and limitations:

(i) Except as set forth in our letter of engagement, this document has been prepared solely for the Company’s Board of Directors for the purposes stated herein and should not be relied upon for any other purpose. Unless required by law, it shall not be provided to any third party without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which the report is disclosed or otherwise made available.

(ii) In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by Larscom and Verilink. Our conclusions were dependent on such information being complete and accurate in all material respects. In addition, we accept no responsibility for the accuracy and completeness of such provided information.

(iii) With respect to the financial forecasts used by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Larscom’s and Verilink’s management as to the future financial performance of Larscom and Verilink. Such information, estimates, or opinions are not offered as predictions or as assurances that a particular level of revenue or profit will be achieved, that events will occur, or that a particular price will be offered or accepted. Actual results achieved during the period covered by the prospective financial analyses may vary from those we employed in forming our opinion, and the variations may be material.

(iv) Our opinion does not constitute a view regarding the solvency of Larscom or Verilink prior to the Transaction, or of Larscom or Verilink, or Larscom and Verilink in combination, subsequent to the Transaction. S&P CVC has performed no procedures to determine the solvency of Larscom or Verilink, or Larscom and Verilink in combination. As such, this opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.

(v) S&P CVC did not, as part of these services, perform an audit, review, or examination (as defined by the American Institute of Certified Public Accountants) of any of the historical or prospective financial information used, and therefore does not express any opinion with regard to the same.

(vi) S&P CVC has not had the benefit of receiving or reviewing an auditor’s due diligence report. Any subsequent errors, omissions, or misstatements of the financial statements may render our fairness opinion invalid.

(vii) Audited financial statements for Larscom and Verilink for year to date 2004 were not available at the time of our analysis. We relied on unaudited financial statements provided to us by Larscom and Verilink. Any restatement of Larscom’s or Verilink’s financial statements by their respective auditors or a change in deal terms prior to closing would cause us to reconsider our analysis and may render our fairness opinion invalid.

(viii) As of the date of our analysis, we had no information that any of Larscom’s or Verilink’s customers were likely to terminate or significantly reduce its relationship with Larscom or Verilink.

(ix) We have received and relied upon management’s representation that Larscom’s projected working capital balances and other parameters specified in Section 2.4 of the draft Agreement and Plan of Merger will be such that the Adjustment Factor will equal 1.0, resulting in no change in the effective exchange ratio.

(x) Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the exchange ratio in the Transaction represents the best terms negotiable. We express no view as to the federal, state or local tax consequences of the Transaction.

(xi) Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof.

(xii) This opinion is effective as of the date hereof. We have no obligation to update the opinion and expressly disclaim any responsibility to do so.

      Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the number of shares offered and corresponding exchange ratio in the proposed merger between Larscom and Verilink is fair to the stockholders of Larscom from a financial point of view.

      We will receive a fee as compensation for our services in rendering this opinion.

      Except as set forth in our letter of engagement, this letter is for the information of the Board of Directors in connection with the Transaction described herein. This opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent.

Yours sincerely,

/s/ Standard & Poor’s Corporate Value Consulting

Standard & Poor’s Corporate Value Consulting

By:	Philip Wisler

Managing Director

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262.     Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

VERILINK CORPORATION

2004 STOCK INCENTIVE PLAN

VERILINK CORPORATION

2004 STOCK INCENTIVE PLAN

VERILINK CORPORATION

2004 STOCK INCENTIVE PLAN

SECTION 1 DEFINITIONS

      1.1     Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Affiliate” means:

(1) Any Subsidiary or Parent,

(2) An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

(3) Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b) “Board of Directors” means the board of directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act. If the Committee has not been appointed, the Board of Directors in their entirety shall constitute the Committee.

(e) “Company” means Verilink Corporation, a Delaware corporation.

(f) “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(g) “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 3.5.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i) “Fair Market Value” with regard to a date means:

(1) the price at which Stock shall have been sold on that date or the last trading date prior to that date as reported by the national securities exchange selected by the Committee on which the shares of Stock are then actively traded or, if applicable, as reported by the NASDAQ Stock Market;

(2) if such market information is not published on a regular basis, the price of Stock in the over-the-counter market on that date or the last business day prior to that date as reported by the NASDAQ Stock Market or, if not so reported, by a generally accepted reporting service; or

(3) if Stock is not publicly traded, as determined in good faith by the Committee with due consideration being given to (i) the most recent independent appraisal of the Company, if such appraisal is not more than twelve months old and (ii) the valuation methodology used in any such appraisal.

For purposes of Paragraphs (1), (2), or (3) above, the Committee may use the closing price as of the applicable date, the average of the high and low prices as of the applicable date or for a period certain ending on such date, the price determined at the time the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee determines is reasonably indicative of the fair market value.

(j) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(k) “Nonqualified Stock Option” means a stock option that is not an Incentive Stock Option.

(l) “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(m) “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(n) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

(o) “Participant” means an individual who receives a Stock Incentive hereunder.

(p) “Performance Unit Award” refers to a performance unit award as described in Section 3.6.

(q) “Phantom Shares” refers to the rights described in Section 3.7.

(r) “Plan” means the Verilink Corporation 2004 Stock Incentive Plan.

(s) “Stock” means the Company’s common stock, $.01 par value per share.

(t) “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(u) “Stock Award” means a stock award described in Section 3.4.

(v) “Stock Incentive Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

(w) “Stock Incentive Program” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(x) “Stock Incentives” means, collectively, Dividend Equivalent Rights, Incentive Stock Options, Nonqualified Stock Options, Phantom Shares, Stock Appreciation Rights, Stock Awards and Performance Unit Awards.

(y) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

(z) “Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2 THE STOCK INCENTIVE PLAN

      2.1     Purpose of the Plan. The Plan is intended to (a) provide incentive to directors, officers, key employees and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by directors, officers, key employees and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining directors, officers, key employees and other service providers.

      2.2     Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, one million three hundred thousand (1,300,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Stock Incentives. In addition, during the term of the Plan, the Maximum Plan Shares shall automatically increase as of the last day of each fiscal year of the Company in increments equal to the lesser of (a) one million (1,000,000) or (b) the result of one million eight hundred thousand (1,800,000) minus the number of Maximum Plan Shares remaining available for issuance under the Plan immediately prior to the calculation of the annual adjustment, such annual adjustments to commence with the fiscal year ending immediately following the effective date of the Plan, as set forth in Section 5.12. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. The number of shares of Stock available for purposes of the Plan shall be reduced only by the actual number of shares of Stock issued in the settlement of each Stock Incentive, without regard to the number of shares of Stock associated with any award for the purpose of determining the extent of the Participant’s rights in the Stock Incentive.

      2.3     Administration of the Plan. The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the directors, officers, employees and service providers of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

      2.4     Eligibility and Limits. Stock Incentives may be granted only to directors, officers, employees and other service providers of the Company, or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).

SECTION 3 TERMS OF STOCK INCENTIVES

      3.1     Terms and Conditions of All Stock Incentives.

      (a) The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan. To the extent required under Section 162(m) of the Code and the regulations thereunder, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted during any fiscal year of the Company to any employee may not exceed one million (1,000,000). If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 3.1. If, after grant, the exercise price of an Option is reduced or the base amount on which a Stock Appreciation Right is calculated is reduced, the transaction shall be treated as the cancellation of the Option or the Stock Appreciation Right, as applicable, and the grant of a new Option or Stock Appreciation Right, as applicable. If an Option or Stock Appreciation Right is deemed to be cancelled as described in the preceding sentence, the Option or Stock Appreciation Right that is deemed to be canceled and the Option or Stock Appreciation Right that is deemed to be granted shall both be counted against the maximum number of shares for which Options or Stock Appreciation Rights may be granted to an employee as described in this Section 3.1.

      (b) Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, performance goals that must be achieved as a condition to vesting or payment of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, performance goals that must be achieved as a condition to vesting or payment of the Stock Incentive. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void.

      (c) The date a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive.

      (d) Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

      (e) Stock Incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; provided, however, that the Committee may waive any of the provisions of this Section or provide otherwise as to any Stock Incentives other than Incentive Stock Options.

      3.2     Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified

Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted with respect to an Incentive Stock Option. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b) Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option must be as specified in the applicable Stock Incentive Agreement.

(c) Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides:

(i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(ii) in a cashless exercise through a broker provided, however, that any such cashless exercise is consistent with the restrictions of Section 13(k) of the Exchange Act (Section 402 of the Sarbanes-Oxley Act of 2002); or

(iii) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

(d) Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by the Participant or any other designated person, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control as defined in the Stock Incentive Agreement and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

(e) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the

Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

      3.3     Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

(a) Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

      3.4     Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, and the certificate for such shares will bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

      3.5     Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any

Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

(a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

      3.6     Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the Performance goals applicable to the determination of the ultimate payment value of the Performance Unit Award. The Committee may provide for an alternate base value for each unit under certain specified conditions.

(a) Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

      3.7     Terms and Conditions of Phantom Shares. Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the phantom shares so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Phantom Share awards containing performance criteria may be designated as performance share awards.

(a) Payment. Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Phantom Share granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

      3.8     Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4 RESTRICTIONS ON STOCK

      4.1     Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Committee may provide in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

      4.2     Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5 GENERAL PROVISIONS

      5.1     Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding obligation in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of a Stock Incentive (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

(a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

(b) Any Withholding Election made will be irrevocable except on six months advance written notice delivered to the Company; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

      5.2     Changes in Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Phantom Share and Stock Appreciation Right pertains must be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a change in control of the Company (as defined by the Committee in the applicable Stock Incentive Agreement) the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including, without limitation, the assumption of other awards, the substitution of new awards, the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Stock Incentive Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but except as set forth in this Section may not otherwise diminish the then value of the Stock Incentive.

(c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan must not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

      5.3     Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

      5.4     Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

      5.5     Right to Terminate Employment. Nothing in the Plan or in any Stock Incentive confers upon any Participant the right to continue as an employee or officer of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

      5.6     Non-Alienation of Benefits. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

      5.7     Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

      5.8     Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

      5.9     Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors shall obtain stockholder approval for any amendment to the Plan that increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Stock Incentives, or materially expands the type of awards available for issuance under the Plan. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive.

      5.10     Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

      5.11     Choice of Law. The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

      5.12     Effective Date and Term of Plan. This Plan was approved by the Board of Directors on                           , 2004 and shall expire on                           , 2014.

VERILINK CORPORATION

By:

Title: President and Chief Executive Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

      Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

      Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Delaware law further provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

      Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

      Verilink’s certificate of incorporation eliminates to the fullest extent permissible under Delaware law the liability of directors to Verilink and its stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate liability: (a) for any breach of a director’s duty of loyalty to Verilink or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) in connection with payment of any illegal dividend or illegal stock repurchase; or (d) for any transaction from which the director derives an improper personal benefit. In addition, these provisions do not apply to equitable remedies such as injunctive relief.

      Verilink’s bylaws provide that indemnification of directors and officers must be provided to the fullest extent permitted under Delaware law and Verilink’s certificate of incorporation.

      The above discussion of Delaware law and of Verilink certificate of incorporation is not intended to be exhaustive and is qualified in its entirety by such statutes and Verilink’s certificate of incorporation, as amended and restated.

      Verilink has obtained insurance policies insuring its directors and officers against some liabilities they may incur in their capacity as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

      The following exhibits are filed as part of this registration statement:

2	.1*	Agreement and Plan of Merger by and among Verilink Corporation, SRI Acquisition Corp. and Larscom Incorporated, dated as of April 28, 2004 (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement).
2.2		Stock Purchase Agreement, dated as of February 5, 2004, by and between Verilink Corporation and The Kennedy Company (exhibits and schedules omitted but copies will be furnished supplementally to the Securities and Exchange Commission upon request) (incorporated by reference to Exhibit 2.1 to Verilink’s Current Report on Form 8-K filed February 20, 2004, Commission file No. 000-28562).
3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Verilink’s Registration Statement on Form S-1, effective June 10, 1996, Commission File No. 333-4010).
3.2		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Verilink’s Registration Statement on Form S-1, effective June 10, 1996, Commission File No. 333-4010).
4.1		Amendment No. 2 to the Rights Agreement by and between Verilink Corporation and American Stock Transfer & Trust Company, dated as of April 28, 2004 (incorporated by reference to Exhibit 4.1 to Verilink’s Current Report on Form 8-K filed April 30, 2004, Commission File No. 000-28562).
5	.1**	Opinion of Powell, Goldstein, Frazer & Murphy LLP, regarding legality of the securities to be issued.
8	.1**	Opinion of Powell, Goldstein, Frazer & Murphy LLP, regarding certain U.S. federal tax aspects of the merger.
8	.2**	Opinion of Cooley Godward LLP, regarding certain U.S. federal tax aspects of the merger.
10	.1†*	Verilink Corporation 2004 Stock Incentive Plan (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement).
10	.2*	Form of Registration Rights Agreement by and between Verilink Corporation and certain stockholders as listed therein.
10.3		Convertible Promissory Note issued to The Kennedy Company on February 5, 2004 (incorporated by reference to Exhibit 10.1 to Verilink’s Current Report on Form 8-K filed February 20, 2004, Commission file No. 000-28562).
10.4		Loan and Security Agreement by and between RBC Centura Bank, and Verilink Corporation, V-X Acquisition Company and XEL Communications, Inc., dated as of April 8, 2004 (incorporated by reference to Exhibit 10.1 to Verilink’s Current Report on Form 8-K filed April 28, 2004, Commission file No. 000-28562).
10.5		Promissory Note of Verilink Corporation, V-X Acquisition Company and XEL Communications, Inc., in favor of RBC Centura Bank, dated as of April 8, 2004 (incorporated by reference to Exhibit 10.2 to Verilink’s Current Report on Form 8-K filed April 28, 2004 Commission file No. 000-28562).
10	.6†**	Form of Change in Control Agreement for executive officers other than CEO.
23	.1*	Consent of PricewaterhouseCoopers LLP with respect to Verilink’s audited financial statements.
23	.2*	Consent of PricewaterhouseCoopers LLP with respect to Larscom’s audited financial statements.
23	.3*	Consent of Ehrhardt Keefe Steiner & Hottman PC.
23	.4*	Consent of Deloitte & Touche LLP.
23	.5**	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1 to this registration statement).
23	.6**	Consent of Cooley Godward LLP (included in Exhibit 8.2 to this registration statement).
23	.7*	Consent of Raymond James & Associates, Inc.

23	.8*	Consent of Standard & Poor’s Corporate Value Consulting.
24	.1*	Power of Attorney (included on the signature page of this registration statement).
99	.1*	Voting Agreement by and between Verilink Corporation, Axel Johnson, Inc., Sierra Ventures V, L.P., SV Associates V, L.P., Sierra Ventures VI, L.P., SV Associates VI, L.P., Sierra Ventures VII, L.P. and Sierra Ventures Associates VII, LLC, dated as of April 28, 2004 (included as Annex A2 to the joint proxy statement/prospectus forming a part of this registration statement).
99	.2*	Voting Agreement by and between Larscom Incorporated, Leigh S. Belden, Beltech, Inc., Leigh S. Belden and Deborah Tinker Belden or Their Successors Trustees U/A DTD 12/09/88 and Steven C. Taylor (included as Annex A1 to the joint proxy statement/prospectus forming a part of this registration statement).
99	.3**	Form of Verilink Corporation Proxy Card.
99	.4**	Form of Larscom Incorporated Proxy Card.

†	Management contract or compensatory plan or arrangement.

*	Filed herewith.

**	To be filed by amendment.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

      (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(b) (1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

      (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to such request; and

      (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madison, state of Alabama, on June 14, 2004.

VERILINK CORPORATION

By:	/s/ LEIGH S. BELDEN

Leigh S. Belden
President and Chief Executive Officer

POWER OF ATTORNEY

      Know all these persons by these presents, that each person whose signature appears below continues and appoints Leigh S. Belden and C.W. Smith and each of them, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature	Title	Date

/s/ LEIGH S. BELDEN Leigh S. Belden	President, Chief Executive Officer and Director	June 14, 2004

/s/ C.W. SMITH C.W. Smith	Vice President and Chief Financial Officer	June 14, 2004

/s/ HOWARD ORINGER Howard Oringer	Chairman of the Board	June 14, 2004

/s/ STEVEN C. TAYLOR Steven C. Taylor	Director	June 14, 2004

/s/ JOHN E. MAJOR John E. Major	Director	June 14, 2004

/s/ JOHN A. MCGUIRE John A. McGuire	Director	June 14, 2004

EXHIBIT INDEX

2	.1*	Agreement and Plan of Merger by and among Verilink Corporation, SRI Acquisition Corp. and Larscom Incorporated, dated as of April 28, 2004 (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement).
2.2		Stock Purchase Agreement, dated as of February 5, 2004, by and between Verilink Corporation and The Kennedy Company (exhibits and schedules omitted but copies will be furnished supplementally to the Securities and Exchange Commission upon request) (incorporated by reference to Exhibit 2.1 to Verilink‘s Current Report on Form 8-K filed February 20, 2004, Commission file No. 000-28562).
3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Verilink’s Registration Statement on Form S-1, effective June 10, 1996, Commission File No. 333-4010).
3.2		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Verilink’s Registration Statement on Form S-1, effective June 10, 1996, Commission File No. 333-4010).
4.1		Amendment No. 2 to the Rights Agreement by and between Verilink Corporation and American Stock Transfer & Trust Company, dated as of April 28, 2004 (incorporated by reference to Exhibit 4.1 to Verilink’s Current Report on Form 8-K filed April 30, 2004, Commission File No. 000-28562).
5	.1**	Opinion of Powell, Goldstein, Frazer & Murphy LLP, regarding legality of the securities to be issued.
8	.1**	Opinion of Powell, Goldstein, Frazer & Murphy LLP, regarding certain U.S. federal tax aspects of the merger.
8	.2**	Opinion of Cooley Godward LLP, regarding certain U.S. federal tax aspects of the merger.
10	.1†*	Verilink Corporation 2004 Stock Incentive Plan (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement).
10	.2*	Form of Registration Rights Agreement by and between Verilink Corporation and certain stockholders as listed therein.
10.3		Convertible Promissory Note issued to The Kennedy Company on February 5, 2004 (incorporated by reference to Exhibit 10.1 to Verilink’s Current Report on Form 8-K filed February 20, 2004, Commission file No. 000-28562).
10.4		Loan and Security Agreement by and between RBC Centura Bank, and Verilink Corporation, V-X Acquisition Company and XEL Communications, Inc., dated as of April 8, 2004 (incorporated by reference to Exhibit 10.1 to Verilink’s Current Report on Form 8-K filed April 28, 2004, Commission file No. 000-28562).
10.5		Promissory Note of Verilink Corporation, V-X Acquisition Company and XEL Communications, Inc., in favor of RBC Centura Bank, dated as of April 8, 2004 (incorporated by reference to Exhibit 10.2 to Verilink’s Current Report on Form 8-K filed April 28, 2004 Commission file No. 000-28562).
10	.6†**	Form of Change in Control Agreement for executive officers other than CEO.
23	.1*	Consent of PricewaterhouseCoopers LLP with respect to Verilink’s audited financial statements.
23	.2*	Consent of PricewaterhouseCoopers LLP with respect to Larscom’s audited financial statements.
23	.3*	Consent of Ehrhardt Keefe Steiner & Hottman PC.
23	.4*	Consent of Deloitte & Touche LLP.
23	.5**	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1 to this registration statement).
23	.6**	Consent of Cooley Godward LLP (included in Exhibit 8.2 to this registration statement).
23	.7*	Consent of Raymond James & Associates, Inc.
23	.8*	Consent of Standard & Poor’s Corporate Value Consulting.
24	.1*	Power of Attorney (included on the signature page of this registration statement).

99	.1*	Voting Agreement by and between Verilink Corporation, Axel Johnson, Inc., Sierra Ventures V, L.P., SV Associates V, L.P., Sierra Ventures VI, L.P., SV Associates VI, L.P., Sierra Ventures VII, L.P. and Sierra Ventures Associates VII, LLC, dated as of April 28, 2004 (included as Annex A2 to the joint proxy statement/prospectus forming a part of this registration statement).
99	.2*	Voting Agreement by and between Larscom Incorporated, Leigh S. Belden, Beltech, Inc., Leigh S. Belden and Deborah Tinker Belden or Their Successors Trustees U/A DTD 12/09/88 and Steven C. Taylor (included as Annex A1 to the joint proxy statement/ prospectus forming a part of this registration statement).
99	.3**	Form of Verilink Corporation Proxy Card.
99	.4**	Form of Larscom Incorporated Proxy Card.

†	Management contract or compensatory plan or arrangement.

*	Filed herewith.

**	To be filed by amendment.